Exhibit 99.1

i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this Report, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements in this Report include, among other things, statements about:

•the timing and conduct of our clinical trials of ridinilazole (formerly SMT19969) for the treatment of patients with Clostridioides difficile infection (formerly known as Clostridium difficile infection), including statements regarding the timing of initiation and completion of the clinical trials and the period during which the results of the clinical trials will become available;
•the timing of and our ability to obtain marketing approval of ridinilazole, and the ability of ridinilazole to meet existing or future regulatory standards;
•the timing and conduct of clinical trials for any other product candidates;
•the potential benefits of our acquisition of Discuva Limited, or Discuva, including the operations of the acquired bacterial genetics-based discovery and development platform, which we refer to as our Discuva Platform;
•our plans to conduct research and development and advance potential new mechanism antibiotic compounds identified and developed under our Discuva Platform;
•the potential benefits and future operation of our collaboration with the Biomedical Advanced Research and Development Authority, or BARDA;
•the future operation of our collaboration with the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator Program, or CARB-X;
•the potential benefits and future operation of our license and commercialization agreement with Eurofarma Laboratórios SA, or Eurofarma;
•our plans with respect to possible future collaborations and partnering arrangements;
•our plans to pursue research and development of other future product candidates;
•the potential advantages of ridinilazole and our other new mechanism antibiotics;
•the rate and degree of market acceptance and clinical utility of ridinilazole and our other new mechanism antibiotics;
•our estimates regarding the potential market opportunity for ridinilazole and our other new mechanism antibiotics;
•our sales, marketing and distribution capabilities and strategy;
•our ability to establish and maintain arrangements for manufacture of ridinilazole;
•our intellectual property position;
•our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;
•the impact of government laws and regulations;
•our competitive position;
•the expected benefits of the Redomiciliation Transaction; and
•the impact of the novel coronavirus pandemic (COVID-19) and the response to it.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this Report, particularly in the “Risk Factors” section in this Report, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Report and the documents that we have filed as exhibits to this Report completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements.

SPECIAL NOTE REGARDING THE REDOMICILIATION

On September 18, 2020, Summit Therapeutics Inc., a Delaware corporation, or New Summit, became the successor issuer to Summit Therapeutics plc, a public limited company incorporated under the laws of England and Wales with the Registrar of
ii

Companies of England and Wales, United Kingdom, or Old Summit, for certain purposes under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such succession occurred pursuant to a scheme of arrangement under UK law, which resulted in New Summit becoming the holding company of Old Summit (the predecessor registrant and former holding company) and its subsidiaries, which we refer to as the Redomiciliation Transaction. On September 18, 2020, Old Summit was converted into a private limited company under the laws of England and Wales and renamed Summit Therapeutics Ltd.

Unless the context requires otherwise, all references in this Report to "Summit," "the Summit Group," "the Company," "we," "ours," "us," or similar terms on or prior to September 18, 2020 (the effective date of the Redomiciliation Transaction), refer to our predecessor, Summit Therapeutics plc, together with its subsidiaries.

iii

PART I

Item 1. Business
Overview
We are a biopharmaceutical company focused on the discovery, development and commercialization of novel antibiotics for serious infectious diseases. We are conducting a Phase 3 clinical program focused on the infectious disease C. difficile infection, or CDI. We are also seeking to expand our product candidate portfolio through the development of new mechanism, precision antibiotics using our proprietary Discuva Platform.

Ridinilazole for Clostridioides difficile Infection
Our lead CDI product candidate is ridinilazole (formerly SMT19969), an orally administered small molecule antibiotic. We dosed the first patient in our Phase 3 clinical trials of ridinilazole for CDI in February 2019. The Phase 3 clinical program consists of two Phase 3 clinical trials that are each designed to assess, as their primary endpoint, the superiority of ridinilazole compared to vancomycin in sustained clinical response, or SCR, which is defined as clinical cure based on the resolution of diarrhea at the assessment of cure, or AOC, visit on day 12 and no recurrence of CDI within 30 days after the end of treatment. We have also included other endpoints as well as health economic outcome measures.
Ridinilazole is designed to selectively target Clostridioides difficile (previously known as Clostridium difficile), or C. difficile, bacteria while preserving the microbiome and thereby reduce CDI recurrence rates, which is the key clinical issue in the disease. The FDA has designated ridinilazole as a qualified infectious disease product, or QIDP, and the FDA granted ridinilazole fast track designation. In 2019, the Centers for Disease Control and Prevention of the U.S. Department of Health and Human Services, or CDC, published an update of its 2013 report reviewing antibiotic resistance threats to the United States. This updated report continued to highlight that CDI poses an immediate public health threat that requires urgent and aggressive action, and is one of four bacterial pathogens with this threat status.
CDI is a bacterial infection of the colon that produces toxins causing inflammation of the colon and severe watery diarrhea, painful abdominal cramping, nausea, fever and dehydration. CDI can also result in more serious disease complications, including bowel perforation, sepsis and death. CDI typically develops following the use of broad-spectrum antibiotics that can cause widespread damage to the microbiome, or the natural gut flora, and allow overgrowth of C. difficile bacteria. CDI represents a serious healthcare issue in hospitals, long-term care homes and in the wider community.

In November 2015, we reported top-line results from our double blind, randomized, active controlled Phase 2 clinical trial that evaluated ridinilazole compared to the current standard of care, vancomycin, for the treatment of CDI. The Phase 2 clinical trial exceeded its primary endpoint of non-inferiority, with ridinilazole achieving statistical superiority over vancomycin in SCR. The statistical superiority was driven by a large numerical reduction in recurrent disease compared with vancomycin. We subsequently reported that data from our Phase 2 clinical trial showed ridinilazole to be highly preserving of the gut microbiome compared to patients who received vancomycin and experienced substantial damage to their gut microbiome that for many patients persisted during the 30-day post-treatment period. Ridinilazole was well tolerated at all doses tested in the Phase 2 clinical trial.
We have been awarded a contract from Biomedical Advanced Research and Development Authority, or BARDA, an agency of the U.S. government's Department of Health and Human Services' Office of the Assistant Secretary for Preparedness and Response originally worth up to $62 million. In June 2019 and again in January 2020, BARDA increased the value of our contract such that it is now worth up to $72.5 million. Our contract with BARDA will, in part, fund our ongoing Phase 3 clinical trials and potential regulatory applications for marketing approval for ridinilazole in the United States. We have also entered into a license and commercialization agreement with Eurofarma Laboratórios S.A., or Eurofarma, pursuant to which we granted to Eurofarma exclusive rights to commercialize ridinilazole in specified countries in South America, Central America and the Caribbean. We have retained commercial rights to ridinilazole for the treatment of CDI in the rest of the world.

Infectious Disease Pipeline
Our goal is to build a franchise in the field of infectious diseases through the discovery and development of new mechanism of action antibiotics focused on treating patients with serious bacterial infections where there is a substantial unmet need and where we believe we have the ability to show meaningful advantages over current treatments. Our focus is on pathogens that represent serious healthcare threats.

Discuva Platform
In December 2017, we expanded our activities in the field of infectious diseases with the acquisition of Discuva Limited, a privately held U.K.-based company. Through this acquisition, we obtained a bacterial genetics-based technology which we call our Discuva Platform, and which facilitates the discovery and development of new mechanism antibiotics. Our Discuva Platform can be used to help elucidate new bacterial targets for drug discovery, understand the mechanism of action of antibiotics and optimize preclinical antibiotic candidates against the propensity to develop bacterial resistance. We are using our Discuva Platform to support our plan to expand our targeted antibiotic product candidate portfolio.
Enterobacteriaceae program
We are currently developing an early-stage program targeting infections caused by the bacteria Enterobacteriaceae. We have used our Discuva Platform to identify a novel bacterial target for the potential treatment of Enterobacteriaceae infections. Enterobacteriaceae are a family of bacteria responsible for serious infections across a number of conditions including bloodstream infections, urinary tract infections and hospital-acquired pneumonias. Multidrug resistant Enterobacteriaceae are resistant to treatment by most or occasionally all of existent antibiotics. The most difficult to treat among them are the Extended Spectrum Beta-Lactamase ("ESBL")-producing and the Carbapenem-resistant Enterobacteriaceae which according to the CDC, have collectively caused an estimated 210,500 infections and 10,200 deaths in hospitalized patients in the United States in 2017.

Neisseria gonorrhoeae program
We used our Discuva Platform to identify two series of new mechanism antibiotics targeting infections caused by the bacteria Neisseria gonorrhoeae, or N. gonorrhoeae. In July 2018, we were granted a sub-award of up to $4.5 million from the Trustees of Boston University under the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator program, or CARB-X. In February 2020, CARB-X increased this award by $1.2 million. Based on data from preclinical studies, both series of antibiotics were determined not to have suitable qualities for further development and therefore, we are ceasing work on the gonorrhea program.

Our Product Development Pipeline
The following table summarizes our product development pipeline. We are also developing an earlier stage pipeline of antibiotic compounds for serious bacterial infections.

*	We have granted Eurofarma an exclusive license to the commercial rights for ridinilazole in specified countries in South America, Central America and the Caribbean. We retain commercialization rights in the rest of the world.

Our Strategy
Our goal is to become a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel mechanism of action antibiotics for the treatment of serious infectious diseases. Our most advanced program targets CDI, and we have an emerging pipeline of new mechanism antibiotics. The key elements of our strategy to achieve this goal are to:
Rapidly advance the development of our lead product candidate ridinilazole for the treatment of CDI.
We are focusing our resources and business efforts primarily on rapidly advancing the development of ridinilazole for the treatment of CDI. We are currently conducting two global Phase 3 clinical trials that are evaluating the benefits of ridinilazole compared to the current standard of care antibiotic vancomycin by testing for superiority in the endpoint of sustained clinical response.
Commercialize ridinilazole for CDI in the United States with our own sales team.

We hold exclusive commercialization rights for ridinilazole for all indications in the United States. If ridinilazole receives marketing approval, we intend to commercialize it initially in the United States with our own focused, specialized sales force that we plan to establish. We will evaluate our options to maximize the commercial opportunity for ridinilazole in other key territories where we retain exclusive commercialization rights, including Europe and Asia. We have granted the exclusive right to commercialize ridinilazole in certain countries in South America, Central America and the Caribbean to Eurofarma in exchange for an upfront payment and specified development, commercial and sales milestones, as well as specified product supply transfer payments.
Expand our product portfolio of new mechanism antibiotics using our Discuva Platform.
We are focused on expanding our product portfolio through the identification of new mechanism antibiotics that target pathogens that are classified as posing serious or urgent healthcare threats by organizations such as the CDC and WHO. We are using our proprietary Discuva Platform that includes libraries of a wide range of bacteria to facilitate the discovery and development of our new mechanism antibiotic compounds. For example, we are developing a series of new mechanism antibiotics for the potential treatment of Enterobacteriaceae infections.
Maintain and expand our leadership in the field of antibiotic research and development.
We are seeking to apply our existing knowledge and experience to position ourselves as a leader in antibiotic research and development and generate a pipeline of new mechanism antibiotics. We aim to design new mechanism, precision antibiotics that are targeted for a pathogen or infection. Precision antibiotics have the potential to preserve the healthy bacteria which make up part of the microbiome that provides natural protection against infection and helps maintain general human health. We may expand our development capabilities or product pipeline through opportunistically in-licensing or acquiring the rights to complementary products, product candidates or technologies that we believe will enhance our leadership in the field of antibiotic innovation. We believe our strategy will allow us to develop new antibiotics that are able to show meaningful advantages over existing standards of care, which will promote their use in patients and not have them held in reserve. We believe our strategy is aligned with the principles of good antibiotic stewardship.
Seek additional governmental and other third-party grants and support.
We have obtained development funding and other assistance from government entities, philanthropic, non-government and not for profit organizations for our product candidates. For example, the Wellcome Trust Limited provided funding for ridinilazole up until the completion of our Phase 2 proof of concept clinical trial, and BARDA is providing funding, that in part, supports our ongoing Phase 3 clinical trials and regulatory development of ridinilazole. We have also received funding from CARB-X and Innovate UK, to support the development of our early-stage programs. We plan to continue to encourage these types of organizations to provide additional funding and support for our development programs.

Antimicrobial Resistance
Overuse and misuse of antibiotics contribute to two serious public health issues: antimicrobial resistance, or AMR, and CDI.AMR is a natural process that has allowed microbes (bacteria, viruses, fungi and parasites) to survive in their environments for millions of years. As microbes are challenged with antimicrobial substances, some microbes will be able to survive and can pass their AMR genes to the next generation. The overuse and inappropriate use of antimicrobial medicines has increased the rate at which microbes are acquiring AMR.
Approximately 700,000 people die every year from antimicrobial resistant infections. According to the 2016 report, Tackling Drug-Resistant Infections Globally, chaired by Jim O’Neill, the number of deaths due to antimicrobial resistant infections is projected to rise to 10 million by 2050, a number that surpasses deaths due to cancer. The rise of AMR could render once easily treated infections untreatable and undermine physicians’ abilities to perform surgeries and other medical procedures.
From the 1920s through the 1980s, new classes of antibiotics were discovered and approved for use in patients at a pace where AMR was not considered a clinical issue. However, since the 1990s, there has been a reduction in the number of antibiotics developed. Consequently, AMR has emerged as a serious clinical issue.
Recently approved antibiotics have generally been broad-spectrum analogues of older antibiotics already in use. These antibiotics are not necessarily the most appropriate drug for a given infection and resistance has generally developed quickly after their introduction to the clinic. The Pew Trust regularly publishes a pipeline of antibiotics currently in global clinical development, and in December 2019, the Pew Trust's report showed that of the 41 antibiotics in clinical development, 13 antibiotics are in Phase 3 clinical trials, of which only three are new mechanism antibiotics.

Antimicrobial Stewardship
The CDC defines antimicrobial stewardship as ensuring patients receive the right antibiotic at the right dose, at the right time and for the right duration with the goal of improving patient care, more effectively combating AMR and ultimately saving lives. Our strategy for the development of new antibiotics is closely aligned with good antibiotic stewardship. We believe we can design antibiotics for a specific pathogen or infection, allowing physicians to reserve broad-spectrum antibiotics for idiopathic infections. We believe this approach will serve to improve patient outcomes and reduce resistance development.

Clostridioides difficile Infection Overview
Clostridioides difficile, or C. difficile infection ("CDI") is a bacterial infection of the colon that produces toxins causing inflammation of the colon and severe watery diarrhea, painful abdominal cramping, nausea, fever and dehydration. CDI can also result in more serious disease complications, including bowel perforation, sepsis and death. CDI represents a serious healthcare issue in hospitals, long-term care homes and in the wider community. We estimate that there are over 3 million cases of CDI each year worldwide, based on a meta-analysis of 229 publications with data from 41 countries, published in the Journal of Global Health in June 2019.

CDI originates from a bacterium known as Clostridioides difficile, Clostridium difficile or C. difficile. C. difficile sometimes can be a harmless resident of the gastrointestinal tract. The complex community of microorganisms that make up the gut microbiome usually moderates levels of C. difficile. The gut microbiome, which includes natural gut flora, is an essential part of the normal function of the gastrointestinal tract and also has wide implications in human health, such as the proper function of the immune system. CDI typically develops following the use of broad spectrum antibiotic agents that can cause widespread damage to the gut microbiome and allow overgrowth of C. difficile. Hypervirulent C. difficile strains have also emerged and are frequently associated with more severe disease. A paper published in 2018 in the peer-reviewed journal, American Journal of Infection Control, reported that in the United States, the hypervirulent strain, ribotype 027, accounts for approximately one-fifth of all CDI cases.
The primary clinical issue with CDI is disease recurrence. This is in contrast to other bacterial threats for which drug resistance is the principal concern. According to an article published in 2012 in the peer reviewed journal Clinical Microbiology and Infection, up to 25% of patients with CDI suffer a second episode of the infection. The risk of further recurrence rises to 65% after a patient suffers a third episode of CDI. In addition, each episode of recurrent disease is associated with greater disease severity and higher mortality rates. Recurrent disease is associated with an increased burden on the healthcare system.
In 2013, the CDC highlighted CDI as one of three pathogens that pose an immediate public health threat and require urgent and aggressive action. In 2019, the CDC published an updated report that continued to highlight the threat posed by CDI, with this infection classified as one of four bacterial pathogens that poses an immediate public health threat and requires urgent and aggressive action. In 2012, the Generating Antibiotics Incentives Now Act provisions of the FDA Safety and Innovation Act, or GAIN, became law. The goal of GAIN is to encourage the development of new antibiotics that treat specific pathogens, including C. difficile, which cause serious and life threatening infections.

Current CDI Treatments
Existing treatment options for CDI are limited. Currently the mostly commonly used treatments for CDI are vancomycin or off label use of metronidazole, both of which are broad-spectrum antibiotics. Broad-spectrum antibiotics may not be the most appropriate treatment for CDI because although the antibiotics reduce levels of C. difficile, they also cause significant collateral damage to the gut microbiome as a result of their broad spectrum of activity. This collateral damage to the gut microbiome leaves patients vulnerable to recurrent CDI. A review published in 2012 in the peer reviewed journal International Journal of Antimicrobial Agents reported recurrence rates of 24.0% for vancomycin and 27.1% for metronidazole. Metronidazole is frequently used in mild or moderate cases of CDI and has been associated with a number of side effects. A narrower spectrum antibiotic fidaxomicin was approved in the United States and the European Union, but it has not been shown to be superior to vancomycin in the treatment of patients with the hypervirulent strain ribotype 027. In October 2016, the FDA approved bezlotoxumab, a monoclonal antibody for use in conjunction with an antibiotic in patients who have a high risk of disease recurrence. Bezlotoxumab binds to toxin B, one of the toxins produced by the C. difficile bacteria, to neutralize its effects. In February 2018, updated guidelines on the treatment of CDI in adults and children were published in Clinical Infectious Diseases by the Infectious Diseases Society of America and Society for Healthcare Epidemiology of America. These revised guidelines recommend the use of vancomycin or fidaxomicin in preference to metronidazole in the treatment of an initial episode of CDI. Use of metronidazole is only recommended when it is not possible to access vancomycin or fidaxomicin. We believe that the current use of the broad-spectrum antibiotics to treat CDI is not aligned with good antibiotic stewardship.

Ridinilazole for the Treatment of CDI
We are developing ridinilazole as an orally administered small molecule antibiotic for the treatment of CDI. Ridinilazole is designed to selectively target C. difficile bacteria while preserving the microbiome and thereby treat the initial infection and reduce CDI recurrence rates. Ridinilazole promotes good stewardship through its targeted spectrum of activity and potential to improve patient outcomes. The active ingredient in ridinilazole is a bis-benzimidazole tetrahydrate. We believe, based on preclinical studies conducted to date, that ridinilazole is part of a novel structural class of antibiotics that is distinct from the major classes of marketed antibiotics.
We are conducting a Phase 3 clinical program that is evaluating the benefits of ridinilazole compared to the current standard of care antibiotic, vancomycin, in patients with CDI. Our Phase 3 clinical program comprises two randomized, double blind, active controlled, multicenter Phase 3 clinical trials with the primary endpoint in both trials testing for superiority in sustained clinical response, or SCR, which is defined as clinical cure based on the resolution of diarrhea at the assessment of cure, or AOC, visit on day 12 and no recurrence of CDI within 30 days after the end of treatment. We refer to these two Phase 3 clinical trials as "Ri-CoDIFy 1" and "Ri-CoDIFy 2." We dosed the first patient in our Phase 3 clinical trials in February 2019. As of August 31, 2020, we had enrolled a total of 369 patients into our Phase 3 clinical trials, with a further 991 patients still to be enrolled. We continue to experience a delay in enrollment due to the global COVID-19 pandemic. Due to the uncertainties surrounding COVID-19, we are withdrawing the expected timing of completion for the clinical trials.

In November 2015, we reported top-line results from our double blind, randomized, active controlled Phase 2 clinical trial that evaluated ridinilazole compared to the current standard of care, vancomycin, for the treatment of CDI. The Phase 2 clinical trial exceeded its primary endpoint of non-inferiority, with ridinilazole achieving statistical superiority over vancomycin in SCR. The statistical superiority was driven by a large numerical reduction in recurrent disease compared with vancomycin. We subsequently reported that data from our Phase 2 clinical trial also showed ridinilazole to be highly preserving of the gut microbiome compared to patients who received vancomycin and experienced substantial damage to the gut microbiome which for many patients persisted during the 30-day post-treatment period. In September 2017, we reported top-line data from our exploratory, open label, active controlled Phase 2 clinical trial evaluating ridinilazole compared to fidaxomicin for the treatment of CDI. In the trial, ridinilazole preserved the gut microbiome of CDI patients to a greater extent than fidaxomicin, achieving a key secondary endpoint. Ridinilazole was well tolerated at all doses tested in our completed Phase 1 and Phase 2 clinical trials.
We were awarded in September 2017 a contract from BARDA originally worth up to $62.0 million. This contract was increased by BARDA in July 2019 and again in January 2020, and it is now worth up to $72.5 million. The BARDA contract will, in part, fund our ongoing Phase 3 clinical trials of ridinilazole. We have also received $2.5 million upfront as part of our license and commercialization agreement with Eurofarma Laboratórios S.A., or Eurofarma, pursuant to which we granted to Eurofarma exclusive rights to commercialize ridinilazole in specified countries in South America, Central America and the Caribbean and are eligible to receive additional development milestones upon the achievement of staged patient enrollment targets in our ongoing Phase 3 clinical trials of ridinilazole. In February 2020, we achieved the first of these enrollment targets and triggered a milestone payment of $1.0 million from Eurofarma, and we are eligible to receive up to an additional $2.75 million in development milestones upon the achievement of additional enrollment targets. Under our license and commercialization agreement with Eurofarma, we are also eligible to receive up to an additional $21.4 million through other development milestones, commercial milestones, and one-time sales milestones based on cumulative net sales up to $100 million in the licensed territory, as well as specified product supply transfer payments. We have retained commercial rights to ridinilazole for the treatment of CDI in the rest of the world.
The FDA has designated ridinilazole as a qualified infectious disease product, or QIDP. The QIDP incentives are provided through GAIN. The QIDP designation provides for priority review by the FDA, eligibility for “fast track” designation and extension of statutory exclusivity periods in the United States for an additional five years upon FDA approval of the product for the treatment of CDI. The FDA granted fast track designation to ridinilazole in July 2015.

Ridinilazole Clinical Development
Phase 3 Clinical Trial Program
We are currently evaluating ridinilazole in two randomized, double blind, active controlled, multicenter Phase 3 clinical trials in patients with CDI. We refer to these two Phase 3 clinical trials as "Ri-CoDIFy 1" and "Ri-CoDIFy 2." We plan to conduct the Phase 3 clinical trials at sites located in the United States, Europe, South America, Central America, Australia, South Korea and

Israel. We expect to enroll up to 680 patients into each of the Phase 3 clinical trials, and we enrolled the first patient in February 2019. As of August 31, 2020, we had enrolled a total of 369 patients into our Phase 3 clinical trials. Due to the uncertainties surrounding COVID-19, we are withdrawing the expected timing of completion for the clinical trials. We expect to report quarterly enrollment updates going forward.

In the trials, we are randomizing patients in a one to one ratio to receive either a 200 mg dose of ridinilazole administered twice per day for ten days or a 125 mg dose of vancomycin administered four times per day for ten days. Due to the different treatment regimens, we have also developed dummy placebos that are administered to the patients in the Phase 3 clinical trials according to a schedule designed to maintain the blind within each trial. Enrolled patients must be 18 years of age or older, have a confirmed diagnosis of CDI as measured by the presence of toxin A and/or toxin B of C. difficile in the stool as confirmed by a positive free toxin test, and must not have had more than one prior episode of CDI in the previous three months, or more than three episodes in the prior 12 months.

The primary objective of each of the clinical trials is to measure the efficacy of ten days of dosing with ridinilazole compared to treatment with vancomycin. The primary efficacy endpoint will test for superiority in sustained clinical response, or SCR, which is defined as clinical cure based on the resolution of diarrhea at the assessment of cure, or AOC, visit on day 12 and no recurrence of CDI within 30 days after the end of treatment, or EOT. Secondary endpoints of these clinical trials assess clinical cure at the AOC visit, SCR over 60 days post the EOT and SCR over 90 days post EOT. We will also assess the safety and tolerability of ten days of dosing of ridinilazole compared to vancomycin. We are also evaluating a number of exploratory endpoints including assessing the impact of ridinilazole on the gut microbiome of patients in the clinical trial. We are also including health economics and outcomes research, or HEOR, measures in the Phase 3 clinical trials. We are including these HEOR measures, as we believe they will help to support the commercial positioning of ridinilazole, if approved.

Phase 2 Clinical Trial in Patients with CDI
In November 2015, we reported top-line results from our randomized, double blind, active controlled, multicenter, Phase 2 clinical trial of ridinilazole in patients with CDI, and we subsequently presented additional data. We have referred to this as our Phase 2 proof of concept clinical trial and as “CoDIFy.”
We conducted this clinical trial at approximately 35 sites in the United States and Canada. The trial was conducted under an Investigational New Drug Application, or IND, that we submitted to the FDA in January 2014. We enrolled a total of 100 patients between 18 to 90 years of age. The trial randomized patients in a one-to-one ratio to receive either a 200 mg dose of ridinilazole administered twice per day for ten days or a 125 mg dose of vancomycin administered four times per day for ten days. Patients who received ridinilazole were also administered a placebo twice a day for ten days to ensure the trial remained blinded.
The primary objective of this clinical trial was to evaluate the efficacy of ten days of dosing with ridinilazole compared to treatment with vancomycin. The primary efficacy endpoint was non-inferiority on sustained clinical response, or SCR, which is defined as clinical cure based on the resolution of diarrhea at the test of cure, or TOC, visit on day 12 and no recurrence of CDI within 30 days after the end of treatment. The secondary efficacy endpoints were investigator assessed clinical response at the TOC visit and rate of recurrence of CDI within 30 days after the end of treatment. Secondary objectives of this clinical trial were the assessment of the safety and tolerability of ten days of dosing of ridinilazole compared to vancomycin, the plasma and fecal concentrations of ridinilazole in patients with CDI who received ridinilazole and the health status of CDI patients who received ten days of treatment of ridinilazole compared to patients who received ten days of treatment of vancomycin. We also assessed the impact of ridinilazole on the gut microbiome of patients in the clinical trial as one of a number of exploratory objectives.
Analysis of Results
We observed the following results in our Phase 2 proof of concept trial:
•Ridinilazole Demonstrated Statistical Superiority Over Vancomycin. Our Phase 2 proof of concept trial met its primary endpoint with ridinilazole achieving a SCR rate of 66.7% compared to 42.4% for vancomycin (non-inferiority margin of 15%, p=0.0004). This represented statistical superiority of ridinilazole over vancomycin using the pre-specified 90% confidence interval. The primary analysis was conducted on the modified intent-to-treat, or mITT, population (36 patients dosed with ridinilazole, 33 patients dosed with vancomycin) that comprised patients with CDI confirmed by the presence of free toxin in feces. The results of the mITT population were consistent with the intent-to-treat, or ITT, population (50 patients dosed with ridinilazole, 50 patients dosed with vancomycin) and the per protocol, or PP, population (31 patients dosed with ridinilazole, 25 patients dosed with vancomycin). We also observed a generally consistent trend to improved SCR with ridinilazole across subgroups at higher risk of recurrence, including the elderly, patients who were on concomitant antibiotics at the start of treatment and patients with a prior history of CDI.
•Ridinilazole Demonstrated a Large Reduction in Rates of Recurrence Compared to Vancomycin. We observed that the statistical superiority in SCR with ridinilazole compared to vancomycin was driven by a large numerical reduction in rates of disease recurrence. Clinical cure rates at the end of ten days of treatment were similar, with ridinilazole achieving a rate of 77.8% compared to 69.7% for vancomycin, but ridinilazole achieved a recurrence rate of 14.3% compared to 34.8% for vancomycin during the 30-day post-treatment period.

•Ridinilazole Preserved the Gut Microbiome. Stool samples were obtained from 82 patients enrolled in the Phase 2 clinical trial to evaluate the efficacy of ridinilazole compared to vancomycin. These samples were analyzed on study entry, day five and day ten of treatment, day 25 and day 40 post-entry and at the time of any recurrence for five specific bacterial groups associated with a healthy gut microbiome (Bacteroides, Prevotella, Enterbactericeae, C. coccoides and C. leptum) and also for total bacteria present. We observed that patients treated with vancomycin had a significant decrease (p<0.001) in four of the five bacterial groups (Bacteroides, Prevotella, C. coccoides and C. leptum) at day five and day ten, and a significant decrease in total bacteria. Patients treated with ridinilazole did not have a significant decrease in these specific bacterial groups nor the total bacteria. Moreover, we observed the initial evidence of recovery of these key bacterial groups in some patients treated with ridinilazole. We believe that these data provide evidence that ridinilazole is able to preserve a healthy gut microbiome during treatment for CDI and that the recovery of the key bacterial groups contributed to the large numerical reduction in disease recurrence we observed in the trial results.
•Ridinilazole Restored the Metabolome. The metabolome is the complete complement of small molecules within a biological system or fluid. It is very dynamic with these small molecules being continuously absorbed, synthesized, degraded and interacting with other molecules, both within and between biological systems. Bile acids, a group of molecules that form part of the metabolome, are metabolized by bacteria within the gut. These bile acids exist in different forms that can either favor or block the growth of C. difficile. In the Phase 2 clinical trial, all patients showed a higher ratio of pro-C. difficile growth bile acids to anti-C. difficile growth bile acids. This was as expected since these patients all had CDI. However, during treatment, the ratio of anti-C. difficile bile acids increased in patients treated with ridinilazole, whereas patients treated with vancomycin initially showed decreases in anti-C. difficile bile acids and their stools were dominated by pro-C. difficile bile acids. By the end of treatment, ridinilazole-treated patients' bile acid ratios were trending toward a healthy, non-CDI state.
•Ridinilazole was Retained in the Gastrointestinal Tract. Ridinilazole was targeted to the gastrointestinal tract, which is the site where CDI occurs in the body. Systemic exposure was close to or below the level of detection in patients with CDI, with plasma concentrations very similar to those observed in our Phase 1 clinical trial in healthy volunteers.
•Ridinilazole Reduced Biomarkers of Inflammation. We measured levels of two key markers of inflammation, calprotectin and lactoferrin, in feces collected from the 69 patients who comprised the mITT group. The samples analyzed were collected at the time of randomization (prior to initiation of treatment), at day five and at day ten. We observed that ridinilazole and vancomycin reduced concentrations of calprotectin and lactoferrin by similar levels when analyzing the results for all patients. We also observed that a subset of patients with severe CDI had a greater reduction in levels of calprotectin and lactoferrin when treated with ridinilazole compared to vancomycin. We believe these data indicate that ridinilazole is associated with a greater reduction in inflammatory markers compared to vancomycin in patients with severe CDI.
•Ridinilazole Significantly Improved Short- and Longer-Term Quality of Life Measures. Patients completed the EuroQol 5-Dimension questionnaire three level version (EQ-5D-3L) at baseline, day 5, day 10, day 12 and day 40 to assess the impact of treatment with ridinilazole and vancomycin on five dimensions of physical and mental health: mobility, self-care, usual activities, pain/discomfort and anxiety/depression. As early as day 5, ridinilazole-treated patients reported improvements in index scores (p=0.008), a measure that combines scores from the five domains and visual analogue scale, or VAS, scores (p=0.01), which is a self-reported score of overall health. More specifically, by day 40, patients treated with ridinilazole had improved significantly more than patients treated with vancomycin in anxiety and depression measures. In addition, while both treatment arms showed significant improvements in pain and discomfort with treatment, by day 10, fewer patients treated with ridinilazole reported issues than did those treated with vancomycin. We believe these findings support the potential for the benefits of treatment with ridinilazole to extend beyond clinical benefits to the overall wellbeing of the patient.
•Ridinilazole was Well Tolerated. Ridinilazole was generally well tolerated. The overall rate of adverse events and serious adverse events reported in the ridinilazole and vancomycin treatment arms were comparable.

Phase 2 Exploratory Clinical Trial of Ridinilazole Compared to Fidaxomicin
In September 2017, we reported top-line data from our randomized, open label, active controlled, multicenter Phase 2 clinical trial evaluating ridinilazole compared to fidaxomicin for the treatment of CDI. This exploratory clinical trial was designed to generate data comparing ridinilazole to fidaxomicin, a CDI antibiotic launched in 2011, and the results of this clinical trial are expected to help to inform the commercial positioning of ridinilazole. We conducted this clinical trial at sites in the United Kingdom, Europe and the United States, enrolling 27 patients between 18 and 90 years of age. We randomized patients in a one-to-one ratio to receive either a 200 mg dose of ridinilazole administered twice per day for ten days or a 200 mg dose of fidaxomicin administered twice per day for ten days. The trial population was unbalanced with more patients randomized to ridinilazole having predisposing factors for recurrent CDI, and at a higher risk of poorer clinical outcomes as measured by ATLAS score, a tool for evaluating CDI in patients by age, temperature, leukocytes and albumin levels, and use of systemic antibiotics.
The primary efficacy objective of this clinical trial was to determine the safety and tolerability of ten days of dosing with 200 mg of ridinilazole compared to dosing with 200 mg of fidaxomicin. The secondary objectives of the clinical trial were to assess the following:
•the plasma pharmacokinetics of ridinilazole in patients with CDI;
•the qualitative and quantitative effect of ridinilazole and fidaxomicin on the gut microbiome;
•the plasma, urine and fecal concentrations of ridinilazole and its metabolites; and
•the efficacy of ten days of dosing with ridinilazole compared to fidaxomicin for the treatment of CDI.
The measurement of efficacy was based on investigator assessed clinical response at the test of cure, or TOC, visit, with clinical cure defined as resolution of diarrhea while on treatment and maintained at the TOC visit, and sustained clinical response, defined as clinical cure at the TOC visit and no recurrence of CDI within 30 days after the end of treatment.
We reported the following findings:
•Ridinilazole Preserved the Microbiome to a Greater Extent than Fidaxomicin. We observed that following ten days of treatment, ridinilazole had markedly less of an impact on the gut microbiome of trial patients by measures of overall diversity and changes in key bacterial families when compared to those trial patients dosed with fidaxomicin. We observed that while ridinilazole and fidaxomicin both reduced the abundance of C. difficile, fidaxomicin treated patients had reduced abundance of other bacterial families, including Firmicutes phylum, that are thought to have direct functional roles in protecting against CDI. We observed that for a number of these bacterial families, the difference between the two treatments reached statistical significance. We also reported alpha diversity, as measured by the Simpson's Diversity Index, as another measure of microbiome health. We observed a greater reduction in alpha-diversity during fidaxomicin treatment compared with ridinilazole treatment. These measures were a key secondary endpoint of the trial. We believe that these measures provide further evidence of ridinilazole's precision in killing C. difficile while preserving the gut microbiome.
•Ridinilazole was Well Tolerated. The primary endpoint of the trial was safety, as measured by the number of treatment emergent adverse events and serious adverse events. During the trial, no new or unexpected safety signals were identified and ridinilazole was well tolerated.
•Comparable Rates of Sustained Clinical Response. We observed that seven of the 14 ridinilazole-treated patients and six of the 13 fidaxomicin-treated patients were cured at the end of treatment and did not have a recurrence of CDI within the following 30 days to achieve a sustained clinical response. The trial was however not designed for efficacy comparisons due to the small number of patients enrolled, and so we believe no conclusions on efficacy should be made based solely on these data.

Phase 1 Clinical Trial in Healthy Volunteers
In 2013, we completed a randomized, partially blind, placebo controlled Phase 1 clinical trial of ridinilazole in healthy volunteers. We conducted this clinical trial at a single site in the United Kingdom under approval from the U.K. Medicines and Healthcare products Regulatory Agency, or MHRA, and the Ethics Review Committee. We enrolled 56 healthy male subjects in the clinical trial who were between 18 and 55 years of age. The primary objective of the clinical trial was to determine the safety and tolerability of single and multiple ascending oral doses of ridinilazole. The secondary objectives included determining the single and multiple oral dose pharmacokinetics of ridinilazole, assessing the effect of food on systemic exposure of ridinilazole and assessing the effect of multiple oral doses of ridinilazole on gut flora.
We conducted the clinical trial in two parts. Part 1 consisted of an ascending single dose study and a food effect evaluation study. In Part 1, we evaluated a total of 40 subjects, divided into the following six cohorts:
•four fasted subjects, randomized for three subjects to receive a single 2 mg dose of ridinilazole and one subject to receive placebo;
•four fasted subjects, randomized for three subjects to receive a single 20 mg dose of ridinilazole and one subject to receive placebo;

•eight fasted subjects, randomized for six subjects to receive a single 100 mg dose of ridinilazole and two subjects to receive placebo;
•eight fasted subjects, randomized for six subjects to receive a single 400 mg dose of ridinilazole and two subjects to receive placebo;
•eight fasted subjects, randomized for six subjects to receive a single 2,000 mg dose of ridinilazole and two subjects to receive placebo; and
•eight subjects, randomized for six subjects to receive a single 1,000 mg dose of ridinilazole under fasted conditions and a single 1,000 mg dose under fed conditions, and two subjects to receive two single doses of placebo on the same dosing schedule. The doses under fed and fasted conditions were separated by a minimum of six days.
Part 2 of the clinical trial consisted of a multiple dose study. In Part 2, we evaluated a total of 16 subjects, who were divided into the following two cohorts:
•eight subjects randomized for six subjects to receive 200 mg doses of ridinilazole twice per day for nine days with a single final dose on day ten and two subjects to receive placebo on the same dosing schedule; and
•eight subjects randomized for six subjects to receive 500 mg doses of ridinilazole twice per day for nine days with a single final dose on day ten and two subjects to receive placebo on the same dosing schedule.
Analysis of Trial Results
We observed the following results in this clinical trial:
•Ridinilazole was Well Tolerated. Ridinilazole was well tolerated at all doses tested in the clinical trial. The incidence of adverse events in the clinical trial was low for patients treated with ridinilazole and comparable to the incidence of adverse events for patients receiving placebo. The majority of the adverse events that were considered to be possibly related to ridinilazole were classified as gastrointestinal disorders and were mild in severity and resolved without intervention. One patient withdrew from the clinical trial after suffering from appendicitis on day one. The trial investigator determined this serious adverse event was unlikely to be related to treatment with ridinilazole.
•Ridinilazole was Retained in the Gastrointestinal Tract. Ridinilazole was targeted to the gastrointestinal tract, which is the site where CDI occurs in the body. Systemic exposure was close to or below the level of detection in both fed and fasted subjects.
•Ridinilazole was Highly Selective for Total Clostridia Bacteria with Minimal Impact on Other Natural Gut Flora. We measured levels of bacteria in fecal samples from Part 2 of the clinical trial for gut microbiome composition on the day prior to commencement of dosing and on days four and nine of drug administration during the clinical trial. As illustrated in the figure below, in both the 200 mg and 500 mg dose cohorts, median levels of key bacteria groups that comprise the natural gut microbiome remained relatively constant during this period and did not fluctuate substantially from baseline. The one exception was the total clostridia bacterial group. The counts of total clostridia decreased from the baseline level to zero by day four of dosing and remained at zero on day nine of dosing. C. difficile is a member of the total clostridia group. We did not detect any C. difficile viable cells or spores in the fecal samples of any of the healthy volunteer subjects at any point during the clinical trial. Bacteria levels are shown in the figure below on a logarithmic scale, which condenses the wide range of values to a format showing the relative differences in values. We believe these data, which are consistent with the data from our preclinical studies, support the highly selective antibiotic effect of ridinilazole.

CDI Preclinical Data
In a range of preclinical studies, ridinilazole demonstrated an encouraging profile as a potential antibiotic for the treatment of initial CDI and reduction of CDI recurrence. The following is a summary of key observations from these studies:
•Potency Against C. difficile. We screened ridinilazole in vitro against panels of C. difficile clinical isolates from the United States and the United Kingdom. In these studies, ridinilazole displayed a potent bactericidal effect against all clinical isolates of C. difficile, including hypervirulent strains, such as ribotype 027. Ridinilazole was more potent than both vancomycin and metronidazole, and was either equally potent to, or more potent than, fidaxomicin. We have also tested ridinilazole against a panel of C. difficile clinical isolates that maximize the diversity of resistance to key classes of commonly used antibiotics. Ridinilazole did not display evidence of cross resistance with other classes of key antibiotics in common use.
•Targeted Spectrum of Activity. We conducted in vitro testing of ridinilazole, vancomycin, metronidazole and fidaxomicin against a wide panel of bacteria that are commonly found in the gut microbiome and are necessary for normal function of the gastrointestinal tract and also have wide implications on human health, such as the proper function of the immune system. As illustrated in the figure below, in this study ridinilazole had a minimal antibiotic effect against these beneficial bacterial groups. Ridinilazole also displayed higher selectivity for C. difficile in this study as compared to vancomycin, metronidazole and fidaxomicin. In vitro potency is measured by determining the concentration of a drug (in micrograms per liter) needed to inhibit the growth of 90% of the bacterial strains being tested, referred to as a MIC90 measurement. A high number, typically higher than 256, indicates a weak antimicrobial effect, and a low number, typically less than eight, indicates a potent antimicrobial effect. We believe that the targeted spectrum of activity for ridinilazole seen in this study compared to the relatively broad spectrum of activity of other antibiotics indicates the potential for ridinilazole to selectively target C. difficile bacteria while preserving the microbiome and thereby reduce CDI recurrence rates.

Profile of Selectivity of Ridinilazole vs. Other CDI Antibiotics

•Protection Against CDI Recurrence. In a hamster model, we infected one group of hamsters with the hypervirulent CDI strain ribotype 027 and a second group of hamsters with a second CDI strain ribotype 012. In the United States, the hypervirulent CDI strain ribotype 027 accounts for approximately one-fifth of all CDI cases. We then treated hamsters from each of the two infected groups with different doses of ridinilazole, vancomycin and fidaxomicin for five days. We evaluated disease recurrence over the 21 days following treatment. In this hamster model, a hamster fatality within the first five days is a result of initial C. difficile infection, while a fatality from day six to day 25 is a result of recurrent disease. As illustrated in the figure below, the hamsters from both infected groups that were treated with two different doses of ridinilazole had survival rates of 90% to 100% against strain ribotype 027 and 80% to 100% against strain ribotype 012. These survival rates were higher than hamsters treated with vancomycin (0% to 10% survival rates) for both CDI strains, comparable to hamsters treated with two different doses of fidaxomicin against strain ribotype 027 (90% to 100% survival rates) and higher than hamsters treated with two different doses of fidaxomicin against strain ribotype 012 (0% to 40% survival rates). All infection control hamsters received placebo and died by the second day following infection.

•Inhibition of Sporulation. In the in vitro testing of ridinilazole described above, we treated C. difficile cells with different concentrations of ridinilazole and measured the percentage of spores formed 96 hours after treatment. Untreated cells had a 100% conversion rate into C. difficile spores, which are the dormant protected form of the bacteria, after 96 hours. In this study, treatment with ridinilazole resulted in a meaningful reduction in spore count compared with untreated cells against all strains of C. difficile tested. We believe the reduction in sporulation may benefit rates of recurrent disease as the spores are highly resistant to standard cleaning practices and lead to increased risks of environmental persistence and disease transmission.
•Reduction in Toxin and Inflammation Levels. In an in vitro study, Caco-2 cells, a type of cell found in the colon of humans commonly used in studies of intestinal function, were exposed to C. difficile and then treated with ridinilazole, metronidazole and vancomycin or were untreated to act as a control. Following treatment with ridinilazole, toxin A levels were reduced by 91%, toxin B was not detected and IL-8 levels were reduced by 74%. Metronidazole and vancomycin had minimal effect on toxin A or B concentrations, and IL-8 concentrations were similar to control. Toxins A and B are produced by C. difficile to elicit an inflammatory response, including IL-8 release, which results in the symptoms of the disease including severe diarrhea. We believe that these data indicate that ridinilazole has the potential to reduce the severity of disease symptoms and that it has the potential to be more effective than current treatment options.
•Concomitant Antibiotic Use. In an in vitro bacterial culture study, we administered ridinilazole in combination with selected other antibiotics. In this study, concomitant use of antibiotics had neither a synergistic nor an antagonistic effect on the MIC90 values of ridinilazole against the C. difficile strains tested. We believe these results indicate that concomitant use of other antibiotics will not diminish the potency of ridinilazole. We believe this is an important finding because a significant portion of CDI patients receive antibiotic treatment for persistent or new infections.
•Low Propensity for Resistance. In an in vitro study, we treated C. difficile bacteria with ridinilazole and assessed the number of resistant bacteria at the end of treatment. We repeated this process multiple times, with each cycle referred to as a serial passage. We observed that use of ridinilazole resulted in a low frequency of spontaneous mutation and no resistance after 14 serial passages of treatment. We have also evaluated ridinilazole mutant prevention concentration, or MPC, a measure evaluating the ability of an antibiotic to minimize the development of resistant organisms, against C. difficile clinical isolates. In vitro results show that ridinilazole has low MPC values against these isolates, providing further evidence supporting ridinilazole’s profile for low resistance development.
•Ridinilazole Arrests Cell Division. In an in vitro study, we treated C. difficile bacteria with ridinilazole and assessed its effects on killing the bacteria. The study revealed that ridinilazole halts C. difficile cell division, characterized by a significant increase in the length of C. difficile cells and an absence of division septum formation.

Infectious Diseases Pipeline
We are seeking to build a pipeline of new antibiotics focused on treating patients with serious bacterial infections where there is a substantial unmet need and where we believe we have the ability to show meaningful advantages over current treatments. In December 2017, we expanded our activities in this field when we acquired Discuva Limited, a privately held U.K.-based company. Through this acquisition, we obtained our bacterial genetics-based Discuva Platform that facilitates the discovery and development of new mechanism, precision antibiotics. With this acquisition, we believe we are better placed to advance additional potential drug treatments for patients with serious bacterial infections. We are currently developing an early-stage program targeting infections caused by Enterobacteriaceae using our Discuva Platform and had a past program targeting infections caused by Neisseria gonorrhoeae.
Discuva Platform
Our Discuva Platform is a genetics-based technology that can be used throughout the stages of drug discovery from hit to lead through candidate selection. Our Discuva Platform aligns modified bacterial transposon mutagenesis with next generation sequencing and a proprietary end user interface.
The Discuva Platform uses pathogen specific transposons. Transposons are small segments of DNA that are capable of replicating and inserting copies of DNA at random sites in the same or a different chromosome. Our pathogen specific transposons have three different activating promoters to drive bacterial gene upregulation, to cause gene disruption, or cause the downregulation of bacterial gene expression. There is normally a single transposon insertion per genome. The density of transposon insertion at the different genomic loci is determined in the whole library with insertion rates potentially being as high as every two to three base pairs.
We believe that our Discuva Platform has three principal uses:
i) Identifying essential genes in bacteria. We are able to use our Discuva Platform to identify genes within bacteria that are essential for their survival and which we believe will allow us to identify new bacterial targets against which to develop new antibiotic drugs.
ii) Elucidating mechanism of action. We are able to use our Discuva Platform to elucidate the mechanism of action of a compound to be inferred by the genes that are upregulated during experiments when in the presence of a drug. We are able to rapidly identify the mechanism of action of a potential drug and this represents an important capability of our Discuva Platform. We have been able to validate the ability of our Discuva Platform to elucidate mechanisms of action by testing antibiotic compounds whose mechanisms of action are known.
iii) Understanding emergent mechanisms of resistance. We are able to use our Discuva Platform to test a compound’s susceptibility towards known mechanisms of antibiotic resistance to allow us to select potential drug candidates with what we believe will be much better resistance profiles. We believe the importance of understanding emergent mechanisms of resistance is that it will allow us to discover new antibiotics that have potential for longer use in patients prior to the development of widespread resistance.

Enterobacteriaceae program
We are developing our DDS-04 series of new mechanism antibiotics for the potential treatment of infections caused by the bacteria Enterobacteriaceae. We identified the DDS-04 series using our Discuva Platform. Enterobacteriaceae are a family of bacteria responsible for serious infections across a number of conditions including bloodstream infections, urinary tract infections and hospital-acquired pneumonias. Multidrug resistant Enterobacteriaceae are resistant to treatment by most or occasionally all of existent antibiotics. The most difficult to treat among them are the ESBL-producing and the Carbapenem-resistant Enterobacteriaceae which according to the CDC, have collectively caused an estimated 210,500 infections and 10,200 deaths in hospitalized patients in the United States in 2017.

Our DDS-04 series comprise targeted-spectrum compounds that act via a novel and clinically unexploited target, LolCDE. In April 2019, we reported data that showed our DDS-04 series to be rapidly bactericidal and highly potent across globally diverse Enterobacteriaceae strains, including multi-drug resistant isolates. In July 2019, we reported initial, positive proof of concept data on our DDS-04 series from in vivo models of sepsis, urinary tract infection and pneumonia, with further data presented in September 2019. Our DDS-04 series has also shown a low propensity for resistance development and did not show cross resistance with existing classes of antibiotics in our research studies. We believe that this suggests our DDS-04 series has the potential to overcome known resistance mechanisms.

Gonorrhea program
We identified the DDS-01 and DDS-03 series of new mechanism antibiotics targeting Neisseria gonorrhoeae, or N. gonorrhoeae, using our Discuva Platform. Based on data from preclinical studies, both series of antibiotics were determined not to have suitable qualities for further development and therefore, we are ceasing work on the gonorrhea program.
In September 2018, we nominated SMT-571 from the DDS-01 series as our preclinical candidate for progression into IND enabling studies. In December 2019, we announced that the focus of our gonorrhea program had moved from SMT-571 to other related compounds from the DDS-01 series as part of the ongoing preclinical studies as we seek to identify and advance an optimal candidate from the DDS-01 series into human clinical trials.
In July 2018, we were granted a sub-award of up to $4.5 million from the Trustees of Boston University under the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator program, or CARB-X. CARB-X is a public private partnership dedicated to accelerating antibacterial research and development to address the rising global threat of drug resistant bacteria. In February 2020, CARB-X increased the value of this award by up to $1.2 million, with the total value of the award now worth up to $5.7 million. With our decision not to advance the DDS-01 series of antibiotics, we expect CARB-X will cover its remaining share of the work that has been funded under the award.
In June 2018, we announced the identification of a second novel target to kill N. gonorrhoeae that is distinct from the one targeted by the DDS-01 series, along with the discovery of a promising new series of compounds that may have activity against this target. The development of this second series of early-stage compounds had been supported, in part, by a grant from Innovate UK. Based on data from preclinical studies, this series was determined not to have suitable qualities for further development and therefore, we are ceasing work on it and the gonorrhea program.

Roche Collaboration
Prior to our acquisition of Discuva Limited, Roche and Discuva entered into a collaboration using the Discuva Platform for the discovery and development of new antibiotic compounds in 2014. The joint research element of the collaboration concluded in early 2018, and Roche is solely responsible for continuing development of any compound that was identified under the collaboration. We are eligible to receive from Roche milestones and royalty payments based on the successful development and commercialization of any such compound.

Our Collaborations and Funding Arrangements
BARDA
In September 2017, we were awarded a contract from the Biomedical Advanced Research and Development Authority, or BARDA, to fund, in part, the clinical and regulatory development of ridinilazole for the treatment of infections caused by C. difficile. The contract includes a base period with federal government funding of approximately $32 million. In addition, there are three option work segments that, if exercised in full by BARDA, would increase the total federal government funding under the contract to approximately $62 million. In August 2018, BARDA exercised one of the option work segments worth $12 million. In June 2019, BARDA increased the total value of the funding contract to up to $63.7 million and also exercised a second option work segment worth $9.6 million. In January 2020, BARDA increased the contract by a further $8.8 million with this additional funding to support a new clinical trial in adolescent patients. This increased the total value of the funding contract to up to $72.5 million and brought the total amount of committed BARDA funding to $62.4 million. As of June 30, 2020, an aggregate of $46.6 million of the total committed BARDA funding has been received. The contract provides for a cost-sharing arrangement under which BARDA funds a specified portion of estimated costs for the continued clinical and regulatory development of ridinilazole for CDI. Under this cost sharing arrangement, we are responsible for a portion of the costs associated with each segment of work, including any costs in excess of the estimated amounts.
During the base period of the contract, BARDA agreed to fund, in part, activities for our two Phase 3 clinical trials of ridinilazole, which included obtaining requisite regulatory approvals for the opening of trial sites, arranging for the manufacture of clinical supply of ridinilazole and engaging third-party contract research organizations to conduct the clinical trials including initial patient enrollment and treatment. Under the original terms of the award, the three option work segments, if exercised in full, provided for up to an additional $30 million of funding from BARDA to support the development of ridinilazole through to potential submission of applications for marketing approval. As described above, the award was amended twice, bringing the total of additional funding available beyond the base period to $42.5 million. In August 2018, one of the three option work segments was exercised by BARDA with the $12 million in funding to be drawn down to specifically support drug manufacturing activities required for the submission of marketing approval applications and other regulatory activities. In June 2019, a second of the three option work segments was exercised by BARDA with the $9.6 million in funding to be drawn down to support patient enrollment and dosing in the ongoing Phase 3 clinical trials of ridinilazole. Activities to be covered by the remaining option work segment include the preparation, submission and review of applications for marketing approvals of ridinilazole for CDI in the United States.
The remaining option work segment is an independent, discrete work segment that is eligible to be exercised, in BARDA’s sole discretion, upon the completion of agreed-upon milestones and deliverables. If this option work segment is exercised by BARDA, the contract would run into 2022, unless extended by us and BARDA.
The contract specifies the plan of activities to be conducted under the contract. In addition to our obligations to conduct the activities provided for by the plan, we are obligated to satisfy various federal reporting requirements, addressing clinical progress, technical issues, and intellectual property and financial matters. Payments to us under the contract are expected to be made monthly after we invoice BARDA for allowable costs that have been incurred.
BARDA may terminate this agreement upon our uncured default in our performance of the agreement or at any time if the contracting officer determines that it is in the U.S. government’s interest to terminate the agreement.
Under standard U.S. government contracting terms, the U.S. government receives only limited rights for government use of certain of our pre-existing data and certain data produced with non-federal funding, to the extent such data are required for delivery to BARDA under the contract. The U.S. government receives unlimited rights to use and disclose new data first produced under the contract with BARDA. Except for commercialization rights to ridinilazole in South America, Central America and the Caribbean, we currently have exclusive worldwide commercialization rights to ridinilazole and retain these rights under the BARDA contract. However, the U.S. government is entitled to a nonexclusive, nontransferable, worldwide, royalty-free license to practice or have practiced any patent on an invention that is conceived or first reduced to practice under the contract, which is referred to as a subject invention.
In addition, the U.S. government may obtain additional rights if we do not elect to retain ownership of a subject invention or if we do not satisfy certain disclosure and patent prosecution obligations with respect to a subject invention. Furthermore, the government is entitled to march-in rights under our contract with BARDA. March-in rights permit the U.S. government to require that we grant a license to a subject invention to a third party if we have not taken effective steps to achieve practical application of the invention within a reasonable time; if such action is necessary to meet health and safety needs and/or requirements for public use that we are not meeting; or if we have not obtained from any exclusive licensee the required agreement for manufacturing such invention substantially in the United States or a waiver of this requirement.

Wellcome Trust
In October 2012, we entered into a translation award funding agreement with the Wellcome Trust Limited, as trustee of the Wellcome Trust, in order to support a Phase 1 and a Phase 2 clinical trial of ridinilazole for the treatment of CDI. We refer to the translation award funding agreement as the translation award agreement. Under the translation award agreement, we were eligible to receive up to $6.3 million from the Wellcome Trust, of which we received the entire $6.3 million. The translation award agreement followed a funding agreement we and the Wellcome Trust entered in October 2009, which we refer to as the discovery award agreement, under which we received $3.7 million for preclinical development of CDI antibiotics. We refer to any compound or product that is covered by intellectual property rights created under the discovery award agreement or the translation award agreement, or that is covered by intellectual property rights that we created or to which we had rights prior to October 2009 and that relate to the activities under the discovery award agreement or the translation award agreement, as the award products. We agreed to use commercially reasonable efforts to achieve certain development milestones by specified dates.
We would be required to make a full or partial repayment to the Wellcome Trust of the funding we received under the translation award agreement, plus accrued interest, under specified conditions, including our unauthorized use of the award amount, our fraudulent or willful misconduct, our knowingly withholding material information from the Wellcome Trust, or an acquisition by certain third parties of all or a material part of our business or assets or of a majority of our equity. Upon such a full repayment, our obligation to share a portion of net revenue with the Wellcome Trust would terminate.
Termination
Unless earlier terminated by the Wellcome Trust, the translation award agreement will terminate on the earlier of our full repayment of the award amount, plus accrued interest, to the Wellcome Trust following its request for repayment, or the expiration of all payment obligations under the translation award agreement and the revenue sharing agreement. The Wellcome Trust may terminate the translation award agreement for specified reasons, including our material breach or insolvency related events or the Wellcome Trust’s determination that the clinical trials should be terminated due to a serious failure in the progress, management or conduct of the clinical trials, if we do not remedy such condition within a specified period after receiving notice.
Assignment
We may not, without the Wellcome Trust’s prior consent, assign, transfer or declare a trust over the translation award agreement or otherwise dispose of any of our rights or obligations under the translation award agreement, with such consent not being unreasonably withheld, delayed or conditioned, other than an assignment to our affiliates.
Revenue Sharing Agreement
The terms of the translation award agreement required us to enter into a revenue sharing agreement with the Wellcome Trust prior to the further development (beyond the Phase 2 trial supported by the 2012 translational award agreement) and commercialization, which together we refer to as the "Exploitation" of any compound or product that is covered by the intellectual property rights created under the translational award agreement or the discovery award agreement, or that is covered by background intellectual property rights. Under such revenue sharing agreement, the Wellcome Trust would be entitled to a share of the net revenue that we, our affiliates, licensees or third-party collaborators receive under the Exploitation of the award products or any intellectual property associated with such Exploitation.
In October 2017, we entered into a revenue sharing agreement with the Wellcome Trust. Under the terms of the revenue sharing agreement: (i) if we commercialize ridinilazole, the Wellcome Trust is eligible to receive a low-single digit percentage of net revenue (as defined in the translation award agreement), and a one-time milestone payment of a specified amount if cumulative net revenues exceed a specified amount; (ii) if a third party commercializes ridinilazole, the Wellcome Trust is eligible to receive a mid-single digit percentage of the net revenues we receive from commercial sales by such third party, and a one-time milestone payment of a specified amount if cumulative net revenues we receive exceed a specified amount. In addition, following the first commercial sale by such third party, the Wellcome Trust is eligible to receive a one-time milestone payment equal to a low-single digit percentage of the aggregate amount of any pre-commercial payments we receive from third-party licensees prior to such commercial sale; and (iii) in the event of an assignment or sale of the assets or intellectual property pertaining to ridinilazole, the net proceeds we receive from such assignment or sale would be treated as net revenue under the revenue sharing agreement.
Under the revenue sharing agreement, it was agreed that any development funding or grant funding we receive from BARDA or other third parties, including licensees, would not be classified as net revenue or as a pre-commercial payment. In addition, under the revenue sharing agreement, the Wellcome Trust agreed to terminate all of its rights under the translation award agreement to develop or commercialize the award products or the related intellectual property in specified markets and in specified indications, in the event that we were not developing or commercializing the award products or such intellectual property for such markets or in such indications.
Unless earlier terminated, the revenue sharing agreement will expire upon the later of the expiration of the last patent or patent application covering ridinilazole; the expiration of any agreement or payment obligations entered into by ourselves with a third party relating to the Exploitation of ridinilazole; or the expiration of any payment obligations owed to the Wellcome Trust relating to the Exploitation of ridinilazole. In addition, each party has the right to terminate the revenue sharing agreement if the other party materially breaches the agreement, and the breach remains uncured for a specified period or the breach is uncurable, or if the other party experiences specified insolvency related events.

Discuva Limited Acquisition
Share Purchase Agreement
In December 2017, we entered into a share purchase agreement with the shareholders of Discuva, a private limited company organized under the laws of England and Wales pursuant to which we acquired all of the outstanding share capital of Discuva. Discuva was a discovery-stage company with a bacterial genetics-based platform that facilitates the discovery and development of new mechanism antibiotics.
Under the terms of the share purchase agreement, we paid the Discuva shareholders a total upfront consideration comprised of (A) $6.7 million in cash plus an amount equal to the cash and cash equivalents of Discuva minus (i) indebtedness, (ii) any other liabilities of Discuva at the closing of the transaction that had arisen outside of the ordinary course of business and (iii) funds to be held in escrow and (B) $6.7 million of shares of common stock, satisfied by the issue of 586,685 of our fully-paid shares of common stock at a price per share of $11.41. We made payment of the amount held in escrow, and an additional balancing amount in respect of the closing cash position was made to the Discuva shareholders in December 2018.
In addition, the Discuva shareholders will be entitled to receive contingent payments from us based on (i) the receipt of potential research and development tax credits to which Discuva may be entitled for the period from April 1, 2015, to the date of the share purchase agreement and (ii) approximately one-half of the economic benefit from any amounts received in connection with certain payments made to us under an existing collaboration agreement between Discuva and F. Hoffman - La Roche Limited, or Roche. We made an initial payment in respect of a research and development tax credit for the period from April 1, 2015, to March 31, 2016, to the Discuva shareholders in December 2018. Separately, certain employees, former employees and former directors of Discuva are eligible for further payments from Discuva of up to $10.6 million based on specified development and clinical milestones related to proprietary product candidates developed under the platform.
Under the terms of the share purchase agreement, the Discuva shareholders agreed, subject to certain limited exceptions, to a lock-up period during which they will not sell, transfer or otherwise dispose of, or create any encumbrance over any of, the ordinary shares received as consideration; this lock-up period expired in September 2018. Following the lock-up period, each of the Discuva shareholders agreed for a period of twelve months to only dispose of their ordinary shares in accordance with certain orderly market undertaking provisions specified in the share purchase agreement, which, among other things, limited the number of ordinary shares each seller was permitted to dispose of during such twelve-month period. This orderly market undertaking expired in September 2019.
The share purchase agreement also prohibits the selling Discuva shareholders from engaging in certain business activities which are competitive with the business of Discuva at the time of the transaction and from soliciting customers or hiring employees of Discuva, subject to certain limited exceptions as set forth in the agreement, for a period of two years following the date of the agreement. This prohibition expired in December 2019.
The share purchase agreement contained customary representations and warranties that ourselves and the selling Discuva shareholders made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the share purchase agreement and may be subject to important qualifications and limitations agreed to by us and the Discuva shareholders in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders or may have been used for the purpose of allocating risk between us and the Discuva shareholders rather than establishing matters as facts. For the foregoing reasons, no person should rely on such representations and warranties as statements of factual information at the time they were made or otherwise.

Eurofarma Laboratórios S.A.
In December 2017, we entered into an exclusive license and commercialization agreement with Eurofarma, pursuant to which we granted Eurofarma the exclusive right to commercialize ridinilazole in Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Suriname, Dominican Republic, Uruguay and Venezuela, which we refer to as the licensed territory. We have retained commercialization rights in the rest of the world.
Financial terms
Under the terms of the license agreement, we received an upfront payment of $2.5 million and are entitled to receive additional development milestones upon the achievement of staged patient enrollment targets in the licensed territory in one of our two ongoing Phase 3 clinical trials of ridinilazole. In February 2020, we achieved the first of these patient enrollment targets to trigger a milestone payment of $1.0 million, and we are eligible to receive up to an additional $2.75 million in development milestones upon the achievement of additional staged enrollment targets. We are also eligible to receive up to $21.4 million in development, commercial and sales milestones when cumulative net sales equal or exceed $100.0 million in the licensed territory. Each subsequent achievement of an additional $100.0 million in cumulative net sales will result in us receiving additional milestone payments, which, when combined with anticipated product supply transfer payments from Eurofarma paid to us in connection with a commercial supply agreement to be entered into between the two parties, will provide payments estimated to range from a mid- to high-teens percentage of cumulative net sales in the licensed territory. We estimate such product supply transfer payments from Eurofarma will range from a high single-digit to low double-digit percentage of cumulative net sales in the licensed territory.
Regulatory and Commercial
Under the license agreement, Eurofarma is responsible for all costs related to obtaining regulatory approval of ridinilazole in the licensed territory and is obligated to use commercially reasonable efforts to file applications for regulatory approval in specified countries in the licensed territory within a specified time period after we have filed an application for regulatory approval, or obtained regulatory approval, for ridinilazole in a jurisdiction where we retain commercial rights. To assist Eurofarma in obtaining regulatory approvals in the licensed territory, we are responsible, at our expense, to conduct such additional chemistry, manufacturing and control studies as may be required by regulatory authorities in countries within the licensed territory. We retain sole responsibility for the clinical development of ridinilazole in all countries and are responsible for all costs related to obtaining regulatory approval for ridinilazole outside of the licensed territory.
We are obligated to use commercially reasonable efforts to supply or cause to be supplied to Eurofarma sufficient commercial supply of ridinilazole, and Eurofarma has agreed to purchase its supply of ridinilazole exclusively from us. If we are unable to supply Eurofarma with commercial supply of ridinilazole during the term of the agreement, we are obligated to transfer to Eurofarma or its third-party suppliers’ know-how that would be needed for Eurofarma or its third-party suppliers to manufacture the product for commercial sale in the licensed territory.
Termination
Unless earlier terminated, the license and commercialization agreement will expire upon the latest of (i) the earliest date on which there are no longer any valid patent claims covering ridinilazole in the licensed territory, (ii) the earliest date on which there is no longer regulatory exclusivity for ridinilazole in the licensed territory or (iii) ten years from the date of the first commercial sale of ridinilazole in the licensed territory. The license agreement may be terminated by Eurofarma in its entirety upon six months’ prior written notice any time after Eurofarma has paid to us the specified development milestones related to our ongoing Phase 3 clinical trials of ridinilazole. Either party may, subject to a cure period, terminate the license agreement in the event of the other party’s uncured material breach. Eurofarma may also terminate the license agreement under specified circumstances relating to the safety, efficacy or regulatory approvability of ridinilazole or under specified circumstances if Eurofarma determines certain commercialization plans are no longer economically viable.
Each of the parties has granted to the other a right of reference to copy and use all information included in any regulatory filing in connection with such other party’s development, manufacture and commercialization, as applicable, of ridinilazole in the territories where such other party retains such rights. In addition, during the term of the license agreement, except in certain limited circumstances, Eurofarma has agreed not to commercialize any competing antibiotic treatments actively marketed for the treatment of CDI in the licensed territory or our territory without our prior written consent. Similarly, we have agreed not to commercialize any antibiotic treatments competing with the licensed products which would be actively marketed for the treatment of CDI in the licensed territory.
CARB-X
In July 2018, we were granted a sub-award of up to $4.5 million from the Trustees of Boston University under the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator program, or CARB-X to fund, in part, the development of new mechanism antibiotics for the potential treatment of infections caused by gonorrhea. Under our CARB-X award, we received an initial $2.0 million in funding from CARB-X in July 2018. In February 2020, CARB-X increased the value of the initial funding by $1.2 million. The remaining $2.5 million was split into two option segments. With our decision not to advance the DDS-01 series of antibiotics and to cease work on the gonorrhea program, we expect CARB-X will cover its remaining share of the work that has been funded under the award.

Sarepta Therapeutics, Inc.
In October 2016, we entered into an exclusive license and collaboration agreement with Sarepta, pursuant to which we granted Sarepta the exclusive right to commercialize products in our utrophin modulator pipeline for the treatment of Duchenne muscular dystrophy in certain specified territories in exchange for upfront, development, regulatory and sales milestones, as well as future royalties on product sales.

In June 2018, we announced the discontinuation of the development of ezutromid after its Phase 2 clinical trial called PhaseOut DMD did not meet its primary or secondary endpoints. Effective as of August 2019, the agreement with Sarepta was terminated with no material ongoing obligations for either party.
University of Oxford
In November 2013, we acquired all of the outstanding equity of MuOx Limited, or MuOx, a spin out of the University of Oxford. MuOx is our wholly owned subsidiary. In connection with that acquisition, we and MuOx entered into a set of agreements with the University of Oxford and its technology transfer division, Isis Innovation Limited, which is now known as Oxford University Innovation Limited, or OUI, regarding the development of small molecule utrophin modulators. In November 2015, this set of agreements was extended through November 2019. In March 2019, the set of agreements with the University of Oxford and OUI was terminated by mutual consent, as we no longer plan to exploit any intellectual property related to utrophin modulation. Under the termination provisions, we were obligated to make a final payment of £0.13 million to the University of Oxford. Following the termination, the University of Oxford will own any intellectual property that arises from the utrophin modulator research we previously sponsored pursuant to our now-terminated research agreement with OUI, as well as a number of the compounds (other than ezutromid) in our utrophin modulator program that were developed prior to our entry into the research sponsorship agreement. We will not retain any rights to this intellectual property.

Competition
The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technologies, knowledge, experience and scientific resources provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, government agencies and private and public research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.
Many of our competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain marketing approvals for their products more rapidly than we obtain approval for ours. In addition, our ability to compete may be affected because in some cases insurers or other third-party payors seek to encourage the use of generic products. This may have the effect of making branded products less attractive, from a cost perspective, to buyers.
The key competitive factors affecting the success of our product candidates are likely to be their efficacy, safety, convenience, price and the availability of coverage and reimbursement from government and other third-party payors.
The competition for ridinilazole includes the following:
Several pharmaceutical and biotechnology companies have established themselves in the market for the treatment of CDI, and several additional companies are developing products for the treatment of CDI. We expect that these products will compete with ridinilazole.
Antibiotics. Currently the mostly commonly used treatments for CDI are the broad-spectrum antibiotics vancomycin and metronidazole, both of which are available in generic form in the United States. Generic antibiotic therapies typically are sold at lower prices than branded antibiotics and generally are preferred by managed care providers of health services. The antibiotic fidaxomicin (Dificid™ in the United States, Dificlir™ in Europe) is approved for the treatment of CDI in the United States and the European Union. Fidaxomicin was originally developed by Optimer Pharmaceuticals, Inc., which was later acquired by Cubist Pharmaceuticals, Inc., or Cubist. Cubist was subsequently acquired by Merck & Co., Inc., or Merck.
MGB Biopharma Limited is developing MGB-BP-3, a novel antibiotic. In May 2020, top-line results were announced that MGB-BP-3 met endpoints of safety, efficacy and dose selection in an open label, exploratory Phase 2a clinical trial.

Other CDI approaches. A number of other approaches for the treatment of CDI are in development. Merck received FDA approval for the monoclonal antibody bezlotoxumab (Zinplava™) in October 2016 and EMA approval in January 2017. Bezlotoxumab is an antibody that neutralizes certain toxins that are produced by C. difficile bacteria and is indicated to reduce recurrence for CDI in patients who are receiving antibacterial drug treatment and are at high risk of disease recurrence. Sanofi Pasteur SA is developing the vaccine ACAM-CDIFF for primary prevention of CDI. ACAM-CDIFF is likely to be used only in high-risk patients given the difficulty of administering a vaccine to a broad population. In December 2017, Sanofi announced it was ending development stating there was a low probability of the trial meeting its primary endpoint following a review of interim data. Pfizer is developing the vaccine PF-06425090 that aims to induce a functional antibody response to neutralize the C. difficile bacterial toxins. Pfizer reported top-line Phase 2 results in January 2017 and commenced enrollment into a Phase 3 trial in March 2017.
Fecal biotherapy aims to recolonize the bacteria that comprise the natural gut microbiome and would also be adjunctive therapy to antibiotics. Fecal biotherapy approaches in development include SER-109 and SER-262, which are being developed by Seres Therapeutics Inc., formerly Seres Health, Inc., RBX2660, which was originally being developed by Rebiotix Inc., prior to Rebiotix being acquired by Ferring Pharmaceuticals in April 2018, and CP101, which is being developed by Finch Therapeutics. Seres reported top-line results from a Phase 3 clinical trial of SER-109 in August 2020. The trial met its primary endpoint and Seres expects to meet with the FDA to discuss a potential filing for regulatory approval based on the Phase 3 data. In 2016, Seres reported interim results from a Phase 2 trial in 2016 in which SER-109 missed its primary efficacy endpoint. Seres reported results from a Phase 1b clinical trial of SER-262 in patients with CDI in August 2018 and indicated these findings will inform the future development of SER-262. In May 2020, Rebiotix reported positive preliminary results on the primary efficacy measure from the ongoing Phase 3 clinical trial of RBX2660. Full data from the Phase 3 trial are expected in the second half of 2020. Finch Therapeutics announced positive top-line data from its Phase 2 clinical trial of CP101. Finch expects this trial to provide pivotal data for the potential U.S. regulatory approval of CP101 for the prevention of recurrent CDI. Synthetic Biologics, Inc., is developing ribaxamase, an oral enzyme designed to degrade certain IV beta-lactam antibiotics within the GI tract to preserve the natural balance of the microbiome and reduce the risk of colonization by bacteria, including C. difficile. In January 2017, it was reported that ribaxamase met its primary endpoint in a Phase 2b clinical trial. Da Volterra is developing DAV132, a colon-targeted adsorbent designed to protect the gut microbiome of patients against antibiotic-induced disruption. DAV132 met its primary endpoint related to safety of DAV132 in a Phase 2 clinical trial, announced in February 2020.

Manufacturing
We do not own or operate, and currently have no plans to establish, manufacturing facilities for the production of clinical or commercial quantities of ridinilazole or for the other compounds that we are evaluating in our infectious diseases programs. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates and any products that we may develop.
We currently engage a third-party manufacturer to provide clinical material of the API of ridinilazole with the same supplier responsible for fill and finish services to supply the final drug product for use in the ongoing Phase 3 clinical trials. We believe these suppliers are suitable for commercial manufacture. We are using a different third-party supplier for clinical packaging, labeling and distribution of the finalized ridinilazole drug product. We obtain the supplies of our API and drug products from these manufacturers pursuant to agreements that include specific supply timelines and volume expectations.
We obtain the supplies of our product candidates from these manufacturers under master services contracts and specific work orders. However, we do not have long-term supply arrangements in place. We do not currently have arrangements in place for redundant supply or a second source for API for ridinilazole. If any of our current manufacturers should become unavailable to us for any reason, we believe that there are a number of potential replacements, although we might incur some delay in identifying and qualifying such replacements.
All of our product candidates are organic compounds of low molecular weight and are referred to as small molecules. We have selected these compounds based on their potential efficacy and safety, although they are also associated with reasonable cost of goods, ready availability of starting materials and ease of synthesis. We believe that the chemistry for ridinilazole is amenable to scale-up. We expect to continue to develop product candidates that can be produced cost-effectively at contract manufacturing facilities.

Intellectual Property
Our success depends in large part on our ability to obtain and maintain proprietary protection for our product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. We strive to protect the proprietary technology that we believe is important to our business by, among other methods, seeking and maintaining patents, where available, that are intended to cover our product candidates, compositions and formulations, their methods of use and processes for their manufacture and any other inventions that are commercially important to the development of our business. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary and competitive position.
As of June 30, 2020, we owned or exclusively licensed a total of six U.S. patents, two U.S. patent application, five European patents and two European patent application, including original filings, continuations and divisional applications, as well as numerous other foreign counterparts to these U.S. and European patents and patent applications.
Our CDI patent portfolio includes the following granted patents and patent applications that we own or exclusively license:
•a granted U.S. patent covering the use of ridinilazole in the treatment of CDI, which is scheduled to expire in 2029;
•a corresponding granted European patent covering the use of ridinilazole in the treatment of CDI, which is scheduled to expire in 2029;
•a granted U.S. patent covering hydrates of ridinilazole, which is scheduled to expire in 2029;
•a granted European divisional patent covering hydrates of ridinilazole and pharmaceutical compositions comprising ridinilazole;
•a further granted U.S. patent covering the use of ridinilazole in the treatment of CDI, which is scheduled to expire in 2029;
•two granted U.S. patents, a granted European patent and a pending, allowed, European divisional application covering second generation agents for the treatment of CDI, which are scheduled to expire in 2031;
•a pending U.K. priority application covering polymorphs of ridinilazole; and
•a pending U.K. priority application covering processes for producing ridinilazole.
While patent protection is not available for composition of matter claims that only recite the API for ridinilazole, protection may be available for the pharmaceutical compositions comprising ridinilazole as well as other forms thereof such as hydrates (and indeed claims have been secured for the latter in both Europe and the United States).
As of June 30, 2020, we owned a total of one U.S. patent and one European patent and a number of pending patent applications, including original filings and continuations, as well as numerous other foreign counterparts to these U.S. and European patents and patent applications, covering the genetics-based technology platform acquired in connection with the Discuva acquisition. We also have two families of pending patent applications covering potential antibiotic and antibacterial compounds that are being identified and developed using our Discuva Platform. One of these patent families relating to antibacterial compounds contains a single pending international patent cooperation treaty, or PCT, application. This PCT application is due to enter national/regional phase in May 2020. The other patent family relating to antibiotic compounds entered national/regional phase in 2019, and contains multiple pending national/regional applications in territories including the United States and Europe.
The term of individual patents depends upon the legal term for patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the filing date of a non-provisional patent application. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office, or the USPTO, in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent.
The term of a U.S. patent that covers a drug, biological product or medical device approved pursuant to a pre-market approval, or PMA, may also be eligible for patent term extension when FDA approval is granted, provided that certain statutory and regulatory requirements are met. The length of the patent term extension is related to the length of time the drug is under regulatory review while the patent is in force. The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration date set for the patent. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to each regulatory review period may be granted an extension and only those claims reading on the approved drug may be extended. Similar provisions are available in Europe such as a supplementary protection certificate, or SPC, an additional form of protection linked to the patent and coming into force after the patent’s expiry. Certain other foreign jurisdictions including Australia, Israel, Japan, Korea, Singapore and Taiwan also have provisions to extend the term of a patent that covers an approved drug, provided that statutory and regulatory requirements are met. Thus, in the future, if and when our product candidates receive approval by the FDA or foreign regulatory authorities, we expect to apply for patent term extensions on issued patents covering those products, depending upon the length of the clinical trials for each drug and other factors. The expiration dates of our patents and patent applications referred to above are without regard to potential patent term extension or other market exclusivity that may be available to us.

In addition to patents, we may rely, in some circumstances, on trade secrets to protect our technology and maintain our competitive position. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, corporate and scientific collaborators, consultants, scientific advisors, contractors and other third parties. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Sales and Marketing
In light of our stage of development, we have not yet established a sales and marketing organization or distribution capabilities.
We expect to commercialize ridinilazole in the United States with our own focused, specialty sales force. We have started work on establishing our own specialist sales force by making a small number of hires. Under the terms of our exclusive license and commercialization agreement with Eurofarma, we have granted Eurofarma the exclusive right to commercialize ridinilazole in certain countries in South America, Central America and the Caribbean. We have retained commercialization rights in all other territories, including in the United States and Europe.
We will continue to evaluate our options for maximizing the commercial opportunity for ridinilazole in other key territories where we retain exclusive commercialization rights, including Europe and Asia. We intend to evaluate the relative merits of retaining commercialization rights for ourselves or entering into collaboration arrangements with third parties depending on factors such as the anticipated development costs required to achieve marketing approval, the sales and marketing resources required in each territory in which we receive approval, the relative size of the market opportunity in such territory, the particular expertise of the third party and the proposed financial terms of the arrangement.
We are also in the process of building key capabilities, such as marketing, market access, sales management and medical affairs, to implement marketing and medical strategies for any products that we market through our own sales organization and to oversee and support our sales force. The responsibilities of the marketing organization would include developing educational initiatives with respect to approved products and expanding relationships with thought leaders in relevant fields of medicine.

Government Regulation
Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, record keeping, labeling, pricing, reimbursement, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Review and Approval of Drugs in the United States
In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. The failure to comply with the FDCA and applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the Department of Justice, or DOJ, or other federal and state governmental entities.
An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

•completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;
•submission to the FDA of an IND, which must take effect before human clinical trials may begin;
•approval by an independent institutional review board, or IRB, representing each clinical site before each clinical trial may be initiated;

•performance of adequate and well-controlled human clinical trials in accordance with current good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug product for each indication;
•preparation and submission to the FDA of a new drug application, or NDA;
•review of the product candidate by an FDA advisory committee, where appropriate or if applicable;
•satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;
•satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;
•payment of user fees and securing FDA approval of the NDA; and
•compliance with any post-approval requirements, including Risk Evaluation and Mitigation Strategies, or REMS, where applicable, and any post-approval studies required by the FDA.

Preclinical Studies
Before an applicant begins testing a compound with potential therapeutic value in humans, the product candidate enters the preclinical testing stage. Preclinical studies include laboratory evaluation of the purity and stability of the active pharmaceutical ingredient, or API, and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted.
Companies usually must complete some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and must also develop additional information about the chemistry and physical characteristics of the investigational product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the candidate product and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the candidate product does not undergo unacceptable deterioration over its shelf life.

The IND and IRB Processes
An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational drug to humans. Such authorization must be secured prior to interstate shipment and administration of any new drug that is not the subject of an approved NDA. In support of a request for an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. At any time during this 30-day period, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.
Following commencement of a clinical trial under an IND, the FDA may also place a clinical hold or partial clinical hold on that trial. Clinical holds are imposed by the FDA whenever there is concern for patient safety and may be a result of new data, findings, or developments in clinical, nonclinical, and/or chemistry, manufacturing, and controls, or CMC. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a specific protocol or part of a protocol is not allowed to proceed, while other protocols may do so. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval. Specifically, on April 28, 2008, the FDA amended its regulations governing the acceptance of foreign clinical studies not conducted under an investigational new drug application as support for an IND or a new drug application. The final rule provides that such studies must be conducted in accordance with good clinical practice, or GCP, including review and approval by an independent ethics committee, or IEC, and informed consent from subjects. The GCP requirements in the final rule encompass both ethical and data integrity standards for clinical studies. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical studies, as well as the quality and integrity of the resulting data. They further help ensure that non-IND foreign studies are conducted in a manner comparable to that required for IND studies.
In addition to the foregoing IND requirements, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.
Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study. Suspension or termination of development during any phase of clinical trials can occur if it is determined that the participants or patients are being exposed to an unacceptable health risk. Other reasons for suspension or termination may be made by us based on evolving business objectives and/or competitive climate.
Information about clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on its ClinicalTrials.gov website. Similar requirements for posting clinical trial information are present in the European Union (EudraCT) website: https://eudract.ema.europa.eu/ and other countries, as well.

Expanded Access to an Investigational Drug for Treatment Use
Expanded access, sometimes called “compassionate use,” is the use of investigational new drug products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. The rules and regulations related to expanded access are intended to improve access to investigational drugs for patients who may benefit from investigational therapies. FDA regulations allow access to investigational drugs under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the drug under a treatment protocol or Treatment IND Application.
When considering an IND application for expanded access to an investigational product with the purpose of treating a patient or a group of patients, the sponsor and treating physicians or investigators will determine suitability when all of the following criteria apply: patient(s) have a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context or condition to be treated; and the expanded use of the investigational drug for the requested treatment will not interfere with initiation, conduct, or completion of clinical investigations that could support marketing approval of the product or otherwise compromise the potential development of the product.
On December 13, 2016, the 21st Century Cures Act established (and the 2017 Food and Drug Administration Reauthorization Act later amended) a requirement that sponsors of one or more investigational drugs for the treatment of a serious disease(s) or condition(s) make publicly available their policy for evaluating and responding to requests for expanded access for individual patients. Although these requirements were rolled out over time, they have now come into full effect. This provision requires drug and biologic companies to make publicly available their policies for expanded access for individual patient access to products intended for serious diseases. Sponsors are required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 study; or 15 days after the drug or biologic receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy.

In addition, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act, but the manufacturer must develop an internal policy and respond to patient requests according to that policy.

Human Clinical Trials in Support of an NDA
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.
Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:
Phase 1. The investigational drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.
Phase 2. The investigational drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
Phase 3. The investigational drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product. These clinical trials are commonly referred to as “pivotal” studies, which denotes a study that presents the data that the FDA or other relevant regulatory agency will use to determine whether or not to approve a product candidate.
Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.
Concurrent with clinical trials, companies often complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality, purity, and potency of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.
Under the Pediatric Research Equity Act of 2003, an NDA or supplement thereto must contain data that are adequate to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. With enactment of the Food and Drug Administration Safety and Innovation Act, or FDASIA, in 2012, sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests and other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other, and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.

For drugs intended to treat a serious or life-threatening disease or condition, the FDA must, upon the request of an applicant, meet to discuss preparation of the initial pediatric study plan or to discuss deferral or waiver of pediatric assessments. In addition, the FDA will meet early in the development process to discuss pediatric study plans with sponsors and the FDA must meet with sponsors by no later than the end-of-phase 1 meeting for serious or life-threatening diseases and by no later than ninety (90) days after the FDA’s receipt of the study plan.
The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in FDASIA. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.
The FDA Reauthorization Act of 2017 established new requirements to govern certain molecularly targeted cancer indications. Any company that submits an NDA three years after the date of enactment of that statute must submit pediatric assessments with the NDA if the drug is intended for the treatment of an adult cancer and is directed at a molecular target that the FDA determines to be substantially relevant to the growth or progression of a pediatric cancer. The investigation must be designed to yield clinically meaningful pediatric study data regarding the dosing, safety and preliminary efficacy to inform pediatric labeling for the product.
Submission of an NDA to the FDA
Assuming successful completion of required clinical testing and other requirements, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the drug product for one or more indications. Under federal law, the submission of most NDAs is subject to an application user fee, which for federal fiscal year 2020 is $2,942,965 for an application requiring clinical data. The sponsor of the approved NDA is also subject to an annual program fee, which for the fiscal year 2020 is $325,424. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for products with orphan designation and a waiver for certain small businesses.
Following submission of an application, the FDA conducts a preliminary review of an NDA within 60 calendar days of its receipt and strives to inform the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review.
The FDA has agreed to certain performance goals in the review process of NDAs. Under that agreement, 90% of applications seeking approval of new molecular entities, or NMEs, are meant to be reviewed within ten months from the date on which FDA accepts the NDA for filing, and 90% of applications for NMEs that have been designated for “priority review” are meant to be reviewed within six months of the filing date. For applications seeking approval of drugs that are not NMEs, the ten-month and six-month review periods run from the date that FDA receives the application. The review process may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections cover all facilities associated with an NDA submission, including drug component manufacturing (such as active pharmaceutical ingredients), finished drug product manufacturing, and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Under the FDA Reauthorization Act of 2017, the FDA must implement a protocol to expedite review of responses to inspection reports pertaining to certain applications, including applications for products in shortage or those for which approval is dependent on remediation of conditions identified in the inspection report.
In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events, and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS can materially affect the potential market and profitability of a product.
The FDA may refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Fast Track, Breakthrough Therapy, Priority Review and Regenerative Advanced Therapy Designations
The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are referred to as fast track designation, breakthrough therapy designation, priority review designation and regenerative advanced therapy designation.
Specifically, the FDA may designate a product for fast track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For fast track products, sponsors may have greater interactions with the FDA, and the FDA may initiate review of sections of a fast track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a fast track application does not begin until the last section of the application is submitted. In addition, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.
Second, a product may be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.
Third, the FDA may designate a product for priority review if it is a product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case- by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.
Finally, with passage of the 21st Century Cures Act, or Cures Act, in December 2016, Congress authorized the FDA to accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with FDA to expedite development and review, benefits available to breakthrough therapies, potential eligibility for priority review and accelerated approval based on surrogate or intermediate endpoints.
Accelerated Approval Pathway
The FDA may grant accelerated approval to a drug for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the drug has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a drug when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.
For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit.

Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a drug.
The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a drug, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of drugs for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.
Limited Population Antibacterial Drug Pathway
With passage of the Cures Act, Congress authorized the FDA to approve an antibacterial or antifungal drug, alone or in combination with one or more other drugs, as a “limited population drug.” To qualify for this approval pathway, the drug must be intended to treat a serious or life-threatening infection in a limited population of patients with unmet needs; the standards for approval of drugs and biologics under the FDCA and the Public Health Service Act, or PHSA, must be satisfied; and the FDA must receive a written request from the sponsor to approve the drug as a limited population drug pursuant to this provision. The FDA’s determination of safety and effectiveness for such a product must reflect the benefit-risk profile of such drug in the intended limited population, taking into account the severity, rarity, or prevalence of the infection the drug is intended to treat and the availability or lack of alternative treatment in such a limited population.
Any drug or biologic approved under this pathway must be labeled with the statement “Limited Population” in a prominent manner and adjacent to the proprietary name of the drug or biological product. The prescribing information must also state that the drug is indicated for use in a limited and specific population of patients and copies of all promotional materials relating to the drug must be submitted to the FDA at least 30 days prior to dissemination of the materials. If the FDA subsequently approves the drug for a broader indication, the agency may remove any post-marketing conditions, including requirements with respect to labeling and review of promotional materials applicable to the product. Nothing in this pathway to approval of a limited population drug prevents sponsors of such products from seeking designation or approval under other provisions of the FDCA, such as accelerated approval.
The FDA’s Decision on an NDA
On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
If the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record keeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fee requirements for any marketed products, as well as new application fees for supplemental applications with clinical data.
In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;
•fines, warning letters or holds on post-approval clinical trials;
•refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;
•product seizure or detention, or refusal to permit the import or export of products; or
•injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates the marketing, labeling, advertising and promotion of prescription drug products placed on the market. Regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. Promotional claims about a drug’s safety or effectiveness are prohibited before the drug is approved. After approval, a drug product generally may not be promoted for uses that are not approved by the FDA, as reflected in the product’s prescribing information. In the United States, health care professionals are generally permitted to prescribe drugs for such uses not described in the drug’s labeling, known as off-label uses, because the FDA does not regulate the practice of medicine. However, FDA regulations impose rigorous restrictions on manufacturers’ communications, prohibiting the promotion of off-label uses. It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in nonpromotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information.
If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion, and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, and its implementing regulations, as well as the Drug Supply Chain Security Act, or DSCSA, which regulate the distribution and tracing of prescription drug samples at the federal level, and set minimum standards for the regulation of distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCSA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

Section 505(b)(2) NDAs
NDAs for most new drug products are based on two full clinical studies which must contain substantial evidence of the safety and efficacy of the proposed new product for the proposed use. These applications are submitted under Section 505(b)(1) of the FDCA. The FDA is, however, authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. This type of application allows the applicant to rely, in part, on the FDA’s previous findings of safety and efficacy for a similar product, or published literature. Specifically, Section 505(b)(2) applies to NDAs for a drug for which the investigations made to show whether or not the drug is safe for use and effective in use and relied upon by the applicant for approval of the application “were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted.”
Thus, Section 505(b)(2) authorizes the FDA to approve an NDA based on safety and effectiveness data that were not developed by the applicant. NDAs filed under Section 505(b)(2) may provide an alternate and potentially more expeditious pathway to FDA approval for new or improved formulations or new uses of previously approved products. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, the applicant may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new drug candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.
Abbreviated New Drug Applications for Generic Drugs
In 1984, with passage of the Hatch-Waxman Amendments to the FDCA, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application, or ANDA, to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference listed drug, or RLD.
Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to a RLD if “the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug.” Upon approval of an ANDA, the FDA indicates whether the generic product is “therapeutically equivalent” to the RLD in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider a therapeutic equivalent generic drug to be fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of therapeutic equivalence often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.
Under the Hatch-Waxman Amendments, the FDA may not approve an ANDA until any applicable period of non-patent exclusivity for the RLD has expired. The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity. A new chemical entity is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval. The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication. Three-year exclusivity would be available for a drug product that contains a previously approved active moiety, provided the statutory requirement for a new clinical investigation is satisfied. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDAs seeking approval for generic versions of the drug as of the date of approval of the original drug product. The FDA typically makes decisions about awards of data exclusivity shortly before a product is approved.
The FDA must establish a priority review track for certain generic drugs, requiring the FDA to review a drug application within eight (8) months for a drug that has three (3) or fewer approved drugs listed in the Orange Book and is no longer protected by any patent or regulatory exclusivities, or is on the FDA’s drug shortage list. The new legislation also authorizes FDA to expedite review of ‘‘competitor generic therapies’’ or drugs with inadequate generic competition, including holding meetings with or providing advice to the drug sponsor prior to submission of the application.

Hatch-Waxman Patent Certification and the 30-Month Stay
Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would.
Specifically, the applicant must certify with respect to each patent that:
•the required patent information has not been filed;
•the listed patent has expired;
•the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or
•the listed patent is invalid, unenforceable or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a “Paragraph IV certification.” If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired (other than method of use patents involving indications for which the ANDA applicant is not seeking approval).
If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent or a decision in the infringement case that is favorable to the ANDA applicant.
To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. As a result, approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.
Pediatric Exclusivity
Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application.
GAIN Exclusivity for Antibiotics
The FDA has designated ridinilazole as a qualified infectious disease product, or QIDP, under the Generating Antibiotic Incentives Now Act, or GAIN Act. Congress passed this legislation to encourage the development of antibacterial and antifungal drug products that treat pathogens that cause serious and life-threatening infections. To that end, the GAIN Act grants an additional five years of exclusivity upon the approval of an NDA for a drug product designated by the FDA as a QIDP. Thus, for a QIDP, the periods of five-year new chemical entity exclusivity, three-year new clinical investigation exclusivity and seven-year orphan drug exclusivity, would become ten years, eight years and 12 years, respectively.
A QIDP is defined in the GAIN Act to mean “an antibacterial or antifungal drug for human use intended to treat serious or life-threatening infections, including those caused by: (1) an antibacterial or antifungal resistant pathogen, including novel or emerging infectious pathogens;” or (2) certain “qualifying pathogens.” A “qualifying pathogen” is a pathogen that has the potential to pose a serious threat to public health (such as resistant Gram-positive pathogens, multi-drug resistant Gram-

negative bacteria, multi-drug resistant tuberculosis and Clostridioides difficile) and that is included in a list established and maintained by the FDA. A drug sponsor may request the FDA to designate its product as a QIDP any time before the submission of an NDA. The FDA must make a QIDP determination within 60 days of the designation request. A product designated as a QIDP will be granted priority review by FDA and can qualify for “fast track” status.
The additional five years of exclusivity under the GAIN Act for drug products designated by the FDA as QIDPs applies only to a drug that is first approved on or after July 9, 2012. Additionally, the five year exclusivity extension does not apply to: a supplement to an application under FDCA Section 505(b) for any QIDP for which an extension is in effect or has expired; a subsequent application filed with respect to a product approved by the FDA for a change that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength; or a product that does not meet the definition of a QIDP under Section 505(g) based upon its approved uses.
Patent Term Restoration and Extension
The term of a U.S. patent that covers a drug, biological product or medical device approved pursuant to a PMA may also be eligible for patent term extension when FDA approval is granted, provided that certain statutory and regulatory requirements are met. The length of the patent term extension is related to the length of time the drug is under regulatory review while the patent is in force. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration date set for the patent. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to each regulatory review period may be granted an extension and only those claims reading on the approved drug may be extended. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug, provided that statutory and regulatory requirements are met. The USPTO reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

Regulation Outside the United States
In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of drug products. Whether or not it obtains FDA approval for a product, the company would need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. The approval process ultimately varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Regulation and Marketing Authorization in the European Union
Clinical Trial Approval
The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on Good Clinical Practice, or GCP, and the related national implementing provisions of the individual E.U. Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the E.U. Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual E.U. Member States and further detailed in applicable guidance documents.
In April 2014, the new Clinical Trials Regulation, (E.U.) No 536/2014 (Clinical Trials Regulation) was adopted. The Regulation was published on June 16, 2014, but has not yet become effective. The Clinical Trials Regulation will be directly applicable in all the E.U. Member States, repealing the current Clinical Trials Directive 2001/20/EC and replacing any national legislation that was put in place to implement the Directive. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial.

The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “E.U. Portal and Database;” a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the appointed reporting Member State, whose assessment report is submitted for review by the sponsor and all other competent authorities of all E.U. Member States in which an application for authorization of a clinical trial has been submitted (Concerned Member States). Part II is assessed separately by each Concerned Member State. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the Concerned Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.
As of January 1, 2020, the website of the European Commission reported that the implementation of the new Clinical Trials Regulation was dependent on the development of a fully functional clinical trials portal and database, which would be confirmed by an independent audit, and that the new legislation would come into effect six months after the European Commission publishes a notice of this confirmation. The website indicated that the audit was expected to commence in December 2020.
As in the United States, similar requirements for posting clinical trial information are present in the European Union (EudraCT) website: https://eudract.ema.europa.eu/ and other countries.
PRIME Designation in the European Union
In March 2016, the European Medicines Agency, or EMA, launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIority MEdicines, or PRIME, scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises, or SMEs, may qualify for earlier entry into the PRIME scheme than larger companies. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, a dedicated Agency contact and rapporteur from the Committee for Human Medicinal Products ('CHMP') or Committee for Advanced Therapies ('CAT') are appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.
Marketing Authorization
To obtain a marketing authorization for a product under E.U. regulatory systems, an applicant must submit an MAA either under a centralized procedure administered by the EMA, or one of the procedures administered by competent authorities in the E.U. Member States (decentralized procedure, national procedure or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the E.U. Regulation (EC) No 1901/2006 provides that prior to obtaining a marketing authorization in the European Union, applicants have to demonstrate compliance with all measures included in an EMA-approved Paediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted (1) a product-specific waiver, (2) a class waiver or (3) a deferral for one or more of the measures included in the PIP.
The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid across the European Economic Area (i.e. the European Union as well as Iceland, Liechtenstein and Norway). Pursuant to Regulation (EC) No 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, ATMPs and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. The centralized procedure may at the request of the applicant also be used in certain other cases. We anticipate that the centralized procedure will be mandatory for the product candidates we are developing.
Under the centralized procedure, the CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops, when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. If the CHMP accepts such request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP can revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment. At the end of this period, the CHMP provides a scientific opinion on whether or not a marketing authorization should be granted in relation to a medicinal product. Within 15 calendar days of receipt of a final opinion from the CHMP, the European Commission must prepare a draft decision concerning an application for marketing authorization. This draft decision must take the opinion and any relevant provisions of E.U. law into account. Before arriving at a final decision on an application for centralized authorization of a medicinal product the European Commission must consult the Standing Committee on Medicinal Products for Human Use. The Standing Committee is composed of representatives of the E.U. Member States and chaired by a non-voting European Commission representative. The European Parliament also has a related “droit de regard.” The European Parliament's role is to ensure that the European Commission has not exceeded its powers in deciding to grant or refuse to grant a marketing authorization.
The European Commission may grant a so-called “marketing authorization under exceptional circumstances.” Such authorization is intended for products for which the applicant can demonstrate that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use, because the indications for which the product in question is intended are encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, or in the present state of scientific knowledge, comprehensive information cannot be provided, or it would be contrary to generally accepted principles of medical ethics to collect such information. Consequently, marketing authorization under exceptional circumstances may be granted subject to certain specific obligations, which may include the following:
•the applicant must complete an identified program of studies within a time period specified by the competent authority, the results of which form the basis of a reassessment of the benefit/risk profile;
•the medicinal product in question may be supplied on medical prescription only and may in certain cases be administered only under strict medical supervision, possibly in a hospital and in the case of a radiopharmaceutical, by an authorized person; and
•the package leaflet and any medical information must draw the attention of the medical practitioner to the fact that the particulars available concerning the medicinal product in question are as yet inadequate in certain specified respects.
A marketing authorization under exceptional circumstances is subject to annual review to reassess the risk-benefit balance in an annual reassessment procedure. Continuation of the authorization is linked to the annual reassessment and a negative assessment could potentially result in the marketing authorization being suspended or revoked. The renewal of a marketing authorization of a medicinal product under exceptional circumstances, however, follows the same rules as a “normal” marketing authorization. Thus, a marketing authorization under exceptional circumstances is granted for an initial five years, after which the authorization will become valid indefinitely, unless the EMA decides that safety grounds merit one additional five-year renewal.
The European Commission may also grant a so-called “conditional marketing authorization” prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional marketing authorizations may be granted for product candidates (including medicines designated as orphan medicinal products), if (i) the risk-benefit balance of the product candidate is positive, (ii) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (iii) the product fulfills an unmet medical need and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.
The E.U. medicines rules expressly permit the E.U. Member States to adopt national legislation prohibiting or restricting the sale, supply or use of any medicinal product containing, consisting of or derived from a specific type of human or animal cell, such as embryonic stem cells. While the products we have in development do not make use of embryonic stem cells, it is possible that the national laws in certain E.U. Member States may prohibit or restrict us from commercializing our products, even if they have been granted an E.U. marketing authorization.
Unlike the centralized authorization procedure, the decentralized marketing authorization procedure requires a separate application to, and leads to separate approval by, the competent authorities of each E.U. Member State in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The referenced E.U. Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned E.U. Member States who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned E.U.

Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the European Commission, whose decision is binding on all E.U. Member States.
The mutual recognition procedure similarly is based on the acceptance by the competent authorities of the E.U. Member States of the marketing authorization of a medicinal product by the competent authorities of other E.U. Member States. The holder of a national marketing authorization may submit an application to the competent authority of an E.U. Member State requesting that this authority recognize the marketing authorization delivered by the competent authority of another E.U. Member State.
Regulatory Data Protection in the European Union
In the European Union, innovative medicinal products approved on the basis of a complete independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity pursuant to Directive 2001/83/EC. Regulation (EC) No 726/2004 repeats this entitlement for medicinal products authorized in accordance to the centralized authorization procedure. Data exclusivity prevents applicants for authorization of generics of these innovative products from referencing the innovator’s data to assess a generic (abridged) application for a period of eight years. During an additional two-year period of market exclusivity, a generic marketing authorization application can be submitted and authorized, and the innovator’s data may be referenced, but no generic medicinal product can be placed on the E.U. market until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity so that the innovator gains the prescribed period of data exclusivity, another company nevertheless could also market another version of the product if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials.
Periods of Authorization and Renewals
A marketing authorization has an initial validity for five years in principle. The marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the E.U. Member State. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. The European Commission or the competent authorities of the E.U. Member States may decide, on justified grounds relating to pharmacovigilance, to proceed with one further five-year period of marketing authorization. Once subsequently definitively renewed, the marketing authorization shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the E.U. market (in case of centralized procedure) or on the market of the authorizing E.U. Member State within three years after authorization ceases to be valid (the so-called sunset clause).
Pediatric Studies
Prior to obtaining a marketing authorization in the European Union, applicants have to demonstrate compliance with all measures included in an EMA-approved Paediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The respective requirements for all marketing authorization procedures are set forth in Regulation (EC) No 1901/2006, which is referred to as the Paediatric Regulation. This requirement also applies when a company wants to add a new indication, pharmaceutical form or route of administration for a medicine that is already authorized. The Paediatric Committee of the EMA, or PDCO, may grant deferrals for some medicines, allowing a company to delay development of the medicine in children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine in children is not needed or is not appropriate, such as for diseases that only affect the elderly population.
Before a marketing authorization application can be filed, or an existing marketing authorization can be amended, the EMA determines that companies actually comply with the agreed studies and measures listed in each relevant PIP.
Regulatory Requirements after a Marketing Authorization has been Obtained
In case an authorization for a medicinal product in the European Union is obtained, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products. These include:
•Compliance with the European Union’s stringent pharmacovigilance or safety reporting rules must be ensured. These rules can impose post-authorization studies and additional monitoring obligations.

•The manufacturing of authorized medicinal products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the applicable E.U. laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice. These requirements include compliance with E.U. cGMP standards when manufacturing medicinal products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the European Union with the intention to import the active pharmaceutical ingredients into the European Union.
•The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union notably under Directive 2001/83EC, as amended, and E.U. Member State laws. Direct-to-consumer advertising of prescription medicines is prohibited across the European Union.
Brexit and the Regulatory Framework in the United Kingdom
On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as Brexit. Following protracted negotiations, the United Kingdom withdrew from the European Union on January 31, 2020. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom will be subject to a transition period until December 31, 2020, or the Transition Period, during which European Union rules will continue to apply. Negotiations between the United Kingdom and the European Union are expected to continue in relation to the customs and trading relationship between the United Kingdom and the European Union following the expiry of the Transition Period. To date, only an outline of a trade agreement has been reached. If no trade agreement has been reached before the end of the Transition Period, there may be significant market and economic disruption.

General Data Protection Regulation
The collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the European Union, including personal health data, is subject to the E.U. General Data Protection Regulation (GDPR), which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the U.S., and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. Compliance with the GDPR will be a rigorous and time-intensive process that may increase the cost of doing business or require companies to change their business practices to ensure full compliance.
Pricing Decisions for Approved Products
In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its Member States to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Member States may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other Member States allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage health care expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on health care costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various Member States, and parallel trade, i.e., arbitrage between low-priced and high-priced Member States, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Patent Term Extension
In order to compensate the patentee for delays in obtaining a marketing authorization for a patented product, a supplementary certificate, or SPC, may be granted extending the exclusivity period for that specific product by up to five years. Applications for SPCs must be made to the relevant patent office in each E.U. member state and the granted certificates are valid only in the member state of grant. An application has to be made by the patent owner within six months of the first marketing authorization being granted in the European Union (assuming the patent in question has not expired, lapsed or been revoked) or within six months of the grant of the patent (if the marketing authorization is granted first). In the context of SPCs, the term “product” means the active ingredient or combination of active ingredients for a medicinal product and the term “patent” means a patent protecting such a product or a new manufacturing process or application for it. The duration of an SPC is calculated as the difference between the patent’s filing date and the date of the first marketing authorization, minus five years, subject to a maximum term of five years.
A six month pediatric extension of an SPC may be obtained where the patentee has carried out an agreed pediatric investigation plan, the authorized product information includes information on the results of the studies and the product is authorized in all member states of the European Union.

Healthcare Law and Regulation
Health care providers and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, patient privacy laws and regulations and other healthcare laws and regulations that may constrain business and/or financial arrangements. Restrictions under applicable federal and state healthcare laws and regulations, include the following:
•the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;
•the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious or fraudulent or knowingly making, using or causing to be made or used a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;
•the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false statements relating to health care matters;
•HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;
•Foreign Corrupt Practices Act, or FCPA, which prohibits companies and their intermediaries from making, or offering or promising to make improper payments to non-U.S. officials for the purpose of obtaining or retaining business or otherwise seeking favorable treatment;
•the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;
•the federal transparency requirements known as the federal Physician Payments Sunshine Act, under the Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act, or the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services, or CMS, within the United States Department of Health and Human Services, information related to payments and other transfers of value made by that entity to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and
•analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-government third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Pharmaceutical Insurance Coverage and Health Care Reform
In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other government authorities. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage and establish adequate reimbursement levels for, the product. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.
In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable marketing approvals. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, results of operations and financial condition. Additionally, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.
The containment of health care costs also has become a priority of federal, state and foreign governments and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive marketing approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical and biopharmaceutical products, limiting coverage and reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. In March 2010, the United States Congress enacted the Affordable Care Act, or ACA, which, among other things, includes changes to the coverage and payment for drug products under government health care programs. Among the provisions of the ACA of importance to our potential product candidates are:
•an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;
•expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;
•expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;
•addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;
•expanded the types of entities eligible for the 340B drug discount program;

•established the Medicare Part D coverage gap discount program by requiring manufacturers to provide a 50% (and 70% as of January 1, 2019) point-of-sale-discount off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and
•a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Since enactment of the ACA, there have been, and continue to be, numerous legal challenges and Congressional actions to repeal and replace provisions of the law. For example, with enactment of the Tax Cuts and Jobs Act of 2017, which was signed by President Trump on December 22, 2017, Congress repealed the “individual mandate.” The repeal of this provision, which requires most Americans to carry a minimal level of health insurance, became effective in 2019. Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” The Congress may consider other legislation to replace elements of the ACA during the next Congressional session.
The Trump Administration has also taken executive actions to undermine or delay implementation of the ACA. Since January 2017, President Trump has signed two Executive Orders designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. One Executive Order directs federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. The second Executive Order terminates the cost-sharing subsidies that reimburse insurers under the ACA. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. In addition, CMS has recently proposed regulations that would give states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. Further, on June 14, 2018, U.S. Court of Appeals for the Federal Circuit ruled that the federal government was not required to pay more than $12 billion in ACA risk corridor payments to third-party payors who argued were owed to them. The U.S. Supreme Court is reviewing this decision during its current term. The full effects of this gap in reimbursement on third-party payors, the viability of the ACA marketplace, providers, and potentially our business, are not yet known.
In addition, on December 14, 2018, a U.S. District Court judge in the Northern District of Texas ruled that the individual mandate portion of the ACA is an essential and inseverable feature of the ACA, and therefore, because the mandate was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. The Trump administration and CMS have both stated that the ruling will have no immediate effect, and on December 30, 2018, the same judge issued an order staying the judgment pending appeal. The Trump Administration recently represented to the Court of Appeals considering this judgment that it does not oppose the lower court’s ruling. On July 10, 2019, the Court of Appeals for the Fifth Circuit heard oral arguments in this case. On December 18, 2019, that court affirmed the lower court’s ruling that the individual mandate portion of the ACA is unconstitutional, and it remanded the case to the district court for reconsideration of the severability question and additional analysis of the provisions of the ACA. On January 21, 2020, the U.S. Supreme Court declined to review this decision on an expedited basis. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.
Further, there have been several recent U.S. congressional inquiries and proposed federal and proposed and enacted state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. At the federal level, Congress and the Trump administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs.
For example, on May 11, 2018, the Administration issued a plan to lower drug prices. Under this blueprint for action, the Administration indicated that the Department of Health and Human Services (HHS) will: take steps to end the gaming of regulatory and patent processes by drug makers to unfairly protect monopolies; advance biosimilars and generics to boost price competition; evaluate the inclusion of prices in drug makers’ ads to enhance price competition; speed access to and lower the cost of new drugs by clarifying policies for sharing information between insurers and drug makers; avoid excessive pricing by relying more on value-based pricing by expanding outcome-based payments in Medicare and Medicaid; work to give Part D plan sponsors more negotiation power with drug makers; examine which Medicare Part B drugs could be negotiated for a lower price by Part D plans, and improving the design of the Part B Competitive Acquisition Program; update Medicare’s drug-pricing dashboard to increase transparency; prohibit Part D contracts that include “gag rules” that prevent pharmacists from informing patients when they could pay less out-of-pocket by not using insurance; and require that Part D plan members be provided with an annual statement of plan payments, out-of-pocket spending and drug price increases. In addition, on December 23, 2019, the Trump Administration published a proposed rulemaking that, if finalized, would allow states or certain other non-federal government entities to submit importation program proposals to FDA for review and approval. Applicants would be required to demonstrate their importation plans pose no additional risk to public health and safety and will result in significant cost savings for consumers. At the same time, FDA issued draft guidance that would allow manufacturers to import their own FDA-approved drugs that are authorized for sale in other countries (multi-market approved products).
At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Employees

As of December 31, 2019, we had 68 full-time employees and 70 total employees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our Corporate Information

We were incorporated under the laws of the state of Delaware in July 2020. On September 18, 2020, pursuant to a scheme of arrangement under UK law, we became the parent company of the Summit Therapeutics plc group of companies, including Summit Therapeutics plc, a public limited company incorporated under the laws of England and Wales with the Registrar of Companies of England and Wales. Pursuant to the scheme of arrangement, all outstanding ordinary shares of Summit Therapeutics plc were exchanged for shares of our common stock on a five for one basis.

In connection with the scheme of arrangement, Summit changed its corporate domicile from the United Kingdom to Delaware. Our principal executive offices are located at One Broadway, 14th Floor, Cambridge, MA States 02142, and our telephone number is +1 617 514 7149. Our website address is www.summitplc.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this Report or in any other report or document we file with the SEC, and any reference to our website address is intended to be an inactive textual reference only.

We own or have rights to trademarks, service marks, and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks, and trade names appearing in this Report are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, and trade names referred to in this Report are listed without the ® and ™ symbols.

Available Information

We are the successor to Summit Therapeutics plc for various purposes under the Exchange Act and, through the filing of a Current Report on Form 8-K filed pursuant to Rule 12g-3 under the Exchange Act, have assumed Summit Therapeutics plc's Commission file number (001-36866). We began filing reports under the Exchange Act with the filing of that Current Report on Form 8-K. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act will be posted on our website as soon as reasonably practicable after electronic filing with or furnishing to the Securities and Exchange Commission and the Annual Reports on Form 20-F and Reports on Form 6-K filed by Summit Therapeutics plc prior to the completion of the Redomiciliation Transaction are available on our website. All such postings on our website can be accessed free of charge.

Item 1A. Risk Factors
Our business has significant risks. You should consider carefully the risks described below, together with the other information contained in this Report, including our financial statements and the related notes. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected.

Risks Related to our Financial Position and Need for Additional Capital

We have incurred significant losses since our inception. We expect to incur losses for at least the next several years and may never generate profits from operations or maintain profitability.

Since inception, we have incurred significant operating losses. Our net loss was approximately $29.0 million for the eleven months ended December 31, 2019, our net profit was approximately $9.9 million for the year ended January 31, 2019, and our net loss was approximately $26.4 million for the year ended January 31, 2018. As of December 31, 2019, we had an accumulated deficit of $159.9 million. The profit recorded for the year ended January 31, 2019, was due to the recognition of all remaining deferred revenue related to our license and collaboration agreement with Sarepta Therapeutics, Inc., or Sarepta, following our decision to discontinue the development of ezutromid in June 2018. This recognition of deferred revenues did not impact our cash flows. To date, we have financed our operations primarily through issuances of Summit Therapeutics plc’s ordinary shares and American Depositary Shares, or ADSs, payments to us under our now-terminated license and collaboration agreement with Sarepta, payments to us under our license and commercialization agreement with Eurofarma Laboratórios SA, or Eurofarma, and development funding and other assistance from government entities, philanthropic, non-government and not for profit organizations and patient advocacy groups for our product candidates. We have devoted substantially all of our efforts to research and development, including clinical trials. We have not completed development of any drugs. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. The net losses we incur may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially in connection with conducting clinical trials for our lead product candidate, ridinilazole (formerly SMT19969), for the treatment of patients with Clostridioides difficile infection (formerly known as Clostridium difficile infection), or CDI, and seeking marketing approval for ridinilazole in the United States, as well as other geographies. In addition, if we obtain marketing approval of ridinilazole in the United States or other jurisdictions where we retain commercial rights, we expect to incur significant sales, marketing, distribution and outsourced manufacturing expenses, as well as ongoing research and development expenses.

In addition, our expenses will increase if and as we:

•continue the research and development of ridinilazole, as well as our early-stage programs targeting infections caused by Enterobacteriaceae and Neisseria gonorrhoeae;
•seek to identify and develop additional product candidates, including through our bacterial genetics-based discovery and development platform, which we refer to as our Discuva Platform, for discovering and developing new mechanism antibiotics;
•seek marketing approvals for any product candidates that successfully complete clinical development;
•ultimately establish a sales, marketing and distribution infrastructure in jurisdictions where we have retained commercialization rights and scale up external manufacturing capabilities to commercialize any product candidates for which we receive marketing approval;
•acquire or in-license other product candidates and technology;
•maintain, expand and protect our intellectual property portfolio;
•hire additional clinical, regulatory and scientific personnel;
•expand our physical presence; and
•add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.

Our ability to generate profits from operations and remain profitable depends on our ability to successfully develop and commercialize drugs that generate significant revenue. Based on our current plans, we do not expect to generate significant product sales revenue unless and until we obtain marketing approval for, and commercialize, ridinilazole for the treatment of CDI or any other product candidates we develop. This will require us to be successful in a range of challenging activities, including:

•successfully initiating and completing clinical trials of ridinilazole for the treatment of CDI and any other product candidates we develop;
•obtaining approval to market ridinilazole for the treatment of CDI and any other product candidates we develop;

•protecting our rights to our intellectual property portfolio related to ridinilazole and any other product candidates we develop;
•contracting for the manufacture of clinical and commercial quantities of ridinilazole and any other product candidates we develop;
•negotiating and securing adequate reimbursement from third-party payors for ridinilazole and any other product candidates we develop; and
•establishing sales, marketing and distribution capabilities to effectively market and sell ridinilazole and any other product candidates we develop in the United States, as well as other geographies.

We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to generate profits from operations. Even if we do generate profits from operations, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to generate profits from operations and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our operations to date have been limited to organizing and staffing our company, developing and securing our technology, raising capital and undertaking preclinical studies and clinical trials of our product candidates. We have not yet demonstrated our ability to successfully complete development of any product candidates, obtain marketing approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

Assuming we obtain marketing approval for any of our product candidates, we will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We may encounter unforeseen expenses, difficulties, complications and delays and may not be successful in such a transition.

We will need substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

While we received approximately $49.1 million from the sale of Summit Therapeutics plc's ordinary shares in December 2019, we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we initiate and continue clinical trials of ridinilazole for the treatment of CDI, continue our research activities and initiate preclinical programs for other product candidates. In addition, if we obtain marketing approval for ridinilazole where we retain commercial rights or any other product candidates we develop, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing. Furthermore, we expect to incur additional costs associated with operating as a domestic issuer in the United States following the Redomiciliation Transaction. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

We believe that our existing cash and cash equivalents, as well as the remaining committed amounts receivable that we have been awarded under our contract with the Biomedical Advanced Research and Development Authority, or BARDA, for the development of ridinilazole, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements to January 31, 2021. While these capital resources have allowed us to initiate our two Phase 3 clinical trials of ridinilazole, we do not expect to be able to complete these trials without additional capital. These circumstances led management to conclude that substantial doubt on our ability to continue as a going concern for a period of one year from the issuance of our consolidated financial statements exists. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations and financial condition.

We have based the foregoing estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. This estimate assumes, among other things, that we do not obtain any additional funding through grants and clinical trial support or through new collaboration arrangements. Our future capital requirements will depend on many factors, including:

•the progress, costs and results of clinical trials of ridinilazole for CDI;
•the number and development requirements of other product candidates that we pursue;
•the costs, timing and outcome of regulatory review of ridinilazole and other product candidates we develop;
•the costs and timing of commercialization activities, including product sales, marketing, distribution and manufacturing, for any of our product candidates that receive marketing approval;
•subject to receipt of marketing approval, revenue received from commercial sales of ridinilazole or any other product candidates;
•the costs and timing of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights and defending against any intellectual property-related claims;
•our contract with BARDA and whether BARDA elects to pursue its final designated option;
•the amounts we receive from Eurofarma under our license and commercialization agreement, including for the achievement of development, commercialization and sales milestones and for product supply transfers;
•our ability to establish and maintain collaborations, licensing or other arrangements and the financial terms of such arrangements;
•the extent to which we acquire or invest in other businesses, products and technologies;
•the rate of the expansion of our physical presence;
•the extent to which we change our physical presence; and
•the costs of operating as a domestic issuer in the United States following the Redomiciliation Transaction.

Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we are not planning to have commercially available for several years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. Additional financing may not be available to us on acceptable terms, or at all.

The report of our independent registered public accounting firm included a “going concern” explanatory paragraph.

Management concluded that substantial doubt about the Company’s ability to continue as a going concern exists. Accordingly, the report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2019 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. If we are unable to raise sufficient capital as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our development strategy

Raising additional capital may cause dilution to our investors, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, collaborations, strategic alliances, grants and clinical trial support from government entities, philanthropic, non-government and not for profit organizations and patient advocacy groups, debt financings, and marketing, distribution or licensing arrangements. We do not have any committed external source of funds other than the amounts we are entitled to receive from BARDA under our contract with them to fund, in part, the clinical and regulatory development of ridinilazole and from Eurofarma under our license and commercialization agreement with them. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as an equity holder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to the Development and Commercialization of our Product Candidates

We depend heavily on the success of our lead product candidate, ridinilazole, which we are developing for the treatment of CDI. All of our other programs are still in the preclinical or discovery stage. If we are unable to commercialize ridinilazole, or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the development of ridinilazole for CDI, which is still in clinical development. Our ability to generate product revenues, which may not occur for several years, if ever, will depend heavily on the successful development and commercialization of ridinilazole. The success of this product candidate will depend on a number of factors, including the following:

•successful completion of clinical development;
•receipt of marketing approvals from applicable regulatory authorities;
•establishing commercial manufacturing arrangements with third-party manufacturers;
•obtaining and maintaining patent and trade secret protection and regulatory exclusivity;
•protecting our rights in our intellectual property portfolio;
•establishing sales, marketing and distribution capabilities;
•launching commercial sales of ridinilazole, if and when approved, whether alone or in collaboration with others;
•acceptance of ridinilazole, if and when approved, by patients, the medical community and third-party payors;
•effectively competing with other therapies; and
•maintaining a continued acceptable safety profile of ridinilazole, following approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize ridinilazole, which would materially harm our business.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the U.S. Food and Drug Administration, or the FDA, or the European Medicines Agency, or the EMA, or do not otherwise produce favorable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of ridinilazole or any other product candidate.

In connection with obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In particular, the small number of patients in our early clinical trials may make the results of these clinical trials less predictive of the outcome of later clinical trials. The design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced or completed. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

For example, in June 2018, we announced that our Phase 2 clinical trial of ezutromid, our then-lead utrophin modulator for the treatment of the neuromuscular disease Duchenne muscular dystrophy, or DMD, which we referred to as PhaseOut DMD, failed to meet its primary and secondary endpoints. PhaseOut DMD was a 48-week open label clinical trial conducted at trial sites in the United States and the United Kingdom. PhaseOut DMD enrolled a total of 40 ambulatory boys between their fifth and tenth birthday, inclusive, who had a genetically confirmed diagnosis of DMD. The primary objective of PhaseOut DMD was to investigate changes in magnetic resonance parameters from baseline in leg muscle health. The secondary objectives of PhaseOut DMD investigated changes in utrophin expression in muscle and muscle fiber regeneration through the examination of muscle fiber biopsies taken from patients at baseline and after 24 weeks or 48 weeks of treatment with ezutromid. We reported interim 24-week data from PhaseOut DMD in January 2018, with further findings reported in February 2018, and while these data showed positive changes in some of the primary and secondary endpoint measurements after 24 weeks of treatment, we did not see these effects after 48 weeks of treatment. We announced the discontinuation of the development of ezutromid in June 2018, and we have now completed all the activities related to the close-out of the PhaseOut DMD clinical trial. Similarly, in September 2020, we discontinued our gonorrhea program based on data from preclinical studies that showed the series of antibiotics we were evaluating did not have suitable qualities for further development.

If we are required to conduct additional clinical trials or other testing of ridinilazole or any other product candidate that we develop beyond those that we contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these clinical trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•be delayed in obtaining marketing approval for our product candidates;
•not obtain marketing approval at all;
•obtain approval for indications or patient populations that are not as broad as we intended or desired;
•obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;
•be subject to additional post-marketing testing requirements or restrictions; or
•have the product removed from the market after obtaining marketing approval.

If we experience any of a number of possible unforeseen events in connection with our clinical trials, potential marketing approval or commercialization of our product candidates could be delayed or prevented.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

•clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;
•the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate for various reasons, including due to contagious diseases or illnesses, such as the novel coronavirus, as described below;
•we may be unable to enroll a sufficient number of patients in our clinical trials to ensure adequate statistical power to detect any statistically significant treatment effects;
•our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
•regulators, institutional review boards or independent ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;
•we may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;
•we may have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;
•regulators, institutional review boards or independent ethics committees may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;
•the cost of clinical trials of our product candidates may be greater than we anticipate;
•the supply or quality of our product candidates, comparator drugs or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate, which may occur if, for example, enrollment for our Phase 3 clinical trials were delayed and the clinical supply of ridinilazole or vancomycin manufactured for such trials was not utilized prior to its expiration and needed to be replaced, or if there were disruptions in our supply chain due to weather conditions, natural disasters or contagious diseases or illnesses, such as the novel coronavirus; and
•our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators, institutional review boards or independent ethics committees to suspend or terminate the clinical trials.

Due to the novel coronavirus pandemic (COVID-19) and the response to it, we have experienced, and expect to continue to experience, patient enrollment at a slower pace at certain of our clinical trial sites than expected. As a result, we expect the results from our clinical trials to be delayed and have withdrawn our expectations regarding the timing of completion for the clinical trials.

Our product development costs will increase as we experience delays in testing or marketing approvals. We do not know whether any preclinical tests or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

The novel coronavirus pandemic (COVID-19) and the response to it have led to many clinical trial sites slowing or stopping enrollment into our Phase 3 clinical trials, and as a result we expect the results from our clinical trials to be delayed, and we expect these circumstances, and potentially other, related circumstances that are unpredictable at this time, to have a material adverse effect on our business, operations and financial condition.

In December 2019, an outbreak of respiratory illness caused by a novel coronavirus, commonly referred to as COVID-19, began in Wuhan, China and has now spread worldwide. The World Health Organization has declared the outbreak a pandemic and a global public health emergency. In addition to those who have been directly affected, millions more have been affected by government efforts in the United States, the United Kingdom, the European Union and around the world to slow the spread of the pandemic through quarantines, travel restrictions, heightened border scrutiny and other measures. The pandemic and measures taken in response by governments, private industry, individuals and others have also had significant direct and indirect adverse impacts on businesses and commerce as supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services has spiked, while demand for other goods and services has decreased significantly.

The future progression of the pandemic and its effects on our business and operations are highly uncertain. We have experienced, and expect to continue to experience, patient enrollment at a slower pace at certain of our clinical trial sites than expected. In addition, certain of our clinical trial sites have suspended enrollment due to facility closures, quarantine, travel restrictions and other governmental restrictions. Further we are currently unable to undertake certain activities directly including clinical trial site visits and investigator meetings, with such activities being done remotely where possible. As a result, we expect the results from our clinical trials to be delayed, which we expect will have a material adverse impact on our clinical trial plans and timelines. Additionally, as a result of the slower pace of enrollment, our clinical supplies of ridinilazole and vancomycin manufactured for such trials may not be utilized prior to their expiration and may need to be replaced. While we do not currently anticipate significant interruptions in our clinical supply chain, quarantines, travel restrictions and other measures may significantly impact the ability of employees of our third-party suppliers to get to their places of work to manufacture and deliver additional clinical supplies, which could cause the results from our clinical trials to be delayed even further. For more information regarding the risks related to our clinical trials, see “If we experience any of a number of possible unforeseen events in connection with our clinical trials, potential marketing approval or commercialization of our product candidates could be delayed or prevented.”

The coronavirus pandemic continues to evolve. There may be other material adverse impacts on our business, operations and financial condition that are unpredictable at this time, including delays in the development and regulatory approval of other product candidates and difficulties in retaining qualified personnel during the pandemic and once it subsides. The extent to which the pandemic may impact our business will depend on future developments, such as the duration of the pandemic, quarantines, travel restrictions and other measures in the United States, the United Kingdom, the European Union and around the world, business closures or business disruptions and the effectiveness of actions taken to contain the pandemic.

If we experience delays or difficulties in the enrollment of patients in our clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidates, if we are unable to locate and enroll a sufficient number of eligible patients to participate in these clinical trials. CDI is an acute infection that requires rapid diagnosis. For our Phase 3 clinical trials of ridinilazole, we need to identify potential patients, test them for CDI and enroll them within three days and prior to patients receiving other antibiotic treatments that may be active against CDI for greater than a 24-hour period. In addition, our competitors in CDI have ongoing clinical trials for product candidates that could be competitive with our product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates or choose not to enroll in any clinical trials for various reasons, including due to fears of contagious diseases or illnesses, such as the novel coronavirus.

Patient enrollment is affected by other factors, including:

•severity of the disease under investigation;
•eligibility criteria for the clinical trial in question;
•perceived risks and benefits of the product candidate under study;
•competition for patients, time and resources at clinical trials sites from other investigational therapies in clinical trials that target the same patient population;

•approval of other therapies to treat the indication that is being investigated in the clinical trial;
•efforts to facilitate timely enrollment in clinical trials;
•patient referral practices of physicians;
•the ability to monitor patients adequately during and after treatment; and
•proximity and availability of clinical trial sites for prospective patients.

Due to the novel coronavirus pandemic (COVID-19) and the response to it, we have experienced, and expect to continue to experience, patient enrollment at a slower pace at certain of our clinical trial sites than expected. As a result, we expect the results from our clinical trials to be delayed and have withdrawn our expectations regarding the timing of completion for the clinical trials.

Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. Our inability to enroll a sufficient number of patients in our ongoing clinical trials of ridinilazole or any other planned clinical trials would result in significant delays, may generate a limited data set from which no meaningful conclusions could be made, or may require us to abandon one or more clinical trials altogether.

If serious adverse or inappropriate side effects are identified during the development of ridinilazole or any other product candidate, we may need to abandon or limit our development of that product candidate.

All of our product candidates are in clinical or early-stage development and their risk of failure is high. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive marketing approval. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

Although ridinilazole has generally been well tolerated at all doses tested, patients who typically are diagnosed with CDI have a number of underlying illnesses, which means it is more likely that we will see adverse events and serious adverse events being reported even if these events are later deemed to be unrelated to treatment with ridinilazole. For example, in our Phase 2 proof of concept clinical trial of ridinilazole, a total of 180 adverse events were reported for ridinilazole, although the majority of these were considered unlikely to be related to treatment with ridinilazole, and the number of ridinilazole reported adverse events was similar to patients treated with vancomycin, the comparator drug used in this clinical trial, where a total of 183 adverse events were reported. Most of the adverse events occurred in the gastrointestinal system organ class with nausea, abdominal pain, abdominal distention and vomiting the most commonly reported events for both treatment groups. Often, it is not possible to determine conclusively whether or not the product candidate being studied caused a particular adverse event. Regulatory authorities may draw different conclusions or require additional testing to confirm these determinations, if they occur. In addition, it is possible that as we test ridinilazole in a larger clinical program, illnesses, discomforts and other adverse events that were observed in earlier clinical trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by clinical trial patients.

Many compounds that initially showed promise in clinical or earlier stage testing have later been found to cause side effects or other safety issues that prevented further development of the compound. If we elect or are forced to suspend or terminate any clinical trial of our product candidates, the commercial prospects of such product candidate will be harmed and our ability to generate product revenues from such product candidate will be delayed or eliminated. Any of these occurrences could materially harm our business.

Even if ridinilazole or any other product candidate receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If ridinilazole or any of our other product candidates receive marketing approval, such products may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenues or revenue from collaboration agreements, including our license and commercialization agreement with Eurofarma, or any profits from operations. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•the efficacy and potential advantages compared to alternative treatments or competitive products;
•the prevalence and severity of any side effects;

•the ability to offer our product candidates for sale at competitive prices, including in the case of ridinilazole, which we expect, if approved, will compete with the antibiotics vancomycin and metronidazole, both of which are available in generic form at low prices, and fidaxomicin, and potentially other approaches to be used as an adjunctive therapy to antibiotics, such as the monoclonal antibody bezlotoxumab, vaccines or fecal biotherapy;
•convenience and ease of administration compared to alternative treatments;
•the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•the strength of marketing and distribution support;
•the availability of third-party coverage and adequate reimbursement;
•the timing of any such marketing approval in relation to other product approvals;
•support from patient advocacy groups; and
•any restrictions on concomitant use of other medications.

Our ability to negotiate, secure and maintain third-party coverage and reimbursement may be affected by political, economic and regulatory developments in the United States, the European Union and other jurisdictions.

Governments continue to impose cost containment measures, and third-party payors are increasingly challenging prices charged for medicines and examining their cost effectiveness, in addition to their safety and efficacy. These and other similar developments could significantly limit the degree of market acceptance of ridinilazole or any of our other product candidates that receive marketing approval.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be successful in commercializing ridinilazole or any other product candidate if and when such product candidates are approved.

We do not have a sales or marketing infrastructure and have no experience as a company in the sale or marketing of pharmaceutical products. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. If ridinilazole receives marketing approval, we intend to commercialize it in the United States with our own specialized sales force. We will rely on Eurofarma to commercialize ridinilazole in Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Suriname, Dominican Republic, Uruguay and Venezuela, pursuant to the license and commercialization agreement we entered into with Eurofarma in December 2017. We are also currently exploring options to develop and commercialize this antibiotic candidate in other territories. There are risks involved with establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;
•the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any future products;
•the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
•unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we enter into arrangements with third parties to perform sales and marketing services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our product candidates or may be unable to do so on terms that are acceptable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

We face substantial competition, which may result in others discovering, developing or commercializing products before us or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product candidates and any products we may seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide.

Several pharmaceutical and biotechnology companies have established themselves in the market for the treatment of CDI, and several additional companies are developing products for the treatment of CDI. Currently the mostly commonly used treatments for CDI are the broad-spectrum antibiotics vancomycin and metronidazole, both of which are available in generic form in the United States. Generic antibiotic therapies typically are sold at lower prices than branded antibiotics and generally are preferred by managed care providers of health services. The antibiotic fidaxomicin (DificidTM in the United States and DificlirTM in Europe), which is marketed in the United States by Cubist Pharmaceuticals, Inc., or Cubist, a wholly owned subsidiary of Merck & Co., Inc., or Merck, and in Europe by Astellas Pharma Inc., is approved for treatment of CDI in the United States and the European Union. Merck received approval from the FDA and EMA for bezlotoxumab (Zinplava™), a monoclonal antibody for the treatment of patients, in combination with an antibiotic, who have a high risk of disease recurrence. Other approaches in development for the treatment of CDI include vaccines and fecal biotherapy. For more information, see “Business—Competition” in this Report.

Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, safer, have fewer or less severe side effects, are approved for broader indications or patient populations, or are more convenient or less expensive than any products that we develop and commercialize. Our competitors may also obtain marketing approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

We believe that many competitors are attempting to develop therapeutics for the target indications of our product candidates, including academic institutions, government agencies, public and private research organizations, large pharmaceutical companies and smaller more focused companies.

Many of our competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approvals from regulatory authorities and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to or necessary for our programs.

Even if we are able to commercialize ridinilazole or any other product candidate that we develop, the product may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval.

Our ability to commercialize ridinilazole or any other product candidate successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. and E.U. healthcare industries and elsewhere is cost containment.

Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products.

For example, under Medicare, hospitals are reimbursed under an inpatient prospective payment system. This pricing methodology provides a single payment amount to hospitals based on a given diagnosis-related group. As a result, with respect to Medicare reimbursement for services in the hospital inpatient setting, hospitals could have a financial incentive to use the least expensive drugs for the treatment of CDI, generic antibiotics, which may significantly impact our ability to charge a premium for ridinilazole. We cannot be sure that coverage and reimbursement will be available for ridinilazole or any other product that we commercialize and, if coverage and reimbursement are available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. In addition, third-party payors are likely to impose strict requirements for reimbursement of a higher priced drug. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the applicable regulatory authority. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs, and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. In the United States, third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. In the European Union, reference pricing systems and other measures may lead to cost containment and reduced prices. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

In some countries, particularly the member states of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, we may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our product candidate to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on prices or reimbursement levels within the country of publication and other countries. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•reduced resources of our management to pursue our business strategy;
•decreased demand for any product candidates or products that we may develop;
•injury to our reputation and significant negative media attention;
•withdrawal of clinical trial participants;
•significant costs to defend the related litigation;

•substantial monetary awards to clinical trial participants or patients;
•loss of revenue;
•increased insurance costs; and
•the inability to commercialize any products that we may develop.

We have separate product liability insurance policies that cover our product candidates and each of our clinical trials. These policies each provide coverage of up to $26.4 million in the aggregate for clinical trials, or portions thereof, conducted worldwide. The insurance policies covering our clinical trials are subject to a per claim deductible. The amount of insurance that we currently hold may not be adequate to cover all liabilities that we may incur. We will need to increase our insurance coverage when and if we begin commercializing ridinilazole or any other product candidate that receives marketing approval. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes.

Our operations currently, and may in the future, involve the use of hazardous and flammable materials, including chemicals and medical and biological materials, and produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and wastes, we cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials or disposal of hazardous wastes, we could be held liable for any resulting damages, and any liability could exceed our resources.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We also maintain liability insurance for some of these risks, but our policy has a coverage limit of
$13.2 million per occurrence.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on specific product candidates. As a result, we may forego or delay pursuit of opportunities with other product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates may not yield any commercially viable products.

For example, in June 2018, we announced that our PhaseOut DMD clinical trial of ezutromid for DMD failed to meet its primary and secondary endpoints. We had reported interim 24-week data from PhaseOut DMD in January 2018, with further findings reported in February 2018, and while these showed positive changes in some of the primary and secondary endpoint measurements after 24 weeks of treatment, we did not see these effects after 48 weeks of treatment. We announced the discontinuation of the development of ezutromid in June 2018 and have also discontinued the development of our future generation utrophin modulators, despite our significant investment of resources into the development of our utrophin modulators for the treatment of DMD over a number of years. In addition, in September 2020, following the review of data from preclinical studies, we determined to cease work on our gonorrhea program.

We have based our research and development efforts for CDI on the antibiotic ridinilazole. Notwithstanding our large investment to date and anticipated future expenditures in proprietary technologies that we use in the discovery of product candidates for CDI and other infectious diseases, we have not yet developed, and may never successfully develop, any marketed drugs. As a result of pursuing the development of product candidates using our proprietary technologies, we may fail to develop product candidates or address indications based on other scientific approaches that may offer greater commercial potential or for which there is a greater likelihood of success. Research programs to identify new product candidates require substantial technical, financial and human resources. These research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development.

If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

The anticipated benefits of any acquisition that we consummate may not be fully realized, may take longer to realize than expected or may not be realized at all.

Any acquisition we consummate will involve the integration of the operations, product candidates and technology of the acquired business with our existing operations and programs, and there are uncertainties inherent in any such integration. Unexpected difficulties in the integration process for an acquisition or the failure to retain key management personnel from an acquired business could adversely affect our business, financial results and financial condition. In addition, any acquisitions are likely to require significant resources and management attention, including the resources and attention required to further the development of any acquired product candidates or other development programs, or the commercialization of any acquired product, and we may not realize the anticipated benefits from such an acquisition within the time period we expect, or at all. In addition, in any acquisition, the due diligence process may not identify all factors that could produce unintended or unexpected consequences for us. Undiscovered factors could cause us to incur potentially material financial liabilities and prevent us from achieving the expected benefits from the acquisition within our desired timeframe, or at all. In December 2017, we obtained a bacterial genetics-based platform, which we refer to as our Discuva Platform, for the discovery and development of new mechanism antibiotic compounds through our acquisition of Discuva Limited, or Discuva. While we expect to use the Discuva Platform to facilitate our discovery and development of new mechanism antibiotics, we may fail to do so. As a result, we may not obtain any value from our acquisition of Discuva.

The United Kingdom’s withdrawal from the European Union could lead to increased market volatility and make it more difficult for us to do business in Europe, which could adversely impact the market price of our common stock.

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as Brexit. Following protracted negotiations, the United Kingdom withdrew from the European Union on January 31, 2020. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom will be subject to a transition period until December 31, 2020, or the Transition Period, during which European Union rules will continue to apply. Negotiations between the United Kingdom and the European Union are expected to continue in relation to the customs and trading relationship between the United Kingdom and the European Union following the expiry of the Transition Period. To date, only an outline of a trade agreement has been reached. If no trade agreement has been reached before the end of the Transition Period, there may be significant market and economic disruption.

As a result of the United Kingdom's withdrawal from the European Union, we may also face new regulatory costs and challenges that could have a material adverse effect on our operations. Lack of clarity about future U.K. laws and regulations as the United Kingdom determines which E.U.-derived laws and regulations to replace or replicate as part of a withdrawal, including financial laws and regulations, tax and free trade agreements, intellectual property rights, supply chain logistics, environmental, health and safety laws and regulations, immigration laws and employment laws, could further increase costs and depress economic activity. Depending on the terms of any future trade and other agreements between the United Kingdom and European Union, the United Kingdom could lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers which could make our doing business in Europe more difficult. In addition, currency exchange rates in the pound sterling and the euro with respect to each other and the U.S. dollar have been and may continue to be adversely affected by the future trade relationship negotiations and their outcome. In the near term, there is a risk of disrupted import and export processes due to a lack of administrative processing capacity by the respective U.K. and E.U. customs agencies that may delay time-sensitive shipments and may negatively impact our clinical trial supply chain, which includes locations in both the United Kingdom and the European Union.

Recent and potential future changes to U.S. and non-U.S. tax laws could materially adversely affect our company and holders of our shares of common stock.

Recent changes in tax law may adversely affect our business or financial condition. On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act, or the TCJA, which significantly reformed the U.S. Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, contained significant changes to corporate taxation, including a reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, the limitation of the tax deduction for net interest expense to 30% of adjusted taxable income (except for certain small businesses), the limitation of the deduction for net operating losses arising in taxable years beginning after December 31, 2017 to 80% of current year taxable income and elimination of net operating loss carrybacks for losses arising in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely), the imposition of a one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, the elimination of U.S. tax on foreign earnings (subject to certain important exceptions), the allowance of immediate deductions for certain new investments instead of deductions for depreciation expense over time, and the modification or repeal of many business deductions and credits.

As part of Congress’ response to the COVID-19 pandemic, the Families First Coronavirus Response Act, or FFCR Act, was enacted on March 18, 2020, and the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was enacted on March 27, 2020. Both contain numerous tax provisions. In particular, the CARES Act retroactively and temporarily (for taxable years beginning before January 1, 2021) suspends application of the 80%-of-income limitation on the use of net operating losses, which was enacted as part of the TCJA. It also provides that net operating losses arising in any taxable year beginning after December 31, 2017, and before January 1, 2021 are generally eligible to be carried back up to five years. The CARES Act also temporarily (for taxable years beginning in 2019 or 2020) relaxes the limitation of the tax deductibility for net interest expense by increasing the limitation from 30% to 50% of adjusted taxable income.

Regulatory guidance under the TCJA, the FFCR Act and the CARES Act is and continues to be forthcoming, and such guidance could ultimately increase or lessen impact of these laws on our business and financial condition. It is also likely that Congress will enact additional legislation in connection with the COVID-19 pandemic, some of which could have an impact on our company. In addition, it is uncertain if and to what extent various states will conform to the TCJA, the FFCR Act or the CARES Act.

Future changes in tax laws, regulations and treaties, or the interpretation thereof, in addition to initiatives related to the Base Erosion and Profit Shifting, or BEPS, Project of the Organisation for Economic Co-Operation and Development, or OECD; the European Commission’s “state aid” investigations; and other developments could have an adverse effect on the taxation of international businesses, including our own. Furthermore, countries where we are subject to taxes, including the United States, evaluate their tax policies and rules on a regular basis, and we may see significant changes in legislation and regulations concerning taxation.

We are unable to predict what tax changes may be enacted in the future or what effect such changes would have on our business, but such changes could affect our effective tax rates in countries where we have operations and could have an adverse effect on our overall tax position in the future, along with increasing the complexity, burden and cost of tax compliance.

Our computer systems, or those of any collaborators or contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our computer systems and those of third parties with whom we contract are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our product development programs and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. For example, the loss of clinical trial data from completed clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liabilities and the further development of our product candidates may be delayed. In addition, we may not have adequate insurance coverage to provide compensation for any losses associated with such events.

While we have not experienced any material losses relating to cyber-attacks, we have been the subject of cyber-attacks. We could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in the information systems and networks of our company, including personal information of our employees. In addition, outside parties may attempt to penetrate our systems or those of our vendors or fraudulently induce our employees or employees of our vendors to disclose sensitive information in order to gain access to our data. Like other companies, we may experience threats to our data and systems, including malicious codes and viruses, and other cyber-attacks. The number and complexity of these threats continue to increase over time. If a material breach of our security or that of our vendors occurs, the market perception of the effectiveness of our security measures could be harmed, we could lose business and our reputation and credibility could be damaged. We could be required to expend significant amounts of money and other resources to repair or replace information systems or networks. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite our efforts, the possibility of these events occurring cannot be eliminated entirely.

We are increasingly dependent upon technology systems and data to operate our business. In particular, the COVID-19 pandemic has caused us to modify our business practices, including the requirement that our office-based employees work from home. As a result, we are increasingly dependent upon our technology systems to operate our business and our ability to effectively manage our business depends on the security, reliability and adequacy of our technology systems and data.

Compliance with global privacy and data security requirements could result in additional costs and liabilities to us or inhibit our ability to collect and process data globally, and the failure to comply with such requirements could have a material adverse effect on our business, financial condition or results of operations.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which we operate has established its own data security and privacy frameworks with which we must comply. For example, the European Union’s General Data Protection Regulation 2016/679, or GDPR, and as enacted in the U.K. through the Data Protection Act 2018, imposes strict obligations on the processing of personal data, including personal health data, and the free movement of such data. The GDPR applies to any company established in the European Union as well as any company outside the European Union that processes personal data in connection with the offering of goods or services to individuals in the European Union or the monitoring of their behavior. The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, obligations relating to: processing health and other sensitive data; obtaining consent of individuals; providing notice to individuals regarding data processing activities; responding to data subject requests; taking certain measures when engaging third-party processors; notifying data subjects and regulators of data breaches; implementing safeguards to protect the security and confidentiality of personal data; and transferring personal data to countries outside the European Union, including the United States. The GDPR imposes additional obligations and risks upon our business and substantially increases the penalties to which we could be subject in the event of any non-compliance, including fines of up to €20 million or 4% of total worldwide annual turnover, whichever is higher. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages. Given the breadth and depth of changes in data protection obligations, preparing for and complying with the GDPR’s requirements has required and will continue to require significant time, resources and a review of our technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data collected in the European Union. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as healthcare data or other personal information from our clinical trials, could require us to change our business practices or lead to government enforcement actions, private litigation or significant fines and penalties against us, reputational harm and could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to our Dependence on Third Parties

Our reliance on government funding for ridinilazole adds uncertainty to our research and commercialization efforts with respect to ridinilazole.

We expect that a significant portion of the funding for the development of ridinilazole will come from our contract with BARDA. BARDA is entitled to terminate our BARDA contract for convenience at any time, in whole or in part, and there can be no assurance that our BARDA contract will not be terminated. Changes in government budgets and research priorities may result in a decreased and de-prioritized emphasis on supporting the development of antibacterial product candidates such as ridinilazole. If our BARDA contract is terminated or BARDA declines to exercise the final option for the research program, or if there is any reduction or delay in funding under our BARDA contract, we may be forced to seek alternative sources of funding, which may not be available on non-dilutive terms, terms favorable to us, or at all. If alternative sources of funding are not available, we may suspend or terminate development activities related to ridinilazole.

BARDA could decide to delay certain of our activities, and we may elect to move forward with certain activities at our own risk and without BARDA reimbursement.

Under our BARDA contract, BARDA will regularly review our ridinilazole development efforts and clinical activities. Under certain circumstances, BARDA may direct us to delay certain activities and invest additional time and resources before proceeding. If we follow such BARDA direction, we may incur delays and additional costs for which we had not planned. In addition, even if BARDA does not direct us to delay certain activities, BARDA’s review of our progress may take longer than we expect, which may result in overall program delays. Also, the costs associated with following BARDA’s direction to delay certain activities may or may not be reimbursed by BARDA under our contract. Finally, if we decide not to follow the direction provided by BARDA and instead pursue activities that we believe are in the best interest of the development of ridinilazole, we might forgo reimbursement under our BARDA contract, and BARDA could assert that we are in default of our contractual commitments, potentially leading to the termination of our contract, and possibly suspension, debarment, or exclusion from eligibility for other U.S. government contracts, funding programs and regulatory approvals.

BARDA may elect not to pursue the remaining designated option beyond the base period.

Even if BARDA does not terminate the contract, the BARDA contract does not require BARDA to provide funding beyond the amount currently obligated under the base period and three options packages of the existing contract. Our BARDA contract initially included a base period providing for reimbursement of up to $32 million and three options that, if exercised in full by BARDA, would extend the contract until the year 2022 and increase the total potential reimbursement to $62 million. In August 2018, BARDA exercised the first of these three options with the $12 million in funding to be drawn down to specifically support drug manufacturing activities required for the submission of marketing approval applications and other regulatory activities related to ridinilazole. In June 2019, BARDA increased the total value of the funding contract to up to $63.7 million; at this time, BARDA also exercised a second option work segment worth $9.6 million. In January 2020, BARDA expanded the award by a further $8.8 million through a new option package to support a new clinical trial in adolescent patients. This increased the total value of the funding contract to up to $72.5 million and brought the total amount of committed BARDA funding to $62.4 million. However, BARDA will decide at its sole discretion whether to pursue the remaining option under the contract, and there can be no assurance that BARDA will elect to pursue the option. Changes in government budgets and research priorities may result in a decreased and de-prioritized emphasis on supporting the development of antibacterial product candidates such as ridinilazole. In such event, BARDA would have no obligation to exercise its remaining option or extend our existing contract. Any such decision by BARDA to end its support for our ridinilazole research program could materially adversely affect our business.

Our reliance on government funding for the clinical and regulatory development of ridinilazole may impose requirements that increase the costs of commercialization and production of product candidates developed with the support of these government-funded programs.

Aspects of our development programs are currently being supported, in part, with funding from BARDA . Contracts and grants awarded by the U.S. government, its agencies and its partners, including our award from BARDA, include provisions that implement the U.S. government’s rights and remedies, many of which are not typically found in commercial contracts, including, for example, powers of the government to:

•terminate agreements, in whole or in part, at any time, for any reason or no reason;
•unilaterally modify the parties’ obligations under such contracts, subject to government-determined equitable price adjustments;
•decline to exercise any option for work beyond the initial base period under multi-year contracts;
•suspend contract performance if Congressionally appropriated funding becomes unavailable;
•obtain rights to inventions and technical data made or first produced in the performance of such contracts;
•audit contract-related costs and fees, including allocated indirect costs;
•suspend or debar the contractor from receiving new contracts pending resolution of alleged violations of procurement laws or regulations in the event of wrongdoing by us;
•take actions that result in a longer development timeline than expected;
•direct the course of a development program in a manner not chosen by the government contractor;
•impose U.S. manufacturing requirements for products that embody or that are produced through the use of inventions conceived or first reduced to practice under such contracts;
•assert qualified march-in rights to grant licenses to third parties to practice contractor-owned inventions that are conceived or first reduced to practice under such contracts;
•pursue criminal or civil remedies under the False Claims Act, False Statements Act and similar remedy provisions specific to government agreements; and
•limit the government’s financial liability to amounts appropriated by the U.S. Congress on a fiscal-year basis, thereby leaving some uncertainty about the future availability of funding for a program even after it has been funded for an initial period.

We may not have the right to prohibit the U.S. government from using certain inventions and technical data funded by the government and developed by us, and we may not be able to prohibit third-party companies, including our competitors, from using those inventions and technical data in providing products and services to the U.S. government. The U.S. government generally takes the position that it has the right to royalty-free use of inventions and technical data that are developed under U.S. government contracts. While we do not believe the intellectual property rights that we have granted to the U.S. government under the BARDA agreement will impact our rights to commercialize ridinilazole, the government’s non-exclusive license to intellectual property developed under the agreement and the government’s march-in to inventions made under the agreement may allow the government, or a third party on its behalf, to more easily and/or quickly develop a product that could compete with ridinilazole.
In addition, U.S. government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•specialized accounting systems unique to government contracts;
•potential liability for price adjustments or recoupment of government funds after such funds have been spent;
•mandatory disclosure of credible evidence of certain contractual or statutory violations occurring in connection with the contract;
•public disclosures of certain contract information, which may enable competitors to gain insights into our research program; and
•mandatory socioeconomic compliance requirements, including labor standards, non-discrimination and affirmative action programs and environmental compliance requirements.

As an organization, we are relatively new to government contracting and the associated regulatory compliance obligations. If we fail to maintain compliance with those obligations, we may be subject to potential civil and/or criminal liability, termination of our BARDA contract, and/or suspension, debarment, or exclusion from eligibility for other U.S. government contracts, funding programs and regulatory approvals. As a U.S. government contractor, we are subject to financial audits and other reviews by the U.S. government of our costs and performance under our BARDA contract, as well as our accounting and general business practices related to our BARDA contract . Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs.

Laws and regulations affecting government contracts, including our BARDA contract, make it more costly and difficult for us to successfully conduct our business. Failure to comply with these laws and regulations could result in significant civil and criminal penalties and adversely affect our business.

We must comply with numerous laws and regulations relating to the administration and performance of our government contracts, including our BARDA contract. Among the most significant government contracting regulations are:

•the Federal Acquisition Regulation, or FAR, and agency-specific regulations supplemental to the FAR, which comprehensively regulate the procurement, formation, administration and performance of government contracts;
•extensive U.S. government regulation of government-funded clinical research activities, including, for example, compliance requirements relating to protection of human and animal research subjects, restrictions on uses of human research materials, and conditions on dissemination of research results;
•business ethics and public integrity obligations, which govern areas such as conflicts of interest, the recruitment and hiring of former government employees, bribes and gratuities, and limitations on and mandatory disclosure of lobbying activities, pursuant to laws such as the Anti-Kickback Act, the Procurement Integrity Act, the False Claims Act and the Foreign Corrupt Practices Act; and
•export control and import laws and regulations.

In addition, U.S. government agencies such as the Department of Health and Human Services and the Defense Contract Audit Agency routinely audit and investigate government contractors for compliance with applicable laws and standards. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards.

These agencies also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be unreasonable, unallowable under applicable reimbursement policies, or improperly allocated to a specific contract will not be paid, while such costs already paid must be refunded. Claims for costs that are expressly unallowable under applicable reimbursement policies may also be subject to administrative penalties. If we are audited and such audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including:

•termination of any government contracts, including our BARDA contract;

•suspension of payments;
•administrative sanctions, such as long-term monitoring arrangements;
•fines; and
•suspension, debarment, or exclusion from eligibility for U.S. government contracts, funding programs and regulatory approvals.

In addition, we could suffer serious reputational harm if allegations of impropriety were made against us, which could jeopardize our other research programs, deter research institutions from engaging with us, and cause our stock price to decrease.

We depend on collaborations with third parties for the development and commercialization of some of our product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

We have entered into a license and commercialization agreement with Eurofarma pursuant to which we granted Eurofarma rights to commercialize ridinilazole in specified countries in South America, Central America and the Caribbean. We may also enter into additional third-party collaborations for the development and commercialization of ridinilazole in other jurisdictions. Moreover, we may seek third-party collaborators for development and commercialization of any other product candidates.

Our likely future collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies. Under our license and commercialization agreement with Eurofarma we have, and under any such arrangements we enter into with any third parties in the future we will likely have, limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements.

Our current collaborations pose, and any future collaboration likely will pose, numerous risks to us, including the following:

•collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;
•collaborators may deemphasize or not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a sale or disposition of a business unit or development function, or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;
•collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;
•collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;
•a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of our product relative to other products;
•collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;
•collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;
•disputes may arise between the collaborator and us as to the ownership of intellectual property arising during the collaboration;
•we may grant exclusive rights to our collaborators, which would prevent us from collaborating with others;
•disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and
•collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

For example, in 2009, we assigned certain technology relating to our historical DMD program to BioMarin. BioMarin conducted a Phase 1 clinical trial of an early formulation of ezutromid in 48 healthy adult volunteers. In this clinical trial, subjects achieved low systemic exposure of the drug and there was variability of systemic exposure across subjects. Following this clinical trial of an early formulation of ezutromid, BioMarin elected not to continue development of our assigned technology, citing pharmaceutical and pharmacokinetic challenges. In public statements, BioMarin indicated that it had concluded that the likelihood of achieving a therapeutic effect in DMD patients was highly unlikely. In 2010, BioMarin transferred the assets, and all commercialization rights, back to us, and in June 2018, we announced the discontinuation of the development of ezutromid.

Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

Use of third parties to manufacture our product candidates may increase the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate manufacturing facilities for the production of clinical or commercial supplies of our product candidates. We have limited personnel with experience in drug manufacturing and lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We currently rely on third parties for supply of the active pharmaceutical ingredients, or API, in our product candidates. Our strategy is to outsource all manufacturing of our product candidates and products to third parties.

We do not currently have any agreements with third-party manufacturers for the long-term clinical or commercial supply of any of our product candidates. We are engaged with a third-party manufacturer to provide clinical material of the API of ridinilazole with a different supplier responsible for fill and finish services to supply the final drug product for use in the Phase 3 clinical trials. We may be unable to conclude agreements for commercial supply with third-party manufacturers, or may be unable to do so on acceptable terms.

Even if we are able to establish and maintain arrangements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•reliance on the third party for regulatory compliance and quality assurance;
•the possible breach of the manufacturing agreement by the third party;
•the possible misappropriation of our proprietary information, including our trade secrets and know-how; and
•the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Third-party manufacturers may not be able to comply with current good manufacturing practice, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.

Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

In addition, in order to conduct late-stage clinical trials of our product candidates, we will need to have them manufactured in large quantities. Our third-party manufacturers may be unable to successfully increase the manufacturing capacity for any of our product candidates in a timely or cost-effective manner, or at all.

The third-party manufacturer responsible for the fill and finish services to supply the final drug product for our Phase 3 clinical trials of ridinilazole experienced challenges in the fill and finish process used to manufacture test batches of the clinical supply of ridinilazole, specifically the manufacture of ridinilazole in tablet form, which is also the form expected to be used commercially, and which is a change from the capsule form used in our completed clinical trials of ridinilazole. Because of these challenges, we were not able to obtain sufficient quantities of ridinilazole to commence our Phase 3 clinical trials in the first half of 2018 as originally planned and delayed the commencement of those trials until February 2019. If our third-party manufacturer experiences these challenges again or is otherwise unable to manufacture sufficient quantity of the tablet form of ridinilazole, our Phase 3 clinical trials may be further delayed. Moreover, if our third-party manufacturers are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or infeasible, and regulatory approval or commercial launch of that product candidate may be delayed or not obtained, which could significantly harm our business.

If the third parties that we engage to manufacture product for our preclinical tests and clinical trials should cease to continue to do so for any reason, including due to the novel coronavirus or another outbreak, we likely would experience delays in advancing these clinical trials while we identify and qualify replacement suppliers, and we may be unable to obtain replacement supplies on terms that are favorable to us. In addition, if we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively. Any inability to obtain adequate supplies of ridinilazole for clinical trials may also impact Eurofarma’s ability to commercialize ridinilazole, if marketing approval is obtained, in the jurisdictions where Eurofarma holds commercialization rights. Under our license and commercialization agreement with Eurofarma, we have agreed to use commercially reasonable efforts to supply or cause to be supplied to Eurofarma sufficient commercial supply of ridinilazole.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability, and the ability of Eurofarma and any other future collaborator, to develop product candidates and commercialize any products that receive marketing approval on a timely and competitive basis.

We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such clinical trials.

We do not independently conduct clinical trials for our product candidates. We rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to perform this function. Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product development activities.

Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities. For example, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the clinical trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practice, or GCP, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity of data and confidentiality of clinical trial participants are protected. The EMA imposes similar requirements on us for products that are the subject of clinical trials in the European Union, including the United Kingdom.

We also are required to register ongoing clinical trials and post the results of completed clinical trials on a U.S. government-sponsored database, www.ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions. In September 2016, the U.S. Department of Health and Human Services through the U.S. National Institutes of Health issued new regulations that expand the legal requirements for submitting registration and results information for clinical trials involving FDA-regulated drugs, biologics and medical devices. The new rules require sponsors, among other things, to post results of clinical trials for unapproved products, including unfavorable results in clinical trials for unapproved uses of approved products. The EMA has also adopted transparency requirements that apply to clinical trials conducted in the European Union (EMA Policy/0070 on the publication of clinical data for medicinal products for human use, effective as of January 1, 2015). The EMA will implement this policy on the publication of clinical data in two phases. Phase 1 concerns the publication of clinical reports submitted to the EMA as part of a marketing authorization application and through the centralized procedure. It entered into force on January 1, 2015, but publication by the EMA is currently suspended until further notice due to the relocation of the EMA to Amsterdam. Phase 2 concerns the publication of individual patient data. The EMA will implement this phase at a later stage. This publication requirement for clinical reports may force us to disclose know-how relating to the design of clinical trials for our product candidates, which may harm our interests by disclosing valuable know-how to our competitors, which may be used to develop competing products to our product candidates.

Furthermore, third parties that we rely on for our clinical development activities may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. Our product development costs will increase if we experience delays in testing or obtaining marketing approvals.

We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

If we are not able to establish additional collaborations, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate further with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge; and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators and changes to the strategies of the combined company.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

If we fail to comply with our obligations in our funding arrangements with third parties, we could be required to repay the grant funding we have received or grant to these third parties rights under certain of our intellectual property.

We have received grant funding for some of our development programs from philanthropic, non-government and not for profit organizations and patient advocacy groups pursuant to agreements that impose development and commercialization diligence obligations on us. If we fail to comply with these obligations, in certain instances the applicable organization could require us to repay the grant funding we have received with interest or grant to the organization rights under certain of our intellectual property, which could materially adversely affect the value to us of product candidates covered by that intellectual property even if we are entitled to a share of any consideration received by such organization in connection with any subsequent development or commercialization of the product candidates.

Risks Related to our Intellectual Property

If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products, including our Discuva Platform. We seek to protect our proprietary position by filing patent applications in the United States, in Europe and in certain additional foreign jurisdictions related to our novel technologies and product candidates that are important to our business. This process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, if we license technology or product candidates from third parties in the future, these license agreements may not permit us to control the preparation, filing and prosecution of patent applications, or to maintain or enforce the patents, covering the licensed technology or product candidates. These agreements could also give our licensors the right to enforce the licensed patents without our involvement, or to decide not to enforce the patents at all. Therefore, in these circumstances, these patents and applications may not be prosecuted or enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents, narrow the scope of our patent protection or make enforcement more difficult or uncertain.

The laws of foreign countries may not protect our patent rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. In addition, for the foregoing reasons, we may not pursue or obtain patent protection in all major markets or may not obtain protection that enables us to prevent the entry of third parties into the market.

Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our U.S. patents or pending U.S. patent applications, or that we were the first to file for patent protection of such inventions outside the United States or, since March 16, 2013, within the United States.

Moreover, we may be subject to a third party preissuance submission of prior art to the U.S. Patent and Trademark Office, or the USPTO, or become involved in opposition, derivation, reexamination, reissue, inter partes review, post grant review, interference proceedings or other patent office proceedings, court litigation or International Trade Commission proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation concerning our patent rights could reduce the scope of or prevent the enforceability of, or invalidate, our patent rights, allowing third parties to commercialize our technology or products, or equivalent or similar technology or products, and so to compete directly with us, without payment to us, or, where such proceedings involve third-party patents, result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened or narrowed by operation of any of the foregoing, such an event could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our patent applications issue as patents, they may not issue in a form that will provide us with adequate protection to prevent competitors from competing with us or otherwise to provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar, improved or alternative technologies or products in a non-infringing manner.

For example, although ridinilazole is protected by a U.S. composition of matter patent that recites hydrated forms of ridinilazole, and a method of treatment patent for Clostridioides difficile associated disease, patent protection is not available for composition-of-matter claims that only recite the active pharmaceutical ingredient for ridinilazole without limitation to its use. Because ridinilazole lacks composition-of-matter protection for its active pharmaceutical ingredient, competitors will, subject to obtaining marketing approval, be able to offer and sell products with the same active pharmaceutical ingredient so long as these competitors do not infringe any other issued patents that would otherwise cover the drug’s usage, methods of treatment using the drug, drug formulations, drug dosage forms and the like. Moreover, method-of-treatment patent claims are more difficult to enforce than composition-of-matter claims for reasons including off-label sale, potential divided infringement issues and use of the subject compound in non-infringing manners. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe our method-of-treatment patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. Off-label sales would limit our ability to generate revenue from the sale of our product candidates, if approved for commercial sale. In addition, if a third party were able to design around our dosage-form and formulation patents and create a different formulation and dosage form that is not covered by our patents or patent applications, we would likely be unable to prevent that third party from manufacturing and marketing its product.

In addition, other companies may attempt to circumvent any regulatory data protection or market exclusivity, such as orphan drug exclusivity in the United States, which we obtain under applicable legislation, which may require us to allocate significant resources to preventing such circumvention. Legal and regulatory developments in the European Union and elsewhere may also result in clinical trial data submitted as part of a marketing authorization application becoming publicly available. Such developments could enable other companies to use our clinical trial data to assist in their own product development and to obtain marketing authorizations in the European Union and in other jurisdictions. Such developments may also require us to allocate significant resources to prevent other companies from circumventing or violating our intellectual property rights. Our attempts to prevent third parties from circumventing our intellectual property and other rights may ultimately be unsuccessful. We may also fail to take the required actions or pay the necessary fees to maintain our patents.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Future changes in U.S. statutory or case law beyond our control could affect some or all of the foregoing possibilities. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. This could be the case even after giving effect to patent term extensions and data exclusivity provisions preventing third parties from relying on clinical trial data filed by us for regulatory approval in support of their own applications for such approval. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits or other enforcement proceedings to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and potentially unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or that our patent and other intellectual property rights are invalid or unenforceable, including for anti-trust reasons. As a result, in a patent infringement proceeding, a court or administrative body may decide that a patent of ours is invalid or unenforceable, in whole or in part, or may construe the patent’s claims narrowly and so refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the competitor technology in question. Even if we are successful in a patent infringement action, the unsuccessful party may subsequently raise antitrust issues and bring a follow-on action thereon. Antitrust issues may also provide a bar to settlement or constrain the permissible settlement terms. Further, settlement agreements in the pharmaceutical sector are the subject of ongoing review by the antitrust authorities in the European Union.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies, including our Discuva Platform, without infringing the intellectual property and other proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference, derivation, inter partes review, reexamination, reissue or post-grant review proceedings before the USPTO. The risks of being involved in such litigation and office proceedings may also increase as our product candidates approach commercialization, and as we gain greater visibility as a publicly traded company in the United States. Third parties may assert infringement claims against us based on existing or future intellectual property rights and so restrict our freedom to operate. Third parties may also seek injunctive relief against us, whereby they would attempt to prevent us from practicing our technologies altogether pending outcome of any litigation against us. We may not be aware of all such intellectual property rights potentially relating to our product candidates prior to their assertion against us. For example, while we have completed an in-depth freedom-to-operate search for ridinilazole, any freedom-to-operate search conducted may not have uncovered all relevant patents and pending patent applications, and there may be pending or future patent applications that, if issued, would block us from commercializing ridinilazole. Thus, we do not know with certainty whether ridinilazole or any other product candidate or our commercialization thereof, does not and will not infringe any third party’s intellectual property.

If we are found to infringe a third party’s intellectual property rights, or in order to avoid or settle litigation, we could be required to obtain a license to enable us to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies as are licensed to us, and could require us to make substantial payments. Absent a license, we could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent or other intellectual property right. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties, or claims that we derived our inventions from another, could have a similar negative impact on our business.

We may be subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the proprietary or otherwise confidential information or know-how of others in their work for us, we may be subject to claims that we or these employees have without authorization used or disclosed intellectual property, including trade secrets or other proprietary or confidential information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

In addition, while we typically require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us and agreeing to cooperate and assist us with securing and defending our intellectual property, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property litigation could cause us to spend substantial resources and could distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our shares of common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development, sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Accordingly, costs and lost management time, as well as uncertainties resulting from the initiation and continuation of patent litigation or other proceedings, could have a material adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary and confidential information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. However, we cannot guarantee that we have executed these agreements with each party that may have or have had access to our trade secrets or that the agreements we have executed will provide adequate protection. Any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary or confidential information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets, particularly unpatented know-how, were to be obtained or independently developed by a competitor, our competitive position would be harmed.

Risks Related to Regulatory Approval and Marketing of our Product Candidates

Even if we complete the necessary clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of some or all of our product candidates. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates, including ridinilazole, and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent us or our collaborators from commercializing the product candidate. We have not received approval to market ridinilazole or any other product candidate from regulatory authorities in any jurisdiction.

We have only limited experience in filing and supporting the applications necessary to obtain marketing approvals for product candidates and expect to rely on third-party contract research organizations to assist us in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Regulatory authorities may determine that ridinilazole or any of our other product candidates are not effective or only moderately effective, or have undesirable or unintended side effects, toxicities, safety profiles or other characteristics that preclude us from obtaining marketing approval or that prevent or limit commercial use.

The process of obtaining marketing approvals is expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.

Our failure to obtain marketing approval in foreign jurisdictions would prevent our product candidates from being marketed in these other jurisdictions, and any approval we are granted for our product candidates in the United States and Europe would not assure approval of our product candidates in other jurisdictions.

In order to market and sell ridinilazole and our other product candidates in foreign jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements in those jurisdictions. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA or EMA approval. The regulatory approval process outside the United States and Europe generally includes all of the risks associated with obtaining FDA and EMA approval. In addition, some countries outside the United States and Europe require approval of the sales price of a drug before it can be marketed. In many countries, separate procedures must be followed to obtain reimbursement. We may not obtain marketing, pricing or reimbursement approvals outside the United States and Europe on a timely basis, if at all. Approval by the FDA or the EMA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States and Europe does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA or the EMA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. Marketing approvals in countries outside the United States and Europe do not ensure pricing approvals in those countries or in any other countries, and marketing approvals and pricing approvals do not ensure that reimbursement will be obtained.

Our ability to obtain and maintain conditional marketing authorizations in the European Union is limited to specific circumstances and subject to several conditions and obligations. A failure to renew any conditional approval that we obtain prior to full approval for the applicable indication would prevent us from continuing to market our products.

Conditional marketing authorizations based on incomplete clinical data may be granted for a limited number of listed medicinal products for human use, including products designated as orphan medicinal products under E.U. law, if (1) the risk-benefit balance of the product is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) unmet medical needs will be fulfilled and (4) the benefit to public health of the immediate availability on the market of the medicinal product outweighs the risk inherent in the fact that additional data are still required. Specific obligations, including with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data, may be specified in the conditional marketing authorization. Conditional marketing authorizations are valid for one year and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions. Even if we, or a third-party collaborator, obtain conditional approval for ridinilazole for the treatment of CDI, or any other product candidate, we or they may not be able to renew such conditional approval.

Even if we obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue.

Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, including the requirement to implement a risk evaluation and mitigation strategy or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. We and our collaborators must also comply with requirements concerning advertising and promotion for any of our product candidates for which we obtain marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, neither we nor our collaborators will be able to promote any products we develop for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to ensure that quality control and manufacturing procedures conform to cGMP, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We and our contract manufacturers could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMP.

Accordingly, assuming we receive marketing approval for one or more of our product candidates, we and our contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we are not able to comply with post-approval regulatory requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability. Thus, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Any product candidate for which we obtain marketing approval will be subject to strict enforcement of post-marketing requirements and we could be subject to substantial penalties, including withdrawal of our product from the market, if we fail to comply with all regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include, but are not limited to, restrictions governing promotion of an approved product, submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding the distribution of samples to physicians and recordkeeping.

The FDA and other federal and state agencies, including the Department of Justice, or DOJ, closely regulate compliance with all requirements governing prescription drug products, including requirements pertaining to marketing and promotion of drugs in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. The FDA and DOJ impose stringent restrictions on manufacturers’ communications regarding off-label use, and if we do not market our products for their approved indications, we may be subject to enforcement action for off-label marketing. Violations of such requirements may lead to investigations alleging violations of the Food, Drug and Cosmetic Act and other statutes, including the False Claims Act and other federal and state health care fraud and abuse laws as well as state consumer protection laws. Our failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, may yield various results, including:

• litigation involving patients taking our products;
• restrictions on such products, manufacturers or manufacturing processes;
• restrictions on the labeling or marketing of a product;
• restrictions on product distribution or use;
• requirements to conduct post-marketing studies or clinical trials;
• warning or untitled letters;
• withdrawal of the products from the market;
• refusal to approve pending applications or supplements to approved applications that we submit;
• recall of products;
• fines, restitution or disgorgement of profits or revenues;
• suspension or withdrawal of marketing approvals;
• damage to relationships with any potential collaborators;
• unfavorable press coverage and damage to our reputation;
• refusal to permit the import or export of our products;
• product seizure; or
• injunctions or the imposition of civil or criminal penalties.

Non-compliance by us or any future collaborator with regulatory requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with regulatory requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

Non-compliance with E.U. requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

Fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

If a drug is intended for the treatment of a serious or life threatening condition and the drug demonstrates the potential to address unmet medical need for this condition, the drug sponsor may apply for FDA fast track designation. The FDA has granted fast track designation for ridinilazole. However, a fast track designation does not ensure that ridinilazole will receive marketing approval or that approval will be granted within any particular timeframe. We may also seek fast track designation for other product candidates. Even if the FDA grants fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Priority review designation by the FDA may not lead to a faster regulatory review or approval process and, in any event, does not assure FDA approval of our product candidates.

If the FDA determines that a product candidate offers major advances in treatment or provides a treatment where no adequate therapy exists, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. Because the FDA designated ridinilazole as a qualified infectious disease product, or QIDP, ridinilazole also will receive priority review. We may also request priority review for other product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily mean a faster regulatory review process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or thereafter.

The efforts of the Trump Administration to pursue regulatory reform may limit the FDA’s ability to engage in oversight and implementation activities in the normal course, and that could negatively impact our business.

The Trump Administration has taken several executive actions, including the issuance of a number of executive orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. On January 30, 2017, President Trump issued an executive order, applicable to all executive agencies, including the FDA, that requires that for each notice of proposed rulemaking or final regulation to be issued in fiscal year 2017, the agency shall identify at least two existing regulations to be repealed, unless prohibited by law. These requirements are referred to as the “two-for-one” provisions. This executive order includes a budget neutrality provision that requires the total incremental cost of all new regulations in the 2017 fiscal year, including repealed regulations, to be no greater than zero, except in limited circumstances. For fiscal years 2018 and beyond, the executive order requires agencies to identify regulations to offset any incremental cost of a new regulation. In interim guidance issued by the Office of Information and Regulatory Affairs within the Office of Management and on February 2, 2017, the administration indicated that the “two-for-one” provisions may apply not only to agency regulations, but also to significant agency guidance documents. It is difficult to predict how these requirements will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

Our relationships with customers, healthcare providers and professionals and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates, including ridinilazole, for which we obtain marketing approval. Our future arrangements with customers, healthcare providers and professionals and third-party payors may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include, and are not limited to, the following:

•The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federally funded healthcare programs such as Medicare and Medicaid. This statute has been broadly interpreted to apply to manufacturer arrangements with prescribers, purchasers and formulary managers, among others. Several other countries, including the United Kingdom, have enacted similar anti-kickback, fraud and abuse, and healthcare laws and regulations.
•The federal False Claims Act imposes civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. The government and qui tam relators have brought False Claims Act actions against pharmaceutical companies on the theory that their practices have caused false claims to be submitted to the government. There is also a separate false claims provision imposing criminal penalties.
•The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.
•HIPAA also imposes criminal liability for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.
•The federal Physician Sunshine Act requirements under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, referred to together as the Affordable Care Act, require manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to payments and other transfers of value made to or at the request of covered recipients, such as physicians and teaching hospitals, and physician ownership and investment interests in such manufacturers. Payments made to physicians and research institutions for clinical trials are included within the ambit of this law.
•Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. Additionally, some state and local laws require the registration of pharmaceutical sales representatives in the jurisdiction.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. Exclusion, suspension and debarment from government funded healthcare programs would significantly impact our ability to commercialize, sell or distribute any drug. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Current and future legislation may increase the difficulty and cost for us and any future collaborators to obtain marketing approval of and commercialize our product candidates and affect the prices we, or they, may obtain.

In the United States and some foreign jurisdictions, there have been and continue to be a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability, or the ability of any future collaborators, to profitably sell any products for which we, or they, obtain marketing approval. We expect that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we, or any future collaborators, may receive for any approved products.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA. Among the provisions of the ACA of potential importance to our business and our product candidates are the following:

•an annual, non-deductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents;
•an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;
•expansion of healthcare fraud and abuse laws, including the civil False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance;
•a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% as of January 1, 2019) point-of-sale discounts off negotiated prices;
•extension of manufacturers’ Medicaid rebate liability;
•expansion of eligibility criteria for Medicaid programs;
•expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;
•new requirements to report certain financial arrangements with physicians and teaching hospitals;
•a new requirement to annually report drug samples that manufacturers and distributors provide to physicians; and
•a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions to Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2029 unless additional congressional action is taken, and the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. Further, there have been several recent U.S. congressional inquiries and proposed state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products.

Since enactment of the ACA, there have been, and continue to be, numerous legal challenges and Congressional actions to repeal and replace provisions of the law. For example, with enactment of the Tax Cuts and Jobs Act of 2017, which was signed by President Trump on December 22, 2017, Congress repealed the “individual mandate.” The repeal of this provision, which requires most Americans to carry a minimal level of health insurance, became effective in 2019. Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” The Congress may consider other legislation to replace elements of the ACA during the next Congressional session.

The Trump Administration has also taken executive actions to undermine or delay implementation of the ACA. Since January 2017, President Trump has signed two Executive Orders designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. One Executive Order directs federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. The second Executive Order terminates the cost-sharing subsidies that reimburse insurers under the ACA. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. In addition, the Centers for Medicare & Medicaid Services, or CMS, within the United States Department of Health and Human Services, or HHS, has recently proposed regulations that would give states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. Further, on June 14, 2018, the U.S. Court of Appeals for the Federal Circuit ruled that the federal government was not required to pay more than $12 billion in ACA risk corridor payments to third-party payors who argued they were owed to them. This decision is under review by the U.S. Supreme Court during its current term. The full effects of this gap in reimbursement on third-party payors, the viability of the ACA marketplace, providers, and potentially our business, are not yet known.

In addition, on December 14, 2018, a U.S. District Court judge in the Northern District of Texas ruled that the individual mandate portion of the ACA is an essential and inseverable feature of the ACA, and therefore because the mandate was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. The Trump administration and CMS have both stated that the ruling will have no immediate effect, and on December 30, 2018, the same judge issued an order staying the judgment pending appeal. The Trump Administration represented to the Court of Appeals considering this judgment that it does not oppose the lower court’s ruling. On July 10, 2019, the Court of Appeals for the Fifth Circuit heard oral arguments in this case. On December 18, 2019, that court affirmed the lower court’s ruling that the individual mandate portion of the ACA is unconstitutional and it remanded the case to the district court for reconsideration of the severability question and additional analysis of the provisions of the ACA. On March 3, 2020, the U.S. Supreme Court agreed to hear the case. On June 25, 2020, the Trump Administration and a coalition of 18 states asked the court to strike down the entirety of the ACA. It is unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA and our business. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

We expect that these healthcare reforms, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product and/or the level of reimbursement physicians receive for administering any approved product we might bring to market. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

The costs of prescription pharmaceuticals has also been the subject of considerable discussion in the United States, and members of Congress and the Trump Administration have stated that they will address such costs through new legislative and administrative measures. To date, there have been several recent U.S. congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. For example, the current presidential administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. While any proposed measures will require authorization through additional legislation to become effective, Congress and the

Trump Administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

Specifically, there have been several recent U.S. congressional inquiries and proposed federal and proposed and enacted state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. At the federal level, Congress and the Trump Administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. For example, on May 11, 2018, the Trump Administration issued a plan to lower drug prices. Under this blueprint for action, the Trump Administration indicated that HHS will: take steps to end the gaming of regulatory and patent processes by drug makers to unfairly protect monopolies; advance biosimilars and generics to boost price competition; evaluate the inclusion of prices in drug makers’ advertisements to enhance price competition; speed access to and lower the cost of new drugs by clarifying policies for sharing information between insurers and drug makers; avoid excessive pricing by relying more on value-based pricing by expanding outcome-based payments in Medicare and Medicaid; work to give Part D plan sponsors more negotiation power with drug makers; examine which Medicare Part B drugs could be negotiated for a lower price by Part D plans, and improving the design of the Part B Competitive Acquisition Program; update Medicare’s drug-pricing dashboard to increase transparency; prohibit Part D contracts that include “gag rules” that prevent pharmacists from informing patients when they could pay less out-of-pocket by not using insurance; and require that Part D plan members be provided with an annual statement of plan payments, out-of-pocket spending and drug price increases. In addition, on December 23, 2019, the Trump Administration published a proposed rulemaking that, if finalized, would allow states or certain other non-federal government entities to submit importation program proposals to FDA for review and approval. Applicants would be required to demonstrate their importation plans pose no additional risk to public health and safety and will result in significant cost savings for consumers. At the same time, FDA issued draft guidance that would allow manufacturers to import their own FDA-approved drugs that are authorized for sale in other countries (multi-market approved products).

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Legislative and regulatory proposals have also been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us and any future collaborators to more stringent product labeling and post-marketing testing and other requirements.

In the European Union, similar political, economic and regulatory developments may affect our ability to profitably commercialize our products. In addition to continuing pressure on prices and cost containment measures, legislative developments at the European Union or member state level may result in significant additional requirements or obstacles that may increase our operating costs.

We are subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act 2010, or Bribery Act, and other anti-corruption laws that apply in countries where we do business and may do business in the future. The FCPA, Bribery Act and these other laws generally prohibit us, our officers, and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We may in the future operate in jurisdictions that pose a high risk of potential FCPA or Bribery Act violations, and we may participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA, Bribery Act or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United States and the United Kingdom, and authorities in the European Union, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA, the Bribery Act or other legal requirements, including Trade Control laws. If we are not in compliance with the FCPA, the Bribery Act and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA, the Bribery Act, other anti-corruption laws or Trade Control laws by U.S., U.K. or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive and scientific teams, including Robert W. Duggan, our Chief Executive Officer, Michael Donaldson, our Chief Financial Officer, and Dr. Ventzislav Stefanov, our Executive Vice President and President of Discuva. Although we have formal employment agreements with some of our executive officers, these agreements do not prevent our executives from terminating their employment with us at any time. We do not maintain “key person” insurance on any of our executive officers. The unplanned loss of the services of any of these persons could materially impact the achievement of our research, development and commercialization objectives.

Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel, including in the United States where we plan to continue to expand our physical presence, will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous biotechnology and pharmaceutical companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We expect to expand our development, regulatory and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development, regulatory affairs and sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Our employees may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct, including intentional failures to comply with FDA or Office of Inspector General regulations or similar regulations of comparable non-U.S. regulatory authorities, provide accurate information to the FDA or comparable non-U.S. regulatory authorities, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable non-U.S. regulatory authorities, report financial information or data accurately or disclose unauthorized activities to us. Similar employee fraud or misconduct could occur with respect to reimbursement requests and other reports we are required to submit to BARDA. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation, or a request for the reimbursement of expenses that were not incurred, which could cause BARDA to terminate our contract with them. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Risks Related to Ownership of Our Common Stock

An active trading market for our shares of common stock may not be sustained.

Following the Redomiciliation Transaction, our shares of common stock began trading on the Nasdaq Global Market on September 21, 2020. Given the limited trading history of our shares of common stock, there is a risk that an active trading market for our shares will not be sustained, which could put downward pressure on the market price of our shares and thereby affect the ability of our security holders to sell their shares.

The prices of our shares of common stock may be volatile and fluctuate substantially, which could result in substantial losses for our stockholders.

The market prices of our shares of common stock on the Nasdaq Global Market may be volatile and fluctuate substantially. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, stockholders may not be able to sell their shares of common stock at or above the price at which they were purchased.

The market price for our shares of common stock may be influenced by many factors, including:

•the success of competitive products or technologies;
•results of clinical trials of ridinilazole and any other product candidate that we develop;
•results of clinical trials of product candidates of our competitors;
•changes or developments in laws or regulations applicable to ridinilazole and any other product candidates that we develop;
•our entry into, and the success of, any collaboration agreements with third parties;
•the operation of our contract with BARDA, and whether BARDA elects to pursue its remaining option work segment beyond the base period;
•developments or disputes concerning patent applications, issued patents or other proprietary rights;
•the recruitment or departure of key personnel;
•the level of expenses related to any of our product candidates or clinical development programs;
•the results of our efforts to discover, develop, acquire or in-license additional product candidates, products or technologies;
•actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•variations in our financial results or those of companies that are perceived to be similar to us;
•changes in the structure of healthcare payment systems;
•market conditions in the biotechnology and pharmaceutical sectors;
•regulatory or legal developments in the United States and other countries;
•the societal and economic impact of public health epidemics, such as the ongoing COVID-19 pandemic, and government efforts to slow their spread;
•general economic, industry and market conditions;
•investor reaction to the Redomiciliation Transaction;
•the trading volume of the shares on the Nasdaq Global Market; and
•the other factors described in this “Risk Factors” section.

Our shares of common stock do not trade on any exchange outside of the United States.

Our shares of common stock are listed only in the United States on The Nasdaq Global Market, and we have no plans to list our shares in any other jurisdiction. As a result, a holder of our shares of common stock outside of the United States may not be able to effect transactions in our shares as readily as the holder may if our shares were listed on an exchange in that holder's home jurisdiction.

Substantial future sales of our shares of common stock in the public market, or the perception that these sales could occur, could cause the price of the shares to decline significantly, even if our business is doing well.

Sales of a substantial number of our shares of common stock in the public market could occur at any time. These sales, or the perception in the market that these sales could occur, could cause the market price of the shares to decline. Following the Redomiciliation Transaction, all of our outstanding shares of common stock were freely tradeable in the public market without restriction, unless held by our affiliates. Our principal stockholder and chief executive officer, Mr. Robert W. Duggan, holds a substantial number of shares. Mr. Duggan’s shares are “restricted securities” under the Securities Act but his shares may be resold under Rule 144 of the Securities Act, subject to compliance with the holding period requirements and the volume limitations applicable to affiliates. If he sells, or indicates an intention to sell, substantial amounts of shares in the public market, the trading price of our shares could decline.

Our principal stockholder and chief executive officer maintains the ability to control or significantly influence all matters submitted to stockholders for approval.

As of September 18, 2020, Mr. Duggan beneficially owned, in the aggregate, shares of common stock representing approximately 62.8% of our outstanding capital stock. Mr. Duggan is able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, Mr. Duggan is able to control or influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. As a member of the board of directors, Mr. Duggan will adhere to the corporate governance standards adopted by the company.

We lost our foreign private issuer status as a result of the Redomiciliation Transaction, which requires us to comply with the Exchange Act’s domestic reporting regime, as well as Nasdaq’s domestic company corporate governance requirements, which we expect will cause us to incur significant additional costs and expenses.

As a result of the Redomiciliation Transaction, we no longer qualify as a ‘‘foreign private issuer’’ under the rules and regulations of the SEC. As a result, we are required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act, as well as the rules of the Nasdaq Stock Market, applicable to U.S. domestic issuers as of September 18, 2020. The regulatory and compliance costs to us under applicable U.S. securities laws as a U.S. domestic issuer may be significantly higher than our regulatory and compliance costs as a foreign private issuer. We are required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We also have to report our financial results under U.S. Generally Accepted Accounting Principles, rather than under International Financial Reporting Standards, as a domestic registrant. We also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal stockholders are now subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We have also modified certain of our policies to comply with corporate governance practices required for U.S. domestic issuers. Such conversion and modifications have and will continue to involve additional costs. In addition, we lost our ability to rely upon exemptions from certain corporate governance requirements of the Nasdaq Stock Market that are available to foreign private issuers.

As a “controlled company” under the listing requirements of the Nasdaq Stock Market, we have an exemption from certain corporate governance requirements, which could adversely affect our stockholders by denying them certain rights and protections.

Mr. Duggan owns more than a majority of the voting power of our outstanding shares of common stock. Under the Nasdaq Stock Market listing requirements, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company.” We have in the past, and we expect in the future, to rely on the “controlled company” exemptions under the Nasdaq Stock Market listing requirements. For example, in the past, a majority of the members of our board of directors were not independent directors, and our compensation (formerly remuneration) and nominating and corporate governance committees did not consist entirely of independent directors. Accordingly, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market.

We are an “emerging growth company” and a "smaller reporting company" and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company until December 31, 2020, or such earlier time that we are no longer an emerging growth company. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•reduced disclosure obligations regarding executive compensation; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We are also a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. We would cease to be a smaller reporting company if we have a public float in excess of $250 million or have annual revenues in excess of $100 million and a public float in excess of $700 million, determined on an annual basis. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements.

We expect to continue to take advantage of some or all of the available exemptions. We cannot predict whether investors will find our shares of common stock less attractive if we rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for the shares and the market price of the shares may be more volatile.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We incur increased costs as a result of operating as a company with shares of common stock that are publicly traded in the United States, and our management is required to devote substantial time to compliance initiatives.

As a company with shares of common stock that are publicly traded in the United States, and particularly after we are no longer an “emerging growth company” or a "smaller reporting company," we have incurred and will continue to incur significant legal, accounting and other expenses that we did not previously incur. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the Nasdaq Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

However, for as long as we remain an emerging growth company or a smaller reporting company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or smaller reporting companies as described in the preceding risk factor.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our shares of common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares of common stock.

Pursuant to Section 404, we are required to furnish a report by our management on our internal control over financial reporting. However, as an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm until we are no longer an emerging growth company. To achieve compliance with Section 404 within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our restated certificate of incorporation designates the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers and employees.

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to our company or our stockholders;
•any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or
•any action asserting a claim arising pursuant to any provision of our certificate of incorporation or bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine.

These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees. If a court were to find the either exclusive forum provision contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving such action in other jurisdictions, all of which could materially adversely affect our business, financial condition and operating results.

Because we do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future, capital appreciation, if any, will be the sole source of gain for our stockholders.

We have never declared or paid cash dividends on our shares of common stock or on Summit Therapeutics plc’s ordinary shares. We currently intend to retain all of our future earnings to fund the development and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors. As a result, capital appreciation of our shares of common stock, if any, will be the sole source of gain for our stockholders for the foreseeable future.

If equity research analysts stop publishing research or reports about our business or if they issue unfavorable commentary or downgrade our shares of common stock, the price of the shares could decline.

The trading market for our shares of common stock relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our shares of common stock could decline if one or more equity research analysts downgrades such securities or if analysts issue other unfavorable commentary about us or our business. In addition, if one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading prices and trading volumes of our shares of common stock to decline.

We are exposed to risks related to currency exchange rates.

We conduct a significant portion of our operations in the United Kingdom. Because our financial statements are presented in U.S. dollars, changes in currency exchange rates have had and could have a significant effect on our operating results when our operating results are translated into pounds sterling. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including the following: weakening of the U.S. dollar may increase the U.S. dollar cost of overseas research and development expenses and the cost of sourced product components outside the United Kingdom; strengthening of the U.S. dollar may decrease the value of our revenues denominated in other currencies; the exchange rates on non-dollar transactions and cash deposits can distort our financial results; and commercial pricing and profit margins are affected by currency fluctuations.

We have broad discretion in the use of our cash and cash equivalents and may not use them effectively.

Our management has broad discretion in the use of our cash and cash equivalents and could spend our cash in ways that do not improve our results of operations or enhance the value of our shares of common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the market price of our shares of common stock to decline and delay the development of our product candidates.

Item 1B. Unresolved Staff Comments
None.

Item 2. Properties

We maintain the following leased properties:

Type/Uses	Location	Size	Lease Expiry
Executive office	Oxfordshire, United Kingdom	6,781 square feet	February 2027
Executive office	Cambridge, Massachusetts	996 square feet	Rolling
Laboratory and office	Cambridge, United Kingdom	8,834 square feet	December 2021

We believe our facilities are adequate and suitable for our current needs and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Item 3. Legal Proceedings
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not currently subject to any material legal proceedings.

Item 4. Mine Safety Disclosure
Not applicable.

PART II

Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock has been publicly traded on the Nasdaq Global Market under the symbol “SMMT” since September 21, 2020. Prior to that date, there was no public market for our common stock. Prior to the closing of the Redomiciliation Transaction, pursuant to which Summit Therapeutics plc became our wholly-owned subsidiary, Summit Therapeutics plc's ADSs had traded on the Nasdaq Global Market under the symbol "SMMT" since March 2015. Each ADS represented five ordinary shares of Summit Therapeutics plc. In the Redomiciliation Transaction, five ordinary shares of Summit Therapeutics plc were exchanged for one share of our common stock. The ordinary shares of Summit Therapeutics plc previously traded on AIM, a market operated by the London Stock Exchange plc, or AIM, under the symbol “SUMM.” We canceled the admission of the ordinary shares to trading on AIM on February 24, 2020.

Holders of Record

As of September 18, 2020, there were approximately 414 holders of record of our common stock. The actual number of stockholders is greater than this number of holders of record and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividends

We have never declared or paid cash dividends on our common stock or ordinary shares. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare and pay dividends will be made at the discretion of our board of directors and will depend on then-existing conditions, including our results of operations, financial condition, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

Recent Sales of Unregistered Securities

On July 17, 2020, in connection with our incorporation, we issued an aggregate of 100 shares of our common stock to a nominee stockholder for $1.00. The shares were offered and issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act.

On September 18, 2020, we issued an aggregate of 67,231,903 shares of our common stock in exchange for the entire issued share capital of Summit Therapeutics plc in a transaction exempt from registration pursuant to Section 3(a)(10) of the Securities Act. No cash was paid for these shares.

Issuer Purchases of Equity Securities

Not applicable.

Item 6. Selected Financial Data

The following table summarizes consolidated financial data as of the dates and for the periods indicated. We changed our fiscal year end from January 31 to December 31 in December 2019. As a result of that change, the transition period is for the eleven month period ended December 31, 2019. In connection with the Redomiciliation Transaction, we changed our corporate domicile from the United Kingdom to the United States. In addition, we changed our reporting currency from pounds sterling to the U.S. dollar effective September 18, 2020. Our annual and transition reports on Form 20-F for the eleven month period ended December 31, 2019 and the years ended January 31, 2019 and 2018 contained Summit Therapeutics plc's consolidated financial statements prepared in accordance with IFRS as issued by the IASB and were denominated in pounds sterling. There were no material adjustments recorded as a result of our conversion from IFRS to U.S. GAAP. The consolidated financial statement data as of December 31, 2019, and January 31, 2019, and for the eleven month period ended December 31, 2019, and for the years ended January 31, 2019, and 2018 have been derived from our audited consolidated financial statements, presented elsewhere in this Report, which have been prepared in accordance with U.S. GAAP. As a result, the periods shown have been translated from pounds sterling into U.S. dollars using the exchange rates set forth in Note 3 to our consolidated financial statements included elsewhere in this report.

As described in Note 1 to our consolidated financial statements, we revised previously reported other operating income, decreasing the amount by $1.1 million and the resulting net loss increased by $0.9 million for the year ended January 31, 2019.

Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements included at the end of this Report and the related notes and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Selected Consolidated Income Statement Data

	Eleven month period ended December 31,	Year Ended January 31,
	2019	2019	2018

	(in thousands, except share and per share data)
Revenue	$743	$57,088	$16,104
Operating expenses
Research and development	(39,809)	(52,003)	(37,722)
General and administrative	(12,611)	(16,400)	(15,663)
Impairment of goodwill and intangible assets	—	(5,290)	—
Total operating expenses	(52,421)	(73,693)	(53,385)
Other operating income	22,872	22,608	8,914
Operating (loss) / profit	(28,805)	6,003	(28,367)
Remeasurement/derecognition of financial liabilities on funding arrangements	—	3,695	4,029
Interest expense, net	(286)	(615)	(1,544)
(Loss) / profit before income taxes	(29,091)	9,083	(25,882)
Income tax (expense) benefit	111	815	(471)
Net (loss) / profit	$(28,980)	$9,898	$(26,353)
Basic earnings per share	$(0.88)	$0.58	$(2.01)
Diluted earnings per share	$(0.88)	$0.57	$(2.01)
Basic weighted average number of common stock outstanding	32,829	17,140	13,087
Diluted weighted average number of common stock outstanding	32,829	17,229	13,087

Selected Consolidated Balance Sheet Data

	December 31,	January 31,
	2019	2019	2018
		(Adjusted *)
	(in thousands)
Cash and cash equivalents	$63,842	$35,245	$28,495
Working capital	65,861	44,071	18,234
Total assets	$96,679	$79,570	$78,210
Accumulated losses reserve	(159,919)	(130,939)	(140,837)
Total equity / (deficit)	$77,237	$55,820	$(4,463)

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing elsewhere in this Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Item 1A. Risk Factors” of this Report, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel antibiotics for serious infectious diseases. We are conducting a Phase 3 clinical program focused on the infectious disease C. difficile infection, or CDI. We are also seeking to expand our product candidate portfolio through the development of new mechanism, precision antibiotics using our proprietary Discuva Platform. Our lead CDI product candidate is ridinilazole (formerly SMT19969), an orally administered small molecule antibiotic.

To date, we have financed our operations primarily through issuances of Summit Therapeutics plc’s ordinary shares and American Depositary Shares, or ADSs, payments to us under our now-terminated license and collaboration agreement with Sarepta, payments to us under our license and commercialization agreement with Eurofarma Laboratórios SA, or Eurofarma, and development funding and other assistance from government entities, philanthropic, non-government and not for profit organizations and patient advocacy groups for our product candidates. In particular, we have received funding from BARDA, CARB-X, Innovate UK, Wellcome Trust and a number of not for profit organizations.

We have devoted substantially all of our efforts to research and development, including clinical trials. We have not completed development of any drugs. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. The net losses we incur may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially in connection with conducting clinical trials for our lead product candidate, ridinilazole (formerly SMT19969), for the treatment of patients with CDI and seeking marketing approval for ridinilazole in the United States, as well as other geographies. In addition, if we obtain marketing approval of ridinilazole in the United States or other jurisdictions where we retain commercial rights, we expect to incur significant sales, marketing, distribution and outsourced manufacturing expenses, as well as ongoing research and development expenses.

Important Financial and Operating Terms and Concepts
Revenue

Revenue consists of amounts received from the license and commercialization agreement with Eurofarma Laboratórios S.A., and amounts received from the license and collaboration agreement with Sarepta Therapeutics, Inc., which was terminated in August 2019, and a research collaboration agreement with F. Hoffmann-La Roche Ltd, which ended in February 2018. We have not generated any revenue from product sales.

Under the terms of the agreement with Eurofarma, we received an upfront payment of $2.5 million (£1.9 million) from Eurofarma in December 2017. We are eligible to receive additional development milestones upon the achievement of staged patient enrollment targets in our ongoing Phase 3 clinical trials of ridinilazole. In February 2020, we achieved the first of these enrollment targets and triggered a milestone payment of $1.0 million from Eurofarma, and we are eligible to receive up to an additional $2.75 million in development milestones upon the achievement of additional enrollment targets. We are also eligible to receive up to an additional $21.4 million through other development milestones, commercial milestones, and one-time sales milestones based on cumulative net sales up to $100.0 million in the territory where Eurofarma has commercialization rights. Further, the agreement provides for product supply transfer payments expected to provide a return equivalent of a high single digit to low double-digit percentage of net sales. For each incremental $100.0 million in cumulative net sales achieved, we are entitled to a further milestone payment which, when combined with the aforementioned product supply transfer payments, is expected to provide a return equivalent to a mid- to high-teens percentage of net sales in the territories where we have granted Eurofarma commercialization rights.

Under the terms of the agreement with Sarepta, we received an upfront payment of $40.0 million and a development milestone payment of $22.0 million , which was payable after the first dosing of the last patient in PhaseOut DMD, our Phase 2 clinical trial of ezutromid. We also agreed to collaborate with Sarepta on the research and development of our utrophin modulators, or the licensed products, pursuant to a joint development plan. We were solely responsible for all research and development costs for the licensed products until December 31, 2017. From January 1, 2018, we were responsible for 55.0% of the budgeted research and development costs related to the licensed products in the licensed territory, and Sarepta was responsible for 45.0% of such costs.

In June 2018, we announced the discontinuation of the development of ezutromid after PhaseOut DMD did not meet its primary or secondary endpoints. As a result, we updated the development period over which the revenues are recognized and deemed it to have concluded in June 2018 in line with when the development of ezutromid was discontinued. This resulted in all revenues relating to the Sarepta agreement that were previously deferred in the balance sheet being recognized in full. We continued to receive cost share income for wind-down activities in relation to PhaseOut DMD and our earlier-stage utrophin modulation development activities up until the agreement was terminated.

Other Operating Income

Other operating income includes income received and recognized from grants and clinical trial support from government entities, philanthropic, non-government and not for profit organizations and patient advocacy groups. Amounts received through these sources are held either as deferred revenue or recognized as accrued income, as appropriate, in the consolidated balance sheets. Income is recognized in the consolidated statement of operations and comprehensive income/(loss) as the underlying expenditure is incurred and to the extent the conditions of the grant are met.

The BARDA contract provides for a cost-sharing arrangement under which BARDA funds a specified portion of estimated costs for specified activities related to the continued clinical and regulatory development of ridinilazole for the treatment of CDI. We also have received grant income from funding arrangements with CARB-X for our gonorrhea program, work on which has since ceased. Income is recognized in respect of the BARDA and CARB-X funding arrangements as the underlying research and development expenditure is incurred.

Other operating income also includes benefit from two UK R&D tax credit cash rebate regimes, which is similar to grant income.

Operating Expenses

The majority of our operating expenses since inception have consisted of research and development activities and general and administrative costs.

Research and Development Expenses

Research and development expenses consist of all costs associated with our research and development activities.

These include:

•costs incurred in conducting our preclinical studies and clinical trials through contract research organizations, including preclinical toxicology, pharmacology, formulation and manufacturing work;
•employee related expenses, which include salary and benefits, for our research and development staff;
•costs associated with our former strategic alliance with the University of Oxford;

•facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies; and
•stock-based compensation expense.

We utilize our employee and infrastructure resources across multiple research projects. We track expenses related to our clinical programs and certain preclinical programs on a per project basis. We expect our research and development expenses to continue to increase as compared to prior periods as we continue to enroll our Phase 3 clinical trials of ridinilazole for the treatment of CDI, continue our early-stage research programs for the treatment of Enterobacteriaceae infections, and continue our activities and initiate preclinical programs for future product candidates, including under our Discuva Platform. The timing and amount of these expenses will depend upon the outcome of our clinical trials and the associated costs. The timing and amount of these expenses will also depend on the costs associated with potential future clinical trials of our product candidates and the related expansion of our research and development organization, regulatory requirements, advancement of our preclinical programs and product candidate manufacturing costs.

The table below summarizes our research and development expenses by category. Our CDI program expenses, antibiotic pipeline development activities and DMD program expenses include costs paid to contract research organizations, manufacturing costs for our clinical trials, laboratory testing costs and research related expenses incurred in connection with our former strategic alliance with the University of Oxford. Other research and development costs include staff and travel costs (including those of our internal CDI, antibiotic development and DMD teams), research and development related legal costs, ongoing patent maintenance fees, an allocation of facility-related costs and historically non-core program related expenses.

	Eleven months ended	Year ended
	December 31,	January 31,
	2019	2019
CDI program	$26,731	$23,784
Antibiotic pipeline research and development costs	3,213	2,546
DMD program	320	12,631
Other research and development costs	9,545	13,042
Total	$39,809	$52,003

From inception to December 31, 2019, our total CDI program expenses were $81.0 million, our total antibiotic pipeline research and development expenses were $5.7 million and our total DMD program expenses were $69.8 million. We no longer expect to incur future costs related to the DMD program with the close-out activities related to ezutromid complete and the research collaboration with the University of Oxford terminated.

The successful development and commercialization of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the remainder of the development of ridinilazole or any of our future product candidates. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of:

•the progress, costs and results of clinical trials of ridinilazole for CDI;
•the scope, rate of progress, costs and results of preclinical development, laboratory testing and clinical trials for our future product candidates;
•the costs, timing and outcome of regulatory review of our product candidates;
•the efficacy and potential advantages of our product candidates compared to alternative treatments, including any standard of care, and our ability to achieve market acceptance for any of our product candidates that receive marketing approval;
•the costs and timing of commercialization activities, including product sales, marketing, distribution and manufacturing, for any of our product candidates that receive marketing approval and the rate we expand our physical presence; and
•the costs and timing of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting our intellectual property rights and defending against any intellectual property-related claims.

A change in the outcome of any of these variables with respect to the development of ridinilazole or any other product candidate that we may develop could result in a significant change in the costs and timing associated with the development of that product candidate. For example, if the European Medicines Agency, or EMA, the U.S. Food and Drug Administration, or

the FDA, or another regulatory authority were to require us to conduct clinical trials or other testing beyond those that we currently contemplate will be required for the completion of clinical development of ridinilazole or any other product candidate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits related to our executive, finance, business development, human resources and support functions. Other general and administrative expenses include share-based compensation expenses, facility-related costs, consulting costs and expenses associated with the requirements of being a listed public company in the United Kingdom and the United States, including insurance, legal, professional, audit and taxation services fees.

We anticipate that our general and administrative expenses will continue to increase in the future as we increase our headcount to support our continued research and development and potential commercialization of our product candidates. We also anticipate continued increased accounting, audit, regulatory, compliance, insurance and investor and public relations expenses associated with being a publicly traded company in the United States. Prior to the Redomiciliation Transaction, our ADSs had traded on the Nasdaq Global Market since March 5, 2015 and our common stock is currently traded on the Nasdaq Global Market. We canceled the admission of our ordinary shares to trading on AIM on February 24, 2020, and therefore, we only anticipate incurring future expenses associated with being a listed public company in the United States from this date.

Taxation

As a U.K. resident trading entity until September 18, 2020, we were subject to U.K. corporate taxation. Due to the nature of our business, we have generated losses since inception. To date, we have not recognized a deferred tax asset with respect to these tax losses because we do not consider it probable that there will be suitable taxable profits in the foreseeable future based on the evidence available against which to offset these losses. As a company that carries out extensive research and development activities, we benefit from the U.K. research and development tax credit regime and are able to surrender some of our trading losses that arise from our research and development activities for a cash rebate ranging from 9.72% to 33.35% of eligible research and development expenditure. In the event we generate revenues in the future, we may benefit from the “patent box” initiative that allows profits attributable to revenues from patents or patented products to be taxed at a lower rate than other revenue. This relief applies to profits earned from April 1, 2013, and following the transitional arrangements that will phase in the relief, the rate of tax for relevant streams of revenue for companies receiving this relief will be 10%.

Jumpstart Our Business Startups Act of 2012

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;
•an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•reduced disclosure about our executive compensation arrangements; and
•exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a shareholder approval of any golden parachute arrangements.

We may take advantage of these provisions until December 31, 2020, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our share capital held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have taken advantage of some reduced reporting burdens in this Report. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

Business Impact of COVID-19 Pandemic

In December 2019, an outbreak of respiratory illness caused by a novel coronavirus, commonly referred to as COVID-19, began in Wuhan, China and has now spread worldwide. On March 11, 2020, the World Health Organization declared the outbreak a global pandemic and public health emergency, and on March 13, 2020, President Donald J. Trump declared the virus as a national emergency. In addition to those who have been directly affected, millions more have been affected by government efforts in the United States, the United Kingdom, the European Union and around the world to slow the spread of the pandemic through quarantines, travel restrictions, heightened border scrutiny and other measures. The pandemic and measures taken in response by governments, private industry, individuals and others have also had significant direct and indirect adverse impacts on businesses and commerce as supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services has spiked, while demand for other goods and services has decreased significantly.

The COVID-19 pandemic and measures taken to contain it have affected our business and operations in several ways. These include, but are not limited to, the following:

•A substantial portion of our employees are remote working and expect to continue working remotely for the foreseeable future. We have been unable to undertake certain activities directly at the same level as prior to the pandemic, including clinical trial visits and investigator meetings, with such activities being done remotely where possible. We have been relying on remote means of working and communication both internally and externally. We are continuing to monitor and support the health and well-being of our employees and their productivity as remote working continues.

•Certain of our clinical trial sites have suspended enrollment due to facility closures, reduced staff and operations, quarantine travel restrictions and other governmental restrictions. Additionally, we have experienced, and may continue to experience, patient enrollment at a slower pace at certain of our clinical trial sites than expected. We may also face difficulties in recruiting and retaining patients in our clinical trials to the extent patients are affected by the virus or are fearful of visiting or traveling to our clinical trial sites because of the pandemic. As a result, we expect the results from our clinical trials to be delayed, which we expect will have a material adverse impact on our clinical trial timelines and result in increased clinical development costs.

•As a result of the slower pace of patient enrollment, our clinical supplies of ridinilazole and vancomycin manufactured for our Phase 3 clinical trials may not be utilized prior to their expiration and may need to be replaced. While we do not currently anticipate significant interruptions in our clinical supply chain, quarantines, travel restrictions and other measures may significantly impact the ability of employees of our third-party suppliers to get to their places of work to manufacture and deliver additional clinical supplies, which could cause the results from our clinical trials to be delayed even further.

•Many of our clinical trial sites have been operating with reduced staff and other restrictions. We have increased our efforts to engage with our clinical trial sites with a focus on retaining patients and maintaining scheduled visits and treatments, and where possible, instituted practices such as addition of home healthcare provider services for patients and remote monitoring.

•The pandemic has caused significant disruption to the financial markets and has caused volatility in the price of our stock and that of other companies in the biotechnology industry.

The progression of the COVID-19 pandemic continues to evolve and its enduring impact on our business remains uncertain. There may be other material adverse impacts on our business, operations and financial condition that are unpredictable at this time, including delays in the development and regulatory approval of our product candidates and difficulties in retaining qualified personnel during the pandemic and once it subsides. The extent to which the pandemic may impact our business will depend on future developments, such as the duration of the pandemic, quarantines, travel restrictions and other measures in the

United States, the United Kingdom, the European Union and around the world, business closures or business disruptions and the effectiveness of actions taken to contain the pandemic.

Results of Operations

Comparison of the Eleven Months Ended December 31, 2019, to the Year Ended January 31, 2019

The following table summarizes the results of our operations for the eleven months ended December 31, 2019, and the year ended January 31, 2019, together with the changes to those items:

	Period ended		Change December 2019 vs. January 2019
	December 31, 2019	January 31, 2019	Increase/(Decrease)
	(in thousands, except percentages)
Revenue	$743	$57,088	$(56,345)	(98.7)%
Operating expenses
Research and development	(39,809)	(52,003)	12,194	23.4
General and administrative	(12,611)	(16,400)	3,789	23.1
Impairment of goodwill and intangible assets	—	(5,290)	5,290	100.0
Total operating expenses	(52,420)	(73,693)	21,273	(28.9)
Other operating income	22,872	22,608	264	1.2
Operating (loss) / profit	(28,805)	6,003	(34,808)	(579.8)
Remeasurement/derecognition of financial liabilities on funding arrangements	—	3,695	(3,695)	(100.0)
Interest expense, net	(286)	(615)	329	53.5
(Loss) / profit before income tax	(29,091)	9,083	(38,174)	(420.3)
Income tax benefit	111	815	(704)	(86.4)
(Loss) / profit for the year	$(28,980)	$9,898	(38,878)	(392.8)

Revenue

Revenue was $0.7 million for the eleven months ended December 31, 2019, compared to $57.1 million for the year ended January 31, 2019.

The Group recognized $0.6 million of revenue during the eleven months ended December 31, 2019, relating to the receipt of a $2.5 million upfront payment in respect of the license and commercialization agreement signed with Eurofarma in December 2017.

Revenues in the period ended January 31, 2019, related primarily to the Group’s license and collaboration agreement with Sarepta following the recognition of all remaining deferred revenue related to the Sarepta agreement following the Group’s decision to discontinue development of ezutromid in June 2018. This recognition of deferred revenues did not impact the Group's cash flows. The agreement with Sarepta was terminated, effective August 2019, with no material ongoing obligations for either party.

Other Operating Income

Other operating income was $22.9 million for the eleven months ended December 31, 2019, as compared to $22.6 million for the year ended January 31, 2019. Other operating income for these periods primarily was related to the Group's funding contract with BARDA for the development of ridinilazole for the treatment of CDI. Specifically, the Group recognized other operating income of $16.6 million during the eleven months ended December 31, 2019, as compared to $17.4 million during the year ended January 31, 2019, from the BARDA contract. As further described in note 1 to the consolidated financial statements, we revised the previously reported other operating income by $1.1 million for the year ended January 31, 2019.

BARDA reimburse us for certain allowable costs for funded projects. For contracts with government agencies, when the Group has concluded that it is the principal in conducting the research and development expenses, and where the funding arrangement is considered central to the Group’s ongoing operations, we classify the recognized funding received as operating income. We have not recorded the funding as revenue as the Group's primary business activities are not to do research on behalf of the government, but rather to ultimately sell pharmaceutical products.

The Group has concluded to recognize funding received as operating income, rather than as a reduction of research and development expenses, because the Group is the principal in conducting the research and development activities and these contracts are central to its ongoing operations. Operating income is recognized as the qualifying expenses related to the contracts are incurred. Operating income recognized upon incurring qualifying expenses in advance of receipt of funding is recorded in the Group’s consolidated balance sheet as accounts receivable. The related costs incurred by the Group are included in research and development expense in the Group’s consolidated statements of operations and comprehensive (loss)/income.

The Group also recognized other operating income of $0.8 million during the eleven months ended December 31, 2019, related to the Group's funding arrangements with CARB-X for its gonorrhea program.

In addition, $5.5 million was recognized in respect of UK Research and Development Expenditure Credits for the eleven months ended December 31, 2019 as compared to $2.9 million for the year ended January 31, 2019. This increase of $2.6 million is due to utilizing some of the R&D tax credit for the year ended January 31, 2019 to offset taxable income.

Operating Expenses

Research and Development Expenses

Research and development expenses decreased by $12.2 million to $39.8 million for the eleven months ended December 31, 2019, from $52.0 million for the year ended January 31, 2019. In real terms there was increased expenditure related to the Group's CDI program and antibiotic pipeline research and development activities, offset by decreased expenditure related to the discontinued DMD program and research and development related staffing and facilities costs. This decrease is also due to the comparison of an eleven month period to a twelve month period. When taking the actual 12 months ended December 31, 2019 rather than the 11 months, research and development costs would have decreased by $10.0 million.

Investment in expenses in connection with the CDI program increased by $2.9 million to $26.7 million for the eleven months ended December 31, 2019, from $23.8 million for the year ended January 31, 2019. This increase primarily related to clinical and manufacturing activities related to the Phase 3 clinical trials of ridinilazole that commenced in February 2019.

Investment in the Group's antibiotic pipeline development activities was$3.2 million for the eleven months ended December 31, 2019, compared to $2.5 million for the year ended January 31, 2019. This increase primarily related to research activities in relation to the DDS-01 and DDS-04 programs for gonorrhea and Enterobacteriaceae infections.

Expenses related to the DMD program decreased by $12.3 million to $0.3 million for the eleven months ended December 31, 2019, from $12.6 million for the year ended January 31, 2019. This was driven by the decision to discontinue development of ezutromid in June 2018 as well as ending all the next and future generation utrophin modulation research activities.

Other research and development expenses decreased by $3.5 million to $9.5 million during the eleven months ended December 31, 2019, as compared to $13.0 million during the year ended January 31, 2019. This was due to a decrease in staff and facilities costs related to the DMD program, a non-cash charge related to the acceleration of share-based payment expenses resulting from the surrender of share option awards and a non-cash charge for amortization of our proprietary Discuva Platform in the prior period.

General and Administrative Expenses

General and administrative expenses decreased by $3.8 million to $12.6 million for the eleven months ended December 31, 2019, from $16.4 million for the year ended January 31, 2019. The higher expenses in the year ended January 31, 2019 were primarily due to a non-cash charge for the acceleration of share-based payment expenses resulting from the surrender of share option awards, a loss on recognition of contingent consideration payable relating to the acquisition of Discuva Limited offset by a net positive movement in exchange rate variances.

Impairment of Goodwill and Intangible Assets

As a result of discontinuing the development of ezutromid, the Group recognized a full impairment charge during the year ended January 31, 2019, of $5.3 million relating to the utrophin program intangible asset and goodwill associated with the acquisition of MuOx Limited.

Interest expense, net

Interest expense, net was $0.3 million for the eleven months ended December 31, 2019, compared to $0.6 million for the year ended January 31, 2019. This decrease was due to a reduction to $0 in the unwinding of the discount following the remeasurement of the financial liabilities on funding arrangements relating to DMD-related US not for profit organizations following the discontinuation of the development of ezutromid in June 2018.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2019, was $0.1 million as compared to $0.8 million for the year ended January 31, 2019. We have recorded a full valuation allowance against the deferred tax assets.

(Losses) / Profit

Loss before income tax was $29.1 million for the eleven months ended December 31, 2019, compared to a profit before income tax of $9.1 million for the year ended January 31, 2019. The profit recorded for the year ended January 31, 2019, was due to the recognition of all remaining deferred revenue related to the Sarepta agreement following the development of ezutromid being discontinued in June 2018. This recognition of deferred revenues did not impact the Group's cash flows.

Net loss was $29.0 million for the eleven months ended December 31, 2019, with a basic and diluted loss per share of $0.88 compared to a net profit of $9.9 million for the year ended January 31, 2019, with a basic and diluted earnings per share of $0.58 and $0.57, respectively.

Comparison of Years Ended January 31, 2019, and 2018
The following table summarizes the results of our operations for the years ended January 31, 2019, and 2018, together with the changes to those items:

	Year ended January 31,		Change 2019 vs. 2018
	2019	2018	Increase/(Decrease)
	(in thousands, except percentages)
Revenue	$57,088	$16,104	$40,984	254.5%
Operating expenses
Research and development	(52,003)	(37,722)	(14,281)	(37.9)%
General and administrative	(16,400)	(15,663)	(737)	(4.7)%
Impairment of goodwill and intangible assets	(5,290)	—	(5,290)	100.0%
Total operating expenses	(73,693)	(53,385)	(20,308)	38.0%
Other operating income	22,608	8,914	13,694	153.6%
Operating profit / (loss)	6,003	(28,367)	34,370	121.2%
Remeasurement/derecognition of financial liabilities on funding arrangements	3,695	4,029	(334)	(8.3)%
Interest expense, net	(615)	(1,544)	929	60.2%
Profit / (Loss) before income tax	9,083	(25,882)	34,965	135.1%
Income tax benefit/(expense)	815	(471)	1,286	(273.0)%
Profit / (Loss) for the year	$9,898	$(26,353)	$36,251	137.6%
Revenue

Revenue was $57.1 million for the year ended January 31, 2019, compared to $16.1 million for the year ended January 31, 2018.
Revenues in each of these periods relates primarily to the Group’s license and collaboration agreement with Sarepta. The increase in revenues was driven by the recognition of all remaining deferred revenue related to the Sarepta agreement following the Group’s decision to discontinue development of ezutromid in June 2018. This recognition of deferred revenues did not impact the Group's cash flows. Revenue recognized during the year ended January 31, 2019, relating to the Sarepta agreement amounted to $56.1 million. This included $8.4 million of cost-share income which the Group continues to receive.

The Group also recognized $0.6 million of revenue during the year ended January 31, 2019, relating to the receipt of a $2.5 million upfront payment in respect of the license and commercialization agreement signed with Eurofarma in December 2017 and $0.3 million of revenue pursuant to a research collaboration agreement between the Group’s subsidiary Discuva Limited and Roche. The research services period under the Roche agreement ended in February 2018.

Other Operating Income

Other operating income was $22.6 million for the year ended January 31, 2019, as compared to $8.9 million for the year ended January 31, 2018. This increase resulted primarily from the recognition of $17.4 million during the year ended January 31, 2019, as compared to $2.3 million during the year ended January 31, 2018, from the Group's funding contract with BARDA for the development of ridinilazole for the treatment of CDI.

The Group also recognized other operating income of $1.6 million during the year ended January 31, 2019, related to the Group's funding arrangements with CARB-X and Innovate UK awards for its antibiotic pipeline activities. In addition, $2.9 million was recognized in respect of UK Research and Development Expenditure Credits., which is included in other operating income as it is similar to a grant and is not a tax benefit.

During the year ended January 31, 2019, the Group also recognized $0.7 million of other operating income resulting from the release of the Group's financial liabilities on funding arrangements relating to DMD-related U.S. not for profit organizations because of the discontinuation of ezutromid's development.

For the years ended January 31, 2019 and 2018, we recognized $2.9 million and $5.4 million of UK Research and Development Expenditure Credits, respectively. The decrease in income is due to the increase in BARDA income in the comparable period, which reduces the amount of research and developments costs that can be claimed.

Operating Expenses

Research and Development Expenses

Research and development expenses increased by $14.3 million to $52.0 million for the year ended January 31, 2019, from $37.7 million for the year ended January 31, 2018. This was due to increased expenditure related to the Group's CDI program, antibiotic pipeline development activities, and research and development related staffing and facilities costs, offset by decreased expenditure related to the discontinued DMD program.

In more detail, investment in the CDI program increased by $16.5 million to $23.8 million for the year ended January 31, 2019, from $7.3 million for the year ended January 31, 2018. This increase primarily related to clinical preparatory activities and manufacturing activities related to the Phase 3 clinical trials of ridinilazole that commenced in February 2019. Investment in the Group's antibiotic pipeline development activities was $2.5 million for the year ended January 31, 2019, compared to $0.1 million for the year ended January 31, 2018, which reflects activities post the completion of the acquisition of Discuva Limited that included the proprietary Discuva Platform in December 2017.

Expenses related to the DMD program decreased by $8.2 million to $12.6 million for the year ended January 31, 2019, from $20.8 million for the year ended January 31, 2018. This was driven by the decision to discontinue development of ezutromid in June 2018, which resulted in a decrease in the clinical and manufacturing costs, as well as a reduction in next and future generation utrophin modulation program research activities.

Other research and development expenses increased by $3.4 million to $13.0 million during the year ended January 31, 2019, as compared to $9.6 million during the year ended January 31, 2018, which was due to an increase in staff and facilities costs related to the CDI and antibiotic development teams, a non-cash charge related to the acceleration of share-based payment expenses resulting from the surrender of share option awards and a non-cash charge for amortization of the proprietary Discuva Platform.

General and administrative Expenses

General and administration expenses increased by $0.7 million to $16.4 million for the year ended January 31, 2019, from $15.7 million for the year ended January 31, 2018. This increase was primarily due to a non-cash charge for the acceleration of share-based payment expenses resulting from the surrender of share option awards, a loss on recognition of contingent consideration payable relating to the acquisition of Discuva Limited, offset by a net positive movement in exchange rate variances.

Impairment of Goodwill and Intangible Assets

As a result of discontinuing the development of ezutromid, the Group recognized an impairment charge during the year ended January 31, 2019, of $5.3 million relating to the utrophin program intangible asset and goodwill associated with the acquisition of MuOx Limited.

Remeasurement/derecognition of financial liabilities on funding arrangements

Finance income was $3.7 million for the year ended January 31, 2019. This related primarily to the remeasurement of the Group’s financial liabilities on funding arrangements relating to DMD-related U.S. not for profit organizations following the discontinuation of the development of ezutromid in June 2018. Finance income was $4.0 million for the year ended January 31, 2018. This related primarily to the derecognition of the Group's financial liability on the Wellcome Trust funding arrangement, after the Group and the Wellcome Trust entered into a revenue sharing agreement in October 2017.

Interest expense, net

Interest expense, net recognized during the year ended January 31, 2019, relate to the unwinding of the discounts associated with financial liabilities on funding arrangements and provisions. Interest expense, net was $0.6 million for the year ended January 31, 2019, compared to $1.5 million for the year ended January 31, 2018. This decrease was due to a reduction in the unwinding of the discount following the remeasurement of the financial liabilities on funding arrangements relating to DMD-related U.S. not for profit organizations to £nil following the discontinuation of the development of ezutromid in June 2018.

Income Tax Benefit/(Expense)

The income tax benefit for the year ended January 31, 2019, was $0.8 million as compared to income tax expense of $0.5 million for the year ended January 31, 2018. This movement was due to the release of deferred tax liabilities associated with the impairment of goodwill and amortization of intangible assets. We have recorded a full valuation allowance against the deferred tax assets.
Profit / (Losses)

Profit before income tax was $6.6 million for the year ended January 31, 2019, compared to a loss before income tax of $31.2 million for the year ended January 31, 2018. The profit recorded for the year ended January 31, 2019, was due to the recognition of all remaining deferred revenue related to the Sarepta agreement following the Group's decision to discontinue the development of ezutromid in June 2018. This recognition of deferred revenues did not impact the Group's cash flows.

Net profit was $9.9 million for the year ended January 31, 2019, with a basic and diluted profit per share of $0.58 and $0.57, respectively compared to a net loss of $26.4 million for the year ended January 31, 2018, with a basic and diluted loss per share of $2.01.

Liquidity and Capital Resources

Sources of liquidity

To date, we have financed our operations primarily through issuances of Summit Therapeutics plc's ordinary shares and American Depositary Shares, or ADSs, payments to us under our former license and collaboration agreement with Sarepta and our license and commercialization agreement with Eurofarma and development funding and other assistance from government entities, philanthropic, non-government and not for profit organizations and patient advocacy groups for our product candidates. In particular, we have received funding from BARDA, CARB-X, Innovate UK, Wellcome Trust and a number of not for profit organizations.

In March 2014, we received net proceeds of $34.2 million from the issuance and sale of 3,384,615 shares of common stock in a private placement outside the United States. In March 2015, in our initial public offering in the United States, we received net proceeds of $32.7 million from the issuance and sale of 3,967,500 shares of common stock. In October 2016, in connection with our entry into an exclusive license and collaboration agreement with Sarepta, we received an up-front payment of $40.0 million from Sarepta and we received a further $22.0 million in June 2017 as a development milestone from Sarepta following the first dosing of the last patient in our Phase 2 clinical trial of ezutromid. In September 2017, we received net proceeds of $18.2 million from the issuance and sale of 1,677,850 shares of common stock. In December 2017, in connection with our entry into an exclusive license and commercialization agreement with Eurofarma, we received an up-front payment of $2.5 million from Eurofarma. In March 2018, we received net proceeds of $19.8 million from the issuance and sale of 1,666,667 shares of common stock to investors in Europe. In January 2019, we received net proceeds of $24.4 million from the issuance and sale of 15,625,000 shares of common stock to a single investor, Mr. Robert W. Duggan. In December 2019, we received net proceeds of $49.1 million from the issuance and sale of 35,075,690 shares of common stock to three existing investors. As part of the equity placing, the participating investors were granted warrants with the right to subscribe for 5,261,353 new shares of common stock at an exercise price of $1.58 per share.

Funding requirements

Since our inception, we have incurred significant operating losses. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will continue to increase in connection with conducting clinical trials for our lead product candidate, ridinilazole, for the treatment of CDI, conducting preclinical research and development activities and seeking marketing approval for ridinilazole in the United States as well as other geographies where we retain commercialization rights.
In addition, our expenses will increase if and as we:

•continue the research and development of ridinilazole, as well as our early-stage programs targeting infections caused by Enterobacteriaceae ;
•seek to identify and develop additional future product candidates, including through our bacterial genetics-based Discuva Platform for the discovery and development of new mechanism antibiotics, and specifically our research activities against a group of bacteria that collectively are known as the ESKAPE pathogens;
•seek marketing approvals for any product candidates that successfully complete clinical development;
•ultimately establish a sales, marketing and distribution infrastructure in jurisdictions where we have retained commercialization rights and scale up external manufacturing capabilities to commercialize any product candidates for which we receive marketing approval;
•acquire or in-license other product candidates and technology;
•maintain, expand and protect our intellectual property portfolio;
•hire additional clinical, regulatory and scientific personnel;
•expand our physical presence; and
•add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.

As of June 30, 2020, we had cash and cash equivalents of $36.4 million. We believe that our existing cash and cash equivalents, as well as the remaining amounts receivable under our contract with BARDA for the development of ridinilazole will be sufficient to enable us to fund our operating expenses and capital expenditure requirements to January 31, 2021. While these capital resources have allowed us to initiate our two Phase 3 clinical trials of ridinilazole, we do not expect to be able to complete these trials without additional capital. These circumstances led management to conclude that substantial doubt on our ability to continue as a going concern for a period of one year from the issuance of our consolidated financial statements exists.

We have based the foregoing estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. This estimate assumes, among other things, that we do not obtain any additional funding through grants and clinical trial support or through new collaboration arrangements. Our future capital requirements will depend on many factors, including:

•the progress, costs and results of clinical trials of ridinilazole for CDI;

•the number and development requirements of other future product candidates that we pursue;
•the costs, timing and outcome of regulatory review of ridinilazole and our other product candidates we develop;
•the costs and timing of commercialization activities, including product sales, marketing, distribution and manufacturing, for any of our product candidates that receive marketing approval;
•subject to receipt of marketing approval, revenue received from commercial sales of ridinilazole or any other product candidates;
•the costs and timing of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights and defending against any intellectual property-related claims;
•our contract with BARDA and whether BARDA elects to pursue its final designated option beyond the base period and two exercised options;
•the amounts we receive from Eurofarma under our license and commercialization agreement, including for the achievement of development, commercialization and sales milestones and for product supply transfers;
•our ability to establish and maintain collaborations, licensing or other arrangements and the financial terms of such arrangements;
•the extent to which we acquire or invest in other businesses, products and technologies;
•the rate of the expansion of our physical presence;
•the extent to which we change our physical presence; and
•the costs of operating as a domestic issuer in the United States following the Redomiciliation Transaction.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, collaborations, strategic alliances, grants and clinical trial support from governmental entities and philanthropic, non-government and not for profit organizations and patient advocacy groups, debt financings, and marketing, distribution or licensing arrangements. We do not have any committed external source of funds other than amounts we may receive from BARDA and Eurofarma under our arrangements with them. As a result, we will need additional capital to fund our operations. Additional capital, when needed, may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Cash Flows

The following table summarizes the results of our cash flows for the eleven months ended December 31, 2019, and the years ended January 31, 2019, and 2018.

	Eleven months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018

Net cash outflow from operating activities	$(20,757)	$(35,106)	$(21,501)
Net cash outflow from investing activities	(341)	(331)	(7,035)
Net cash inflow from financing activities	49,505	44,510	18,822
Net increase / (decrease) in cash and cash equivalents	$28,407	$9,073	$(9,714)

Operating Activities

Net cash used in operating activities for the eleven months ended December 31, 2019, was $20.8 million, consisting primarily of a net loss of $29.0 million adjusted for non-cash items including stock-based compensation expense and deferred income taxes of $1.4 million, depreciation and amortization expense of $1.6 million, and a net decrease in operating assets and liabilities of $5.2 million. The significant items in the change in operating assets that impacted our use of cash in operations was a decrease in accounts receivable of $5.4 million.

Net cash used in operating activities for the year ended January 31, 2019, was $35.3 million consisting primarily of net income of $9.9 million adjusted for non-cash items including stock-based compensation expense and impairment of goodwill of $7.9 million, depreciation and amortization expense of $2.0 million, an impairment charge of $5.3million and a net decrease in operating assets and liabilities of $55.0 million. The significant items in the change in operating assets that impacted our use of cash in operations was a decrease in deferred revenue and income of $49.0 million due to the recognition of all revenue from Sarepta due to the decision to terminate the DMD project in June 2019, as well as increases of $2.5 million and $2.2 million, respectively, on both accounts receivable and current taxes receivable.

For the year ended January 31, 2018, net cash used by operating activities was $21.5 million consisting primarily of a net loss of $26.4 million adjusted for non-cash items including stock-based compensation expense of $0.8 million, depreciation and amortization expense of $0.5 million, and a net decrease in operating assets and liabilities of $3.5 million. The significant items in the change in operating assets that impacted our use of cash in operations was a increase in deferred revenue and income of $13.8 million due to the receipt of the development milestone from Sarepta of $22.0 million offset by an increase in prepaid expenses of $7.6 million due to various prepayments being made associated with our Phase 3 clinical trial.

Investing Activities

Net cash outflow in investing activities for the eleven months ended December 31, 2019, was $0.3 million which represents amounts paid to acquire property, plant and equipment and intangible assets.

Net cash outflow in investing activities for the year ended January 31, 2019, was $0.2 million Net cash outflow from investing activities for the year ended January 31, 2019, represents amounts paid to acquire property, plant and equipment and intangible assets.

Net cash outflow from investing activities for the year ended January 31, 2018, included $6.2 million used in the acquisition of Discuva Limited in December 2017, which is net of cash acquired as part of the transaction, and a further $0.8 million used to acquire property, plant and equipment and intangible assets mainly in relation to the relocation of our U.K. office in Oxford.

Financing Activities

Net cash inflow from financing activities for the eleven months ended December 31, 2019, was $49.1 million. which represents the net proceeds received following our equity placing of ordinary shares on the AIM market of the London Stock Exchange in December 2019 .

Net cash inflow from financing activities for the year ended January 31, 2019, was $44.5 million. This includes $20.0 million of net proceeds received following our equity placing of ordinary shares on the AIM market of the London Stock Exchange in March 2018, $24.4 million of net proceeds received following our private placement of ADSs in the United States in January 2019, and $0.1 million received following the exercise of RSUs and share options.

Net cash generated from financing activities for the year ended January 31, 2018, of $18.8 million included $18.3 million of net proceeds received following our underwritten public equity offering in September 2017, and $0.5 million received following the exercise of warrants and share options.

Off‑Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off‑balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, accrued research and development expenses, income taxes, and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 to our consolidated financial statements appearing elsewhere in this Report, we believe the following accounting policies to be most critical to understanding the judgments and estimates used by management in the preparation of our financial statements.

Revenue recognition

Effective January 1, 2018, the Group adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the full retrospective method. Under this method, results for reporting periods beginning after January 1, 2017 are presented in accordance with ASC 606. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards.
We enter into out-licensing agreements within the scope of ASC 606, Revenue from Contracts with Customers, under which we license certain rights to our product candidates to third parties. Such agreements may include the transfer of intellectual property rights in the form of licenses, transfer of technological know-how, delivery of drug substances, research and development services, and participation on certain committees with the counterparty. Payments made by the customers may include one or more of the following: non-refundable, up-front license fees; development, regulatory, and commercial milestone payments; payments for manufacturing supply services we provide through our contract manufacturers; and royalties on net sales of licensed products if they are successfully approved and commercialized. Each of these payments may result in license, collaboration, or other revenue, except revenue from royalties on net sales of licensed products, which would be classified as royalty revenue.

In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our out-licensing agreements, we perform the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. As part of the accounting for these arrangements, the Group must use significant judgment to determine: (a) the performance obligations based on the determination under step (ii) above; (b) the transaction price under step (iii) above; and (c) the standalone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (iv) above. The Group also uses judgment to determine whether milestone payments or other variable consideration, except for royalties and sales-based milestones, should be included in the transaction price, as described below. The transaction price is allocated to each performance obligation based on the relative standalone selling price of each performance obligation in the contract, and the Group recognizes revenue based on those amounts when, or as, the performance obligations under the contract are satisfied.

Exclusive Licenses

If the license to the Group’s intellectual property is determined to be distinct from the other promises or performance obligations identified in the arrangement, the Group recognizes revenue from nonrefundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a promise or performance obligation is distinct from the other promises, the Group considers factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Group considers whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises. For licenses that are combined with other promises, the Group utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Group evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of progress and related revenue recognition. The measure of progress, and the resulting periods over which revenue should be recognized, are subject to estimates by management and may change over the course of the research, development and licensing arrangement. Such a change could have a material impact on the amount of revenue the Group records in future periods. Under the Group’s existing license and collaboration agreements, the Group has concluded that the transfer of control to the customer occurs over the time period that the research and development services are to be provided by the Group, and this cost-to-cost method is, in management’s judgment, the best measure of progress towards satisfying the performance obligation.

Milestone Payments

At the inception of each arrangement that includes potential research, development or regulatory milestone payments, the Group evaluates whether the milestones are considered likely to be met and estimates the amount to be considered for inclusion in the transaction price using the most-likely-amount method. If it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur, the associated milestone payment value is included in the transaction price. For milestone payments due upon events that are not within the control of the Group or the licensee, such as regulatory approvals, the Group is not able to assert that it is likely that the regulatory approval will be granted and that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur until those approvals are received. In making this assessment, the Group evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone. There is considerable judgment involved in determining whether it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur. At the end of each subsequent reporting period, the Group reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price of the arrangement. Any such adjustments are recorded on a cumulative catch-up basis, which would affect the amounts of revenue and earnings in the period of adjustment.

Royalties

For arrangements that include sales-based royalties, including milestone payments due upon first commercial sales or based on a level of sales, that are the result of a customer-vendor relationship and for which the license is deemed to be the predominant item to which the royalties relate, the Group recognizes revenue at the later of (i) the occurrence of the related sales or (ii) the date upon which the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied. To date, the Group has not recognized any royalty revenue from any of its licensing arrangements.

Manufacturing Supply Services: Arrangements that include a promise for future supply of drug substance or drug product for either clinical development or commercial supply at the customer’s discretion are generally considered options. The Group assesses if these options provide a material right to the licensee and, if so, they are accounted for as separate performance obligations. If the Group is entitled to additional payments when the customer exercises these options, any additional payments are recorded when the customer obtains control of the goods, which is upon delivery. To date, the Group has not yet entered into any manufacturing supply arrangements

Other operating income

The Group generates income from government contracts that reimburse the Group for certain allowable costs for funded projects. For contracts with government agencies where the funding arrangement is considered central to the Group’s ongoing operations, the Group classifies the recognized funding received as other income.

Income from government grants is recognized as the qualifying expenses related to the contracts are incurred, provided that there is reasonable assurance of recoverability. If the government agency approves the project proposed by the Group, the government agency funds the project upon receipt of the support for the costs incurred up to the contract limit. Income recognized upon incurring qualifying expenses in advance of billing is recorded as accrued income, a component of other current assets, in the consolidated balance sheet.

Grant income is not recognized as deductions of research and development costs because the Group acts as the principal in conducting the research and development activities and these contracts are central to the ongoing operations. The funds received through these means are held as deferred income in the consolidated balance sheets and are released to the consolidated statement of operations and comprehensive (loss)/income as the underlying expenditure is incurred and to the extent the conditions of the grant are met. The related costs incurred by the Group are included in research and development expense in the Group’s consolidated statements of operations and comprehensive loss.

As a company that carries out extensive research and development activities, we seek to benefit from two UK R&D tax credit cash rebate regimes: Small and Medium Enterprise, or SME, Program and the Research and Development Expenditure Credit, or RDEC, Program. Qualifying expenditures largely comprise employment costs for research staff, consumables, a proportion of relevant, permitted sub-contract costs and certain internal overhead costs incurred as part of research projects for which we do not receive income. Tax credits related to the SME Program and RDEC are recorded as other operating income, as they are similar to grant income, in the consolidated statements of operations and other comprehensive (loss)/income. Under both schemes, the Group receives cash payments.

Research and development costs

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred to discover, research and develop drug candidates, including personnel expenses, share-based compensation expense, allocated facility-related and depreciation expenses, third-party license fees and external costs of outside vendors engaged to conduct preclinical and clinical development activities and clinical trials as well as to manufacture clinical trial materials. Non - refundable prepayments for goods or services that will be used or rendered for future research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered. Milestone and other payments made to third-parties with respect to in-process research and development, in accordance with the Group’s license, acquisition and other similar agreements are expensed when determined to be probable and estimable. There have been no material changes to the estimates or true-ups of the estimates.
Share-based payments

The Group measures and recognizes compensation expense for all stock option and restricted stock unit awards based on the estimated fair value of the award on the grant date. The Group uses the Black-Scholes option pricing model to estimate the fair value of stock option awards. The fair value is recognized as expense, over the requisite service period, which is generally the vesting period of the respective award, on a straight-line basis for each separately vesting portion of the award when the only condition to vesting is continued service. If vesting is subject to a market or performance condition, recognition is based on the derived service period of the award. Expense for awards with performance conditions is estimated and adjusted on a quarterly basis based upon the assessment of the probability that the performance condition will be met. Use of the Black-Scholes option-pricing model requires management to apply judgment under highly subjective assumptions. These assumptions include:
•Expected term—The expected term represents the period that the stock-based awards are expected to be outstanding and is based on the average period the stock options are expected to be outstanding and was based on our historical information of the options exercise patterns and post-vesting termination behavior.
•Expected volatility— The expected volatility was based on historical volatility since the IPO.
•Risk-free interest rate—The risk-free interest rate is based on the United States Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.
•Expected dividend—The Group has no plans to pay dividends on its common stock. Therefore, the Group used an expected dividend yield of zero.

The Group accounts for forfeitures of share-based awards when they occur. Stock option and restricted stock unit awards have been granted at fair value to nonemployees, in connection with research and consulting services provided to the Group, and to employees, in connection with Stock Purchase and Restriction Agreements. Equity awards generally vest over terms of three or four years.

Income taxes
The provision for income taxes is determined using the asset and liability approach. Tax laws may require items to be included in tax filings at different times than the items are reflected in the financial statements. A current asset or liability is recognized for the estimated taxes receivable or payable for the current year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes are initially recognized at enacted tax rates in force at the time of initial recognition and are subsequently adjusted for any enacted changes in tax rates and tax laws. Subsequent changes to deferred taxes originally recognized in equity are recognized in income. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Group has recorded a full valuation allowance against the deferred tax asset.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, please see Note 4 to our consolidated financial statements contained in this Report.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Our activities expose us to a variety of financial risks: foreign currency risk, interest rate risk, credit risk and liquidity risk. Our principal financial instrument comprises cash and cash equivalents, and this is used to finance our operations. We have various other financial instruments such as other receivables and trade and other payables that arise directly from our operations. The category of loans and receivables contains only other receivables, shown on the face of the balance sheet, all of which mature within one year. We have compared fair value to book value for each class of financial asset and liability and no difference was identified. Further information is included in Note 17 to our consolidated financial statements appearing at the end of this Report. We have a policy, which has been consistently followed, of not trading in financial instruments.

Foreign Currency Risk

Foreign currency risk refers to the risk that the value of a financial commitment or recognized asset or liability will fluctuate due to changes in foreign currency rates. Our net income and financial position, as expressed in U.S. dollar, are exposed to movements in foreign exchange rates against the pounds sterling and the euro. The main trading currencies are pounds sterling, the U.S. dollar, and the euro. We are exposed to foreign currency risk as a result of operating transactions, capital raises in the United Kingdom and the translation of foreign bank accounts. We monitor our exposure to foreign exchange risk. Exposures are generally managed through natural hedging via the currency denomination of cash balances and any impact currently is not material to us.

Interest Rate Risk

We do not hold any derivative instruments, or other financial instruments, that expose us to material interest rate risk.

Credit Risk

We consider all of our material counterparties to be creditworthy. We consider the credit risk for each of our counterparties to be low and do not have a significant concentration of credit risk at any of our counterparties. We had $0.5 million of trade receivables outstanding at December 31, 2019, from Sarepta. This amount was paid subsequent to the period end.

Liquidity Risk

We have funded our operations since inception primarily through the issuance of equity securities. We have also received funding from our license and collaboration agreement with Sarepta (now terminated) and our license and commercialization agreement with Eurofarma, as well as philanthropic, non-government and not for profit organizations and patient advocacy groups and grant funding from government entities, including BARDA, CARB-X and Innovate UK. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity or debt financings or other sources. Adequate additional financing may not be available to us on acceptable terms, or at all. Our inability to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Item 8. Financial Statements and Supplementary Data

The financial statements required to be filed pursuant to this Item 8 are included to this Report. An index of those financial statements is found in Item 15.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We have carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) under the supervision and the participation of the company’s management, which is responsible for the management of the internal controls, and which includes our Chief Executive Officer (our principal executive officer) and our Chief Financial Officer (our principal financial officer). The term

“disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934 is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives. Based upon our evaluation of our disclosure controls and procedures as of December 31, 2019, our Chief Executive Officer and Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were effective at a reasonable level of assurance.

Management's Report on Internal Control Over Financial Reporting and Attestation Report of Registered Public Accounting Firm

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed, under the supervision of the Chief Executive Officer (our principal executive officer) and the Chief Financial Officer (our principal financial officer), to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect all misstatements. Moreover, projections of any evaluation of the effectiveness of internal control to future periods are subject to a risk that controls may become inadequate because of changes in conditions and that the degree of compliance with the policies or procedures may deteriorate.

Our management has assessed the effectiveness of internal control over financial reporting as of December 31, 2019, based on the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) 2013. Based on this assessment, our management has concluded that our internal control over financial reporting as of December 31, 2019, was effective.

This report does not include an attestation report of our registered public accounting firm as we are an emerging growth company.

Changes in Internal Control Over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred after the fiscal year ended December 31, 2019, and through the date of this Report, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None.
PART IIIs

Item 10. Directors, Executive Officers and Corporate Governance
The following table sets forth the names, ages and certain biographical information about each member of our board of directors as of the date of this Report:

Name	Age	Position
Directors
Robert Duggan	76	Director, Executive Chairman; Chief Executive Officer
Ventzislav Stefanov	53	Executive Director; Executive Vice President and President of Discuva
Non-Employee Directors
Rainer Erdtmann(1)(2)(3)	57	Non-Executive Director
Ujwala Mahatme(1)	56	Non-Executive Director
Manmeet Soni (1)(2)(3)	42	Non-Executive Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Robert Duggan has served as a member of our board of directors since December 2019, Executive Chairman since February 2020 and Chief Executive Officer since April 2020. Mr. Duggan is currently the Chief Executive Officer of Duggan Investments Inc., a private U.S. investment firm and has served in that role since 2016. Mr. Duggan is currently the chairman of the board of directors of Pulse Biosciences, Inc. and previously served as a member of the board of directors of Pharmacyclics, Inc. from 2017. We believe that Mr. Duggan is qualified to serve on our board of directors because of his extensive experience in business and finance matters including within the biotechnology industry.

Ventzislav Stefanov has served as a member of our board of directors since December 2019 and Executive Vice President and President of Discuva since April 2020. Previously, Dr Stefanov served as an independent consultant for Duggan Investments Inc. from 2018 to 2019. Prior to that, he served as Key Account manager for Eli Lilly & Co from 1997 to 2000, Product Manager for AstraZeneca plc from 2000 to 2001, Product Manager for Merck Sharp & Dohme from 2002 to 2008 and Marketing Manager and Country Manager from 2008 to 2011 for Bayer AG. Dr. Stefanov received his Doctor of Medicine degree from the Medical University in Sofia, Bulgaria. We believe Dr. Stefanov is qualified to serve on our board of directors because of his extensive experience in the pharmaceutical and biotechnology industries and his medical background.

Rainer Erdtmann has served as a member of our board of directors since April 2020. Mr. Erdtmann is currently a Portfolio Manager and General Partner at Point Sur Investors, a biotech focused investment fund, a role he has held since February 2016. He also has served as President and co-founder of Biomea Health, a precision oncology company, since July 2017. Prior to Biomea Health, Mr. Erdtmann spent eight years at Pharmacyclics, Inc., most recently as the Executive Vice President of Corporate Affairs. He served as a member of the board of directors of PolarityTE, Inc. from August 2018 until March 2020. He earned the Diplom Kaufmann degree with honors in finance and banking from the Westfaelische Wilhelms Universität of Muenster, Germany. We believe Mr. Erdtmann is qualified to serve on our board of directors because of his extensive experience in the pharmaceutical and biotechnology industries and his finance and accounting background.

Ujwala Mahatme has served as a member of our board of directors since July 2020. Currently, Ms. Mahatme serves as the Founder and Managing Partner of Mahatme Bitterman PLLC, a role she has held since 2002. Previously, Ms. Mahatme served as Counsel at Gibson, Dunn & Crutcher and Counsel and Associate at Pillsbury Winthrop Shaw Pittman LLP. She received her Bachelor of Commerce from Brihan Maharashtra College of Commerce, University of Poona, her Bachelor of Laws from ILS Law School, University of Poona, Master of Laws from the University of Cambridge and Master of Laws from New York University. We believe Ms. Mahatme is qualified to serve on our board of directors because of her expertise in corporate law and financing in the biotechnology sector.

Manmeet Soni has served as a member of our board of directors since December 2019. Mr. Soni is currently the Chief Operating Officer, Chief Financial Officer and Executive Vice President of Reata Pharmaceuticals, Inc., which roles he has held since 2019. He has served on the board of directors of Arena Pharmaceuticals, Inc. since 2018 and Pulse Biosciences, Inc. since 2017 Previously, Mr. Soni has served as the Chief Financial Officer of Pharmacyclics, Inc., which was acquired by Abbvie, Inc. in 2015, from 2012 to 2015, Ariad Pharmaceuticals Inc., which was acquired by Takeda Inc. in 2017, from 2016 to 2017 and Alnylam Pharmaceuticals, Inc. from 2017 to 2019. He is a certified public accountant and chartered accountant from India and received his Bachelor of Commerce from Hansraj College, Delhi University, India. We believe Mr. Soni is qualified to serve on our board of directors because of his extensive experience in the pharmaceutical and biotechnology industries and his finance and accounting background.

Executive Officers

The following table sets forth information regarding our executive officers as of the date of this Report:

Robert Duggan	76	Chief Executive Officer
Michael Donaldson	43	Chief Financial Officer
Ventzislav Stefanov	53	Executive Vice President and President of Discuva
Jos Houbiers	56	Chief Medical Officer
David Powell	52	Chief Scientific Officer

In addition to the biographic information for Mr. Duggan and Dr. Stefanov, which is set forth above, set forth below is certain biographical information about Mr. Donaldson, Mr. Houbiers and Mr. Powell.

Michael Donaldson has served as our Chief Financial Officer since June 2020. Previously, Mr. Donaldson served as Vice President, Finance, and Corporate Controller for Goldfinch Bio, Inc. from 2018 to 2020 and Vice President, Finance, Corporate Controller and Assistant Treasurer at ARIAD Pharmaceuticals, Inc., which was acquired by Takeda, Inc. in 2017, from 2016 to 2017. Prior to that, he was the Corporate Controller for Hittite Microwave Corporation, which was acquired by Analog Devices in 2014. Mr. Donaldson spent the first 11 years of his career at PricewaterhouseCoopers. He received his undergraduate degree in accounting and information systems from the University of Massachusetts and is a Certified Public Accountant in Massachusetts.

Jos Houbiers has served as our Chief Medical Officer since July 2020 and previously served as our Vice President, Research and Development, Global Head Drug Safety, Medical Director from 2018 and 2020. Prior to joining our company, Mr. Houbiers previously spent 13 years at Asellas Pharma Inc. where he served as Director of Head Immunology from 2005 to 2010, Senior Director, Head Global Medical Science from 2010 to 2011 and Executive Director, Global Medical Science from 2011 to 2018. Dr. Houbiers received his Doctor of Medicine from Leiden University Medical Center and a PhD in immunology and Masters of Science in medicine from Leiden University.

David Powell has served as our Chief Scientific Officer since July 2020 and previously served as our Head of Research from 2017 to 2018 and Senior Vice President, Research from 2018 to 2020. Prior to joining our company, Mr. Powell previously spent five years at GSK Pharmaceuticals, where he served as Director, Biological Reagents and Assay Developments from 2011 to 2013, Director Biological Sciences from 2013 to 2014 and Director, Head of Crick-GSK Biomedical Linklabs from 2015 to 2017. Mr. Powell was awarded a Bachelor of Science and Master of Science from the National University of Ireland Galway, before completing a PhD in biochemistry at Cardiff University.

Board Composition

Our board of directors is currently authorized to have five members and consists of five members: an executive chairman, an executive director and three non-executive directors. Our directors hold office until the next annual meeting of stockholders or their successors have been elected and qualified or until the earlier of their death, resignation or removal.

Code of Business Conduct and Ethics

We have also adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the “Investors” section of our website, which is located at www.summitplc.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”).

Board Committees

Our board of directors has established three standing committees – Audit, Compensation, and Nominating and Corporate Governance – each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the “Investors” section of our website, www.summitplc.com.

Audit Committee

Our Audit Committee’s responsibilities include:

•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from the such firm;
•reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•establishing policies regarding the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, if any, our registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the Audit Committee report required by SEC rules.

Our audit committee consists of Mr. Erdtmann, Mr. Soni and Ms. Mahatme. Mr. Soni is the chair of the audit committee. Our board of directors has determined that Mr. Soni is an “audit committee financial expert” within the meaning of SEC regulations and that he possesses the financial sophistication required for audit committee membership under the Nasdaq rules. Our board of directors has determined that Mr. Erdtmann, Mr. Soni and Ms. Mahatme are “independent directors” as defined under applicable Nasdaq rules, including the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;
•overseeing an evaluation of our senior executives;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board of directors with respect to director compensation;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules; and
•preparing the Compensation Committee report required by SEC rules.

Our compensation committee consists of Mr. Erdtmann and Mr. Soni.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•identifying individuals qualified to become members of our board of directors;
•recommending to our board of directors the persons to be nominated for election as directors and to each of our board of directors’ committees;
•reviewing and making recommendations to our board of directors with respect to our board of directors leadership structure;
•reviewing and making recommendations to our board of directors with respect to management succession planning;

•developing and recommending to our board of directors corporate governance principles; and
•overseeing an annual evaluation of our board of directors.

Our nominating and corporate governance committee consists of Mr. Erdtmann and Mr. Soni.

Stockholder Recommendation of Director Nominees

Our nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to our board of directors may do so by delivering a written recommendation to our Secretary at the following address: One Broadway, 14th Floor, Cambridge, MA States 02142, at least 90 days, but not more than 120 days, prior to the first anniversary of the preceding year’s annual meeting. Submissions must include (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the company that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to serve as a director if elected.

Item 11. Executive Compensation
We were incorporated in July 2020 and on September 18, 2020, pursuant to the Redomiciliation Transaction, we became the holding company of Summit Therapeutics plc, a public limited company incorporated in England and Wales. As a result, the compensation information provided in this item reflects compensation provided by Summit Therapeutics plc for the periods indicated. The following discussion relates to the compensation of Glyn Edwards, our former Chief Executive Officer, David Roblin, our former Chief Operating Officer, Chief Medical Officer and President of Research & Development, and Daniel Elger, our former Chief Commercial Officer and Senior Vice President, Research & Development for the eleven month period ended December 31, 2019. Mr. Edwards, Dr. Roblin and Dr. Elger are collectively referred to in this Report as our named executive officers.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the periods indicated.

		Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Glyn Edwards (1)
Former Chief Executive Officer and	2019	378,149	2,552	—	—	31,906	412,607
Former Executive Director
	2018	416,273	—	—	415,914	30,539	862,726
David Roblin (2)
Former Chief Operating Officer,	2019	373,182	2,552	—	—	29,100	404,834
Chief Medical Officer and President
of Research & Development	2018	435,049	205,060	—	—	28,025	668,134
Daniel Elger(3)
Former Chief Commercial Officer	2019	307,173	47,206	—	—	25,175	379,554
and Senior Vice President, Research
& Development

(1)Mr. Edwards resigned as Chief Executive Officer in April 2020 and resigned as a Non-Executive Director in June 2020.
(2)Dr. Roblin resigned in January 2020.
(3)Dr. Elger left the Company in April 2020.
(4)Represents contributions to the pension scheme

Narrative to Summary Compensation Table

Base Salary

In 2019, we paid annualized salaries of $425,960 to Mr. Edwards, $419,665 to Dr. Roblin and $354,290 to Dr. Elger. None of our named executive officers were party to an employment agreement or other agreement or arrangement that provided for automatic or scheduled increases in base salary.
Bonuses
Our named executive officers were eligible for annual bonuses at the discretion of our board and our remuneration committee. Annual bonuses are based on achievement of strategic and financial measures and personal performance objectives. Mr. Edwards, our former Chief Executive Officer and Executive Director, was eligible for annual bonus potential of 150% of his gross base salary to be paid in share options, cash or a combination of both at the discretion of our board. In January 2020, Mr. Edwards was not awarded a bonus. In January 2020, Dr. Elger was awarded a bonus amounting to $46,000, representing 13.3% of his annual base salary at the discretion of the board. The bonus was paid in cash in February 2020. Dr. Roblin, our former Chief Operating Officer, Chief Medical Officer and President of Research & Development, resigned prior to the payment of an annual bonus. Each of Mr. Edwards, Dr. Roblin and Dr. Elger received a nominal bonus of $2,700 which was paid in cash to all employees in January 2020.

Equity Incentive Awards
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our compensation committee periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options, time-based restricted stock units or performance-based restricted stock units. We did not make any equity awards to our named executive officers for 2019 performance.

Outstanding Equity Awards as of December 31, 2019
The following table sets forth information regarding all outstanding stock options held by each of our named executive officers as of December 31, 2019. Pursuant to the Redomiciliation Transaction, we assumed all outstanding options to purchase ordinary shares of Summit Therapeutics plc. The assumed options were adjusted so that the number of shares of our common stock issuable upon exercise of the options equaled the number of ordinary shares the optionholder would have received if the optionholder had exercised the option prior to the Redomiciliation Transaction. The exercise price of the options was adjusted proportionately. The information in the table below reflects this assumption.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Glyn Edwards (12)	30,009		3.90	5/10/2022	Note 1
	14,595		1.30	1/31/2023	Note 2
	15,272		1.30	12/18/2023	Note 3
	22,115		0.07	6/23/2026	Note 4
		475,061	1.92	10/19/2028	Note 5
		600,000	1.79	3/29/2029	Note 6

David Roblin(13)	20,000		5.22	7/15/2024	Note 7
		287,932	1.92	10/19/2028	Note 8
		400,000	1.79	3/29/2029	Note 9

Daniel Elger(14)		84,686	1.92	10/19/2028	Note 10
		300,000	1.79	3/29/2029	Note 11

1.These options vested and became exercisable on May 10, 2015, following the satisfaction of the performance conditions relating to the share price. Due to Mr. Edwards resignation, these options will lapse on June 18, 2021.

2.These deferred bonus options vested and became exercisable on July 31, 2013. These options were awarded as a bonus for the financial year ended January 31, 2013. Due to Mr. Edwards resignation, these options will lapse on June 18, 2021.

3.These deferred bonus options vested and became exercisable on June 18, 2014. These options were awarded as a bonus for the financial year ended January 31, 2014. Due to Mr. Edwards resignation, these options will lapse on June 18, 2021.

4.These deferred bonus options vested and became exercisable on July 21, 2016. These options were awarded as a part settlement of the bonus for the financial year ended January 31, 2016. Due to Mr. Edwards resignation, these options will lapse on June 18, 2021.

5.These options were subject to achievement of performance conditions pertaining to corporate and program development milestones. These options lapsed on June 18, 2020.

6.These options were subject to achievement of performance conditions pertaining to corporate and program development milestones. These options lapsed on June 18, 2020.

7.These options vested and are exercisable. Due to Dr. Roblin's resignation, these options lapse on January 31, 2021.

8.These options were subject to achievement of performance conditions pertaining to corporate and program development milestones. These options lapsed on January 31, 2020.

9.These options were subject to achievement of performance conditions pertaining to corporate and program development milestones. These options lapsed on January 31, 2020.

10.These options vest in nine equal tranches on a quarterly basis from October 19, 2019, and will vest in full on October 19, 2021, or sooner on the happening of certain corporate events reflecting the achievement of the Group’s long-term objectives. On April 24, 2020, 27,816 of the options lapsed. and the remaining options will expire, if unexercised in varying tranches through October 19, 2021.

11.These options were subject to achievement of performance conditions pertaining to corporate and program development milestones. These options will vest on March 29, 2022, if the performance condition is met on or before that date. On April 24, 2020, 142,609 of the options lapsed.

12.Mr. Edwards resigned as Chief Executive Officer in April 2020 and resigned as a Non-Executive Director in June 2020.

13.Dr. Roblin resigned in January 2020.

14.Dr. Elger left the Company in April 2020.

Employment Agreements

Glyn Edwards, Former Chief Executive Officer

Mr. Edwards was appointed as the chief executive officer by a service agreement dated April 4, 2012. In an amendment to this agreement dated June 18, 2018, it was agreed that either party could terminate the agreement with 12 months’ notice. The agreement originally included a garden leave clause for a maximum of two months but this was extended to 12 months in the amendment to this agreement and there is no provision for compensation in addition to the contractual notice period, which Mr. Edwards was entitled to following his resignation in April 2020.

Under his service agreement, Mr. Edwards initially received a salary of $263,715 per annum payable in arrears by equal monthly installments plus reasonable expenses. Effective in February 2019, Mr. Edwards’ salary increased to $425,592 per annum. Mr. Edwards’ service agreement also provided for a monthly pension contribution equal to 7.0% of salary, increasing to 8% from April 1, 2019, private medical cover (including cover for his spouse) and life assurance (for four times his gross salary). A share option package, as agreed by the chairman of our remuneration committee, was awarded to Mr. Edwards subject to the rules of our share option scheme. Under his service agreement, Mr. Edwards is prohibited from engaging in any type of business in competition with the business of our group, procuring orders from or doing business with any person who has done or proposed to do business with our group, and endeavoring to entice away from our group any senior manager or director engaged by our group, for a period of 12 months from the date of termination of his agreement. Mr. Edwards is also subject to confidentiality and protection of intellectual property provisions.

Upon Mr. Edward's resignation, he received a lump sum payment of approximately $471,000 for payment in lieu of notice period and pension contribution.

David Roblin, Former Chief Operating Officer, Chief Medical Officer and President of Research and Development

Dr. Roblin was appointed as the Chief Operating Officer and President of Research and Development pursuant to a letter of employment with Summit (Oxford) Limited dated November 25, 2016, which became effective on December 16, 2017, and was further updated September 1, 2018. In May 2017, Dr. Roblin assumed the role of Chief Medical Officer. Under his letter of employment, Dr. Roblin initially received a salary of $395,575 per annum. Effective in February 2019, Dr. Roblin's salary increased to $419,665 per annum. Dr. Roblin was initially eligible to receive an additional $39,560 per annum for the purposes of assuring a second place of residence near Oxford; effective September 1, 2018, he was no longer receiving this allowance, however we did cover the cost of his travel and accommodation expenses for traveling to the office.

Dr. Roblin’s employment agreement provided for a monthly pension contribution (or payments in lieu thereof) equal to 7.0% of salary, increasing to 8% from April 1, 2019, private medical coverage for him and his spouse and life insurance coverage equal to an amount that is four times his gross base salary. Pursuant to the employment agreement, a share option package equal to twice his base salary, as agreed by the chairman of our remuneration committee, was awarded to Dr. Roblin after he began working for us full-time. Under his employment agreement, Dr. Roblin is prohibited from engaging in any type of business in competition with the business of our group, procuring orders from or doing business with any person who has done or proposed to do business with our group, and endeavoring to entice away from our group any senior manager or director engaged by our group, for a period of six months from the date of termination of his letter of employment. Dr. Roblin is also subject to confidentiality and protection of intellectual property obligations under his employment letter.

Dr. Roblin was eligible to receive a discretionary bonus in an amount up to 50% of his annual base salary and an annual share option award subject to performance conditions, in each case, as determined by our board of directors. Dr. Roblin resigned in January 2020. As part of the termination agreement, Dr. Roblin received a one-time payout of approximately $440,000 as payment in lieu of his notice period and $21,000 as an ex gratia payment.

Daniel Elger, Former Chief Commercial Officer and Senior Vice President of Research and Development

Dr. Elger was appointed as the Chief Commercial Officer pursuant to a letter of employment with Summit (Oxford) Limited dated June 4, 2015, updated February 1, 2019. Under his letter of employment, Dr. Elger initially received a pro rata salary of $263,715 per annum and prior to February 1, 2019, received a salary of $336,240. Effective from February 1, 2019, Dr. Elger's salary increased to $346,325 per annum in line with Dr. Elger joining the Executive Committee.

Dr. Elger was eligible to receive a discretionary bonus in an amount up to 50% of his annual base salary and an annual share option award subject to performance conditions, in each case, as determined by our board of directors. Dr. Elger’s employment agreement provided for a monthly pension contribution (or payments in lieu thereof) equal to 7% of salary, increasing to 8% from April 1, 2019, private medical coverage for him and his family and life insurance coverage equal to an amount that is four times his gross base salary.

Under his employment agreement, Dr. Elger is prohibited from engaging in any type of business in competition with the business of our group, procuring orders from or doing business with any person who has done or proposed to do business with our group, and endeavoring to entice away from our group any senior manager or director engaged by our group, for a period of six months from the date of termination of his letter of employment. Mr. Elger is also subject to confidentiality and protection of intellectual property obligations under his employment letter.

Dr. Elger was terminated in April 2020. Under the settlement agreement, Dr, Elger received approximately $174,000 as payment in lieu of notice, $14,000 as payment in lieu of pension contribution and an ex gratia payment of $35,000.

Michael Donaldson, Chief Financial Officer

Mr. Donaldson was appointed Chief Financial Officer pursuant to a letter of employment with Summit Therapeutics Inc. dated May 21, 2020. The agreement is an at will arrangement, and does not require notice by us or Mr. Donaldson upon termination. Under his Offer of Employment, Mr. Donaldson receives an annual salary of $360,000. Mr. Donaldson received a one-time sign-on bonus of $50,000 and is eligible to receive a discretionary bonus in an amount up to 45% of his annual base salary as determined by our Board of Directors. Mr. Donaldson is also subject to confidentiality and protection of intellectual property obligations under his Offer of Employment.

Ventzislav Stefanov, Executive Vice President of the Company and President of Discuva

Dr. Stefanov was appointed Executive Vice President of the Company and President of Discuva pursuant to a contract of employment with Summit (Oxford) Limited dated May 29, 2020, which continues unless terminated with one weeks’ written notice by us or by Dr. Stefanov during the first two years of employment with an additional one weeks’ notice for each year of employment thereafter.

Under his Contract of Employment, Dr. Stefanov receives an annual salary of $450,000. Dr. Stefanov is eligible to receive a discretionary bonus in an amount up to 45% of his annual base salary as determined by our Board of Directors. Dr. Stefanov is also eligible to receive a reimbursement for relocation expenses of up to $60,000.

Under his employment agreement, Dr. Stefanov is prohibited from engaging in any type of business in competition with the business of our group and procuring orders from or doing business with any person who has done or proposed to do business with our group. Dr. Stefanov is subject to confidentiality and protection of intellectual property obligations under his Contract of Employment.

Stock Option and Other Compensation Plans

In this section, we describe our 2020 Stock Incentive Plan, 2020 Employee Stock Purchase Plan, 2016 Long Term Incentive Plan, certain restricted stock unit awards to former non-executive directors and 2005 EMI Scheme Rules. Prior to the Redomiciliation Transaction, Summit Therapeutics plc granted awards to eligible recipients under both the 2016 Long Term Incentive Plan and the 2005 EMI Scheme Rules. In connection with the Redomiciliation Transaction, both plans were assumed by us, with an option to acquire five Summit Therapeutics plc ordinary shares becoming an option to acquire one share of our common stock on the same terms and conditions. We currently make awards to eligible recipients solely under our 2020 Stock Incentive Plan.

2020 Stock Incentive Plan

The 2020 Stock Incentive Plan, or the 2020 Plan, provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards. Upon effectiveness of the 2020 Plan, the number of shares of our common stock that were reserved for issuance was the sum of (1) 8,000,000 shares; plus (2) the number of shares (up to a maximum of 5,000,000 shares) as is equal to the number of shares of our common stock subject to awards granted by Old Summit prior to the Redomiciliation Transaction pursuant to the Old Summit Share Plans and assumed or replaced by New Summit on or following the Redomiciliation Transaction that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by New Summit at their original issuance price pursuant to a contractual repurchase right; plus (3) an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2021 and continuing until, and including, the fiscal year ending December 31 2030, equal to the least of (i) 6,400,000 shares of our common stock (ii) 4% of the number of shares of our common stock outstanding on such date, and (iii) an amount determined by our board of directors. Any or all of the shares of common stock available for issuance under the 2020 Plan may be issued as incentive stock options.

Our employees, officers, directors, consultants and advisers of our present or future parent or subsidiary corporations (and any other business venture in which we have a controlling interest, as determined by our board of directors) are eligible to receive awards under the 2020 Plan; however, only employees eligible to receive incentive stock options under Section 422 of the US Internal Revenue Code, as amended, or the Code, may be granted incentive stock options.

Pursuant to the terms of the 2020 Plan, our board of directors (or a committee delegated by our board of directors) administers the 2020 Plan and, subject to any limitations set forth in the 2020 Plan, selects the recipients of awards and determines:

•the number of shares of our common stock covered by options and the dates upon which the options become exercisable;
•the type of options to be granted;
•the exercise price of options, which price must be at least equal to the fair market value of our common stock on the date of grant;
•the duration of options, which may not be in excess of ten years;
•the methods of payment of the exercise price of options; and
•the number of shares of our common stock subject to and the terms and conditions of any stock appreciation rights, awards of restricted stock, restricted stock units or other stock-based awards, including conditions for repurchase, measurement price, issue price and repurchase price, if any (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years) and any performance conditions.

If our board of directors delegates authority to one or more of our officers to grant awards under the 2020 Plan, the officer will have the power to make awards to employees, except officers and executive officers (as such terms are defined in the 2020

Plan). our board of directors will fix the terms of the awards to be granted by any such officer, the maximum number of shares subject to awards that any such officer may grant, and the time period in which such awards may be granted.

Effect of certain changes in capitalization

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock other than an ordinary cash dividend, we are required by the 2020 Plan to make equitable adjustments (or make substitute awards, if applicable), in the manner determined by our board of directors, to:
•the number and class of securities available under the 2020 Plan;
•the share counting rules of the 2020 Plan;
•the number and class of securities and exercise price per share of each outstanding option;
•the share and per-share provisions and measurement price of each outstanding stock appreciation right;
•the number of shares and the repurchase price per share subject to each outstanding award of restricted stock; and
•the share and per-share related provisions and purchase price, if any, of each outstanding restricted stock unit award and each other stock-based award.

Effect of certain corporate transactions

Upon the occurrence of a merger or other reorganization event (as defined in the 2020 Plan), our board of directors may, on such terms as our board of directors determines (except to the extent specifically provided otherwise in an applicable award agreement or other agreement between the participant and us), take any one or more of the following actions pursuant to the 2020 Plan as to all or any (or any portion of) outstanding awards, other than awards of restricted stock:

•provide that outstanding awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate of the acquiring or succeeding corporation);
•upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately prior to the consummation of the reorganization event and/or vested but unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised, to the extent exercisable, by the participant within a specified period following the date of such notice;
•provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;
•in the event of a reorganization event pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;
•provide that, in connection with our liquidation or dissolution, awards convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or
•any combination of the foregoing.

In taking any of the foregoing actions, our board of directors is not obligated by the 2020 Plan to treat all awards, all awards held by a participant, or all awards of the same type, identically.

In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to each outstanding award of restricted stock will continue for the benefit of the succeeding company and will, unless our board of directors determines otherwise, apply to the cash, securities, or other property which our common stock is converted into or exchanged for pursuant to the reorganization event in the same manner and to the same extent as they applied to the common stock subject to the restricted stock award. However, our board of directors may provide for the termination or deemed satisfaction of such repurchase or other rights under the restricted stock award agreement or in any other agreement between a participant and us, either initially or by amendment. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the restricted stock award agreement or any other agreement between the participant and us, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied.

Our board of directors may, at any time, provide that any award under the 2020 Plan will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Except with respect to certain actions requiring stockholder approval under the Code, or Nasdaq Stock Market rules, our board of directors may amend, modify or terminate any outstanding award under the 2020 Plan, including but not limited to, substituting for the award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a non-statutory stock option, subject to certain participant consent requirements. However, unless our stockholders approve such action, the 2020 Plan provides that we may not (except as otherwise permitted in connection with a change in capitalization or reorganization event):

•amend any outstanding stock option or stock appreciation right granted under the 2020 Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding award;
•cancel any outstanding stock option or stock appreciation right (whether or not granted under the 2020 Plan) and grant a new award under the 2020 Plan in substitution for the cancelled award (other than substitute awards permitted in connection with a merger or consolidation of an entity with us or our acquisition of property or stock of another entity) covering the same or a different number of shares of our common stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled award;
•cancel in exchange for a cash payment any outstanding option or stock appreciation right with an exercise or measurement price per share above the then-current fair market value of our common stock (valued in the manner determined by (or in the manner approved by) our board of directors); or
•take any other action that constitutes a “repricing” within the meaning of Nasdaq Stock Market rules or rules of any other exchange or marketplace on which our common stock is listed or traded.

No award may be granted under the 2020 Plan on or after the date that is ten years from the effectiveness of the 2020 Plan. Our board of directors may amend, suspend or terminate the 2020 Plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.

2020 Employee Stock Purchase Plan

The 2020 Employee Stock Purchase Plan, or the 2020 ESPP, is administered by our board of directors or by a committee appointed by our board of directors. The 2020 ESPP initially provides participating employees with the opportunity to purchase up to an aggregate of 1,000,000 shares of our common stock. The number of shares of our common stock reserved for issuance under the 2020 ESPP will automatically increase on the first day of each fiscal year, beginning with the fiscal year commencing on January 1, 2021 and continuing for each fiscal year until, and including the fiscal year commencing on, January 1, 2030, in an amount equal to the lowest of (1) 1,600,000 shares of our common stock, (2) 1% of the number of shares of our common stock outstanding on such date, and (3) an amount determined by our board of directors.

All of our employees and employees of any designated subsidiary, as defined in the 2020 ESPP, are eligible to participate in the 2020 ESPP, provided that:

•such person is customarily employed by us or a designated subsidiary for more than 20 hours a week and for more than five months in a calendar year;
•such person has been employed by us or by a designated subsidiary for at least three months prior to enrolling in the 2020 ESPP; and
•such person was our employee or an employee of a designated subsidiary on the first day of the applicable offering period under the 2020 ESPP.

We retain the discretion to determine which eligible employees may participate in an offering under applicable regulations.

We expect to make one or more offerings to eligible employees to purchase stock under the 2020 ESPP beginning at such time and on such dates as our board of directors may determine, or on the first business day thereafter. Each offering will consist of a six-month offering period during which payroll deductions will be made and held for the purchase of our common stock at the end of the offering period. Our board of directors or a committee designated by the board of directors may, at its discretion, choose a different period of not more than 12 months for offerings.

On each offering commencement date, each participant will be granted an option to purchase, on the last business day of the offering period, up to a number of shares of our common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing that product by the closing price of our common stock on the first day of the offering period. No employee may be granted an option under the 2020 ESPP that permits the employee’s rights to purchase shares under the 2020 ESPP and any other employee stock purchase plan of ours or of any of our subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of our common stock (determined as of the first day of each offering period) for each calendar year in which the option is outstanding. In addition, no employee may purchase shares of our common stock under the 2020 ESPP that would result in the employee owning 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries.

Each eligible employee may authorize up to a maximum of 15% of his or her compensation to be deducted by us during the offering period. Each employee who continues to be a participant in the 2020 ESPP on the last business day of the offering period will be deemed to have exercised an option to purchase from us the number of whole shares of our common stock that his or her accumulated payroll deductions on such date will pay for, not in excess of the maximum numbers set forth above. Under the terms of the 2020 ESPP, the purchase price will be determined by our board of directors or the committee for each offering period and will be at least 85% of the applicable closing price of our common stock. If our board of directors or the committee does not make a determination of the purchase price, the purchase price will be 85% of the lesser of the closing price of our common stock on the first business day of the offering period or on the last business day of the offering period.

An employee may at any time prior to the close of business on the fifteenth business day (or such other number of days as is determined by us) prior to the end of the offering period, and for any reason, permanently withdraw from participating in the offering and permanently withdraw the balance accumulated in the employee’s account. Partial withdrawals are not permitted. If an employee elects to discontinue his or her payroll deductions during an offering period but does not elect to withdraw his or her funds, funds previously deducted will be applied to the purchase of common stock at the end of the offering period. If a participating employee’s employment ends before the last business day of an offering period, no additional payroll deductions will be taken and the balance in the employee’s account will be paid to the employee.

We will be required to make equitable adjustments to the extent determined by our board of directors or a committee thereof to the number and class of securities available under the 2020 ESPP, the share limitations under the 2020 ESPP, and the purchase price for an offering period under the 2020 ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.

In connection with a merger or other reorganization event, as defined in the 2020 ESPP, our board of directors or a committee of our board of directors may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the 2020 ESPP on such terms as our board of directors or committee thereof determines:

•provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate of the acquiring or succeeding corporation);
•upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of such reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the board of directors or committee thereof in such notice, which date will not be less than ten days preceding the effective date of the reorganization event;
•upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;
•in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the cash payment for each share surrendered in the reorganization event times the number of shares of our common stock that the employee’s accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the cash payment for each share surrendered in the reorganization event is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the 2020 ESPP minus (2) the result of multiplying such number of shares by the purchase price; and/or
•provide that, in connection with New Summit’s liquidation or dissolution, options convert into the right to receive liquidation proceeds (net of the purchase price thereof).

Our board of directors may at any time, and from time to time, amend or suspend the 2020 ESPP or any portion of the 2020 ESPP. We will obtain stockholder approval for any amendment if such approval is required by Section 423 of the Code. Further, our board of directors may not make any amendment that would cause the 2020 ESPP to fail to comply with Section 423 of the Code. The 2020 ESPP may be terminated at any time by our board of directors. Upon termination, we will refund all amounts in the accounts of participating employees.

2016 Long Term Incentive Plan
Our 2016 Long Term Incentive Plan, which we refer to as the Incentive Plan, was adopted on January 21, 2016. Under the Incentive Plan, our board granted conditional awards, options, cash conditional awards and cash options to any of our employees, including executive directors, and the employees of our subsidiaries. The Incentive Plan is administered by our board, which has full authority, consistent with the Incentive Plan, to administer the Incentive Plan, including the authority to interpret and construe any provision of the Incentive Plan and to adopt regulations for administering the Incentive Plan. Decisions of the board are final and binding on all parties. References to our board in this summary shall include any duly authorized committee of our board. No awards may be granted under the Incentive Plan following the Redomiciliation Transaction.

Exercise of Options

Generally, options must be exercised while the participant holds office or employment with a member of our group. In the event, however, that a participant ceases to hold office or employment with a member of our group as a result of ill-health, injury or disability; redundancy or retirement; upon the company for which the participant works ceasing to be a member of our group or the transfer of an undertaking or part-undertaking in which the participant is employed to a company not in our group; or any other reason at the board’s discretion (except where a participant is summarily dismissed) prior to the date on which the award becomes exercisable, the option may be exercised, subject to it lapsing upon certain corporate events, for a period of six months (or such other period as the board may determine) commencing on the date the award vests (as described above). If a participant ceases to hold office or employment with a member of our group on or after the vesting date of the option as a result of the participant’s resignation or an event described in the preceding sentence on or after the date on which the award becomes exercisable, the option may be exercised, subject to it lapsing upon certain corporate events, for a period of six months (or such other period as the board may determine) from the date of such cessation.

If a participant dies before his or her vested option has been exercised, the participant’s personal representatives may exercise the option for 12 months (or such other period as the board may determine) after the later of the date of the participant’s death and the date on which the award becomes exercisable.

All awards lapse in prescribed circumstances, including upon the tenth anniversary of the date of grant; the expiry of the period (if any) allowed for the satisfaction of any performance condition without such condition having been satisfied; on the day on which a participant ceases to hold office or employment with a group member (with the exception of the carve outs detailed in the Incentive Plan and described above); the expiry of the period during which an option may be exercised following the participant’s death or cessation of office or employment with a group member; on the bankruptcy of the participant; or at such time the participant attempts to transfer, assign, charge or otherwise dispose of his or her award in any way (other than in the event of the participant’s death, to his personal representatives).

Reduction of Awards and Clawback

The board may, in its discretion, determine at any time prior to the vesting of an award to reduce (including to zero) the number of shares to which an award relates and/or impose further conditions on an award where there has been a material misstatement of our group’s audited financial results; a material failure of risk management by us; serious reputational damage to us, any member of our group or a relevant business unit; material misconduct on the part of the participant or any other circumstances which the board considers to be similar in their nature or effect.

The board may also, in its discretion, determine that at any time after the vesting of an award prior to the later of the second anniversary of vesting and the fifth anniversary of the date of grant (or such longer period as is required by SEC rules that are applicable to us) to take the action described in the preceding paragraph (if an option has not yet been exercised or if shares or cash have not yet been delivered to the participant following the vesting of a conditional award or exercise of an option); require a participant or former participant to make a cash payment to us in respect of some or all of the shares or cash delivered to him or her under the award; and/or require a participant or former participant to transfer for no consideration some or all of the shares delivered to him or her under the award, where there has been a material misstatement of our group’s audited financial results or material misconduct on the part of the participant. The board will have discretion to determine the basis on which the amount of cash or shares is calculated including whether, and the extent to which, any tax or social security liability is applicable to the award.

The board may decide to reduce (including to zero) the number of shares to which an award relates or may relate; impose further conditions on an award; and/or require a participant to transfer for no consideration some or all of the shares delivered to such participant under an award or make a cash payment to us in respect of some or all of the shares delivered to such participant under an award to effect the recovery of sums paid or shares delivered under any provisions similar to the rules described in the preceding paragraphs which are included in any bonus plan or share plan (other than the Incentive Plan) operated by any member of our group.

Corporate Events

In certain specified circumstances involving a change of control of our company, all awards which have not yet vested will vest at the time of the change of control or an earlier date, to the extent determined by the board in its discretion, taking into account, unless the board determines otherwise, the extent to which any performance condition has, in the board’s opinion, been satisfied and the period of time that has elapsed from the grant date to the date of the change of control (or the date of cessation of office or employment, if earlier). To the extent an award does not vest (or is not exchanged, as described below) it will lapse immediately. Vested options will be exercisable for three months (or such other period as our board may determine) from the date of the change of control, after which time all options will lapse. Notwithstanding the foregoing, an award will not vest but will be exchanged for a new award which, in the opinion of the board, is equivalent to the original award, but relates to shares in a different company, if an offer to exchange the award is made and accepted by the participant; there is an Internal Reorganization (as that term is defined in the Incentive Plan) unless the board determines that the award should nevertheless vest as described above upon the Internal Reorganization; or the board decides (before the relevant event) that an existing award will automatically be exchanged.

Awards may also vest upon or become exercisable for a specified period following the occurrence of certain other corporate events, including, for example, if a person becomes bound or entitled to acquire shares pursuant to certain provisions of U.K. company law; if the company is affected by a demerger, delisting, special dividend or other event. The board may also provide for the vesting of awards that have not yet vested or permit exercise of vested options within a specified period following the date on which we pass a resolution for a voluntary winding up of our company.

Variation of Share Capital

In the event of any variation of the share capital of the company or a demerger, delisting, special dividend or other event which may, in the opinion of the board, affect the current or future value of shares, the number of shares that may be allocated under the Incentive Plan, the number of shares subject to an award, any performance condition and/or the exercise price of an option may be adjusted in such manner as the board determines.

Amendments

The board may at any time amend the rules of the Incentive Plan or, except as otherwise provided in the Incentive Plan, the terms of any award. An amendment that is to the material disadvantage of the existing rights of a participant will not be made unless the participant has approved the amendment and no amendment will be made that would prevent the Incentive Plan from being an employees’ share scheme under U.K. law.

Termination

The Incentive Plan will terminate, and no award may be granted under the Incentive Plan, after the tenth anniversary of adoption by the Board. The Incentive Plan may also be terminated at any earlier time by the passing of a resolution by the board or an ordinary resolution of the company in general meeting. Termination of the Incentive Plan will be without prejudice to the existing rights of participants.

2005 EMI Scheme Rules

Our 2005 EMI Scheme Rules were adopted on December 1, 2005. Under the scheme, we granted enterprise management incentive options, known as approved options, to those eligible bona fide employees and directors who qualified under applicable U.K. tax law and, to the extent that our employees and directors did not qualify for approved options. Options can no longer be granted under this scheme.

Exercise of Options

Vesting of options is subject to such performance conditions as shall be set out in the agreement granting an option pursuant to the scheme and shall be otherwise determined by the board in accordance with the scheme. An approved option must be capable of being exercised within the period of ten years from the date of grant. Performance conditions may be amended, relaxed or waived by us if an event occurs which would cause us to consider that an amended performance condition would be a fairer measure of performance provided that such amended targets are no more and no less difficult to satisfy than they were prior to amendment.

Generally, options must be exercised while the participant is an eligible employee or director. In the event, however, that a participant ceases to be an eligible employee or director as a result of ill-health, injury, or disability; redundancy, retirement or pregnancy; upon the company for which the participant works ceasing to be a member of our group; or the transfer of an undertaking or part-undertaking in which the participant is employed to a company not in our group, the option may be exercised during the period commencing on the date he ceases to be an eligible employee or director and ending on 12 months thereafter. If a participant dies while he is an eligible employee or director, the participant’s personal representatives may exercise the option for 12 months after the participant’s death. All options lapse in prescribed circumstances, including: upon the tenth anniversary of the date of grant; the expiry of the period (if any) allowed for the satisfaction of any performance condition without such condition having been satisfied or becomes, in our opinion, incapable of being satisfied; on the day on which a participant ceases to be an eligible employee or director (with the exception of the carve outs detailed in the scheme); on the bankruptcy of the participant; or on the occurrence of a takeover.

Takeovers and Liquidations

In certain specified circumstances involving a change of control, as specified in accordance with U.K. tax law, an option may automatically vest or otherwise be determined to vest by our board of directors. Where an option vests by reason of a change of control, the exercise of the option shall be conditional upon the change of control occurring. Our board of directors may, in certain circumstances, determine that an option shall lapse upon the change of control or six months thereafter.

Options may also be exercisable for the relevant period in the event of certain court sanctioned restructurings or amalgamations of us or if another company becomes bound or entitled to acquire our shares. Our board of directors may also permit exercise of the options within a period following the date on which we pass a resolution for voluntary winding up.

In the event of a person obtaining control of us as a result of a takeover offer or court sanctioned restructuring or amalgamation or qualifying exchange of shares within the relevant U.K. laws, the participant may, by agreement with the acquiring company, release options in consideration for the grant of a new option with respect to the acquiring company’s shares.

Variation of Share Capital

In the event of any capitalization, rights issue, consolidation, subdivision, reduction or other variation of our share capital the number of shares comprised in an option and the exercise price in respect of the shares shall, subject to specified limitations, be varied as the directors determine and our auditors confirm to be fair and reasonable.

Director Compensation

The table below shows all compensation to our non-employee directors during the eleven month period ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Frank Armstrong (1)	$87,714	$—	$6,135	$93,849
Leopoldo Zambeletti (2)	$54,090	$—	$2,675	$56,765
Valerie Andrews (3)	$53,788	$—	$2,075	$55,863
David Wurzer (4)	$61,572	$—	$745	$62,317

(1) Frank Armstrong resigned from the Board of Directors of Summit Therapeutics plc on December 24, 2019.
    (2) Leopoldo Zambeletti resigned from the Board of Directors of Summit Therapeutics plc on December 24, 2019.
(3) Valerie Andrews resigned from the Board of Directors of Summit Therapeutics plc on October 11, 2019.
(4) David Wurzer resigned from the Board of Directors of Summit Therapeutics plc on December 24, 2019.
(5) The amounts reported in the "Option Awards" column reflect the aggregate fair value of share-based compensation awarded during the eleven month period ended December 31, 2019 computed in accordance with the provisions of ASC Topic 718.
(6) Taxable benefits represent the value of the personal benefits granted, travel costs (and associated income tax and national insurance contributions which were settled on behalf of the Non-Executive Directors) for attendance at board meetings for the Non-Executive Directors. Amounts included are based on the taxable benefits reported in the eleven months ended December 31, 2019, to HM Revenue & Customs.

In connection with the Redomiciliation Transaction, we adopted a non-employee director compensation policy. Under the policy, each non-employee director receives $42,000 as a base fee per annum for payment for services provided to us. Each non-employee director also receives a further annual fee of $6,000 for sitting on each board committee. The chair of the audit committee receives an additional annual fee of $33,000 and other committee chairs receive an additional annual fee of $12,000. Each annual fee is payable in arrears in four equal quarterly installments on the last day of each quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on the board and (ii) no fee shall be payable in respect of any period prior to the Redomiciliation Transaction. Each non-employee director is also reimbursed for reasonable travel and other expenses in connection with attending meetings of the board and any committee on which he or she serves.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of September 18, 2020, by:
•each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;
•each of our current directors;
•each of our named executive officers; and
•all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of September 18, 2020, are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the common stock beneficially owned by them. Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Summit Therapeutics Inc., One Broadway, 14th Floor, Cambridge, MA States 02142. All holders of our common stock, including those stockholders listed below, have the same voting rights with respect to such shares.

	Shares of common stock beneficially owned
Name of beneficial owner	Shares	%
Directors and Named Executive Officers
Glyn Edwards(1)	262,727	*
David Roblin(2)	20,000	*
Daniel Elger (3)	47,043	*
Robert W. Duggan(4)	46,209,732	64.89%
Manmeet Soni	—	—
Ventzislav Stefanov	14,900	*
Rainer Erdtmann	—	—
Ujwala Mahatme	—	—
All current directors and executive officers as a group (8 persons)	46,554,402	65.06%
5% stockholders
Makham Zanganeh(5)	5,330,258	7.80%

_________

*	Less than one percent.

(1)Consists of (a) 81,991 shares of common stock underlying options that are exercisable as of September 18, 2020, or will become exercisable within 60 days after such date, (b) 13,574 shares of common stock underlying warrants that are exercisable from June 24, 2020 and (c) 167,162 shares of common stock. Mr. Edwards stepped down as Chief Executive Officer in April 2020 and resigned from the board of directors as a non-executive director in June 2020.
(2)Consists of 20,000 shares of common stock underlying options that are exercisable as of September 18, 2020, or will become exercisable within 60 days after such date. Dr. Roblin left our company in January 2020.
(3)Consists of 47,043 shares of common stock underlying options that are exercisable as of September 18, 2020, or will become exercisable within 60 days after such date. Dr. Elger left the Company in April 2020.
(4)Consists of (a) 3,985,055 shares of common stock underlying warrants that are exercisable from June 24, 2020 and (b) 42,224,677 shares of common stock.
(5)Consists of (a) 489,814 shares of common stock underlying warrants that are exercisable as of September 18, 2020, (b) 631,362 shares of common stock underlying warrants that become exercisable on June 24, 2020 and (c) 4,209,082 shares of common stock. Based solely upon a Schedule 13D filed on January 23, 2020, which sets forth beneficial ownership as of January 14, 2020, for Dr. Zanganeh, the Mahkam Zanganeh Revocable Trust (“Trust I”) and the Shaun Zanganeh Irrevocable Trust (“Trust II" and together with Trust I, the “Trusts”). Dr. Zanganeh is the sole trustee of each Trust and may be deemed to have shared voting and dispositive power over the shares of common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to our equity compensation plans in effect as of September 18, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	6,228,240	$1.97	9,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	6,228,240		9,000,000

(1) In connection with the approval of the Redomiciliation Transaction, the shareholders of Old Summit approved the 2020 Plan and 2020 ESPP. The 2020 Plan and 2020 ESPP were also approved by the nominal stockholder of New Summit prior to the Redomiciliation Transaction.

Item 13. Certain Relationships and Related Transactions, and Director Independence.
Certain Relationships and Related Transactions

Since February 1, 2019, we have engaged in the following transactions in which the amounts involved exceeded $120,000 and any of our directors, executive officers or holders of more than 5% of our voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Transactions with Mr. Robert W. Duggan
On December 24, 2019, we completed a private placement with Mr. Robert W. Duggan, who subscribed for an aggregate of 33,231,410 shares of common stock, par value $0.01 per share (the “Subscription Shares”), and warrants to purchase an aggregate of 4,984,711 shares of common stock (the “Subscription Warrants”) at a subscription price of $1.43 for a Subscription Share plus a Subscription Warrant, pursuant to a securities purchase agreement he entered into with us. The exercise price of the Subscription Warrants is $1.58 per share. The Subscription Warrants are exercisable any time in the period commencing on June 24, 2020, and ending on December 24, 2029.

On December 6, 2019, we entered into a deed of termination of the relationship agreement with Mr. Duggan and Cairn Financial Advisers LLP, a limited liability partnership incorporated in England and Wales with the Registrar of Companies of England and Wales, as our nominated adviser. The relationship agreement regulated the company’s relationship with Mr. Duggan and limited Mr. Duggan’s influence over the company’s corporate actions and activities and the outcome of general matters pertaining to the company. The deed of termination became effective on February 24, 2020, upon the cancellation of the admission of the ordinary shares on AIM.

Transactions with Mr. Glyn Edwards

On December 24, 2019, we completed a private placement with two investors in Europe, including Mr. Glyn Edwards, who subscribed for an aggregate of 90,495 shares of common stock (the “Placing Shares”) and warrants to purchase an aggregate of 13,574 shares of common stock (the “Placing Warrants”) at a subscription price of $1.43 for a Placing Share plus a Placing Warrant. The private placement was pursuant to a placing agreement we entered into with Nplus1 Singer Advisory LLP (the “Broker”), whereby the Broker was appointed agent of the company for the purpose of managing the private placement. The exercise price of the Placing Warrants is $1.58 per share. The Placing Warrants are exercisable any time in the period commencing on June 24, 2020, and ending on December 24, 2029.

Transactions with Dr. Mahkam Zanganeh

On December 6, 2019, in connection with the private placement with Mr. Duggan, the company entered into a consulting agreement (the “Consulting Agreement”) with Maky Zanganeh & Associates, Inc. (“MZA”), an executive management and consulting firm that specializes in the life sciences industry. Mahkam Zanganeh, one of our principal shareholders, serves as Chief Executive Officer at MZA. Pursuant to the Consulting Agreement, MZA is expected to provide support for clinical operation activities related to the company’s ongoing global Phase 3 clinical trials of ridinilazole for the treatment of Clostridioides difficile infection, regulatory activities pertaining to a potential new drug application should the Phase 3 clinical trials be successful and strategic planning support more generally for the ridinilazole program. Under the terms of the Consulting Agreement, a monthly consultancy fee of $75,000 was payable by the company to MZA. On June 30, 2020, the Consulting Agreement was terminated by mutual agreement of the parties in accordance with its terms.

Also on December 6, 2019, the company entered into a warrant agreement with MZA (the “MZA Warrant Agreement”), pursuant to which, on December 24, 2019, the company granted MZA a warrant to acquire up to 3,358,732 shares of common stock (the “Consultant Warrant”). The exercise price of the Consultant Warrant is $1.44 per share. The Consultant Warrant vested on a quarterly basis over three years from December 24, 2019, and had a term of ten years. In connection with the termination of the Consulting Agreement, the portion of the Consultant Warrant that was unvested as of the time of such termination was forfeited.

Transactions with Dr. Elaine Stracker

On February 7, 2020, MZA, Dr. Zanganeh, Dr. Stracker and the company entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”). Pursuant to the Assignment and Assumption Agreement, MZA

assigned a portion of the Consultant Warrant to each of Dr. Zanganeh and Dr. Stracker. Dr. Zanganeh assumed a warrant to acquire 2,938,890 shares of common stock and Dr. Stracker assumed a warrant to acquire 419,841 shares of common stock. Each of them has the right to exercise their respective portion of the Consultant Warrant in accordance with the terms and conditions of the MZA Warrant Agreement. In June 2020, Dr. Stracker was not re-elected to the Board of Directors of Summit Therapeutics plc at its Annual General Meeting and accordingly no longer serves on its Board of Directors and was terminated from her position as the Company’s Interim Chief Operating Officer.

Registration Rights

We are a party to a registration rights agreement with Mr. Duggan, pursuant to which we agreed to use commercially reasonable efforts to prepare and file a registration statement covering the resale by Mr. Duggan of the ADSs purchased by him in the January 2019 subscription. On June 12, 2019, we filed a resale registration statement on Form F-3 registering such ADSs for resale. Under such registration rights agreement, we have agreed to use commercially reasonable efforts to keep such registration statement continuously effective, subject to certain limited exceptions, until the earliest of the date on which all ADSs covered by such registration statement have been sold or may be resold pursuant to Rule 144 of the Securities Act of 1933 without restriction, or the fifth anniversary of the closing date of the subscription. Under such registration rights agreement, we have agreed to be responsible for all fees and expenses incurred in connection with the registration of the ADSs, excluding underwriter discounts, commissions or fees, and each party will grant the other customary indemnification rights in connection with the registration and resale of the ADSs. In connection with the Redomiciliation Transaction, Mr. Duggan agreed to suspend our obligations under the registration rights agreement.

Indemnification Agreements
Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.

Employment Arrangements

We have entered into employment agreements with certain of our executive officers. For more information regarding the agreements with our named executive officers, see “Item 11. Executive Compensation.”

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Executive Officer or principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•the related person’s interest in the related person transaction;

•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of our business;
•whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to us of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are presumed not to be related person transactions for purposes of this policy:

•interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the entity receiving payment under the transaction; and
•a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

Director Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In September 2020, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Mr. Duggan and Dr. Stefanov, is an “independent director” as defined under applicable Nasdaq rules, including, in the case of all the members of our audit committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our compensation committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Duggan is not an independent director under these rules because he is our chief executive officer, and Dr. Stefanov is not an independent director under these rules because he is one of our executive officers.

Because Mr. Duggan controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules for Nasdaq-listed companies. Under these rules, a company is a "controlled company" if more than 50% of the voting power in the election of directors is held by an individual, group or another company. A "controlled company" may elect not to comply with certain corporate governance requirements, including the requirements that:

•a majority of the board of directors consist of independent directors;
•the compensation committee be composed entirely of directors meeting Nasdaq independence standards applicable to compensation committee members with a written charter addressing the committee's purpose and responsibilities;
•the compensation committee be responsible for the hiring and overseeing of persons acting as compensation consultants and be required to consider certain independence factors when engaging such persons; and
•director nominees either be selected, or recommended for board of directors' selection, either by "independent directors" as defined under the rules of Nasdaq constituting a majority of the board of director's "independent directors" in a vote in which only "independent directors" participate, or by a nominations committee comprised solely of "independent directors."

For so long as we qualify as a "controlled company," we will maintain the option to utilize from time to time some or all of these exemptions.

Item 14. Principal Accountant Fees and Services

The following table sets forth, for each of the years indicated, the aggregate fees billed to us for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Eleven Months Ended December 31,	Year Ended January 31,
	2019	2019
	(in thousands)
Audit Fees	$334	$291
Audit-Related Fees (1)	427	232
Tax Fees (2)	48	34
All Other Fees (3)	28	—
Total	$838	$557

(1)For the eleven months ended December 31, 2019, fees relate to the review of quarterly information, services provided in relation to future SEC filings, and accounting advice, in anticipation of the loss of FPI status. For the year ended January 31, 2019, audit-related fees includes assurance reporting in connection with our registration statement on Form F-3 that was filed with the U.S. Securities and Exchange Commission on May 15, 2018.
(2)Fees relate to the aggregated fees for services rendered on tax compliance, tax advice and tax planning.
(3)Fees relate to a supply chain workshop.

The audit committee is responsible for the appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors. As part of this responsibility, the audit committee pre-approves all audit and non-audit services performed by the independent auditors in order to assure that they do not impair the auditor's independence from the company.

PART IV
Item 15. Exhibits, Financial Statement Schedules

(1)	Financial Statements

As part of this Report, the consolidated financial statements are listed in the accompanying index to financial statements on page F-1.

(2) Financial Statement Schedules

All financial statement schedules have been omitted because they are not applicable, not required, or the information required is shown in the consolidated financial statements or the notes thereto.

         (3) Exhibits

The exhibits filed as part of this Report are listed below.

Exhibit No.	Description

3.1
Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

4.1
Registration Rights Agreement, dated January 9, 2019, by and among Summit Therapeutics plc and Robert W. Duggan (incorporated by reference to Exhibit 2.1 to the Company’s Report on Form 6-K (File No. 001-36866), filed with the Securities and Exchange Commission on January 10, 2019)

4.2	Form of Specimen Stock Certificate

4.3	Form of Consultant Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

4.4	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

4.5	Description of Securities Registered Under Section 12 of the Exchange Act
10.1†
Translation Award Funding Agreement, entered into as of October 19, 2012, by and between the Wellcome Trust Limited and Summit Therapeutics plc (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 (File No. 333-201807), as amended, filed with the Securities and Exchange Commission on February 27, 2015)

10.2
Service Agreement, effective as of January 14, 2015, by and between Cambridge Innovation Center and Summit Therapeutics Inc. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-1 (File No. 333-201807), as amended, filed with the Securities and Exchange Commission on February 20, 2015)

10.3#
2005 Enterprise Management Incentive Scheme (incorporated by reference to Exhibit 4.3 to the Company’s Transition Report on 20-F (File No. 333-36866), as amended, filed with the Securities and Exchange Commission on April 30, 2020)

10.4#
2016 Long Term Incentive Plan (incorporated by reference to Exhibit 4.22 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on May 12, 2016)

10.5†
License and Collaboration Agreement, dated October 3, 2016, by and between Summit (Oxford) Ltd. and Sarepta Therapeutics, Inc. (incorporated by reference to Exhibit 4.23 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on March 30, 2017)

10.6
Lease, dated February 17, 2017, by and among MEPC Milton Park No. 1 Limited, MEPC Milton Park No. 2 Limited and Summit Therapeutics plc (incorporated by reference to Exhibit 4.25 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on March 30, 2017)

10.7†
Agreement, dated September 5, 2017, by and between Summit (Oxford) Limited and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority (BARDA) (incorporated by reference to Exhibit 4.26 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018)

10.8†
Amendment of Solicitation/Modification of Contract (0001), dated June 19, 2018, to Agreement, dated September 5, 2017, by and between Summit (Oxford) Limited and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority (BARDA) (incorporated by reference to Exhibit 4.13 to the Company’s Transition Report on 20-F (File No. 333-36866) filed with the Securities and Exchange Commission on March 29, 2019)

Exhibit No.	Description

10.9+
Amendment of Solicitation/Modification of Contract (0002), dated August 14, 2018, to Agreement, dated September 5, 2017, by and between Summit (Oxford) Limited and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority (BARDA) (incorporated by reference to Exhibit 4.14 to the Company’s Transition Report on 20-F(File No. 333-36866) filed with the Securities and Exchange Commission on March 29, 2019)

10.10+
Amendment of Solicitation/Modification of Contract (0003), dated February 14, 2019, to Agreement, dated September 5, 2017, by and between Summit (Oxford) Limited and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority (BARDA) (incorporated by reference to Exhibit 4.15 to the Company’s Transition Report on 20-F (File No. 333-36866), filed with the Securities and Exchange Commission on March 29, 2019)

10.11†
License and Commercialization Agreement, dated December 18, 2017, by and between Summit (Oxford) Ltd. and Eurofarma Laboratórios S.A. (incorporated by reference to Exhibit 4.27 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018)

10.12†
Share Purchase Agreement, dated December 23, 2017, by and among Summit Therapeutics plc and the shareholders of Discuva Limited (incorporated by reference to Exhibit 4.28 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018) (1)

10.13†
Transfer Incentive Agreement, dated December 23, 2017, by and among Discuva Limited and certain of its managers (incorporated by reference to Exhibit 4.29 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018)

10.14
Lease, dated December 22, 2017, by and between Merrifield Centre Ltd and Discuva Limited (incorporated by reference to Exhibit 4.31 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018)

10.15†
Equity and Revenue Sharing Agreement, dated October 16, 2017, by and between Summit (Oxford) Limited and the Wellcome Trust Limited (incorporated by reference to Exhibit 4.32 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018)

10.16
Form of Non-Executive Director Restricted Stock Unit (RSU) Agreement (incorporated by reference to Exhibit 4.33 to the Company’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018)

10.17
Securities Purchase Agreement, dated December 14, 2018, by and among Summit Therapeutics plc and Robert W. Duggan (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 6-K (File No. 001-36866), filed with the Securities and Exchange Commission on December 17, 2018)

10.18
Relationship Agreement, dated December 14, 2018, by and among Summit Therapeutics plc, Robert W. Duggan and Cairn Financial Advisers LLP (incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 6-K (File No. 001-36866), filed with the Securities and Exchange Commission on December 17, 2018)

10.19+
Amendment of Solicitation/Modification of Contract (0004), dated June 17, 2019, to Agreement, dated September 5, 2017, by and between Summit (Oxford) Limited and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority (BARDA) (incorporated by reference to Exhibit 4.24 to the Company’s Transition Report on 20-f (File No. 333-36866) filed with the Securities and Exchange Commission on April 30, 2020)

10.20
Securities Purchase Agreement, dated December 6, 2019, by and among Summit Therapeutics plc and Robert W. Duggan (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 6-K (File No. 001-36866), filed with the Securities and Exchange Commission on December 6, 2019)

10.21
Placing Agreement, December 6, 2019, by and between Summit Therapeutics plc and Nplus1 Singer Advisory LLP (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 6-K (File No. 001-36866), filed with the Securities and Exchange Commission on December 6, 2019)

10.22
Deed of Termination, dated December 6, 2019, by and among Summit Therapeutics plc, Robert W. Duggan and Cairn Financial Advisers LLP (incorporated by reference to Exhibit 4.3 to the Company’s Report on Form 6-K (File No. 001-36866), filed with the Securities and Exchange Commission on December 6, 2019)

Exhibit No.	Description

10.23+
Amendment of Solicitation/Modification of Contract (0005), dated January 21, 2020, to Agreement, dated September 5, 2017, by and between Summit (Oxford) Limited and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority (BARDA) (incorporated by reference to Exhibit 4.36 to the Company’s Transition Report on 20-F(File No. 333-36866) filed with the Securities and Exchange Commission on April 30, 2020)

10.24#
Form of Indemnification Agreement between Summit Therapeutics Inc. and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

10.25*#	Offer of Employment, dated May 21, 2020, by and between Summit Therapeutics Inc. and Michael Donaldson
10.26*#	Contract of Employment, dated May 29, 2020, by and between Summit Therapeutics Inc. and Ventzislav Stefanov
10.27#	2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)
10.28*#	Form of Option Award under 2020 Stock Incentive Plan
10.29*#	Form of Restricted Stock Unit Agreement under 2020 Stock Incentive Plan
10.30#
2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Company’s Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

23.1*	Consent of PricewaterhouseCoopers LLP

31.1*	Certification of Chief Executive Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15d-14(a) as adopted pursuant to §302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15d-14(a) as adopted pursuant to §302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.
†	Confidential treatment has been granted as to certain portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.
+	Certain portions of this exhibit have been omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.
(1)	The schedules and exhibits to the Share Purchase Agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.
#	Indicates management contract or compensatory plan or arrangement.

Item 16. Report Summary

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUMMIT THERAPEUTICS INC.

By:	/s/ Robert W. Duggan
Name: Title:	Robert W. Duggan Chief Executive Officer; Executive Chairman
Date: September 29, 2020

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert W. Duggan	Chief Executive Officer and Executive Chairman (Principal Executive Officer)	September 29, 2020
Robert W. Duggan

/s/ Michael Donaldson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 29, 2020
Michael Donaldson

/s/ Ventzislav Stefanov	Director	September 29, 2020
Ventzislav Stefanov

/s/ Rainer Erdtmann	Director	September 29, 2020
Rainer Erdtmann

/s/ Ujwala Mahatme	Director	September 29, 2020
Ujwala Mahatme

/s/ Manmeet Soni	Director	September 29, 2020
Manmeet Soni

SUMMIT THERAPEUTICS INC.
Index to Financial Statements

Consolidated Balance Sheets as at December 31, 2019, January 31, 2019 and January 31, 2018	F-3
Consolidated Statements of Operations and Comprehensive (Loss)/Income for the eleven months ended December 31, 2019, and for the years ended January 31, 2019, and 2018	F-4
Consolidated Statements of Stockholders' Equity (deficit) for the eleven months ended December 31, 2019, and for the years ended January 31, 2019, and 2018	F-5
Consolidated Statements of Cash Flows for the eleven months ended December 31, 2019, and for the years ended January 31, 2019, and 2018	F-6
Notes to the Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Summit Therapeutics Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Summit Therapeutics Inc and its subsidiaries (the “Company”) as of December 31, 2019 and January 31, 2018, and the related consolidated Statements of Operations and Comprehensive (Loss)/Income, Stockholders' Equity (Deficit) and Cash Flows for the eleven month period ended December 31, 2019 and for each of the two years ended January 31, 2019 and January 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and January 31, 2018, and the results of its operations and its cash flows for the eleven month period ended December 31, 2019 and for each of the two years ended January 31, 2019 and January 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred a net loss and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Changes in Accounting Principle

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
Reading, United Kingdom
September 29, 2020

We have served as the Company's or its predecessor's auditor since 2013.

Summit Therapeutics Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2019	January 31, 2019	January 31, 2018

Assets
Current assets
Cash and cash equivalents	$63,842	$35,245	$28,495
Accounts receivable	541	6,120	3,899
Prepaid expenses	8,762	9,681	9,145
Other current assets	1,399	1,903	2,672
Research and development tax credit receivable	5,084	8,305	6,598
Total current assets	79,628	61,254	50,809

Property, plant and equipment, net	518	649	953
Right-of-use assets	1,021	1,372	1,977
Goodwill	2,392	2,380	3,513
Intangible assets, net	13,120	13,915	20,958
Total assets	$96,679	$79,570	$78,210

Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$4,471	$5,803	$6,257
Accrued liabilities	5,739	5,200	5,971
Other current liabilities	366	458	278
Lease liabilities	471	469	459
Deferred revenue and income	2,615	4,428	19,610
Contingent consideration	105	825	—
Total current liabilities	13,767	17,183	32,575
Non-current liabilities
Deferred revenue	493	1,091	38,656
Lease liabilities	422	849	1,364
Financial liabilities on funding arrangements	—	—	4,380
Other non-current liabilities	2,703	2,429	2,326
Deferred tax liability	2,057	2,198	3,372
Total liabilities	19,442	23,750	82,673
Commitments and contingencies (Note 22)
Stockholders' equity (deficit):
Common stock, $0.01 par value: 250,000,000 shares authorized; 67,178,054, 32,077,974 and 14,712,724 shares issued and outstanding at December 31, 2019 and January 31, 2019 and 2018, respectively	672	321	147
Additional paid-in capital	241,204	191,205	140,574
Accumulated other comprehensive loss	(4,720)	(4,767)	(4,347)
Accumulated deficit	(159,919)	(130,939)	(140,837)
Total stockholders' equity (deficit)	77,237	55,820	(4,463)
Total liabilities and stockholders' equity	$96,679	$79,570	$78,210

 The accompanying notes form an integral part of these Consolidated Financial Statements.

Summit Therapeutics Inc.
Consolidated Statements of Operations and Comprehensive (Loss)/Income
(In thousands, except share and per share amounts)

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018

Revenue	$743	$57,088	$16,104
Operating expenses
Research and development	(39,809)	(52,003)	(37,722)
General and administrative	(12,611)	(16,400)	(15,663)
Impairment of goodwill and intangible assets	—	(5,290)	—
Total operating expenses	(52,420)	(73,693)	(53,385)
Other operating income	22,872	22,608	8,914
Operating (loss) / profit	(28,805)	6,003	(28,367)
Remeasurement/derecognition of financial liabilities on funding arrangements	—	3,695	4,029
Interest expense, net	(286)	(615)	(1,544)
(Loss) profit before income taxes	(29,091)	9,083	(25,882)
Income tax (expense) benefit	111	815	(471)
Net (loss) profit	$(28,980)	$9,898	$(26,353)
Basic earnings per share	$(0.88)	$0.58	$(2.01)
Diluted earnings per share	$(0.88)	$0.57	$(2.01)
Other comprehensive (loss) income
Foreign currency translation adjustment	47	(420)	(1,314)
Total comprehensive (loss) income	$(28,933)	$9,478	$(27,667)

The accompanying notes form an integral part of these Consolidated Financial Statements.

Summit Therapeutics Inc.
Consolidated Statements of Stockholders' Equity (Deficit)
(in thousands, except share and per share data)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income(Loss)	Total Accumulated Deficit	Total Stockholders' (Deficit) Equity
	Shares	Amount
Balance at February 1, 2017	12,368,313	124	$112,995	$(3,033)	$(114,484)	(4,398)
Public offering of common stock, net of offering costs	1,677,850	17	18,271	—	—	18,288
Issue of common stock as consideration for a business combination	586,854	6	6,683	—	—	6,689
New share capital issued from exercise of warrants	10,000	—	13	—	—	13
Issuance on common stock from exercise of share options	69,707	—	521	—	—	521
Stock-based compensation	—		2,091	—	—	2,091
Unrealized loss on foreign currency translation adjustments	—		—	(1,314)	—	(1,314)
Net loss	—		—	—	(26,353)	(26,353)
Balance at January 31, 2018	14,712,724	147	$140,574	$(4,347)	$(140,837)	$(4,463)
Public offering of common stock, net of offering costs	1,666,666	17	19,860	—	—	19,877
Private placement of common stock, net of offering costs	15,625,000	156	24,344	—	—	24,500
Issuance on common stock from exercise of share options	73,584	1	132	—	—	133
Stock-based compensation	—		6,295	—	—	6,295
Unrealized loss on foreign currency translation adjustments	—		—	(420)	—	(420)
Net income	—		—	—	9,898	9,898
Balance at January 31, 2019	32,077,974	321	$191,205	$(4,767)	$(130,939)	$55,820
Private placement of common stock, net of offering costs	35,075,690	351	49,152	—	—	49,503
Issuance on common stock from exercise of share options	24,390	—	2	—	—	2
Stock-based compensation	—		845	—	—	845
Unrealized loss on foreign currency translation adjustments	—		—	47	—	47
Net loss	—		—	—	(28,980)	(28,980)
Balance at December 31, 2019	67,178,054	672	$241,204	$(4,720)	$(159,919)	$77,237
The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statements of Cash Flows
(in thousands, except share and per share data)

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
Cash flows from operating activities
Net (loss) / profit	(28,980)	9,898	(26,353)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on remeasurement or derecognition of financial liabilities on funding arrangements	—	(715)	(1,181)
Loss on recognition of contingent consideration payable	2	1,001	—
Remeasurement/derecognition of financial liabilities on funding	—	(3,695)	(4,029)
Interest expense	286	615	1,544
Unrealized foreign exchange loss / (gain)	423	—	—
Depreciation of operating right-of-use assets	347	187	184
Depreciation	321	665	198
Amortization of intangible fixed assets	970	1,100	137
Loss on disposal of assets	13	55	54
Impairment of goodwill and intangible assets	—	5,290	—
Stock-based compensation	845	6,295	2,091
Deferred income taxes	(147)	(935)	2,360
Changes in operating assets and liabilities:
Accounts receivable	5,439	(2,467)	(2,085)
Prepaid expenses	952	(1,260)	(7,553)
Other current assets	492	580	(2,039)
Research and development tax credit receivable	3,154	(2,216)	(683)
Deferred revenue and income	(2,358)	(48,973)	13,763
Accounts payable	(1,306)	(10)	2,573
Accrued liabilities	(51)	144	1,840
Contingent consideration paid	(703)	—	—
Lease liabilities	(456)	(430)	(387)
Other liabilities	—	(235)	(1,935)
Net cash used by operating activities	(20,757)	(35,106)	(21,501)

Investing activities
Acquisition, net of cash acquired	—	—	(6,213)
Contingent consideration paid	—	(167)	—
Purchase of property, plant and equipment	(205)	(157)	(668)
Purchase of intangible assets	(136)	(7)	(154)
Net cash used by investing activities	(341)	(331)	(7,035)

Financing activities
Proceeds from issue of share capital	50,415	46,084	20,222
Transaction costs on share capital issued	(912)	(1,707)	(1,934)
Proceeds from exercise of warrants	—	—	13
Proceeds from exercise of share options	2	133	521
Net cash generated from financing activities	49,505	44,510	18,822

Increase (decrease) in cash and cash equivalents	28,407	9,073	(9,714)
Effect of exchange rates on cash and cash equivalents	190	(2,323)	2,893
Cash and cash equivalents at beginning of the period / year	35,245	28,495	35,316
Cash and cash equivalents at end of the period / year	63,842	35,245	28,495

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$63	$72	$554
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Obtaining a right-of-use asset in exchange for a lease liability	$—	$—	$2,212
Acquisition of a business through the issuance of stock	$—	$—	$6,690

The accompanying notes form an integral part of these Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Nature of the business
Summit Therapeutics Inc. ("Summit" or the "Company") is the successor to Summit Therapeutics plc, a company organized under the laws of the United Kingdom ("Summit U.K."). As part of the plan to cause the publicly traded parent company of Summit to be a Delaware corporation (the "Redomiciliation Transaction"), after the close of market trading on September 18, 2020, Summit and Summit U.K. completed a statutory scheme of arrangement under U.K. law pursuant to which all Summit U.K. outstanding ordinary shares were exchanged on a five-for-one basis for newly issued shares of Summit common stock and Summit U.K. became a wholly-owned subsidiary of Summit.
The scheme of arrangement was accounted for as an exchange of equity interests among entities under common control. All assets and liabilities of Summit U.K. were assumed by Summit, resulting in the retention of the historical basis of accounting as if they had always been combined for accounting and financial reporting purposes.

Unless stated otherwise or the context otherwise requires, references to "Summit", "Group", "we", "our" and "us" mean Summit Therapeutics Inc. and its consolidated subsidiaries from the effective date of the Redomiciliation Transaction.

Summit is a biopharmaceutical company focused on the discovery, development and commercialization of novel antibiotics for serious infectious diseases. Summit is conducting a Phase 3 clinical program focused on the infectious disease C. difficile infection, or CDI. It is also seeking to expand the product candidate portfolio through the development of new mechanism, precision antibiotics using the proprietary Discuva Platform.
Revision and Immaterial Correction of an Error in Previously Issued Financial Statements

During the quarter ended June 30, 2020, management identified an error affecting Other Operating Income and Deferred Revenue and Income related to the funding agreement with BARDA. In our previously issued December 31, 2019 financial statements under IFRS, the Company incorrectly recognized $0.9 million of other operating income related to the agreement. The misstatement had no net impact on the Company’s consolidated statements of cash flows. Management concluded that the correction was not material to previously issued consolidated financial statements. Since these revisions were not material to any previously issued annual or interim financial statements, no amendments to previously filed financial statements were required. Consequently, the Company has adjusted for these errors by revising the December 31, 2019 balances herein.

The effect of the immaterial correction of an error in our previously issued consolidated financial statements as of and for the eleven months ended December 31, 2019 is as follows:

Balance Sheet

	As of December 31, 2019
	Previously Reported	Adjustments	As Revised
	(in thousands)
Research and development tax credit receivable	$4,824	$260	$5,084
Total current assets	$79,368	$260	$79,628
Total assets	$96,419	$260	$96,679

Deferred revenue and income	$1,497	$1,118	$2,615
Total current liabilities	$12,649	$1,118	$13,767
Total liabilities	$18,324	$1,118	$19,442

Accumulated deficit	$(159,061)	$(858)	$(159,919)
Total stockholders’ equity	$78,095	$(858)	$77,237

Total liabilities and stockholders’ equity	$96,419	$260	$96,679

Statement of Operations

	Eleven Months ended December 31, 2019
	Previously Reported	Adjustments	As Revised
	(in thousands)
Other operating income	$23,730	$(858)	$22,872

Operating loss	$(27,947)	$(858)	$(28,805)

Net loss	$(28,122)	$(858)	$(28,980)

Basic earnings (loss) per share	$(0.86)	$(0.02)	$(0.88)
Diluted earnings (loss) per share	$(0.86)	$(0.02)	$(0.88)

2. Going concern

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of the business. As of December 31, 2019, the Company had an accumulated deficit of $159.9 million. During the year ended December 31, 2019, the Company incurred a net loss of $29.0 million and used $20.8 million of cash in operating activities. The Company expects to continue to generate operating losses and use cash to fund operations for the foreseeable future. As of December 31, 2019, the Company had cash and cash equivalents of $63.8 million.

Based on management's forecasts, the Company's existing cash and cash equivalents, anticipated payments from BARDA under its contract for the development of ridinilazole and anticipated milestone payments from its license and commercialization agreement with Eurofarma are expected to be sufficient to enable the Company to fund its operating expenses and capital expenditure requirements through January 31, 2021. The Company will need to raise additional funding in order to support, beyond this date, its planned research and development efforts, its preparatory commercialization related activities should ridinilazole receive marketing approval, as well as to support activities associated with operating as a public company in the United States.

The Principal shareholder of the Company, Mr. Robert W. Duggan, has given his intention to the Board of Directors to participate in a future fundraise as required in order to support the Company with its clinical operations and planned research and development efforts. In addition the Company continues to evaluate other options to finance its cash needs through a combination of some, or all, of the following: equity offerings, collaborations, strategic alliances, grants and clinical trial support from government entities, philanthropic, non-government and not-for-profit organizations and patient advocacy groups, debt financings, and marketing, distribution or licensing arrangements. While the Company believes that the required funds will be available before the end of January 2021, there can be no assurance that the Company will be able to generate funds, on terms acceptable to the Company, on a timely basis or at all, which would impact the Company’s ability to continue as a going concern. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition.

Should the Company be unable to raise additional funding, management has the ability to take mitigating action to fund its operating expenses and capital expenditure requirements in relation to its clinical development activities for only a short period beyond January 31, 2021. These circumstances led management to conclude that substantial doubt on the Company’s ability to continue as a going concern for a period of one year from the issuance of these consolidated financial statements exists. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of significant accounting policies

The accompanying consolidated financial statements have been prepared by the Group in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In December 2019, the Board of Directors adopted a resolution to change the Group’s fiscal year end from January 31 to December 31, commencing December 31, 2019.

Use of estimates

The preparation of the consolidated financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition and the accrual of research and development expenses. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may ultimately differ from those estimates.

Basis of consolidation

The consolidated financial statements includes accounts of the Group and its wholly owned subsidiaries. Intercompany balances and transactions are eliminated.

Foreign currency translation

The financial results of the Group's activities are reported in U.S. dollars (“USD”). The statement of comprehensive income of foreign subsidiaries whose functional currencies are other than USD are translated into USD using average exchange rates for the period. The net assets of foreign subsidiaries whose functional currencies are other than USD are translated into USD using exchange rates as of the balance sheet date. The effects that arise from translating these subsidiaries at changing rates are recorded as a component of accumulated other comprehensive income (loss) within shareholders' equity (deficit).

Revenue recognition

Effective January 1, 2018, the Group adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the full retrospective method. Under this method, results for reporting periods beginning after January 1, 2017 are presented in accordance with ASC 606. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards.
We enter into out-licensing agreements within the scope of ASC 606, Revenue from Contracts with Customers, under which we license certain rights to our product candidates to third parties. Such agreements may include the transfer of intellectual property rights in the form of licenses, transfer of technological know-how, delivery of drug substances, research and development services, and participation on certain committees with the counterparty. Payments made by the customers may include one or more of the following: non-refundable, up-front license fees; development, regulatory, and commercial milestone payments; payments for manufacturing supply services we provide through our contract manufacturers; and royalties on net sales of licensed products if they are successfully approved and commercialized. Each of these payments may result in license, collaboration, or other revenue, except revenue from royalties on net sales of licensed products, which would be classified as royalty revenue.

In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our out-licensing agreements, we perform the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. As part of the accounting for these arrangements, the Group must use significant judgment to determine: (a) the performance obligations based on the determination under step (ii) above; (b) the transaction price under step (iii) above; and (c) the standalone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (iv) above. The Group also uses judgment to determine whether milestone payments or other variable consideration, except for royalties and sales-based milestones, should be included in the transaction price, as described below. The transaction price is allocated to each performance obligation based on the relative standalone selling price of each performance obligation in the contract, and the Group recognizes revenue based on those amounts when, or as, the performance obligations under the contract are satisfied.

Exclusive Licenses

If the license to the Group’s intellectual property is determined to be distinct from the other promises or performance obligations identified in the arrangement, the Group recognizes revenue from nonrefundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a promise or performance obligation is distinct from the other promises, the Group considers factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Group considers whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises. For licenses that are combined with other promises, the Group utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Group evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of progress and related revenue recognition. The measure of progress, and the resulting periods over which revenue should be recognized, are subject to estimates by management and may change over the course of the research, development and licensing arrangement. Such a change could have a material impact on the amount of revenue the Group records in future periods. Under the Group’s existing license and collaboration agreements, the Group has concluded that the transfer of control to the customer occurs over the time period that the research and development services are to be provided by the Group, and this cost-to-cost method is, in management’s judgment, the best measure of progress towards satisfying the performance obligation.

Milestone Payments

At the inception of each arrangement that includes potential research, development or regulatory milestone payments, the Group evaluates whether the milestones are considered likely to be met and estimates the amount to be considered for inclusion in the transaction price using the most-likely-amount method. If it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur, the associated milestone payment value is included in the transaction price. For milestone payments due upon events that are not within the control of the Group or the licensee, such as regulatory approvals, the Group is not able to assert that it is likely that the regulatory approval will be granted and that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur until those approvals are received. In making this assessment, the Group evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone. There is considerable judgment involved in determining whether it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur. At the end of each subsequent reporting period, the Group reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price of the arrangement. Any such adjustments are recorded on a cumulative catch-up basis, which would affect the amounts of revenue and earnings in the period of adjustment.

Royalties

For arrangements that include sales-based royalties, including milestone payments due upon first commercial sales or based on a level of sales, that are the result of a customer-vendor relationship and for which the license is deemed to be the predominant item to which the royalties relate, the Group recognizes revenue at the later of (i) the occurrence of the related sales or (ii) the date upon which the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied. To date, the Group has not recognized any royalty revenue from any of its licensing arrangements.

Manufacturing Supply Services: Arrangements that include a promise for future supply of drug substance or drug product for either clinical development or commercial supply at the customer’s discretion are generally considered options. The Group assesses if these options provide a material right to the licensee and, if so, they are accounted for as separate performance obligations. If the Group is entitled to additional payments when the customer exercises these options, any additional payments are recorded when the customer obtains control of the goods, which is upon delivery. To date, the Group has not yet entered into any manufacturing supply arrangements

Income Recognition for Government Grants

The Group generates income from government contracts that reimburse the Group for certain allowable costs for funded projects. For contracts with government agencies where the funding arrangement is considered central to the Group’s ongoing operations, the Group classifies the recognized funding received as other income.

Income from government grants is recognized as the qualifying expenses related to the contracts are incurred, provided that there is reasonable assurance of recoverability. If the government agency approves the project proposed by the Group, the government agency funds the project upon receipt of the support for the costs incurred up to the contract limit. Income recognized upon incurring qualifying expenses in advance of billing is recorded as accrued income, a component of other current assets, in the consolidated balance sheet.

Grant income is not recognized as deductions of research and development costs because the Group acts as the principal in conducting the research and development activities and these contracts are central to the ongoing operations. The funds received through these means are held as deferred income in the consolidated balance sheets and are released to the consolidated statement of operations and comprehensive (loss)/income as the underlying expenditure is incurred and to the extent the conditions of the grant are met. The related costs incurred by the Group are included in research and development expense in the Group’s consolidated statements of operations and comprehensive loss.

As a company that carries out extensive research and development activities, we seek to benefit from two UK R&D tax credit cash rebate regimes: Small and Medium Enterprise, or SME, Program and the Research and Development Expenditure Credit, or RDEC, Program. Qualifying expenditures largely comprise employment costs for research staff, consumables, a proportion of relevant, permitted sub-contract costs and certain internal overhead costs incurred as part of research projects for which we do not receive income. Tax credits related to the SME Program and RDEC are recorded as other operating income, as they are similar to grant income, in the consolidated statements of operations and other comprehensive (loss)/income. Under both schemes, the Group receives cash payments.

Business combinations

Business combinations are accounted for under the acquisition method. Acquired assets and assumed liabilities are measured at their fair values at the acquisition date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Results of operations related to business combinations are included prospectively beginning with the date of acquisition and transaction costs related to business combinations are recorded within general and administrative expenses.

Goodwill

Goodwill represents the excess of the consideration transferred over the fair value of net assets of businesses acquired. Goodwill is assigned to reporting units and evaluated for impairment on at least an annual basis, or more frequently if impairment indicators exist, by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Group concludes it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative fair value test is performed. If the carrying value of a reporting unit is greater than its fair value, a goodwill impairment charge will be recorded for the difference (up to the carrying value of goodwill).

Intangible assets

Intangibles assets include patents, licenses, option over non-financial assets and a research and development discovery platform ("Discuva Platform").

Patents, licenses, option over non-financial assets are initially recorded at fair value, assigned an estimated useful life, and amortized primarily on a straight-line basis over their estimated useful lives (see below). The Group periodically evaluates whether current facts or circumstances indicate that the carrying values of its acquired intangibles may not be recoverable. If such circumstances are determined to exist, an estimate of the undiscounted future cash flows of these assets, or appropriate asset groupings, is compared to the carrying value to determine whether an impairment exists. If the asset is determined to be impaired, the loss is measured based on the difference between the carrying value of the intangible asset and its fair value, which is determined based on the net present value of estimated future cash flows.

The intangible asset relating to the acquired Discuva Platform capitalized as part of the acquisition of Discuva Limited in December 2017 is a software based platform and is available for alternative use. As such, it is subject to amortization over the period of the relevant associated patents.
Other intangible assets are amortized in equal installments over their useful estimated lives as follows:

All patents (once filed)	Over the period of the relevant patents (assumed to be 20 years)
Software licenses	3-5 years
Option over non-financial assets	Over the period of the relevant agreement
Amortization of intangible assets is included as part of the research and development expense line shown on the face of the consolidated statement of operations and comprehensive income/(loss).

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost comprises the purchase price plus any incidental costs of acquisition and commissioning.

Depreciation is calculated based on cost, less residual value, in equal annual installments over their estimated useful lives as follows. The residual value, if not insignificant, is reassessed annually.

Leasehold improvements	Over the period of the remaining lease
Laboratory equipment	2-10 years
Office and IT equipment	3-5 years
Depreciation is recognized as part of the general and administrative and research and development expense lines shown on the face of the consolidated statement of operations and comprehensive income/(loss).

Leases

The Group determines if an arrangement is a lease at inception. At the lease commencement date, we measure and recognize a lease liability and a right of use ("ROU") asset in the financial statements.

ROU assets represent the Group's right to use an underlying asset for the lease term, and the lease liabilities represent the Group's obligation to make lease payments arising from the lease. Lease liabilities are recognized based on the present value of the future lease payments over the lease term at commencement date. As most of the Group's’s leases do not provide an implicit rate, the Group uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. ROU asset is measured at the initial measurement of the lease liability, plus any lease payments made prior to the commencement date and any initial direct costs incurred, less any lease incentives received. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term, with variable lease payments recognized in the periods in which they are incurred.

The Group has lease agreements with lease and non-lease components. For all leases with non-lease components the Group accounts for the lease and non-lease components as a single lease component. Leases with an initial lease term of 12 months or less are not recorded on the balance sheet. The Group recognizes lease expense for its short-term leases on a straight-line basis over the lease term.

See Note 4 New accounting standards for details of the impact of the initial adoption of ASC 842.

Financial liabilities on funding arrangements
When entering into funding agreements with charitable and not for profit organizations, management is required to assess whether, based on the terms of the agreement, it can avoid a transfer of cash by settling using a non-financial obligation. Under U.S. GAAP, when such arrangements also give the counterparties rights over unexploited intellectual property, all or part of the funding agreement should be accounted for as a financial liability recognized in the balance sheet rather than as a charitable grant.

Financial liabilities are initially recognized at fair value using a discounted cash flow model with the difference between the fair value of the liability and the cash received considered to represent a charitable grant. The financial liabilities are subsequently measured at amortized cost using discounted cash flow models which calculate the risk adjusted net present values of estimated potential future cash flows for the relevant project. The financial liabilities are remeasured when there is a specific significant event that provides evidence of a significant change in the probability of successful development such as the completion of a phase of research or public reporting of significant interim data and changes in use or market for a product. The model is updated for changes in the clinical probability of success and other associated assumptions with the discount factor remaining unchanged within the model.
Research and development costs
Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred to discover, research and develop drug candidates, including personnel expenses, share-based compensation expense, allocated facility-related and depreciation expenses, third-party license fees and external costs of outside vendors engaged to conduct preclinical and clinical development activities and clinical trials as well as to manufacture clinical trial materials. Non - refundable prepayments for goods or services that will be used or rendered for future research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered. Milestone and other payments made to third-parties with respect to in-process research and development, in accordance with the Group’s license, acquisition and other similar agreements are expensed when determined to be probable and estimable.

Research Contract Costs and Accruals
The Group has entered into various research and development contracts with other companies. These agreements are generally cancellable, and related payments are recorded as research and development expenses as incurred. The Group records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Group analyzes progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Group’s estimates. The Group’s historical accrual estimates have not been materially different from the actual costs.

Share-based payments
The Group measures and recognizes compensation expense for all stock option and restricted stock unit awards based on the estimated fair value of the award on the grant date. The Group uses the Black-Scholes option pricing model to estimate the fair value of stock option awards. The fair value is recognized as expense, over the requisite service period, which is generally the vesting period of the respective award, on a straight-line basis for each separately vesting portion of the award when the only condition to vesting is continued service. If vesting is subject to a market or performance condition, recognition is based on the derived service period of the award. Expense for awards with performance conditions is estimated and adjusted on a quarterly basis based upon the assessment of the probability that the performance condition will be met. Use of the Black-Scholes option-pricing model requires management to apply judgment under highly subjective assumptions. These assumptions include:
•Expected term—The expected term represents the period that the stock-based awards are expected to be outstanding and is based on the average period the stock options are expected to be outstanding and was based on our historical information of the options exercise patterns and post-vesting termination behavior.
•Expected volatility—The expected volatility was calculated based on historical volatility since its IPO.
•Risk-free interest rate—The risk-free interest rate is based on the United States Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.
•Expected dividend—The Group has no plans to pay dividends on its common stock. Therefore, the Group used an expected dividend yield of zero.

The Group accounts for forfeitures of share-based awards when they occur. Stock option and restricted stock unit awards have been granted at fair value to nonemployees, in connection with research and consulting services provided to the Group, and to employees, in connection with Stock Purchase and Restriction Agreements. Equity awards generally vest over terms of three or four years.

Income taxes
The provision for income taxes is determined using the asset and liability approach. Tax laws may require items to be included in tax filings at different times than the items are reflected in the financial statements. A current asset or liability is recognized for the estimated taxes receivable or payable for the current year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes are initially recognized at enacted tax rates in force at the time of initial recognition and are subsequently adjusted for any enacted changes in tax rates and tax laws. Subsequent changes to deferred taxes originally recognized in equity are recognized in income. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. We have recorded a full valuation allowance against the deferred tax assets.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of short-term cash deposits and accounts receivable. Cash is held at a variety of financial institutions with strong credit ratings; these cash deposits typically bore minimal credit risk in the year.

Cash balances maintained during the year have been principally held with reputable U.K.-based and U.S.-based banks and building societies. The Group does not believe that this constituted a major credit risk.

As of December 31, 2019, January 31, 2019 and January 31, 2018 the majority of cash and cash equivalents were placed with HSBC Bank plc.

The credit risk with respect to customers is limited as the Group has only a small number of customers, previously being Sarepta and Eurofarma and now solely Eurofarma. The Group had $0.5 million of accounts receivables outstanding at December 31, 2019, from Sarepta. The remaining receivables of $5.1 million bear no credit risk as these are predominately comprised of tax receivables.

Financial instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 and 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 and 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets: quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Warrants

Warrants issued by the Group are recognized and classified as equity when, upon exercise, the Group would issue a fixed amount of its own equity instruments (common stock) in exchange for a fixed amount of cash or another financial asset.

Consideration received, net of incremental costs directly attributable to the issue of such new warrants, is shown in equity. Such warrants are not remeasured at fair value in subsequent reporting periods.

Warrants issued in which external services are received as consideration for equity instruments of the company should be measured at the fair value of the goods or services received. Only if the fair value of the services cannot be measured reliably would the fair value of the equity instruments granted be used. The fair value for the warrants is calculated using the Black-Scholes formula and charged to the Consolidated Statement of Comprehensive Income on a straight-line basis over the period of the consulting services. If the services are terminated prior to the end of the consultancy agreement, the warrants cease vesting and any unvested portion of the warrants will lapse immediately.

4. New accounting standards
Recently adopted accounting standards
In February 2016, the Financial Accounting Standards Board ("FASB") issued new accounting guidance for the accounting and reporting of leases (ASU 2016-02) and subsequently issued several updates to the new guidance (ASC 842 or new leasing guidance). The new leasing guidance requires that lessees recognize a right-of-use asset and a lease liability for each of its leases (other than leases that meet the definition of a short-term lease). Leases are classified as either operating or finance. Operating leases result in straight-line expense in the income statement (similar to previous operating leases), while finance leases result in more expense being recognized in the earlier years of the lease term (similar to previous capital leases).

Under ASC 842, all leases are required to be recorded on the balance sheet and are classified as either operating leases or finance leases. The lease classification affects the expense recognition in the income statement. Operating lease charges are recorded entirely in operating expenses. Finance lease charges are split, where amortization of the right-of-use asset is recorded in operating expenses and an implied interest component is recorded in interest expense. The expense recognition for operating leases and finance leases under ASC 842 is substantially consistent with ASC 840.

The Group adopted this new standard effective February 1, 2018, as required, using the modified retrospective transition approach implemented as of the earliest period presented and through comparative periods in the Group's financial statements. Under this method, the Group has adjusted its results for the years ended January 31, 2018, and 2019, and applicable interim periods, and elected available practical expedients. The Group has assessed the effect of adoption of this standard as it relates to its leased properties in Oxford and Cambridge, U.K., and has concluded that any other contracts are not within the scope of ASC 842 .
The adoption of this standard had a material impact on the consolidated balance sheets due to the recognition right-of-use assets (“ROU assets”) and lease liabilities, but an immaterial impact on the Group’s consolidated statements of operation and comprehensive income/loss, consolidated statement of stockholders' equity (deficit), and consolidated statements of cash flows. Upon adoption, the Group recognized $1.8 million of ROU assets and corresponding lease liability. The ROU asset balance was adjusted by the reclassification of pre-existing prepaid expenses of $0.1 million and other deferred rent balance of $0.2 million, respectively

Recent accounting standards not yet adopted

In June 2016, the FASB issued ASU 2016-13: Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update introduces the current expected credit loss ("CECL") model. Under this model, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for the Group for fiscal years beginning on January 1, 2020. The adoption of this update will not have a material impact on the Group’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. Under the guidance, public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. This update will be effective for the Group for fiscal years beginning on January 1, 2020. The adoption of this update will not have a material impact on the Group’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The amendments in this ASU are intended to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments are also intended to improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The Group is currently in the process of evaluating the impact of this ASU on the Group’s consolidated financial statements.

Other recent authoritative guidance issued by the FASB (including technical corrections to the FASB ASC), the American Institute of Certified Public Accountants, and the SEC did not, or are not expected to have a material impact on the Group's consolidated financial statements.

5. Segment reporting
The Group operates in one reportable segment: Drug Development. The chief operating decision-maker has been identified as the Executive Management Team. Up until April 2020, this team consisted of the former Chief Executive Officer, the former Chief Operating Officer (prior to his departure in January 2020) and the former Chief Commercial Officer. From April 2020, the Executive Management Team consists of the Chief Executive Officer, the Executive Vice President and the Interim Chief Operating Officer. The Executive Management Team reviews the consolidated operating results regularly to make decisions about the financial and organizational resources and to assess overall performance.

The Drug Development segment covers Summit’s research and development activities carried out by the Group, primarily comprising the CDI program and antibiotic pipeline research activities.

The corporate and other activities of Summit Therapeutics plc, Summit (Oxford) Limited, Summit Therapeutics Inc and Discuva Limited, which comprise the costs incurred in providing the facilities, finance, human resource and information technology services, are incurred by the main segment of the Group.

Substantially all of the Group’s assets are held in the United Kingdom.

For details of revenue from external customers by geography refer to Note 7.
.

6. Business Combinations

On December 23, 2017, the Group acquired 100% of the share capital of Discuva Limited ('Discuva'), a privately held UK-based company. As part of the acquisition the Group has obtained a bacterial genetics-based platform to generate new mechanism antibiotics.

Under the terms of the acquisition, the consideration to Discuva shareholders comprised of $8.1 million in cash ($6.4 million plus the value of net cash acquired by the Group as part of the acquisition) and $6.7 million in new shares of common stock issued to Discuva shareholders at a price of $11.41 per share, representing 586,854 shares of common stock.

The Group recognized $2.4 million of goodwill upon the acquisition of Discuva. Goodwill represents the difference between the fair value of the identifiable assets acquired and liabilities assumed for Discuva and the amount paid in consideration and is attributable to the existing Discuva workforce (which cannot be separately valued under accounting standards). The goodwill recognized is not deductible for tax purposes.

The consideration paid for Discuva and the identifiable assets acquired and liabilities assumed are as follows:

(In thousands)
Consideration
Cash	$8,149
586,854 new Summit Therapeutics Shares issued	6,690
Total consideration	$14,839

	Book value	Fair value adjustment	Fair value
	(In thousands)
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$1,761	$—	$1,761
Property, plant and equipment	440	—	440
Intangible assets - option over non-financial assets	894	—	894
Intangible assets - bacterial genetics-based platform	—	14,275	14,275
Trade and other receivables	1,510	—	1,510
Trade and other payables	(2,080)	—	(2,080)
Assumed contingent liabilities	—	(1,961)	(1,961)
Deferred tax liabilities	—	(2,427)	(2,427)
Book and fair value of identifiable net assets	2,525	9,887	12,412
Goodwill	—	2,427	2,427
Total consideration	$2,525	$12,314	$14,839

The Group has recognized $14.3 million of identified intangible assets acquired related to the bacterial genetics-based platform. See Note 13 'Intangible assets' for further details.

The Group has assumed $2.0 million of contingent liabilities as part of the acquisition as, certain employees, former employees and former directors of Discuva are eligible for payments from Discuva based on specified development and clinical milestones related to proprietary product candidates developed under the platform. The timing of these potential payments is uncertain.

The gross contractual amount for trade and other receivables due is $1.5 million all of which is expected to be collectible.

The results of Discuva have been included in the Group’s Consolidated Income Statement from December 23, 2017, contributing $0.4 million (2.6%) of Group revenues for the year ending January 31, 2018. Discuva contributed a gain of $0.03 million to the Group's total comprehensive loss for the year ended January 31, 2018.

Transaction costs

Acquisition related costs of $0.5 million have been excluded from the consideration transferred and recognized as a general and administrative expense in the Consolidated Statement of Comprehensive Income for the year ended January 31, 2018.

7. Revenue

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
	(in thousands)
Analysis of revenue by category:
Licensing agreements	$743	$56,761	$15,678
Research collaboration agreement	—	327	426
	$743	$57,088	$16,104

Revenue recognized in the period consists of amounts received from the license and commercialization agreement with Eurofarma Laboratórios S.A., and amounts received from the license and collaboration agreement with Sarepta Therapeutics, Inc. which was terminated in August 2019.

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
	(in thousands)
Analysis of revenue by geography:
United States	$160	$56,099	$15,624
Latin America	583	662	54
Europe	—	327	426
	$743	$57,088	$16,104

The analysis of revenue by geography has been identified on the basis of the customer’s geographical location.

Eurofarma Laboratórios S.A.
On December 21, 2017, Summit announced it had entered into an exclusive license and commercialization agreement with Eurofarma Laboratórios S.A. ('Eurofarma'), pursuant to which the Group granted Eurofarma the exclusive right to commercialize ridinilazole in specified countries in South America, Central America and the Caribbean. The Group has retained commercialization rights in the rest of the world.

Under the terms of the license and commercialization agreement with Eurofarma, the Group received an upfront payment of $2.5 million from Eurofarma in December 2017. The terms of the contract have been assessed under ASC 606 and currently only the upfront payment is included in the transaction price. The upfront payment was initially reported as deferred revenue in the consolidated balance sheets and is recognized as revenue over the development period. The Group recognized revenue related to the upfront payment of $0.6 million during the eleven months ended December 31, 2019.

In addition, the Group will be entitled to receive an additional $3.75 million in development milestones upon the achievement of staged patient enrollment targets in the licensed territory in one of the two planned Phase 3 clinical trials of ridinilazole. The Group is eligible to receive up to $21.4 million in development, commercial and sales milestones when cumulative net sales equal or exceed $100.0 million in the Eurofarma licensed territory. Each subsequent achievement of an additional $100.0 million in cumulative net sales will result in the Group receiving additional milestone payments, which, when combined with anticipated product supply transfer payments from Eurofarma paid to the Group in connection with a commercial supply agreement to be entered into between the two parties, will provide payments estimated to range from a mid-teens to high-teens percentage of cumulative net sales in the Eurofarma licensed territory. The Group estimates such product supply transfer payments from Eurofarma will range from a high single-digit to low double-digit percentage of cumulative net sales in the licensed territory.

Sarepta Therapeutics, Inc.

On October 4, 2016, Summit announced it had entered into an exclusive license and collaboration agreement with Sarepta Therapeutics, Inc. (‘Sarepta’).Under the Sarepta Agreement, the Group received from Sarepta an upfront payment of $40.0 million, in October 2016, and a development milestone payment of $22.0 million, in May 2017, which was payable after the first dosing of the last patient in PhaseOut DMD, its Phase 2 clinical trial of ezutromid. The terms of the contract were assessed under ASC 606, Revenue from contracts with customers, and the upfront payment, first development milestone payment and relevant development cost share income are included in the transaction price which was reported as deferred revenue in the consolidated balance sheet and recognized as revenue over the development period.

In June 2018, the Group announced the discontinuation of the development of ezutromid after PhaseOut DMD did not meet its primary or secondary endpoints. As a result, the Group has updated the development period over which the revenues are recognized. The development period was deemed to have concluded in June 2018 in line with when development of ezutromid was discontinued. This resulted in all revenues relating to the Sarepta Agreement that were previously deferred in the balance sheet being released in full to the statement of operations and other comprehensive (loss)/ income.

As part of the license and collaboration agreement with Sarepta, the Group agreed to collaborate with Sarepta on the research and development of the licensed products pursuant to a joint development plan through a joint steering committee comprised of an equal number of representatives from each party. From January 1, 2018, the Group was responsible for 55% of the budgeted research and development costs related to the licensed products, and Sarepta was responsible for 45% of such costs. Any costs in excess of 110% of the budgeted amount were borne by the party that incurred such costs. This development cost share income is recognized as part of licensing agreements revenue as the Group acted as a principal in the scope of the research and development activities of the agreement. The Group recognized cost share income for both wind-down activities in relation to PhaseOut DMD and next and future generation utrophin modulation development activities of $0.1 million during the eleven months ended December 31, 2019. Effective as of August 2019, the agreement with Sarepta was terminated with no material ongoing obligations for either party

8. Other operating income

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
	(in thousands)
Analysis of other operating income by category:
Income recognized in respect of BARDA	$16,570	$17,375	$2,307
Grant income	829	1,575	17
Income on remeasurement or derecognition of financial liabilities on funding arrangements (Note 15)	—	715	1,181
Research and development credit	5,473	2,934	5,397
Other income	—	8	12
	$22,872	$22,608	$8,914

BARDA
In September 2017, the Group was awarded a funding contract from the Biomedical Advanced Research and Development Authority ("BARDA"), an agency of the US government's Department of Health and Human Services' Office of the Assistant Secretary for Preparedness and Response, to fund a specified portion of the clinical and regulatory development activities of ridinilazole for the treatment of C. difficile infection ("CDI").

Under the terms of this contract, the Group was initially eligible to receive base period funding of $32 million. In addition, the contract included three option work segments that, if exercised in full by BARDA, would increase the total federal government funding under the contract to approximately $62 million. In August 2018, BARDA exercised one of the option work segments worth $12 million. In June 2019, BARDA increased the total value of the funding contract to up to $63.7 million; at this time, BARDA also exercised a second of the option work segments worth $9.6 million to bring the total amount of committed BARDA funding to $53.6 million. In January 2020, BARDA increased its award by $8.8 million to bring the total amount of the funding contract to $72.5 million and the total amount of committed BARDA funding to
$62.4 million. The remaining federal government funding is dependent on BARDA in its sole discretion exercising the final independent option work segment, upon the achievement by the Group of certain agreed-upon milestones for ridinilazole.

Grant income includes income from funding arrangements with CARB-X for the Group's antibiotic pipeline research and development activities. The Group recognized income of up to 70% of eligible research and development expenditures which are funded by CARB-X, up to the maximum award.

CARB-X
In July 2018, the Group was granted a sub-award of up to $4.5 million from the Trustees of Boston University under the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator program, or CARB-X. Under the CARB-X award, the Group received an initial $2.0 million in funding from CARB-X in July 2018. In February 2020, CARB-X increased the value of the initial funding by $1.2 million. The remaining $2.5 million was split into two option segments. With the decision not to advance the DDS-01 series of antibiotics, it is expected CARB-X will cover its remaining share of the work that has been funded under the award.

Research and development credits
Credits from research and development ("R&D"), tax credit, consists of the R&D tax credit received in the UK. As a company that carries out extensive research and development activities, we seek to benefit from two UK R&D tax credit cash rebate regimes: Small and Medium Enterprise, or SME, Program and the Research and Development Expenditure Credit ("RDEC") Program. Qualifying expenditures largely comprise employment costs for research staff, consumables, a proportion of relevant, permitted sub-contract costs and certain internal overhead costs incurred as part of research projects for which we do not receive income. Tax credits related to the SME Program and RDEC are recorded as other operating income, as they are similar to grant income, in the consolidated statements of operations and other comprehensive (loss)/income. Under both schemes, the Group receives cash payments.
Based on criteria established by Her Majesty’s Revenue and Customs, or HMRC, a portion of expenditures being carried in relation to our pipeline research and development, clinical trials management and third-party manufacturing development activities are eligible for the SME regime and we expect such elements of expenditure will also continue to be eligible for the SME regime for future accounting periods.

9. Income tax
The components of the Group's (loss)/profit before income taxes for the eleven months ended December 31, 2019 and year ended January 31, 2019 and 2018 consisted of the following:

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
	(in thousands)
United Kingdom	$(29,224)	$7,549	$(26,163)
United States	133	1,534	281
(Loss)/profit before income taxes	$(29,091)	$9,083	$(25,882)

Significant components of the provision for income taxes are as follows:

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
	(in thousands)
Current income tax benefit
United States	$36	$120	$471
Total	36	120	471
Deferred income tax benefit
United Kingdom	(147)	(935)	—
Total	(147)	(935)	—
Total income tax	$(111)	$(815)	$471

The major components of deferred tax assets and liabilities at December 31, 2019 and January 31, 2019 and 2018 are as follows:

	December 31, 2019	January 31, 2019	January 31, 2018
	(in thousands)
Deferred tax assets:
Net operating loss carryforward	$20,095	$16,272	$16,931
Future exercisable shares	319	290	1,315
Provision	34	34	37
Less: Valuation allowance	(20,448)	(16,596)	(18,283)
Deferred tax assets, net of valuation allowance	—	—	—
Deferred tax liabilities:
Temporary differences relating to intangible asset	(2,057)	(2,198)	(3,372)
Deferred tax liabilities, gross	(2,057)	(2,198)	(3,372)
Deferred tax liabilities, net	$(2,057)	$(2,198)	$(3,372)

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial performance.

As of December 31, 2019, we had approximately $20.1 million in U.K. loss carryforwards available to use against future taxable profits on a year by year basis to the extent that taxable profits exceed £5.0 million in each year. However, the losses will not lapse and therefore, the full amount will be relieved over time provided there are sufficient profits against which the losses can be utilized. The Group has a full valuation allowance against the deferred tax assets.

We expect no substantial limitations on the future use of U.K. loss carry-forwards.

The U.K. Finance (No 2) Act 2015, provided for reductions in the main rate of corporation tax from 20% to 19% effective from April 1, 2017, and to 18% effective from April 1, 2020. Subsequently, the Finance Act 2016, provided for a further reduction in the main rate of corporation tax to 17% effective from April 1, 2020. These corporation tax rate reductions have been reflected in the calculation of deferred tax at the year-end date. In the Spring Budget 2020, the Government announced that from April 1, 2020, the corporation tax rate would remain at 19% (rather than reducing to 17%, as previously enacted). This new law was substantively enacted on March 17, 2020. As the proposal to keep the rate at 19% had not been enacted at the balance sheet date, its effects are not included in these consolidated financial statements. However, it is likely that the overall effect of the change, had it been enacted by the balance sheet date, would be to increase the deferred tax asset by $2.4 million and the valuation allowance by an equal amount.

The reconciliation between the U.K. statutory income tax rate for Summit and the effective income tax rates are as follows:

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
U.K. corporation tax rate	19.00%	19.00%	19.17%
Effect of:
Adjustment on adoption of ASC 606	—%	(36.13)%	(12.65)%
Adjustment on adoption of ASC 842	—%	0.10%	0.03%
Change in valuation allowance	(11.03)%	11.93%	(3.79)%
Non-deductible expenses	(1.49)%	25.93%	(1.60)%
Refundable R&D tax credit	3.07%	(5.20)%	3.55%
R&D deduction surrendered	(9.52)%	—%	(5.27)%
R&D deduction benefit	—%	(18.62)%	—%
Overseas profits taxed at different rates	(0.16)%	4.25%	(1.26)%
Release of temporary difference relating to intangible assets	0.51%	(10.23)%	—%
Reported effective income tax rate	0.38%	(8.97)%	(1.82)%

In the U.K., we are entitled to a research and development tax relief for small and medium-sized enterprises which allows us an enhanced deduction rate of 230% on qualifying research and development expenditure (the tax relief). If we incur tax losses, we are entitled to surrender the lesser of unrelieved tax loss sustained and the tax relief. As the realization of the tax relief does not depend on our generation of future taxable income or our ongoing tax status or tax position, we do not consider the tax relief as an element of income tax accounting under ASC 740. For the eleven months ended December 31, 2019 and for the year ended January 31, 2019 and 2018 we recognized research and development tax relief of $4.7 million, $2.5 million and $5.4 million which is included in other operating income in the consolidated statements of operations and other comprehensive (loss)/income.

The Tax Cuts and Jobs Act of 2017 (the "2017 Tax Act"), which was signed into law on December 22, 2017, has resulted in significant changes to the United States corporate income tax system. These changes included a federal statutory rate reduction from 35% to 21% and the elimination or reduction in the deductibility of certain credits and limitations, such as credits related to designated orphan drugs, net operating losses, interest expense, and executive compensation. The federal statutory rate reduction took effect on January 1, 2018. This has had minimal impact to the Group as the U.S. entity makes little to no profit.

The Company does not have any uncertain tax positions as of December 31, 2019. The Company was audited for fiscal tax year 2015 by the Internal Revenue Service, which was closed with no findings.

10. (Loss) / Earnings per share

The calculation of (loss) / earnings per share is based on the following:

	Eleven month period ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
	(in thousands, except per share data)
(Loss) / profit	$(28,980)	$9,898	$(26,353)

Basic weighted average number of shares of common stock outstanding	32,829	17,140	13,087
Effect of dilution	—	88	—
Diluted weighted average number of shares of common stock outstanding	32,829	17,229	13,087
Basic (loss) / earnings per share from operations	(0.88)	0.58	(2.01)
Diluted (loss) / earnings per share from operations	(0.88)	0.57	(2.01)
Anti-dilutive shares excluded from diluted earnings per share	13,403	1,618	1,715

Basic loss per share has been calculated by dividing the (loss)/earnings for the period by the weighted average number of shares outstanding during period. Diluted earnings per share has been calculated by adjusting the weighted average number of shares of common stock outstanding to assume conversion of all potentially dilutive share options and warrants using the treasury stock method. In calculating diluted earnings per share, the dilutive effect of share options and warrants is computed using the average market price for the respective period. In addition, the assumed proceeds under the treasury stock method include the average unrecognized compensation expense of stock options and warrants that are in-the-money. Potential shares related to certain of the Group’s outstanding stock options and warrants for the eleven months ended December 31, 2019 and the years ended January 31, 2019 and 2018 were excluded because they were anti-dilutive.

11. Goodwill

	December 31, 2019	January 31, 2019	January 31, 2018
	(In thousands)
Goodwill - beginning of year	$2,380	$3,513	$836
Acquisition	—	—	2,427
Impairment	—	(881)	—
Currency translation	12	(252)	250
Goodwill - end of year	$2,392	$2,380	$3,513

Goodwill was recognized in respect of acquisitions of MuOx Limited and Discuva Limited.

As a result of the Group's decision in June 2018 to discontinue development of ezutromid, management concluded that this was an indication of goodwill impairment associated with the acquisition of MuOx Limited which related to the utrophin program acquired. The Group determined the fair value of our reporting units by using a discounted cash flow methodology, which is largely based on assumptions about future events that may or may not occur as anticipated, and such deviations could have a significant impact on the estimated fair value of our reporting units. These assumptions included, but were not limited to, estimates of discount rates, future growth rates and terminal values for each reporting unit.

Based on this review, it was determined that the fair value of MuOx Limited was $0 as there would be no future cash flows attributable to the reporting unit, resulting in a goodwill impairment charge of $0.9 million being recognized in the year ended January 31, 2019. The Group determined the goodwill associated with Discuva Limited was not impaired as the fair value of the reporting units exceeded its net book value.

12. Intangible assets

	December 31, 2019	January 31, 2019	January 31, 2018
	(in thousands)
Utrophin program acquired	$4,379	$4,358	$4,708
Discuva platform acquired	14,070	14,002	15,125
Option over non-financial assets	881	877	947
Other patents and licenses	432	291	376
Total intangible assets, gross	19,762	19,528	21,156
Less: Accumulated amortization	2,263	1,255	198
Impairment	4,379	4,358	—
Intangible assets, net of accumulated amortization	$13,120	$13,915	$20,958

As a result of the Group's decision in June 2018 to discontinue development of ezutromid, management concluded that this was an indication of intangible assets impairment and hence reviewed the intangible assets associated with the acquisition of MuOx Limited which related to the utrophin program acquired. Based on this review, an intangible assets impairment charge of $4.4 million related to the utrophin program acquired was recognized during the year ended January 31, 2019. See note 10 for details.

Amortization expense was $1.0 million, $1.1 million and $0.1 million, for the periods ended December 31, 2019, January 31, 2019 and 2018, respectively.

Estimated future amortization expense related to intangible assets held at December 31, 2019 and January 31, 2019 is as follows:

	December 31, 2019	January 31, 2019
	(in thousands)
2020	$1,083	$1,150
2021	$1,048	$1,133
2022	$1,048	$1,102
2023	$1,048	$1,102
2024	$1,048	$1,102

13. Property, plant and equipment

Property, plant and equipment consisted of the following:

	December 31, 2019	January 31, 2019	January 31, 2018
	(In thousands)
Laboratory equipment	$638	$445	$423
Office and IT equipment	654	651	689
Leasehold improvements	250	248	269
	1,542	1,344	1,381
Less accumulated depreciation and amortization	1,024	695	428
Property and equipment, net	$518	$649	$953

Depreciation expense for the eleven month period ended December 31 and for the years ended January 31, 2019 and 2018 was $0.7 million, $0.9 million and $0.4 million, respectively.

For additional details regarding the right-of-use assets under the Group’s lease agreements see Note 18 Leases.

14. Prepaid expenses

Included within prepaid expenses at December 31, 2019, is $7.7 million (January 31, 2019: $9.0 million; January 31, 2018: $8.4 million) of prepayments relating to research and development expenditure. These amounts are determined based on the estimated costs to complete each study or activity, the estimation of the current stage of completion and the invoices received as well as predetermined milestones which are not reflective of the current stage of development. However, the prepaid balance decreases as the activities progress and if actual costs incurred exceed the prepaid, there will be an accrual The key sensitivity is the estimated current stage of completion of each study or activity. If the estimated stage of completion increased by 5% then the aggregate increase in accruals and decrease in prepayments would result in an overall increase in total research and development expenses of $2.0 million. If the estimated stage of completion decreased by 5%, then the aggregate decrease in accruals and increase in prepayments would result in an overall decrease in total research and development expenses of $1.8 million. In all cases, the full cost of each study or activity is expensed by the time the final report or where applicable, product, has been received.

15. Accrued Liabilities

Included within accrued liabilities at December 31, 2019 is $3.2 million (January 31, 2019: $2.5 million; January 31, 2018: $2.3 million) relating to research and development expenditure. These amounts are determined based on the estimated costs to complete each study or activity, the estimation of the current stage of completion and the invoices received. See Note 14 Prepaid expenses for information regarding the sensitivity of this estimate.

16. Financial liabilities on funding arrangements

The Group entered into charitable funding arrangements with the Wellcome Trust and the U.S. not for profit organizations, the Muscular Dystrophy Association ("MDA") and Duchenne Partners Fund ("DPF"). In exchange for the funding provided, these arrangements required the Group to pay royalties on potential future revenues generated from the CDI and DMD programs respectively or transfer the rights over unexploited intellectual property.
Discount factors used in the financial liability models were calculated using appropriate measures and rates obtained in the period that the funding agreements were entered into and are in the range of 16% to 18% for the financial liabilities of funding arrangements previously recognized.
Because of the Group's decision in June 2018 to discontinue the development of ezutromid, the financial liabilities attributable to the charitable funding arrangements with MDA and DPF were remeasured during the year ended January 31, 2019, as future royalties on revenues generated from the DMD program are no longer anticipated. This remeasurement resulted in a credit to the Statement of Operations and Comprehensive Loss . The portion of the credit presented as other operating income during the year ended January 31, 2019, represents the component of the funding received from MDA and DPF not previously credited to the consolidated statement of operations and comprehensive income/(loss) upon initial recognition of the financial liability. The portion of the credit presented as finance income during the year ended January 31, 2019, relates to previous remeasurements and discounting associated with the financial liability which were previously recognized as finance costs.
The value of the estimated financial liabilities for funding arrangements as of December 31, 2019 and January 31, 2019, amounted to $0.

	December 31, 2019	January 31, 2019	January 31, 2018
	(in thousands)
At February 1	$—	$4,380	$7,449
Unwinding of discount factor	—	309	981
Derecognition of financial liabilities- finance income	—	—	(4,014)
Remeasurement of financial liabilities on funding arrangements - (finance income) / finance cost	—	(3,695)	533
Net finance income on funding arrangements accounting for as financial liabilities	—	(3,386)	(2,500)
Remeasurement or derecognition of financial liabilities – other operating income	—	(715)	(1,181)
Currency translation	—	(279)	612
At December 31/January 31	$—	$—	$4,380

As the Group is discontinuing the development of ezutromid, there are no sensitivities disclosed in relation to the charitable funding arrangements with MDA and DPF, since there are no reasonably possible changes in assumptions that would result in a different value of the liability as at January 31, 2019 or December 31, 2019.

17. Financial instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, accounts receivables, accounts payable and contingent considerations. We believe that the recorded values of cash and cash equivalents, accounts receivables, accounts payable approximate their current fair values because of their nature and respective maturity dates or durations. The fair value of our contingent consideration liability is determined based on “Level 3” inputs.

Fair Value Measurement as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$—	$—	$105	$105
Total	$—	$—	$105	$105
Fair Value Measurement as of January 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$—	$—	$825	$825
Total	$—	$—	$825	$825

The contingent consideration relates to the acquisition of Discuva Limited in December 2017 based on the terms of the share purchase agreement. During the eleven-months ended December 31, 2019 and years ended January 31, 2019 and 2018, payments of $0.7 million, $0.3 million and $0 were made during the same periods and the Group reassessed the contingent consideration in line with the anticipated settlement of consideration liability.

The fair value of the contingent consideration is measured using the discounted cashflow forecast model. The expected payments are primarily due to research and development tax credits received and receivable by Discuva in respect to financial years prior to the Group's acquisition, of which the sellers are due a specified portion of these amounts.

The following table is a reconciliation of our Level 3 liabilities recorded at fair value using significant unobservable inputs:

In thousands
Balance January 31, 2018	$—
Acquisition	1,099
Payment	(243)
Foreign currency translation	(31)
Balance January 31, 2019	825
Payments	(699)
Foreign currency translation	(21)
Balance December 31, 2019	$105
18. Leases

The Group has two operating leases relating to its U.K.-leased properties in Oxford and Cambridge that are within the scope of ASC 842. A summary of these leases is as follows:
•In February 2017, the Group entered into a 10-year lease agreement for its office premises in Oxford, U.K. The lease contains a break clause with the option to terminate the lease on the fifth anniversary of the agreement. The Group does not factor in the period covered by the break clause when accounting for this lease.
•In December 2017, the Group entered into a 4-year lease agreement for its office and lab premises in Cambridge, U.K. The lease contains a break clause with the option to terminate the lease on the second anniversary of the agreement. The Group factors in the period covered by the break clause when accounting for this lease, as the break clause notice period has now passed and was not exercised by the Group.
The adoption of ASC 842 resulted in the recognition of lease liabilities and right-of-use assets. The carrying value of the right-of-use assets as at December 31, 2019, is $1.0 million (January 31, 2019: $1.4 million; January 31, 2018: $2.0 million). Future minimum lease payments under non-cancellable operating leases as of December 31, 2019 were as follow:

(in thousands)
2020	$471
2021	388
2022	73
Total minimum lease payments	932
Less: imputed interest	(39)
Present value of lease liabilities	$893

Liabilities
Current lease liabilities	$471
Non-current lease liabilities	422
$893

The weighted average remaining lease term is 2.1 years (January 31, 2019: 3 years, January 31, 2018: 4 years). The weighted average discount rate is 3.75% (January 31, 2019: 3.75%, January 31, 2018: 3.75%).

Lease payments consist primarily of fixed payments. The following table contains a summary of the lease costs recognized and other information pertaining to the Group’s leases for the eleven months ended December 31, 2019, and years ended January 31, 2019 and 2018:

	Eleven months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
	(in thousands)
Operating lease cost	$447	$501	$214

Other information
Cash paid for amounts included in the measurement of operating lease liabilities	$435	$369	$182
Right-of-use assets obtained in exchange for new operating leases	$—	$—	$2,212

19. Other non-current liabilities

Included within other non-current liabilities at December 31, 2019 is $2.4 million (January 31, 2019: $2.2 million; January 31, 2018: $2.1 million) relating to assumed contingent liabilities. As part of the acquisition of Discuva Limited in December 2017, the Group assumed certain contingent liabilities as certain employees, former employees and former directors of Discuva Limtied are eligible for payments from Discuva Limited based on specified development and clinical milestones related to proprietary product candidates developed under the Discuva Platform. The timing of these potential payments is uncertain.

On the date of acquisition, the fair value of the assumed contingent liability was estimated using the expected value of the payments. The assumed contingent liabilities are subsequently measured at amortized cost using discounted cash flow models which calculate the risk adjusted net present values of estimated potential future cash flows of the payments. The assumed contingent liabilities are remeasured when there is a specific significant event that provides evidence of a significant change in the probability of successful development and clinical milestones being achieved. The models will be updated for changes in the probability of successful development and clinical milestones being achieved and other associated assumptions with the discount factor to remain unchanged within the model. A discount factor of 13% has been used to discount the contingent liabilities back to net present value. This discount factor has been calculated using appropriate measures and rates which could have been obtained in the period that the contingent liabilities were assumed.

The contingent liability has not been remeasured during the period. The table below describes the value of the assumed contingent liabilities as at December 31, 2019, of $2.4 million compared to what the total value would be following the presented variations to the underlying assumptions in the model:

December 31, 2019
Estimated assumed contingent liabilities
1% lower discount rate	2,541
1% higher discount rate	2,362
10% lower probability of success	2,156
10% higher probability of success	2,712

20. Equity
Reverse stock split

In conjunction with the Company’s Redomiciliation, the Company acquired all of the outstanding ordinary shares of Summit Therapeutics, plc on the basis of one share of the Company’s common stock for every 5 ordinary shares outstanding, which had the effect of a 1-for-5 reverse stock split. On the effective date of the Redomiciliation, the number of outstanding shares was reduced from 335.9 million to 67.2 million. All share and per share amounts in these consolidated financial statements and related notes for periods prior to the Redomiciliation have been retroactively adjusted to reflect the effect of the exchange ratio.

Common stock and warrants

On December 24, 2019, the Group completed an equity placing, issuing 35,075,690 new shares of common stock at a price of $1.43 to existing investors. Total gross proceeds of $50.0 million were raised and directly attributable transaction costs $0.9 million were incurred. All new shares of common stock rank pari passu with existing shares of common stock.

As part of the equity placing, the participating investors were granted warrants with the right to subscribe for 26,306,765 new shares of common stock at an exercise price of $1.45, exercisable any time in the period commencing on the date falling six months following December 24, 2019 and ending on the tenth anniversary of admission. Each warrant entitles the warrant holder to subscribe in cash for one share. Shares of common stock allotted pursuant to the exercise of the warrant will rank in full for all dividends and other distributions with a record date after the exercise date with the shares of common stock in issue at that date. The Group has the option to require the warrant holder to exercise some or all of the outstanding warrants after the third anniversary date if the ten-day volume weighted average price of the shares of common stock as reported on Nasdaq represents a premium of at 50 percent to the exercise price. The warrants are classified within shareholders’ equity as they are indexed to our own shares of common stock and require settlement in our shares of common stocks with no provision for any cash settlement.

No dividends were paid or declared in the eleven months ended December 31, 2019 and year ended January 31, 2019 and 2018.
Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss:

(in thousands)	Currency translation adjustment
Balance, January 31, 2019	$(4,767)
Other comprehensive income	47
Balance, December 31, 2019	(4,720)

Balance, January 31, 2018	$(4,347)
Other comprehensive loss	(420)
Balance, January 31, 2019	$(4,767)

Balance, January 31, 2017	$(3,033)
Other comprehensive loss	(1,314)
Balance, January 31, 2018	$(4,347)

21. Stock Based Compensation
Our 2016 Long Term Incentive Plan, which we refer to as the Incentive Plan, was adopted on January 21, 2016. Under the Incentive Plan, our Board may grant conditional awards, options, cash conditional awards and cash options to any of our employees, including executive directors, and the employees of our subsidiaries. The Incentive Plan is administered by our Board, which has full authority, consistent with the Incentive Plan, to administer the Incentive Plan, including the authority to interpret and construe any provision of the Incentive Plan and to adopt regulations for administering the Incentive Plan. Decisions of the Board are final and binding on all parties. References to our board in this summary shall include any duly authorized committee of our Board.
Shares available for grant under the Stock Incentive Plan, including those previously issued and outstanding were approximately 10.1 million, 4.8 million, and 2.2 million at December 31, 2019, and January 31, 2019, and 2018, respectively. Any shares subject to an award under the Stock Incentive Plan that are forfeited, canceled, expire or that are settled for cash will be available for future grant under the Stock Incentive Plan.
The Company recorded stock-based compensation expense related to stock options and restricted stock units in the following expense categories of its consolidated statements of operations and comprehensive (loss)/income:

	Eleven Months ended December 31, 2019	Year ended January 31, 2019	Year ended January 31, 2018
Research and development	$381	$1,448	$425
General and administrative	$464	4,847	1,666
Total share based expenses	$845	$6,295	$2,091
At December 31, 2019, the outstanding share options, which include the share options granted to Directors, are shown below:

Date of grant	Exercise price	Number of shares	Date from which exercisable	Expiry date
Approved EMI scheme
April 7, 2011	5.30	1,174	April 8, 2014	April 7, 2021
May 10, 2012	4.85	30,009	May 10, 2014	May 10, 2022
December 24, 2012	6.85	4,300	December 24, 2015	December 24, 2022
January 31, 2013	1.59	14,594	July 31, 2013	January 31, 2023
		50,077
Unapproved scheme
December 18, 2013	1.64	15,272	June 18, 2014	December 18, 2023
July 15, 2014	6.90	20,000	May 30, 2015	May 30, 2023
June 23, 2016	0.05	22,115	July 21, 2016	June 23, 2026
October 19, 2018	1.92	788,377	October 19, 2019	October 19, 2028
October 19, 2018	1.92	762,994	October 19, 2021	October 19, 2028
March 29, 2019	1.79	916,000	March 29, 2020	March 29, 2029
March 29, 2019	1.79	1,300,000	March 29, 2022	March 29, 2029
December 23, 2019	1.36	600,000	December 23, 2020	December 23, 2029
December 23, 2019	1.36	170,000	December 23, 2020	December 23, 2029
		4,594,758
		4,644,835
The Group has no legal or constructive obligation to repurchase or settle the options in cash.

The following table summarizes stock option activity as of December 31, 2019, and changes during the period ended December 31, 2019:

`	Number of share options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Outstanding at February 1, 2019	1,833,679	$2.45
Granted during the year	3,049,200	1.70
Lapsed / surrendered during the year	(238,044)	5.25
Number of options outstanding at December 31, 2019	4,644,835	$1.80	9.1 years	$—
Vested or expected to vest at December 31, 2019	201,014	$2.75	9.1 years	$—
Exercisable at December 31, 2019	201,014	$2.75	9.1 years	$—

The weighted-average grant-date fair value of stock options granted during the eleven months period ended December 31, 2019, and for the years ended January 31, 2019 and 2018 was $0.65, $2.00 and $4.40, respectively, per share. The aggregate intrinsic value of our stock options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) exercised during the eleven months period ended December 31, 2019, and for the years ended January 31, 2019 and 2018 was $0 million, $0 million and $0.4 million, respectively.

During the year ended January 31, 2019, the former executive director, key management and employees voluntarily surrendered options to subscribe for a total of 1,434,410 shares of common stock. This decrease is primarily due to the surrender of share options, resulting in an accelerated share-based payment expense of the remaining fair value of those awards during the twelve months ended January 31, 2019.

At December 31, 2019, there was $2.0 million of unrecognized compensation expense related to stock options that is expected to be recognized over a weighted-average period of 2.4 years.

There was no income tax benefits realized from stock option exercises during the eleven-month period ended December 31, 2019, year ended January 31, 2019 and year ended January 31, 2018, respectively as there were no exercises of stock options.

The fair value per share option award granted and the assumptions used in the calculations are as follows:

Date of grant	Type of award	Number of shares	Exercise price	Share price at grant date	Fair value per option	Award life (years)	Risk free rate
April 07, 2011	EMI	1,174	5.30	5.30	3.85	5.00	2.70%
May 10, 2012	EMI	30,009	4.85	4.20	1.95	5.00	1.00%
December 24, 2012	EMI	4,300	6.85	6.85	4.75	5.00	0.90%
January 31, 2013	EMI	14,594	1.60	7.45	5.85	5.00	1.00%
December 18, 2013	Unapproved	15,272	1.65	15.15	13.50	5.00	1.00%
July 15, 2014	Unapproved	20,000	6.90	6.90	5.55	1.90	0.50%
June 23, 2016	Unapproved	22,115	0.05	7.75	7.70	0.50	0.30%
October 19, 2018	Unapproved	788,377	1.90	1.90	0.60	3.00	0.81%
October 19, 2018	Unapproved	762,994	1.90	1.90	0.80	3.00	0.90%
March 29, 2019	Unapproved	916,000	1.8	1.8	0.65	3.00	0.63%
March 29, 2019	Unapproved	1,300,000	1.8	1.8	0.80	3.00	0.63%
December 23, 2019	Unapproved	600,000	1.35	1.35	0.55	4.00	0.54%
December 23, 2019	Unapproved	170,000	1.35	1.35	0.45	3.00	0.54%
		4,644,835

The key assumptions used in calculating the share-based payments are as follows:
a.Black-Scholes valuation methodology was used for all share options issued since 2016. These options do not have market-based performance related conditions.
b.The majority of share option awards made before 2016 had market-based performance related conditions and have been modeled using the Monte-Carlo methodology. The options granted on January 31, 2013, and December 18, 2013, do not have market-based performance related conditions.
c.Figures in the range of 39%-134% have been used for expected volatility. This has been derived from historic share price performance, weighted to exclude periods of unusually high volatility.
d.Expected dividend yield is nil, consistent with the Directors’ view that the Group’s business model is to generate value through capital growth rather than the payment of dividends.
e.The risk-free rate is equal to the prevailing U.K. Gilts rate at grant date that most closely matches the expected term of the grant.
f.Share options are assumed to be exercised immediately on vesting.
g.The fair value of share options awarded where there are different vesting installments is the average of the fair values calculated per installment.
At December 31, 2019, the outstanding restricted stock units ("RSUs") in the form of nominal-cost options, which have been granted to non-executive directors, are shown below:

Date of grant	Exercise price	Number of shares	Date from which exercisable	Expiry date

January 11, 2019	0.05	138,461	January 11, 2020	December 31, 2020
		138,461

The movement in the number of RSUs is set out below:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Outstanding at February 1, 2019	162,851	$0.05
Exercised during the year	(24,390)	0.05
Number of RSUs outstanding at December 31, 2019	138,461	$0.05	1 year	$1.55
Vested or expected to vest at December 31, 2019	—	$0.05	1 year	$—

No RSUs were capable of being exercised. The weighted-average grant-date fair value of stock options granted during the eleven months period ended December 31, 2019 and for the year ended January 31, 2019 was $1.60 and $14.30 per share. RSUs of 55,175 shares were granted for the year ended January 31, 2018. The aggregate intrinsic value of our stock options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) exercised during the eleven months period ended December 31, 2019, and for the years ended January 31, 2019 and 2018 was $118,261, $39,535 and $0, respectively.

At December 31, 2019, there was no unrecognized compensation expense related to RSU's.

There was $0.1 million of income tax benefits realized from stock option exercises during the eleven-month period ended December 31, 2019, and none for the years ended January 31, 2019 and 2018.

Date of grant	Number of shares	Exercise price	Share price at grant date	Fair value per option	Award life (years)	Risk free rate
January 11, 2019	138,461	$0.05	$1.65	$1.60	1 year	0.79%
The key assumptions used in calculating the share-based payments are as follows:
a.Black-Scholes valuation methodology was used for all RSUs.
b.Volatility has been estimated at 57%. This has been derived from historical share price performance, weighted to exclude periods of unusually high volatility.
c.Expected dividend yield is nil, consistent with the Directors’ view that the Group’s business model is to generate value through capital growth rather than the payment of dividends.
d.The risk-free rate is equal to the prevailing U.K. Gilts rate at grant date that most closely matches the expected term of the grant.
e.RSUs are assumed to be exercised immediately on vesting.

On December 24, 2019, the Group issued a warrant over 3,358,732 shares of common stock to a consultant in exchange for certain services. The warrant have an exercise price of $1.45 and vest quarterly over three years. If the consulting agreement terminates prior to three years after the date of the grant, all unvested Warrant will be deemed lapsed.

The fair value of shares of common stock involved is estimated on the date of grant using Black-Scholes valuation methodology that uses the assumptions noted in the following table. Because Black-Scholes valuation methodology incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on historical share price performance, weighted to exclude periods of unusually high volatility. The Group assumed the warrant to be exercised immediately on vesting. The risk-free rate is equal to the prevailing UK Gilts rate at grant date that most closely matches the expected term of the grant. Expected dividend yield is nil, consistent with the Directors’ view that the Group’s business model is to generate value through capital growth rather than the payment of dividends.

Date of grant	Exercise price	Number of shares	Date from which exercisable	Expiry date

December 24, 2019	1.45	3,358,732	March 24, 2020	December 24, 2029
		3,358,732

As at December 31, 2019, 3,358,732 of consultant warrants were expected to vest and had an intrinsic value of $0.5 million. No consultant warrants were vested or capable of being exercised . The consultant warrants outstanding at December 31, 2019, had a weighted average exercise price of $1.45 and a weighted average remaining contractual life of 9.98 years.
At December 31, 2019, there was $2.2 million of unrecognized compensation expense related to warrants that is expected to be recognized over a weighted-average period of 5 years.

The fair value per consultant warrant granted and the assumptions used in the calculations are as follows:

Date of grant	Number of shares	Exercise price	Share price at grant date	Fair value per option	Award life (years)	Risk free rate
December 24, 2019	3,358,732	1.45	1.35	0.40	3.00	0.54%

The key assumptions used in calculating the share-based payments are as follows:
a.Black-Scholes valuation methodology was used for the consultant warrants.
b.Volatility has been estimated using a range of 52% to 69%. This has been derived from historical share price performance, weighted to exclude periods of unusually high volatility.
c.Expected dividend yield is nil, consistent with the Directors’ view that the Group’s business model is to generate value through capital growth rather than the payment of dividends.
d.The risk-free rate is equal to the prevailing U.K. Gilts rate at grant date that most closely matches the expected term of the grant.
e.Consultant warrants have a term of 5 years.

22. Commitments and contingencies
Fixed asset purchase commitments
At December 31, 2019 and January 31, 2019, the Group had no capital commitments .
Other commitments

The Group enters into contracts in the normal course of business with contract research organizations to assist in the performance of research and development activities and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancellable contracts and are not required to be disclosed.

23. Related party transactions

On December 24, 2019, the Group completed a private placement with Mr. Robert W. Duggan, who subscribed for an aggregate of 33,231,410 shares of common stock, par value $0.01 per share, and warrants to purchase an aggregate of 4,984,711 shares of common stock at a subscription price of $1.43 for a Subscription Share plus a Subscription Warrant, pursuant to a securities purchase agreement he entered into with us. The exercise price of the Subscription Warrants is $1.58 per share. The Subscription Warrants are exercisable any time in the period commencing on June 24, 2020, and ending on December 24, 2029.

On December 6, 2019, the Group entered into a deed of termination of the relationship agreement with Mr. Duggan and Cairn Financial Advisers LLP, a limited liability partnership incorporated in England and Wales with the Registrar of Companies of England and Wales, as our nominated adviser. The relationship agreement regulated the Group’s relationship with Mr. Duggan and limited Mr. Duggan’s influence over the Group’s corporate actions and activities and the outcome of general matters pertaining to the Group. The deed of termination became effective on February 24, 2020, upon the cancellation of the admission of the ordinary shares on AIM.

On December 24, 2019, the Group completed a private placement with Mr. Glyn Edwards, our former Chief Executive Officer, who subscribed for an aggregate of 90,495 shares of common stock, par value $0.01 per share, and warrants to purchase an aggregate of 13,574 shares of common stock at a subscription price of $1.43 for a Subscription Share plus a Subscription Warrant, pursuant to a securities purchase agreement he entered into with us. The exercise price of the Subscription Warrants is $1.58 per share. The Subscription Warrants are exercisable any time in the period commencing on June 24, 2020, and ending on December 24, 2029.

Dr. Elaine Stracker, a non-executive director appointed on December 24, 2019, is also the General Counsel and Senior Vice President for Corporate Development for Maky Zanganeh and Associates, Inc. (“MZA”). The Group has a consultancy agreement with MZA to provide support into clinical operation activities related to the ongoing global Phase 3 clinical trials of ridinilazole for the treatment of CDI, regulatory activities pertaining to a potential new drug application should the Phase 3 trials be successful and strategic planning support more generally for the ridinilazole program. The fees for such services under this consultancy agreement are $75,000 per month. In addition to such monthly fee, MZA were granted warrants over 3,358,732 shares of common stock with an exercise price of $1.44 per share and which vest on a quarterly basis over three years from the date of grant, subject to MZA’s provision of consultancy services to the Group during such period. During the period from appointment $20,000 of consultancy fees (year ended January 31, 2019: nil) were incurred by the Group and a warrant expense of $19,000 was recognized (year ended January 31, 2019: nil). Of the amounts in respect of the consulting services, $7,000 was outstanding at the end of the period (year ended January 31, 2019: nil). As of April 13, 2020, Dr. Stracker was appointed as the Interim Chief Operating Officer and an Executive Director.

On February 7, 2020, MZA, Dr. Zanganeh, Dr. Stracker and the Group entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”). Pursuant to the Assignment and Assumption Agreement, MZA assigned a portion of the Consultant Warrant to each of Dr. Zanganeh and Dr. Stracker. Dr. Zanganeh assumed a warrant to acquire 2,938,891 shares of common stock and Dr. Stracker assumed a warrant to acquire 419,841 shares of common stock. Each of them has the right to exercise their respective portion of the Consultant Warrant in accordance with the terms and conditions of the MZA Warrant Agreement.

On June 30, 2020, the MZA consulting agreement was terminated. In June 2020, Dr. Stracker was not re-elected to the Board of Directors of Summit Therapeutics plc at its Annual General Meeting and accordingly no longer serves on its Board of Directors and was terminated from her position as the Company’s Interim Chief Operating Officer. Upon termination of the MZA consulting agreement, warrants to purchase 2,798,944 shares of common stock lapsed. Dr. Zanganeh and Dr. Stracker have vested warrants to purchase 489,815 and 69,973 shares of common stock, respectively, which can be exercised through June 30, 2025.

24. Subsequent Events

The outbreak of novel coronavirus (COVID-19) in early 2020 has affected business and economy activities around the world. The Company considers this outbreak to be a non-adjusting post balance sheet event as of December 31, 2019. Given the spread of the coronavirus, the range of potential outcomes for the global economy are difficult to predict at the current time. When it comes to our business, we are monitoring the COVID-19 outbreak developments closely. The Group follows guidance from the World Health Organization and the U.S. Centers for Disease Control and Prevention and abides by the requirements as activated by local governments.

From an employee well being and business continuity perspective, we are proactively monitoring this outbreak and are maintaining continuous dialogue with employees regarding its status. Periodic updates are being issued and guidance to all staff on preventative measures and on maintaining good physical and mental health is being provided.

Exhibit 4.2

ZQ|CERT#|COY|CLS|RGSTRY|ACCT#|TRANSTYPE|RUN#|TRANS#

Summit therapeutics

PO BOX 505006, Louisville, KY 40233-5006

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4

CUSIP/IDENTIFIER	XXXXXX XX X
Holder ID	XXXXXXXXXX
Insurance Value	1,000,000.00
Number of Shares	123456
DTC	12345678 123456789012345

Certificate Numbers	Num/No.	Denom.	Total
1234567890/1234567890	1	1	1
1234567890/1234567890	2	2	2
1234567890/1234567890	3	3	3
1234567890/1234567890	4	4	4
1234567890/1234567890	5	5	5
1234567890/1234567890	6	6	6
Total Transaction			7

COMMON STOCK

PAR VALUE $0.01

COMMON STOCK

Summit therapeutics

Certificate Number
ZQ00000000

Shares
000000***************
000000*************
****000000***************
*****000000**************
******000000*************

SUMMIT THERAPEUTICS INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 86627T 10 8

THIS CERTIFIES THAT

MR. SAMPLE & MRS. SAMPLE &
MR. SAMPLE & MRS. SAMPLE

is the owner of

***ZERO HUNDRED THOUSAND
ZERO HUNDRED AND ZERO***

THIS CERTIFICATE IS TRANSFERABLE IN CITIES DESIGNATED BY THE TRANSFER AGENT, AVAILABLE ONLINE AT www.computershare.com

FULLY-PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

Summit Therapeutics Inc. (hereinafter called the "Company"), transferable on the books of the Company in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby, are issued and shall be held subject to all of the provisions of the Certificate of Incorporation, as amended, and the By-Laws, as amended, of the Company (copies of which are on file with the Company and with the Transfer Agent), to all of which each holder, by acceptance hereof, assents. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

DATED DD-MMM-YYYY

Robert W Duggan
CEO

CFO

SUMMIT THERAPEUTICS INC. CORPORATE SEAL July 17, 2020 DELAWARE

COUNTERSIGNED AND REGISTERED:
COMPUTERSHARE TRUST COMPANY, N.A.
TRANSFER AGENT AND REGISTRAR,

By ______________________
AUTHORIZED SIGNATURE

SECURITY INSTRUCTIONS ON REVERSE

1234567

1

SUMMIT THERAPEUTICS INC.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS, A SUMMARY OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND RIGHTS, AND THE VARIATIONS IN RIGHTS, PREFERENCES AND LIMITATIONS DETERMINED FOR EACH SERIES, WHICH ARE FIXED BY THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, AND THE RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT. THE BOARD OF DIRECTORS MAY REQUIRE THE OWNER OF A LOST OR DESTROYED STOCK CERTIFICATE, OR HIS LEGAL REPRESENTATIVES, TO GIVE THE COMPANY A BOND TO INDEMNIFY IT AND ITS TRANSFER AGENTS AND REGISTRARS AGAINST ANY CLAIM THAT MAY BE MADE AGAINST THEM ON ACCOUNT OF THE ALLEGED LOSS OR DESTRUCTION OF ANY SUCH CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common	UNIF GIFT MIN ACT -	..........Custodian .... (Cust) (Minor)
TEN ENT	- as tenants by the entireties		under Uniform Gifts to Minors Act .... (State)
JT TEN	- as joint tenants with right of survivorship and not as tenants in common	UNIF TRF MIN ACT -	..........Custodian (until age ....) (Cust)
			..........under Uniform Transfers to Minors Act .... (Minor) (State)

Additional abbreviations may also be used though not in the above list.

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

For value received, ______________________ hereby sell, assign and transfer unto

____

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)

____

____

____ Shares

of the common stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

____ Attorney

to transfer the said stock on the books of the within-named Company with full power of substitution in the premises.

Dated: ______________________ 20 __________

Signature: ______________________

Signature: ______________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement, or any change whatever.

Signature(s) Guaranteed: Medallion Guarantee Stamp

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15.

SECURITY INSTRUCTIONS

THIS IS WATERMARKED PAPER. DO NOT ACCEPT WITHOUT NOTING WATERMARK. HOLD TO LIGHT TO VERIFY WATERMARK.

The IRS requires that the named transfer agent ("we") report the cost basis of certain shares or units acquired after January 1, 2011. If your shares or units are covered by the legislation, and you requested to sell or transfer the shares or units using a specific cost basis calculation method, then we have processed as you requested. If you did not specify a cost basis calculation method, then we have defaulted to the first in, first out (FIFO) method. Please consult your tax advisor if you need additional information about cost basis.

If you do not keep in contact with the issuer or do not have any activity in your account for the time period specified by state law, your property may become subject to state unclaimed property laws and transferred to the appropriate state.

1234567

2

Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the securities of Summit Therapeutics Inc. (“us,” “our,” “we” or the “Company”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is intended as a summary only and therefore is not a complete description of our common stock. This description is based upon, and is qualified by reference to, our certificate of incorporation and our bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation and our bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Current Report on Form 8-K of which this Exhibit 4.5 is a part, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of our common stock, par value $0.01 per share, and 20,000,000 shares of our preferred stock, par value $0.01 per share, all of which preferred stock is undesignated. Our common stock is registered under Section 12(b) of the Exchange Act.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. At all meetings of stockholders at which directors are to be elected, when a quorum is present the election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend or other rights of any of our outstanding preferred stock.

Liquidation, Dissolution and Winding Up. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately all assets available for distribution after the payment of all debts and other liabilities and subject to the preferential or other rights of any outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, privileges, qualifications, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Certain Provisions of Our Certificate of Incorporation and By-laws and Delaware Law

Board of Directors; Removal of Directors. Our certificate of corporation provides that our directors shall be elected at each annual meeting of stockholders and that each director elected to our board of directors shall hold office until the next annual meeting of stockholders. The term of each director will continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal. In addition, our certificate of incorporation provides that our
1

directors may be removed with or without cause by the affirmative vote or written consent of the majority of shares of capital stock entitled to vote. Any vacancy on our board of directors may only be filled by vote of a majority of our stockholders entitled to vote in an election of directors, a majority of the directors then in office, or by a sole remaining director. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken if it is properly brought before the meeting or by written action in lieu of a meeting. The certificate of incorporation further provides that special meetings of our stockholders may only be called by our board of directors or by our secretary upon the written request of the holders of at least twenty-five percent (25%) of the shares of capital stock entitled to vote. Under our bylaws, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with advance notice requirements.

Exclusive Forum Selection. Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of proceedings: (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising pursuant to any provision of our restated certificate of incorporation or amended and restated bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

2

Exhibit 10.25

May 21, 2020

Michael P. Donaldson
[**]
[**]
Email: [**]

Re: Offer of Employment

Dear Michael:

We are delighted to offer you the position of Chief Financial Officer at Summit Therapeutics Inc. (“the Company”). Your start date will be no later than June 8, 2020. We trust that your knowledge, skills and experience will be among our most valuable assets. This offer letter, together with the appendices attached hereto, sets forth the details of your employment and we would ask you to read through each of the sections and sign where indicated to accept this offer.

An overview of the terms of your employment and compensation is set out below and in Appendix 1 and Appendix 2.

Title: Chief Financial Officer. This position is classified as an exempt position under the Fair Labor Standards Act (“FLSA”).

Reporting relationship: Position reports to CEO.

Job Duties: You will be expected to perform those duties and responsibilities commonly associated with your position as Chief Financial Officer, as well as other duties commensurate with your position as may be requested by the Company from time to time.

Base Salary: Your initial salary will be $30,000 per MONTHLY pay period, which amounts to an annual base salary of $360,000, subject to deductions for taxes and other withholdings as required by law or the policies of the Company, and payable in accordance with the Company’s normal payroll schedule. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Eligibility for Bonuses and Bonus Potential: Please refer to the terms set out in Appendix 2.

Benefits: Please refer to the details in Appendix 2. Employee contributions for benefits will be determined annually and may be subject to change from time to time.

Expense Reimbursements: Please refer to the details in Appendix 2.

Vacation and Sick Time: Please refer to the details in Appendix 2.
1

Confidentiality and Non-Compete Agreement: A condition precedent of your employment is execution of the Confidentiality, Inventions, Non-Compete and Non-Solicitation Agreement (see attached), which must be signed prior to the commencement of your employment. You may not participate in any consulting activities during your employment with the Company, without prior Board approval, and you must at all times abide by your fiduciary obligations to the Company and your obligations relating to non-competition and confidentiality.

In addition, as a Company employee, you will be expected to abide by the Company’s policies and procedures at all times. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data, and other electronic files, and all internet and email use) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, equipment, systems or information.

Based on the representations that you have made, the Company understands that you are under no restrictions, including any contractual restrictions, prohibiting you from entering into an employment relationship with the Company and performing all of the duties of your position as Chief Financial Officer. As an employee, you will comply with any confidentiality, non-competition and non-solicitation agreements you may have signed with previous employers and you represent that any such agreements will not affect your abilities to perform your responsibilities on behalf of the Company. You agree to indemnify and hold the Company harmless for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments and alleged violations of the same made by any former employer.

This written offer supersedes any oral or written representations made to you during the interview process by any representative of the Company. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and in no way shall alter the Company’s policy of employment at will.

We look forward to working with you as an employee and sincerely believe this position offers an excellent opportunity for you to make a significant contribution to our organization as well as to enhance your own career.

To accept this offer, please sign below and return a copy to the undersigned no later than May 21, 2020.
Sincerely,

Robert W. Duggan
President & CEO

ACCEPTANCE
I, Michael P. Donaldson, accept the terms and conditions of the above offer of employment.
Accepted by: Michael P. Donaldson
Signature: /s/ Michael P. Donaldson May 21, 2020
Signature / Date

2

Appendix 1

Details of Employment Offer

These terms are incorporated into and made a part of the employment offer from the Company to Michael P. Donaldson.

You understand and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and you will not knowingly become involved in a conflict of interest with the Company. In addition, you will comply with all of the Company’s rules issued from time to time.

The Company is an at-will employer. This means that your employment with the Company is voluntarily entered into and you are free to resign at any time, with or without notice. Similarly, the Company is free to conclude the employment relationship at any time, for any lawful reason or no reason and with or without notice. Accordingly, there is no promise that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. No supervisor or manager of the Company is authorized to make any oral or written representations that alter this “at-will” relationship. Any exception to this “at-will” relationship must be approved by me or by my designee in writing.

Your employment is contingent upon (1) your successful completion of a background check and (2) satisfactory proof that you are legally authorized to work in the United States. All individuals who are offered employment are required to submit proof of their identity and employment authorization. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

Other than the Confidentiality, Inventions, Non-Compete and Non-Solicitation Agreement, this offer letter is the entire agreement between you and the Company and no other verbal or written agreements, promises or representations that are not specifically stated in this offer are or will be binding upon the Company and were not detrimentally relied upon by you in deciding whether to accept this offer. Any changes to the terms and conditions in this offer letter are effective only if signed by a duly authorized agent of the Company. The resolution of any disputes under this offer letter will be governed by Massachusetts law.

3

Appendix 2
Summary of Compensation and Benefits

1. Salary:	Annual gross base salary of US $360,000, payable by direct deposit in accordance with the Company’s normal monthly payroll schedule.
2. Bonuses:
Each year (February to January) of your employment, you shall be eligible to receive a discretionary bonus in an amount to be solely determined by the Company of up to forty-five (45%) of your annual base salary, payable in the following February in accordance with the Company’s normal payroll practices. Factors considered by the Company in determining the discretionary bonus include your performance and the performance of the Company. Because retention is an important reason for the Company’s implementation of an annual bonus system, you must be employed by the Company on the date of the bonus payout to be eligible to receive a bonus, if such discretionary bonus is awarded
Within thirty days of your start date, you shall receive a one-time sign-on bonus of $50,000, less applicable taxes and withholdings. If you resign your employment or are terminated for Cause (defined below) within the first twelve months of your employment, you shall be required to reimburse the Company for the entire signing bonus.
“Cause” for termination shall mean: (A) the willful failure of the Employee to perform the Employee's duties and obligations in any material respect (other than any failure resulting from Employee's disability), (B) material violation of any written policy of the Company, (C) intentional acts of dishonesty or willful misconduct by the Employee with respect to the Company, (D) arrest or conviction of a felony or violation of any law involving dishonesty, disloyalty, moral turpitude, or fraud, or entry of a plea of guilty or nolo contendere to such charge, (E) commission at any time of any act of fraud, embezzlement or willful misappropriation of material Company property, (F) repeated refusal to perform the reasonable and legal instructions of the Board, (G) willful and material breach of the Employee’s obligations under any material agreement entered into between the Employee and the Company or any of its affiliates (including under this Agreement)

4

3. Vacation & Holidays:
Because of your position, the vacation and personal days and holidays that may be provided in the future in an employee handbook for the Company do not apply to you. Your benefits are as follows:
•You will accrue 1.66 days of vacation per month of employment, beginning on the first day of employment and totaling 4 weeks of vacation per year. The vacation year is the calendar year. Three (3) days of vacation will be allocated for the holiday shut down from Christmas Eve to New Year’s Day. You may carry over up to 5 days of accrued but unused vacation day benefits earned in one year into the next year. These days must be used by April 30th of the following year. At no time shall you have more than 30 accrued vacation days (the “Cap”). At the point when you reach the Cap, you will stop accruing additional vacation days until you use vacation days and the number of accrued vacation days goes below the Cap. Upon termination of your employment for any reason, you will be paid for any accrued but unused vacation day benefits.
•You will be entitled to 7 paid public US holidays per annum, dates to be confirmed annually.

4. Sick Days:	You will be granted six of paid sick days each year on your anniversary date. Unused sick days will not carry over from year to year and you will not be paid out any money for any unused sick days upon the termination of your employment.
5. Insurance:	The Company has established group insurance plans for its employees (“Group Insurance”), which includes Healthcare, Dental, Life and Disability Plans for which Company and employee contributions will be determined annually. Details of these benefit plans will be provided.
6. Mileage:	US Government rate of US $0.575/mile, as amended from time to time, for all work-related travel.
7. Retirement plan:	The Company has established a 401k ‘Safe Harbor’ retirement plan for its employees. Employees may be eligible to participate in the plan upon the first qualifying date after joining the Company. Employees may contribute up to six (6) percent of their salary per pay period into the plan, and the Company will match these contributions on a dollar for dollar basis up to the limits of the plan. Employee contributions are deducted from salary payments on a pre-tax basis. Details of the plan will be provided separately.
8. Stock Option:	You shall receive options to purchase up to six hundred thousand (600,000) ADS shares in Summit Corporation plc, subject to Board approval and the relevant equity plan. Fifty (50%) of these shares shall be performance based and Fifty (50%) shall be timed based. The vesting will be quarterly over four years. The Company shall provide you with additional details and documentation regarding the options, including the terms and conditions governing eligibility, vesting, entitlement to and receipt of title. All stock option awards are subject to the approval of the Remuneration Committee in their absolute discretion.
5

9. Expense Reimbursement:	In accordance with Company policy in effect from time to time.
10. Severance	If, upon a Change of Control (defined below) of the Company or during the one (1) year period following such Change of Control, Employee is terminated by the Company without Cause (defined above), you shall be entitled to (i) immediate acceleration and vesting of your options in the manner and to the extent such awards would vest under the terms of the individual award agreements and (ii) a lump-sum cash payment equal to 6 months of your then-salary within twenty (20) business days following the closing of such Change of Control. Change of Control shall mean Change of Control means the occurrence of one of the following (through one or a series of related transactions): i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

Please note that the bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such bonus and benefit plans, may be changed by the Company at any time without advance notice.

6

Exhibit 10.26

CONTRACT OF EMPLOYMENT

Including particulars of terms of employment as required by the Employment Rights Act 1996

EMPLOYER: Summit (Oxford) Limited of 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire, OX14 4SB (the Company)

EMPLOYEE: Ventzislav Stefanov of [**] (you, your or Employee)

DATE: May 29th 2020

1.Definitions

a.The definitions and rules of interpretation in this clause apply in this agreement.

Board: the board of directors for the time being of the Company or any committee of the board of directors duly appointed by it.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain and which includes (but is not limited to), information relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company, trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts, employees, officers, consultants, workers officers, and any information in respect of which any Group Company is bound by an obligation of confidence to a third party. Confidential Information shall not include any information which (i) is part of your own stock in trade, (ii) is readily ascertainable to persons not connected with any Group Company without significant expenditure of labour, skill or money, or (iii) which becomes available to the public generally other than by reason of a breach by you of your obligations under this agreement.

Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical drive or solid state memory device or cloud server and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information
Employment: the employment of you by the Company on the terms of this agreement.

Employment Inventions: any Invention which is made wholly or partially by you at any time during the course of your employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

Employment IPRs: Intellectual Property Rights created by you in the course of your employment with the Company (whether or not during working hours or using Company premises or resources).
Garden Leave: any period during which the Company has required you not to do any work or contact the Company's employees or business contacts.
Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

1

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Restricted Business: shall mean all activities relating to (a) anti-infectives research and development and/or (b) any other parts of the business of the Company and/or any Group Company with which you were involved to a material extent in the 12 months before Termination.

Restricted Customer: any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer, collaborator or partner of any Group Company with whom you had contact or about whom you became aware or informed in the course of your employment.

Restricted Person: anyone employed or engaged by any Group Company who could materially damage the interests of any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt in the 12 months before Termination in the course of your employment.

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination: the termination of your employment with the Company howsoever caused.

2.Commencement of employment and probationary period

2.1Your employment with the Company began on 17 April 2020 which was the date of commencement of your period of continuous employment. No period of employment with any previous employer will count as part of your period of continuous employment with the Company.

2.2Your employment with the Company is subject to the Company being satisfied with the following:

a.Verification of qualifications and identity.

b.Confirmation of your right to work in the United Kingdom.

2.3You are required to immediately notify the Company if you are subject to any change in your circumstances that affects your right to work in your role in the United Kingdom.

2

2.4The Company understands that you are under no restrictions, including any contractual restrictions, prohibiting you from entering into an employment relationship with the Company and performing all of the duties of your position as Executive Vice President and President of Discuva. As an employee, you will comply with any confidentiality, non-competition and non- solicitation agreements you may have signed with previous employers and you represent that any such agreements will not affect your abilities to perform your responsibilities on behalf of the Company. You agree to indemnify and hold the Company harmless for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments and alleged violations of the same made by any former employer.

3.Job title and duties

3.1You are employed as Executive Vice President and President of Discuva, but you are expected to be willing to undertake other work of which you are capable and for which you have trained or will receive training from the Company. You may from time to time be expected to undertake additional or other duties as necessary to meet the needs of the business.

3.2You will report to the CEO of the Company.

3.3During the employment you will:

a.act as a director of the Company;

b.abide by your statutory, fiduciary and common law duties to the Company;

c.comply with the articles of association (as amended from time to time) of the Company;

d.devote the whole of your working time, attention and abilities to the business of the Company;

e.diligently exercise such powers and perform such duties as may from time to time be assigned to you;

f.use your best endeavours to promote, protect, develop and extend the business of any Group Company in existence from time to time;

g.comply with all reasonable and lawful directions given to you by the Company;

h.under no circumstances whatsoever either directly or indirectly receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person, firm or company having business transactions with any Group Company unless previously agreed with the Board;

i.promptly make such reports to the Board on any matters concerning the affairs of the Company as are reasonably required;

j.report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company in existence from time to time to the Board immediately on becoming aware of it;

k.comply with any code relating to dealing in the Company's securities adopted by the Company from time to time;

3

l.comply with any law, principles, rules and regulations which apply to the Company or you as a director or employee of the Company, including those of any regulatory authority or of any market on which the Employer's securities are quoted or traded;

m.comply with any corporate governance code or guidelines to the extent required by law or regulation or as adopted by the Employer from time to time; and

n.notify the person to whom you report or such other person stipulated in the Company's data protection policy immediately on becoming aware of an actual or potential data security breach and take such steps that may be required to handle such breach.

3.4You may be required to carry out work for or to hold office in any Group Company (other than the Company) at any time without additional remuneration.

3.5The Company may at its sole discretion transfer this agreement, or second you on a full-time or part-time, temporary or permanent basis, to any Group Company (other than the Company) at any time.

3.6While you work for, hold office in or are seconded to any Group Company (other than the Company) you will have the same obligations and owe the same duties towards that Group Company as you owe towards the Company under the terms of this agreement.

4.Place of work

4.1Your normal place of work will be the Company’s offices at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire, OX14 4SB but you may be required to work at any other location in the United Kingdom. You are not currently required to work outside the United Kingdom, other than business trips in the course of your duties.

5.Remuneration

5.1Your basic salary will be USD 450,000 per annum, which is payable in line with the Company's normal payroll schedule in arrears by direct deposit on or around the 28th day of each calendar month rate. The salary will be paid each month in pounds sterling unless mutually determined otherwise by you and the Company, and will be based on the average foreign exchange rate in effect for the 30 day period prior to each payroll determination date.

5.2You will not receive additional remuneration by way of fees for acting as a director of the Company or any other Group Company. However, all Board fees paid for the period prior to the date of the commencement of the employment as an officer shall be retained. Any and all options granted to you as compensation for your service as a Board member (including the option grant issued upon the opening of the trading window in May 2020) shall continue to operate in accordance with their terms.

6.Bonus

6.1Each calendar year of the employment, you shall be eligible to receive a discretionary bonus in an amount to be solely determined by the Company of up to forty-five percent (45%) of your annual base salary, payable in accordance with the Company’s normal payroll practices. Your bonus eligibility for calendar year 2020 shall be pro-rated based on your April 17, 2020 start date.

4

6.2Factors considered by the Company in determining the discretionary bonus include your performance and the performance of the Company.

6.3You acknowledge that you have no right to receive a bonus and that the Company is under no obligation to operate a bonus scheme and that if the Company makes one or more bonus payments to you during the employment it shall not become obliged to make any subsequent bonus payments.

6.4In any event, you will not be entitled to receive a bonus if: (i) the employment has terminated (for any reason); (ii) you are serving any period of notice (whether on Garden Leave or otherwise) at the time that bonuses are paid to employees at your level; or (iii) you are subject to disciplinary proceedings or have been suspended as at the date the award is paid (provided that your entitlement will be re-instated if you are cleared of any wrongdoing).

7.Expenses

7.1If you incur travelling expenses (other than travel to and from work), accommodation (excluding for your home residence or those relocation expenses to be reimbursed pursuant to Section 7.2) or other expenses in the course of carrying out your duties, you will be reimbursed for these by the Company in accordance with the Company’s current policy on expenses in effect from time to time, a copy of which is available within the Employee Handbook, on production of appropriate vouchers or receipts.

7.2In addition to the expenses referred to in clause 7.1, you shall receive reimbursement of actual out-of-pocket relocation expenses, estimated to be in the range of USD $40,000 – USD $60,000 net of any applicable taxes, but this reimbursement shall in no event exceed the GBP equivalent of USD$60,000 (as calculated from time to time using the exchange rate referred to in clause 5.1 above) net of any applicable taxes, and shall always be subject to the production of appropriate vouchers or receipts. As relocation expenses are recognized: rent payment for private residence of the Employee and his family, hotel accommodations for the Employee and his family, purchase of furniture, purchase of a personal car (up to USD$25,000) and school tuition fees for the son of the Employee.

8.Hours of work

8.1Your normal hours of work are from 0900 until 1730, Monday to Friday inclusive with a one hour break for lunch at a time of your choosing. You may, from time to time, be required to work a greater number of hours as may be necessary to fulfil your duties and such requirements will not give right to overtime or other compensatory payments.

8.2The Working Time Regulations 1998 provides a limit on weekly working time of an average of 48 hours. However, you acknowledge that you may be required to work in excess of these hours and you agree that the limit on working time will not apply to the Employment. You are entitled to terminate this opt-out at any time by giving not less than three months' written notice addressed to the Company.

83Training in connection with your role may be provided from time to time. It is not anticipated that you would need to pay for any such training.

9.Holidays and holiday pay

5

9.1In addition to the usual bank and public holidays in England, you will be entitled to 28 working days’ paid holiday in each full holiday year worked. Three of these days must be taken between Christmas and New Year. Where you are employed for part of a holiday year only you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant holiday year, and for these purposes you will accrue 2.33 days of holiday per month of employment. The holiday year runs from 1st January to 31st December. The dates of your holiday must be approved beforehand by your manager.

9.2You may carry over up to 5 days of accrued but unused leave benefits earned in one year into the next year save to the extent that any additional carry-over is required by law. Upon termination of your employment for any reason, you will be paid for any accrued but unused annual leave days.

9.3On the termination of the employment, where you have taken more or less than your accrued holiday entitlement, an adjustment based on your normal rate of pay will be made in your final pay. The adjustment will be either by way of deduction if you have taken more than your accrued entitlement, or by way of an additional payment where you have taken less than your accrued entitlement, calculated on a pro rata basis by reference to the number of days’ holiday in respect of which such adjustment is made. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to 1/260th of your salary.

9.4We may require you to take any or all of your holiday entitlement during any Garden Leave or notice period. For the avoidance of doubt the holiday provisions in the employee handbook shall not apply to you.

10.Sickness and sick pay

10.1If you are absent from work due to illness or injury or for any other reason you must let the Company know by 0930 on your first day of absence and each subsequent day of absence that you will be unable to attend. You must also keep the Company advised of your likely return date. If you are absent due to sickness or injury for one day or more, immediately on your return to work you must obtain and complete a sickness self-certification form.

10.2If you are absent for more than seven consecutive days due to illness or injury you must obtain a doctor’s certificate, if necessary at your own expense and give or send it immediately to your manager. Thereafter any further absence must continue to be supported by doctor’s certificates.

10.3Failure to comply with the above procedures may result in the loss of the discretionary element of Company sick pay (referred to below) and may, in some circumstances, also disqualify you from receiving Statutory Sick Pay (“SSP”).

10.4There is no automatic right to Company sick pay. However, provided you comply with the sickness absence procedures set out in this clause 10 (or such additional or alternative procedures as the Company shall notify from time to time), you may continue to receive your full salary and contractual benefits during any absence from work due to illness or injury for an aggregate of up to 14 working days in any period of 12 months as decided by the Company from time to time in its absolute discretion. Such payments will be inclusive of any SSP that may be due.

6

10.5If you are absent from work due to an accident which occurred or a condition or injury which was sustained either on or off duty any sick pay paid to you by the Company in respect of that absence is paid as a loan which you must repay to the Company if you recover damages or compensation in respect of your injury, condition or absence from work. The amount you will have to refund to the Company will not be more than the total amount of compensation or damages you receive after deducting any legal costs you incur in claiming compensation or damages. You must notify the Company without delay of any claim you make and any settlement, judgment or compensation award that is made in your favour.

10.6Your “qualifying days” for SSP purposes are Monday to Friday.

10.7The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company’s choice at any time (whether or not you are absent by reason of sickness or injury) and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

10.8If you are away from work due to illness or injury the Company may appoint another person or persons to perform your duties.

11.Pension and other benefits

11.1The Company operates an optional defined contribution group personal pension scheme (the "Pension Scheme") which qualifies as a stakeholder pension. You may join the group personal pension plan upon commencement of employment subject to the rules of the Pension Scheme and HMRC limits from time to time. At the current time Summit will provide a contribution of the equivalent of 8% of your salary into the Pension Scheme (or such other HMRC registered group personal pension scheme as may be set up by the Employer to replace it). Contributions to the Pension Scheme will be subject to the rules of the relevant scheme and the tax relief, limits and exemptions available from HMRC from time to time.

11.2The Company will not pay company pension contributions into any other pension scheme.

11.3You will be eligible for insurance cover under the Company’s life assurance scheme (or any other scheme providing an equivalent benefit) subject to the rules of the scheme from time to time and such evidence of health as such insurance company may require from time to time and at a cost which is acceptable to the Company.

11.4Subject to successful completion of any probationary period, you will be entitled to participate at the Company’s expense in the Company’s private medical expenses insurance scheme (including health care plans) subject to the rules of the scheme from time to time (and any replacement schemes provided by the Company) and at a cost which is acceptable to the Company.

11.5At the Company’s discretion you may qualify for Company enhanced maternity, paternity and adoption leave pay on the terms set out in the Employee Handbook from time to time. In the event that you receive such enhanced payments you agree to the claw back provisions set out in the policies applying to the receipt of such payments.

7

11.6You have received options to purchase up to one million ADS shares in Summit Therapeutics plc, subject to shareholder approval of the remuneration policy in place from time to time. The vesting will be quarterly over four years, with the initial vesting period being June 30, 2020, and then quarterly thereafter on a calendar basis. The first vesting period will be pro rata based on the number of days worked during the quarter (from April 17, 2020 through June 30, 2020). There will be a final vesting period after the four years with the remaining pro rata portion of the first quarter’s options (from April 1 through April 16). Vesting during each calendar quarterly period will be subject to satisfaction of performance conditions as determined by the Remuneration Committee (the “Committee”). Performance conditions may be determined by the Committee to be met in whole or in part, and if determined to be met in part, a pro rata portion of options shall vest in any quarterly period. To the extent any options are unvested at a quarterly vesting period as a result of a failure to satisfy all or a portion of the performance conditions (the “Unvested Options”), the Committee shall consider if those conditions were met at a subsequent period during the same calendar year, and if met, previously Unvested Options shall vest as determined by the Committee. By way of example, Unvested Options from a March, June or September vesting date may be determined to vest up to the Committee’s review for the December vesting date of such calendar year. Following the Committee’s review in connection with the December vesting date for a calendar year, all Unvested Options not otherwise determined to vest by the Committee shall terminate. The grant of these options is subject at all times to the rules of the relevant scheme, from time to time in force and, in the event of a conflict between the description of the scheme in this agreement and the rules of the relevant scheme, the scheme rules shall take precedence. The Company shall provide you with additional details and documentation regarding the options, including the terms and conditions governing eligibility, entitlement to and receipt of title. All stock option awards are subject to the approval of the Board in their absolute discretion.

11.7The Employee's contributions to benefits will be determined annually and may be subject to change from time to time.

12.Confidentiality

12.1In the ordinary course of the employment you will be exposed to information about the business of the Group Company and the suppliers and customers of the Group Company which is confidential or is commercially sensitive and which may not be readily available to competitors or the general public and which if disclosed will be liable to cause significant harm to the Group Company.

12.2You must not whether during or after the employment, except as authorised or required by your duties as an employee of the Company, reveal to any person, firm, company or organisation or otherwise make use of any of the trade secrets, secret or confidential operations, processes or dealings or any Confidential Information.

12.3You are responsible for protecting the confidentiality of the Confidential Information and shall:

a.use your best endeavours to prevent the use or communication of any Confidential Information by any unauthorised person, company or organisation; and

b.inform the Company immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

8

12.4Nothing in this clause will prevent you from disclosing information to comply with a Court Order from complying with any statutory obligation on you to disclose information or from making a protected disclosure under the Public Interest Disclosure Act 1998.

13.Intellectual Property

13.1You acknowledge that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company.

13.2You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have and shall have at all times while you are employed by the Company, a special obligation to further the interests of the Company.

13.3To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 13.1, you agree immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to an independent expert. The expert's decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. You agree that the provisions of this clause shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

13.4You agree:

a.to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

b.at the Company's request and in any event on the termination of the employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

c.not to attempt to register any employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

d.to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure you.

13.5You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

9

13.6You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

13.7You undertake to use reasonable endeavours to execute all documents and do all acts both during and after the employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the any Group Company, to register them in the name of any Group Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse your reasonable expenses of complying with this clause.

13.8You agree to give all necessary assistance to any Group Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

14.Data Protection

14.1 In the course of the employment we will hold and process information which relates to you as an individual. This means we will be what is known as the “data controller” of the personal data you provide to us about yourself. We will comply with the law on data protection regarding the collection, storing and processing of your personal data, and will only do so for the purposes of an employment relationship with you and/or for other legitimate reason or reasons. More details about the reasons we store, transfer and/or process your personal data in our privacy notice and data protection policy.

14.2To help us comply with our legal obligations, we have adopted policies including a privacy notice and data protection policy. You must read these and comply with them in carrying out your work for us and any group company. If you are unclear how the policies apply or, more generally, what we need to do to comply with the law on data protection, you should speak to your manager/HR.

14.3There are specific principles which we need to comply with. These are summarised in our privacy notice and data protection policy. In so far as the scope of your role allows, you must do what you can to ensure we comply with these obligations and principles. This includes but is not limited to you telling us of any changes to your home address and contact details as soon as possible.

14.4A key element of the data protection principles is to ensure that data is processed securely and protected against unlawful or unauthorised processing or loss. You will find full details in the privacy notice, data protection policy, IT security policy and mobile device policy. The key elements you must comply with are:

a.Ensuring that devices containing any Group Company's information such as laptops, memory sticks and other devices, are encrypted or protected with that Group Company's authorised controls;

b.Using unique, secure passwords and not sharing them with colleagues or contacts, or between other systems or applications;

10

c.Ensuring that all devices and applications are kept up to date with software updates and security patches.

This list is not exhaustive, and we expect you to take all reasonable and adequate precautions in respect of personal data you have, hold, process, store or become aware of in the course of the employment.

14.5Data breaches

a.A data breach happens when there is destruction, loss, alteration or unauthorised disclosure of or access to personal data which is being held, stored, transferred or processed in any way. For example, if a data is hacked or you send an email to the wrong person by mistake, these are both data breaches.

b.If you discover an actual or suspected data breach, you must notify your manager and the Summit Data Protection Group immediately and if practicable, within one hour of the breach or you discovering it. You may be asked to provide further information about the breach and/or its circumstances.

14.6Failure to comply with your obligations regarding personal data, as set out in this clause 13 and/or in our privacy notice and data protection policy may result in disciplinary action up to and including summary dismissal.

15.Activities during your employment

15.1You will not during the employment, except with the written consent of the Company, be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever. Further, you must not during the employment except with the Company’s written consent, introduce to any other competing business orders for goods or services with which the Company is able to deal.

15.2As a Company employee, you will be expected to abide by the Company’s policies and procedures at all times. The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data, and other electronic files, and all internet and email use) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

16.Discipline, suspension and grievance

16.1The Company’s disciplinary rules and procedures are set out in the Employee Handbook. The disciplinary rules and procedures do not form part of your contract of employment.

16.2Where disciplinary proceedings are taken against you, the Company reserves the right at its discretion to impose upon you a disciplinary sanction such as transfer, demotion, loss of seniority, loss of increment whether or not the imposition of such a sanction results in a reduction of your pay. Such a sanction may be imposed in addition to a warning issued under the Company’s disciplinary rules and procedure or as an alternative sanction to dismissal. If you are dissatisfied with any disciplinary decision, you should apply in writing to the Board. All disciplinary rules and procedures can be found in the Employee Handbook.

11

16.3The Company reserves the right to suspend you on full pay for a reasonable period of time in order to investigate any allegation of misconduct or other disciplinary matter. During such a period of suspension, the Company may require you to stay away from your place of work and not to undertake some or any of your duties.

16.4The Company’s grievance procedure is set out in the Employee Handbook. If you wish to obtain redress of any grievance relating to the employment you should apply in writing to the person to whom you report, in accordance with the Company's grievance procedure. The Company’s grievance procedure does not form part of your contract of employment.

17.Termination of employment

17.1The Company can terminate the employment at any time by giving you at least one week's prior written notice in the first two years of your employment and thereafter one week's prior written notice for each complete year of service to a maximum of 12 weeks' notice after 12 years of service. You may terminate the employment at any time by giving the Company the same prior written notice as required in the prior sentence.

17.2The Company has the right to terminate the employment without notice if you:

a.are in serious breach of the terms and conditions of the employment or in the case of gross misconduct;

b.are guilty of any fraud or dishonesty or act in a manner which in the opinion of the Company brings or is likely to bring you or any Group Company into disrepute or is materially adverse to the interests of any Group Company;

c.are, in the reasonable opinion of the Company, negligent and/or incompetent in the performance of your duties, or fail to perform your duties to a satisfactory standard (having previously been given written notice of such failure (whether by means of routine appraisal or otherwise) and a reasonable opportunity to improve);

d.are guilty of a serious breach of any principles, rules, regulations or policies or any corporate governance code or guidelines applicable to you or the Company or adopted by the Company from time to time;

e.commit any criminal offence (other than a motoring offence for which a non- custodial penalty may be imposed) or any offence under any regulation or legislation relating to insider dealing;

f.facilitate tax evasion;

g.are disqualified from holding any office which you hold in the Company or any other Group Company or resign from such office without the prior written approval of the Board;

h.have provided false or misleading information to the Company in respect of your suitability for the employment or your qualifications and experience;

i.have failed to promptly report a notifiable data security breach of which you are aware in accordance with the Company's data protection policy; or

12

j.become bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984.

17.3The rights of the Company under clause 17.2 are without prejudice to any other rights that it might have at law to terminate the employment or to accept any breach by you of this agreement as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

17.4If, during the employment, you cease to be a director of the Company (other than as provided in clause 17.2.7), the employment will continue with you as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) will continue in full force and effect. You shall have no claims in respect of such cessation of office.

17.5The Company may terminate the employment notwithstanding any actual or prospective payment or benefit that you, or any of your eligible dependants, would otherwise be eligible to receive.

18.Obligations on Termination

18.1On the termination of the Employment (howsoever arising) or, if earlier, at the start of any Garden Leave, you will:

a.immediately deliver to the Company all property of any Group Company which may be in your possession or control including, without limitation, keys, mobile phone, company car (if any), blackberry, computer equipment, and all Copies, correspondence, documents, papers, memoranda, notes and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs and software programmes (in whatever media) relating to the business or affairs of the Company and all copies of the above, provided that where you are on Garden Leave you will not be required to return to the Company (until the termination of the employment) any property provided to you as a contractual benefit under the terms of this agreement;

b.irretrievably delete any information relating to the business of the any Group Company stored on any magnetic or optical drive or solid state memory device or cloud server and all matter derived from such sources which is in your possession or under your control outside the Employer's premises;

c.provide a signed statement that you have complied fully with your obligations under clauses 18.1.1and 18.1.2;

d.immediately resign, without any claim for compensation, from all offices held in the any Group Company and as a trustee of any pension scheme connected to any Group Company, and you hereby irrevocably appoint the Company to be your attorney to execute any documents and do any things and generally to use your name for the purpose of giving the Employer or its nominee the full benefit of this clause;

13

e.transfer without payment to the Company or as it may direct any shares or other securities held by you in any Group Company as a nominee or trustee for any Group Company and deliver to the Company the related certificates, and you hereby irrevocably appoint the Company to be your attorney to execute any documents and do any things and generally to use your name for the purpose of giving the Company or its nominee the full benefit of this clause.

18.2On termination of the employment (howsoever arising and whether lawful or not) you will have no rights as a result of this agreement or any alleged breach of this agreement to any compensation under or in respect of any share option or long term incentive scheme of the Company in which you may participate or have received grants or allocations at or before the date the Employment terminates. Any rights which you may have under such scheme(s) shall be exclusively governed by the rules of such scheme(s) as in force from time to time.

18.3If the employment is terminated at any time in connection with any reconstruction or amalgamation of the Company whether by winding up or otherwise and you receive an offer of employment (on terms no less favourable overall than the terms of this agreement) from an undertaking involved in or resulting from such reconstruction or amalgamation you will have no claim whatsoever against the Company arising out of or connected with such termination.

19.Garden Leave

19.1Following service of notice to terminate the employment by either party, the Company may place you on Garden Leave for the whole or part of the remainder of your notice period.

19.2During any period of Garden Leave:

a.the Company shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of any Group Company;

b.the Company may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide;

c.you shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

d.you shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

e.You shall ensure that your manager knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

f.the Company may exclude you from any premises of any Group Company; and

g.the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

14

20.Company property

20.1On request and in any event on termination of the employment for any reason you are required to return to the Company all company property including any company car, company credit or charge cards, your security pass, all keys, computer hard and software including discs and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies (irrespective of by whom and in what circumstances such copies were made) which are in your possession or under your control.

21.Restrictive covenants

21.1In order to protect the Confidential Information and business connections of the Company and each Group Company to which you have had access as a result of the employment, you covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not:

21.2for 6 months after Termination, solicit or endeavour to entice away from any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

21.3for 6 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from any Group Company any Restricted Person;

21.4for 6 months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

21.5at any time after Termination, represent yourself as connected with the any Group Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with any Group Company.

21.6The restrictions imposed on you by this clause apply to you acting:

a.directly or indirectly; and

b.on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

21.7The periods for which the restrictions in this clause apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.

21.8If you receive an offer to be involved in a business concern in any Capacity during the employment, or before the expiry of the last of the covenants in this clause, you shall give the person making the offer a copy of this clause and shall tell the Company the identity of that person as soon as possible after accepting the offer.

15

21.9Each of the restrictions in this clause is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

21.10If the employment is transferred to any firm, company, person or entity other than a Group Company (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause, protecting the confidential information, trade secrets and business connections of the New Employer.

21.11For the avoidance of doubt, the above restrictions in this clause 21 shall not prohibit you from using any consultant engaged by the Company for clinical, manufacturing and / or research activities or otherwise after the termination of the employment provided that this is not in relation to Restricted Business and does not cause the CRO or consultant to cease, or diminish the supply of goods or services to the Company.

22.Deductions

22.1You hereby authorise the Company to deduct from your pay (including holiday pay and sick pay) any amounts which are owed by you to the Company or any other company in the Group any overpayments, loans, expenses, relocation assistance, claw backs for Company enhanced maternity, paternity and adoption leave pay or such other sums as may be owed to any Group Company.

23.Rules, policies and procedures

23.1You must comply at all times with the Company’s rules policies and procedures as amended from time to time relating to equal opportunities, harassment, health and safety, compliance, external interests, communications policy. Copies of all rules, policies and procedures are set out in the Employee Handbook, or will otherwise be made available to you. For the avoidance of doubt such rules, policies and procedures are not contractual and incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of the Company.

24.Collective agreement

24.1There are no collective agreements directly affecting your terms and conditions of employment.

25.Entire agreement

25.1This Contract contains the entire and only agreement between you and the Company and supersede all previous agreements between you and the Company.

26.Variation

26.1The Company reserves the right to amend this agreement from time to time.

27.Notices

27.1Any notice to be given under this agreement shall be in writing. Notices may be given by either party by personal delivery or post or by fax or email addressed to the other party at (in the case of the Employer)

16

its registered office for the time being and (in the case of you) either to your address shown in this agreement or to your last known address and shall be deemed to have been served at the time at which it was delivered personally or transmitted or, if sent by post, would be delivered in the ordinary course of post.

28.Third party rights

28.1The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and Company and any member of the Group benefitting from a provision of this agreement shall have any rights under it.

29.Counterparts

29.1This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax or email (in a PDF format) being acceptable for this purpose) and the agreement has been dated by agreement.

30.Governing Law and Jurisdiction

30.1This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

30.2The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by
Summit Therapeutics plc acting by a director, in the presence of: /s/ Robert Duggan
                                    Robert W. Duggan

Witness signature: /s/ Catherine Zwan
Name (in BLOCK CAPITALS): CATHERINE ZWAN
Address: [**]

SIGNED as a deed by Ventzislav Stefanov: /s/ Ventzislav Stefanov

Witness signature:
Name (in BLOCK CAPITALS):
Address:

17

Exhibit 10.28
Summit Therapeutics Inc.
STOCK OPTION AGREEMENT

Summit Therapeutics Inc. (the “Company”) hereby grants the following stock option pursuant to its 2020 Stock Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of optionee (the “Participant”):
Grant Date:
Incentive Stock Option or Nonstatutory Stock Option:
Number of shares of the Company’s Common Stock subject to this option (“Shares”):
Option exercise price per Share:
Number, if any, of Shares that vest immediately on the grant date:
Shares that are subject to vesting schedule:
Vesting Start Date:
Final Exercise Date:

Vesting Schedule:

Vesting Date:	Number of Options that Vest:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Summit Therapeutics Inc.
Signature of Participant
Street Address	By: Name of Officer Title:
City/State/Zip Code

1

Summit Therapeutics Inc.

Stock Option Agreement
Incorporated Terms and Conditions

1.Grant of Option.

This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2020 Stock Incentive Plan (the “Plan”), the number of Shares set forth in the Notice of Grant of common stock, $0.01 par value per share, of the Company (“Common Stock”), at the exercise price per Share set forth in the Notice of Grant. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option evidenced by this agreement is intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) to the maximum extent permitted by law, solely to the extent designated as an incentive stock option in the Notice of Grant. Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.Exercise of Option.

a.Form of Exercise. Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, or in such other form (which may be electronic) as is approved by the Company, together with payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

b.Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

2

c.Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the restrictive covenants (including, without limitation, the non-competition, non-solicitation, or confidentiality provisions) of any employment contract, any non-competition, non-solicitation, confidentiality or assignment agreement to which the Participant is a party, or any other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

d.Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

e.Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other service is terminated by the Company for Cause (as defined in below), the right to exercise this option shall terminate immediately upon the effective date of such termination of service. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other service by the Company for Cause, and the effective date of such termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of service (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment). If the Participant is subject to an individual employment, consulting or other service agreement with the Company or eligible to participate in a Company severance plan or arrangement, in any case which agreement, plan or arrangement contains a definition of “cause” for termination of service, “Cause” shall have the meaning ascribed to such term in such agreement, plan or arrangement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment or other service shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4.Tax Matters.

a.Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company
3

for payment of, any amount of taxes of any kind (including income tax and employees' social security contributions) ("Tax Liability") required by law to be withheld in respect of this option.

b.Indemnification. The Participant irrevocably agrees that in the event that a Tax Liability arises in respect of this option (or any Shares acquired in connection with this option), the Participant irrevocably agrees to pay, and reimburse, the Company, his employer (if different), or any other applicable person for any such Tax Liability.

c.Disqualifying Disposition. If this option is an incentive stock option and the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

5.Transfer Restrictions; Clawback.

a.This option may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

b.In accepting this option, the Participant agrees to be bound by any clawback policy that the Company has in place or may adopt in the future.

6.Other Terms and Conditions

By signing this agreement, the Participant agrees and confirms that:

a.the Participant has received from the Company or, if different, his or her employer company, a privacy notice that includes details of how his or her personal data may be used in connection with this option; and

a.if the Participant ceases to be an employee, he or she will not be entitled to any compensation for any loss of any right or benefit or prospective right in respect of this option which he or she might otherwise have enjoyed and, accordingly, the Participant hereby waives any rights to compensation or damages in consequence of the termination of his or her employment with the Company, or a group company for any reason whatsoever, whether such compensation is claimed by way of damages, for wrongful dismissal, for breach of contract, by way of compensation for loss of office or otherwise.

7.Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

4

ANNEX A
Summit Therapeutics Inc.

Stock Option Exercise Notice

Summit Therapeutics Inc.
One Broadway, 14th Floor
Cambridge, MA 02142
United States

Dear Sir or Madam:

I, (the “Participant”), hereby irrevocably exercise the right to purchase shares of the Common Stock, $0.01 par value per share (the “Shares”), of Summit Therapeutics Inc. (the “Company”) at $ per share pursuant to the Company’s 2020 Stock Incentive Plan and a stock option agreement with the Company dated (the “Option Agreement”). Enclosed herewith is a payment of $ , the aggregate purchase price for the Shares. The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:
Signature Print Name:
Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):

5

Exhibit 10.29
Summit Therapeutics Inc.
Restricted Stock Unit Agreement
Summit Therapeutics Inc. (the “Company”) hereby grants the following restricted stock units pursuant to its 2020 Stock Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of restricted stock units (“RSUs”) granted:
Vesting Start Date:
Vesting Schedule:

Vesting Date:	Number of RSUs that Vest:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.
This grant of RSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Summit Therapeutics Inc.
Signature of Participant
Street Address	By: Name of Officer: Title:
City/State/Zip Code

1

Summit Therapeutics Inc.

Restricted Stock Unit Agreement
Incorporated Terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.Award of Restricted Stock Units. In consideration of services rendered and to be rendered to the Company, by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and in the Company’s 2020 Stock Incentive Plan (the “Plan”), an award with respect to the number of restricted stock units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

2.Vesting. The RSUs shall vest in accordance with the Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”). Any fractional shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole number of RSUs. Upon the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

3.Forfeiture of Unvested RSUs Upon Cessation of Service. In the event that the Participant ceases to be an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive awards under the Plan (an “Eligible Participant”) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

4.Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

5.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

2

6.Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.Tax Matters.
a.Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Participant acknowledges that no election under Section 83(b) of the United States Internal Revenue Code of 1986, as amended, (the “Code”) is available with respect to RSUs.
b.Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any taxes of any kind (including income tax and employees' social security contributions) ("Tax Liability") required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, and is not prohibited from doing so by the Company’s insider trading policy or otherwise, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

c.Indemnification. The Participant irrevocably agrees that in the event that a Tax Liability arises in respect of this award of RSUs (or any shares of Common Stock acquired in connection with this award), the Participant irrevocably agrees to pay, and reimburse, the Company, his employer (if different), or any other applicable person for any such Tax Liability that has not been satisfied pursuant to Section 7(b) hereof.

8.Miscellaneous.

a.No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company or any affiliate of the Company.

b.Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of
3

Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

c.Data protection. The Participant agrees and confirms that he or she has received from the Company or, if different, his employer company, a privacy notice that includes details of how his or her personal data may be used in connection with this award.

d.Compensation. The Participant acknowledges and agrees that if the Participant ceases to be an employee, the Participant will not be entitled to any compensation for any loss of any right or benefit or prospective right in respect of this award which he or she might otherwise have enjoyed and, accordingly, the Participant hereby waives any rights to compensation or damages in consequence of the termination of his or her employment with the Company, or a group company for any reason whatsoever, whether such compensation is claimed by way of damages, for wrongful dismissal, for breach of contract, by way of compensation for loss of office or otherwise.

e.Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is agreeing, in accepting this award, to be bound by any clawback policy that the Company has in place or may adopt in the future; and (iv) is fully aware of the legal and binding effect of this Agreement.

f.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

4

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a) Upon any vesting of RSUs pursuant to Section 2 hereof, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.

(b) The Participant hereby appoints the Chief Executive Officer and the Chief Financial Officer, and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Participant’s Common Stock in accordance with this Schedule A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.

(c) The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock and is not prohibited from entering into these Automatic Sale Instructions by the Company’s insider trading policy or otherwise. The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

_______________________________

Participant Name: ________________

Date: __________________________

5

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 29, 2020 relating to the financial statements of Summit Therapeutics Inc, which appears in this Current Report on Form 8-K for Summit Therapeutics Inc.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
September 29, 2020

1

Exhibit 31.1
CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES
EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE
SARBANES-OXLEY ACT OF 2002

I, Robert Duggan, certify that:
1.I have reviewed this Current Report on Form 8-K of Summit Therapeutics Inc. (the “Company”);

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:
a.Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b.Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c.Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d.Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company's most recent fiscal quarter (the Company's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):
a.All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and
b.(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: September 29, 2020

By:	/S/ Robert Duggan
	Name:	Robert Duggan
	Title:	Chief Executive Officer
(Principal Executive Officer)

1

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
PURSUANT TO RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES
EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Michael Donaldson, certify that:
1.I have reviewed this Current Report on Form 8-K of Summit Therapeutics Inc. (the “Company”);

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:
a.Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b.Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c.Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d.Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company's most recent fiscal quarter (the Company's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):
a.All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and
b.Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: September 29, 2020

By:	/s/ Michael Donaldson
	Name:	Michael Donaldson
	Title:	Chief Financial Officer
(Principal Financial Officer)

1

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Current Report on Form 8-K of Summit Therapeutics Inc. (the “Company”), as filed with the U.S. Securities and Exchange Commission on the date hereof (the “Report”), the undersigned Robert Duggan, as Chief Executive Officer of the Company, and Michael Donaldson, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of his or her knowledge:

1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:September 29, 2020

By:	/s/ Robert Duggan
	Name:	Robert Duggan
	Title:	Chief Executive Officer

By:	/s/ Michael Donaldson
	Name:	Michael Donaldson
	Title:	Chief Financial Officer
1